     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                  CONOCO INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               2911                              51-0370352
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                            600 NORTH DAIRY ASHFORD
                              HOUSTON, TEXAS 77079
                                 (281) 293-1000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                R. A. HARRINGTON
                       SENIOR VICE PRESIDENT, LEGAL, AND
                                GENERAL COUNSEL
                                  CONOCO INC.
                            600 NORTH DAIRY ASHFORD
                              HOUSTON, TEXAS 77079
                              TEL: (281) 293-1000
                              FAX: (281) 293-1440
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

      MATTHEW J. MALLOW, ESQ.               WALTER J. SMITH, ESQ.                 JOHN W. WHITE, ESQ.
     EILEEN NUGENT SIMON, ESQ.              BAKER & BOTTS, L.L.P.               CRAVATH, SWAINE & MOORE
       SKADDEN, ARPS, SLATE,                   ONE SHELL PLAZA                     825 EIGHTH AVENUE
         MEAGHER & FLOM LLP                     910 LOUISIANA                   NEW YORK, NEW YORK 10019
          919 THIRD AVENUE                   HOUSTON, TEXAS 77002                 TEL: (212) 474-1000
      NEW YORK, NEW YORK 10022               TEL: (713) 229-1234                  FAX: (212) 474-3700
        TEL: (212) 735-3000                  FAX: (713) 229-1522
        FAX: (212) 735-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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-----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM                     AMOUNT OF
                    TITLE OF SECURITIES                            AGGREGATE OFFERING                  REGISTRATION
                     BEING REGISTERED                                   PRICE(1)                            FEE
-----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value per share.............           $100,000,000                        $29,500
-----------------------------------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights ("Rights")(2)..............
-----------------------------------------------------------------------------------------------------------------------------
Total......................................................           $100,000,000                        $29,500
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) of the Securities Act.

(2) Rights initially will trade together with the Class A Common Stock. The value attributable to the Rights, if any, will be reflected in the market price of the Class A Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering outside the United States and Canada (the "International Prospectus"). The International Prospectus is substantially the same as the U.S. Prospectus except for the front outside cover page. The form of the U.S. Prospectus is included herein and is followed by the page to be used in the International Prospectus which differs from that in the U.S. Prospectus. The page for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Each of the U.S. Prospectus and the International Prospectus will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Issued July 29, 1998

                                                                   [CONOCO LOGO]
                                                  Shares

                                  Conoco Inc.
                              CLASS A COMMON STOCK
                            ------------------------

Of the         shares of the Class A Common Stock of Conoco Inc. (the "Company"
or "Conoco") being offered,     shares are being offered initially in the United
 States and Canada by the U.S. Underwriters (the "U.S. Offering") and
 shares are being offered initially outside the United States and Canada by the International Underwriters (the "International Offering" and, together with the
 U.S. Offering, the "Offerings"). Each share of Class A Common Stock will have attached one Preferred Share Purchase Right (a "Right") which will initially trade together with the share. All of the shares of Class A Common Stock offered hereby are being sold by the Company. The price to public and the underwriting discount per share will be identical for both Offerings. Prior to these Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the public offering price per share will be between
    $    and $    . See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price.

  The Company has two classes of authorized common stock consisting of Class A Common Stock offered hereby and Class B Common Stock (collectively, the "Common Stock"). See "Description of Capital Stock." Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to five votes per share on each matter submitted to a vote of stockholders.
     Prior to the Offerings, E.I. du Pont de Nemours and Company ("DuPont") indirectly owned 100 percent of the outstanding shares of the Company's Common Stock, and immediately after completion of the Offerings, DuPont, through its ownership of 100 percent of the outstanding Class B Common Stock, will
      indirectly own approximately   percent of the Company's Common Stock
representing approximately   percent of the combined voting power of all classes
 of voting stock of the Company (or   percent if the U.S. Underwriters exercise
   their over-allotment option in full). Accordingly, DuPont will continue to control the Company. See "Arrangements Between the Company and DuPont" and
                            "Principal Stockholder."
                            ------------------------
Application will be made to list the Class A Common Stock on the New York Stock
               Exchange ("NYSE") under the trading symbol "CLL."
                            ------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR INFORMATION CONCERNING CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                                                              PRICE TO   UNDERWRITING DISCOUNTS   PROCEEDS TO
                                                               PUBLIC      AND COMMISSIONS(1)     COMPANY(2)
                                                              --------   ----------------------   -----------
Per Share...................................................        $                 $                    $
Total(3)....................................................        $                 $                    $

---------------
    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

    (2) Before deducting expenses payable by the Company, estimated at $    .

    (3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional shares of Class A Common Stock at the price to public shown above less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts
        and commissions and proceeds to the Company will be $        , $
        and $        , respectively. See "Underwriters."
                            ------------------------

    The Class A Common Stock is offered, subject to prior sale, when, as, and if accepted by the Underwriters named herein and, subject to approval of certain legal matters by Cravath, Swaine & Moore, counsel for the Underwriters, and to certain other conditions. It is expected that delivery of the Class A Common
Stock will be made on or about                , 1998 at the offices of Morgan
Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                    CREDIT SUISSE FIRST BOSTON
                                      GOLDMAN, SACHS & CO.
                                                    MERRILL LYNCH & CO.

J.P. MORGAN & CO.                                           SALOMON SMITH BARNEY

BT ALEX. BROWN                                               SCHRODER & CO. INC.
               , 1998

     NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK AND THE RIGHTS OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY WILL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                            ------------------------

     UNTIL             , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERINGS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

     For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Class A Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Class A Common Stock and the distribution of this Prospectus.

     References to "dollars" and "$" in this Prospectus are to United States dollars.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    5
Risk Factors..........................   17
Use of Proceeds.......................   22
Dividend Policy.......................   22
Capitalization........................   23
Selected Historical and Pro Forma
  Financial Information...............   24
Pro Forma Combined Financial
  Statements..........................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   35
Business..............................   52
Management............................   81
Arrangements between the Company and
  DuPont..............................   95

                                        PAGE
                                        ----
Principal Stockholder.................  100
Description of Capital Stock..........  101
Shares Eligible for Future Sale.......  109
Certain United States Federal Tax
  Considerations for Non-U.S. Holders
  of Class A Common Stock.............  110
Underwriters..........................  112
Legal Matters.........................  116
Experts...............................  116
Available Information.................  116
Index to Combined Financial
  Statements..........................  F-1
Annex A -- Report of DeGolyer and
  MacNaughton.........................  A-1

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE CLASS A COMMON STOCK IN CONNECTION WITH THE OFFERINGS, AND MAY BID FOR AND PURCHASE THE SHARES OF CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

     This Prospectus contains forward-looking statements relating to the Company's operations that are based on management's current expectations, estimates and projections about the Company and the petroleum industry. Words such as "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

     Factors that could cause actual results to differ materially include, but are not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve expected production from existing and future oil and gas development projects; lack of exploration success; potential disruption or interruption of the Company's production facilities due to accidents or political events; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; and potential liability resulting from pending or future litigation. In addition, such statements could be affected by general domestic and international economic and political conditions. See "Risk Factors."

                          ORGANIZATION OF THE COMPANY

     Since 1981, business operations of the Company have been conducted by various entities owned directly or indirectly by DuPont. Prior to the Offerings, these operations will have been substantially reorganized and, as of the Offerings, certain entities and, in some cases, assets, liabilities, and related operations will be transferred between the Company and DuPont. See "Arrangements Between the Company and DuPont." Unless the context otherwise indicates, references in this Prospectus to "Conoco" or the "Company" are references to Conoco Inc. (formerly Conoco Energy Company), its wholly owned and majority owned subsidiaries (collectively, the "Combined Subsidiaries"), and its ownership interest in equity affiliates (corporate entities, partnerships, limited liability companies and other ventures in which Conoco exerts significant influence by virtue of its ownership interest, typically between 20 and 50 percent). Unless the context otherwise indicates, references in this Prospectus to "DuPont" are references to E.I. du Pont de Nemours and Company and its consolidated subsidiaries. Financial information included herein is presented in accordance with Generally Accepted Accounting Principles and accounts for the Company's interests in equity affiliates using the equity method of accounting.

     Unless otherwise indicated or unless the context otherwise requires, all information in this Prospectus: (i) gives effect to the amendment to the Company's Certificate of Incorporation to change the Company's authorized capital stock to Class A Common Stock, par value $.01 per share, Class B Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share ("Preferred Stock"), and (ii) gives effect to the conversion of each outstanding share of the Company's current common stock, par value $.01 per share, into shares of its newly created Class B Common Stock. References in this Prospectus to "Common Stock" are to the Class A Common Stock and Class B Common Stock of the Company. See "Description of Capital Stock."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) gives effect to the transactions described below under "-- Separation from DuPont" and (ii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Conoco, a major, integrated, international energy company founded in 1875, is involved in both the "Upstream" and "Downstream" segments of the petroleum business. Upstream activities include exploring for, and developing, producing and selling crude oil, natural gas and natural gas liquids. Downstream activities include refining crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products and transporting, distributing and marketing petroleum products. The Company operates in 40 countries worldwide.

     As of December 31, 1997, Conoco had proved worldwide reserves of 2.6 billion barrels of oil equivalent ("BOE"), 38 percent of which were natural gas. Based on 1997 annual production of 209 million BOE (excluding natural gas liquids from gas plant ownership), the Company had a reserve life of 12.4 years as of December 31, 1997. Over the last five years, Conoco has replaced an average of 190 percent of the crude oil and natural gas it has produced each year. Conoco owns or has equity interests in nine refineries worldwide, with a total crude oil and condensate processing capacity of approximately 798,000 barrels per day (including the new Melaka refinery in Malaysia, scheduled to commence operation in the second half of 1998). The Company also has a marketing network of approximately 7,900 outlets in the United States, Europe and Asia. Based on public filings, for the year ended December 31, 1997, Conoco ranked eighth in the worldwide production of petroleum liquids by U.S.-based companies, eleventh in the production of natural gas and eighth in refining throughput. For that same period, Conoco reported net income of $1,097 million on total revenues of $26.3 billion, representing a 27 percent improvement in net income over the prior year.

UPSTREAM

     Conoco has ownership interests in producing properties in the United States, Canada, the United Kingdom, Norway, Indonesia, the United Arab Emirates, Russia and Nigeria and expects the Petrozuata joint venture in Venezuela to begin producing in August 1998. In 1997, the Company's production averaged 654,000 BOE per day, consisting of 453,000 barrels of petroleum liquids (including natural gas liquids from gas plant ownership) and 1.2 billion cubic feet of natural gas per day. For the year ended December 31, 1997, North America and Western Europe represented 29 percent and 36 percent, respectively, of total reserves and 45 percent and 38 percent, respectively, of total production. Conoco's business development activities are focused on areas that the Company believes have the potential to become major business areas, such as Northern South America and the Caribbean, and the Asia Pacific, Middle East and Russia/Caspian Sea regions. In recent years, Conoco has significantly increased capital expenditures through participation in several large scale development projects. The Company believes these projects will contribute to Conoco's 1999 production and significantly increase Conoco's production rates over current levels in future years.

     Production operations in North America are principally located in the Lobo trend in South Texas, the Gulf of Mexico, the San Juan Basin in New Mexico, the Permian Basin in West Texas, the foothills east of the Canadian Rocky Mountains and the Central Appalachian Basin in Virginia. In recent years, Conoco has consolidated its production operations in North America by reducing the number of fields from approximately 700 in 1990 to 136 as of June 30, 1998, while maintaining production essentially constant on a BOE basis.

     In 1997, the Company substantially increased its holdings in the Lobo trend in South Texas through the acquisition of approximately $0.9 billion of natural gas properties and transportation assets (the "Lobo Acquisition"). Since June 30, 1997, gross natural gas production from Conoco's Lobo trend assets has increased from approximately 450 million cubic feet per day to approximately 700 million cubic feet per day at

June 30, 1998. The Company expects to spend $1 billion between 1997 and 2002 to develop its leases in the Lobo trend. Conoco also has a 16 percent interest in the Shell-operated Ursa field ("Ursa"), one of the largest discoveries to date in the deepwater Gulf of Mexico. The Company expects first production from Ursa in mid-1999 and that peak gross production from Ursa will be 150,000 barrels of petroleum liquids and 400 million cubic feet of natural gas per day. The Company also ranks as the fourth largest natural gas liquids ("NGLs") producer in the United States with ownership interests in 25 plants located in Colorado, Louisiana, New Mexico, Oklahoma and Texas.

     Conoco has a significant portfolio of producing properties, discoveries and near term development projects in the United Kingdom and Norway. Conoco has a 42 percent ownership interest in the Britannia field ("Britannia"), one of the largest natural gas fields in the United Kingdom sector of the North Sea, which Conoco operates jointly with Chevron. The Company estimates that Britannia has a production life of 30 years, with first production expected in the third quarter of 1998. The Company believes that Britannia has the potential to produce between 650 and 740 million cubic feet of natural gas per day (gross). Conoco also has an 18.125 percent interest in the Heidrun field in Norway, where production began in 1995 and is currently averaging 205,000 barrels of petroleum liquids per day (gross). Conoco was the operator for the construction and installation of the Heidrun tension leg platform. In addition to Conoco's interests in Britannia and Heidrun, Conoco also has interests in a number of other offshore fields including the Miller, Statfjord, Alba, MacCulloch, Banff, Viking, Vulcan and Murdoch fields and the Clair discovery in the United Kingdom and the Statfjord and Troll fields in Norway. Clair, which is operated by British Petroleum, is one of the largest undeveloped oil discoveries in Western Europe. Conoco operates the MacCulloch and Banff fields, both of which will employ innovative floating production, storage and offtake ("FPSO") technology. Conoco is also the sixth largest oil producer in Norway.

     In Venezuela, Conoco holds a 50.1 percent non-controlling equity interest in Petrozuata C.A. ("Petrozuata"), a joint venture with PDVSA Petroleo y Gas S.A., a subsidiary of Petroleos de Venezuela ("PDVSA"), the national oil company of the Republic of Venezuela. Petrozuata, the first venture of its kind in Venezuela, will upgrade extra heavy crude oil into a lighter, partially processed refinery feedstock similar to crude oil ("Synthetic Crude") and by-products using the Company's proprietary delayed coking technology. The Petrozuata joint venture agreement has a 35-year term and Conoco's equity interest in proved reserves from Petrozuata is 680 million barrels of oil, representing 26 percent of the Company's total reserves at December 31, 1997. The Company expects Petrozuata to commence production of extra heavy crude oil in August 1998 at approximately 30,000 barrels per day (gross) and to have production of 120,000 barrels per day (gross) by the time the project's upgrading facility becomes operational.

     Conoco is also working to expand its existing operations in the Asia Pacific and Russia/Caspian Sea regions into additional major business areas. Conoco is the operator under a production sharing contract relating to Block B of the Indonesian sector of the Natuna Sea, which the Company believes may contain in excess of one trillion cubic feet of natural gas (Conoco's interest in the Block B production sharing contract is 40 percent). The Company is one of several companies party to an agreement with Pertamina, the Indonesian state oil company, pursuant to which Conoco and other companies in the region intend to jointly market natural gas from Natuna to companies in Singapore, assuming satisfaction of certain conditions. In Russia, Conoco has signed a memorandum of understanding with OAO Lukoil ("Lukoil"), the Russian Federation's largest oil company, to jointly study the development of petroleum reserves in the 1.2 million acre block known as the Northern Territories in the Timan-Pechora region in Northern Russia, which includes the large undeveloped Yuzhno Khilchuyu oilfield. Such a development would complement the Company's producing Polar Lights joint venture, the first joint venture between Russia and a Western oil company to develop a major new oil field.

     Conoco is exploring for oil or natural gas in 16 countries. Since 1996, Conoco has pursued and continues to implement an exploration strategy focused on acquiring large acreage positions in areas that are relatively under-explored. The purpose of these acreage acquisitions has been to establish Conoco at an early stage in areas that have the potential for large discoveries. Conoco has acquired significant acreage in the deepwater Gulf of Mexico, the Atlantic Margin of the North Sea, the La Luna trend in Northern South America and the Caribbean, and selected basins in the Asia Pacific region. Conoco has applied 3D seismic and other technologies to evaluate its acreage, and has recently begun drilling programs to test the potential of this acreage. Conoco is the seventh largest leaseholder in the deepwater Gulf of Mexico, with interests in 271 leases in over 1,000 feet of water. Conoco has a 100 percent interest in 130 of these leases and jointly owns 76 of the remaining leases on a 50/50 basis with Shell. In late 1998, Conoco intends to commence a five-year, $400 million deepwater drilling program in the Gulf of Mexico with one of two highly sophisticated drillships being constructed for joint ventures between Conoco and R&B Falcon Corporation.

     For the year ended December 31, 1997, Upstream reported earnings of $884 million, up 30 percent from 1996, on sales and other operating revenues of $5.3 billion. Capital investments, including the Lobo Acquisition, were $2.5 billion in 1997 and are expected to be $1.8 billion in 1998, with the largest expenditures being made in the continued development of the Lobo trend, Britannia, Petrozuata and Ursa.

DOWNSTREAM

     The Company's Downstream activities are predominately located in North America and Europe, with additional operations being developed in the Asia Pacific region. The Company operates four wholly owned refineries in the United States and one in the United Kingdom. It also has equity interests in one refinery in Germany, two refineries in the Czech Republic and the Melaka refinery, which is nearing completion in Malaysia. Major efficiency enhancing projects have been completed at the Company's principal refineries, with the Humber refinery in the United Kingdom and the joint venture MiRO refinery in Germany ranking in the top quartile of European refineries in 1996 for financial and operating performance according to Solomon Associates, an independent benchmarking company. The Company's refined product sales were approximately one million barrels per day in 1997. Marketing activities include selling gasoline, diesel fuels and motor oils under the "Conoco", "Jet", "Seca" and other brand names through approximately 4,900 branded outlets in the United States, 2,900 branded outlets in Europe and 100 branded outlets in Asia. Approximately 23 percent of these branded outlets are Company-owned.

     Downstream strengths include the processing of heavy, high sulfur and acidic crudes, upgrading bottom-of-the-barrel feedstocks via coking technology, running low-cost, high-volume retail marketing operations and developing specialty products. Recent investments designed to capitalize on these strengths include Excel Paralubes, a 50/50 joint venture between the Company and Pennzoil Corporation ("Pennzoil"), which recently completed construction of a $500 million lube oil hydrocracker at the Company's Lake Charles, Louisiana, refinery that will produce hydrocracked base oil. The Company made $250 million in improvements in the Lake Charles refinery to facilitate this project. The Company also recently upgraded its refinery in the United Kingdom to process acidic North Sea crude oils. Recent efficiency enhancing projects include the MiRO joint venture in Germany, in which the Company has an 18.75 percent interest, which was formed when the OMW refinery (in which the Company had a 25 percent interest) was combined with a neighboring Esso refinery. Recent expansion projects include the Company's new joint venture refinery in Melaka, Malaysia (in which the Company has a 40 percent interest) which will have a gross refining capacity of 100,000 barrels per day. The Melaka refinery is scheduled to begin operations in the second half of 1998. By developing and applying its coking technology to nearly all of its refineries, the Company has become a world leader in the petroleum coke market and the manufacture of specialty cokes for use in the steel and aluminum industries. The Company has also established a marketing presence in Central and Eastern Europe, and Southeast Asia, where it is a leading operator of low-cost, high-volume retail stations.

     For the year ended December 31, 1997, Downstream reported earnings of $307 million, up 6 percent from 1996, on sales and other operating revenues of $20.0 billion. Downstream capital investments were $558 million in 1997. The Company expects to make capital investments of approximately $600 million in 1998, primarily relating to the completion of the Melaka refinery, expansion of European and Asian retail operations and the upgrading of its U.S. and European refineries, including initial work at Lake Charles to facilitate the processing of Petrozuata Synthetic Crude.

BUSINESS STRATEGY

     Conoco intends to pursue a growth-oriented business strategy by: (a) exploiting growth opportunities where Conoco has existing major areas of operation, (b) creating at least two new major business areas in Northern South America and the Caribbean, and the Asia Pacific, Middle East or Russia/Caspian Sea regions and (c) continuing to improve the profitability, efficiency and effectiveness of its existing operations. Specifically, the Company intends to:

     - Manage its portfolio to increase the proportion of Upstream assets relative to Downstream assets and the proportion of large-scale, long-lived, early-life cycle assets relative to mature assets.

     - Achieve significant near-term production growth through the implementation of large-scale projects such as Petrozuata, Britannia, Lobo and Ursa.

     - Seek opportunities created by worldwide privatizations and the opening of new markets previously closed to private investment.

     - Apply its strengths in carbon upgrading, project management, deepwater technology, natural gas processing, seismic processing and interpretation, and the ability to present integrated Upstream/ Downstream solutions to host governments and other institutions in new and emerging markets.

     - Pursue exploration activities that have significant value creation potential by concentrating on areas that are under-explored.

     - Capitalize on the Company's ability to convert low-cost, heavy, high sulfur and acidic crude oils into high-value light oil products.

     - Continuously rationalize its asset base, contain costs, optimize its investment portfolio, and improve operating reliability.

In all of its activities, the Company will strive to act in accordance with its core values: operating safely, protecting the environment, acting ethically and valuing all people.

                                 THE OFFERINGS

Class A Common Stock
  offered:(1)

  U.S. Offering............             shares

  International Offering...             shares

     Total.................             shares

Common Stock to be
outstanding after the
  Offerings(1)(2)

  Class A Common Stock.....             shares

  Class B Common Stock.....             shares

     Total.................             shares

Use of proceeds............  The net proceeds of approximately $        million
                             to be received by the Company from the Offerings will be used to repay outstanding indebtedness owed to DuPont. See "Use of Proceeds."

Dividend policy............  The Company currently intends to pay quarterly cash
                             dividends of $     per share of Class A Common
                             Stock and Class B Common Stock, subject to
                             financial results and declaration by the Board of Directors. The Company expects to pay an initial dividend in December 1998 (anticipated to be
                             $       per share) representing a pro rata dividend
                             for the period from the date of the Offerings to December 31, 1998. There can be no assurance, however, that this dividend or any future dividends will be declared or paid. See "Dividend Policy."

Voting Rights

  Class A Common Stock.....  1 vote per share

  Class B Common Stock.....  5 votes per share

Other Common Stock
Provisions.................  Apart from the different voting rights described above, the holders of Class A Common Stock and Class B Common Stock generally have identical rights, except that the holders of Class A Common Stock are not eligible to vote on any alteration of the powers, preferences or special rights of the Class B Common Stock that would not adversely affect the Class A Common Stock. See "Description of Capital Stock."

Proposed NYSE symbol.......  "CLL"

Rights.....................  One Right will be attached to each share of Class A
                             Common Stock sold in the Offerings. See
                             "Description of Capital Stock -- Anti-Takeover Effects of Certain Certificate and By-Law Provisions -- Rights Plan."

Risk factors...............  Prospective investors should consider carefully the matters set forth under the caption "Risk Factors," as well as the other information set forth in this Prospectus, including the uncertainty of supply and demand in the crude oil, natural gas and refined products markets, the volatility of crude oil, natural gas and refined product prices, the possibility of sustained depressed prices, the Company's need to replace its crude oil and natural gas reserves depleted through production, the uncertainty of the Company's estimates of its proved reserves, control of the Company by DuPont, changes in the Company's ongoing
                             relationship with DuPont, competition, drilling risks, operating hazards, potential disruption or interruption of the Company's production or refining facilities due to political events, international monetary conditions and exchange controls, the potential adverse effects of disparate voting rights of two classes of Common Stock, the impact of environmental and other governmental regulation, certain anti-takeover provisions in the Company's Certificate of Incorporation and By-laws, the absence of a prior public market for the Class A Common Stock, and the presence of a significant number of shares of Common Stock which are eligible for future sale by DuPont.
---------------

(1) Assumes that the U.S. Underwriters do not exercise their over-allotment
    option to purchase up to an aggregate of                additional shares of
    Class A Common Stock.

(2) Does not include                shares of Class A Common Stock that will be
    issuable in connection with Common Stock-based employee benefit awards awarded at the time of the Offerings (not all of which will be immediately exercisable), and other Common Stock-based employee benefit awards that will be issued in substitution for DuPont Stock Options and DuPont SARs (as defined herein). See "Management -- Compensation of Executive Officers" and "-- Treatment of Outstanding Stock Options and Stock Appreciation Rights."

                             SEPARATION FROM DUPONT

     Since 1981, the Company's business operations have been conducted by various entities owned directly or indirectly by DuPont. In May 1998, DuPont and the Company announced their intention to create a separate company composed of the oil and gas businesses and operations that will comprise the Company after the Offerings, and the associated assets and liabilities of such businesses and operations (the "Separation"). The Company believes that the Separation will be substantially completed, including the transfer of substantially all of such assets and liabilities, by the date of the Offerings. DuPont has advised the Company that it expects to fully divest its ownership interest in the Company over time. The determination as to the form and timing of such divestiture will be based on financial and business considerations and prevailing market conditions. The form of divestiture could include further stock offerings, a distribution to DuPont's stockholders of DuPont's remaining shares of Common Stock (commonly referred to as a "spin-off"), the sale of all or a portion of DuPont's shares of Common Stock to one or more third parties or a combination of the foregoing.

     The Separation is intended to establish the Company as a stand-alone entity with objectives separate from those of DuPont. DuPont and the Company believe that the Separation will (a) create a structure which will enable the Company to have better access to capital markets, (b) permit the Company to adopt a more aggressive investment program in new and capital-intensive oil and gas projects,
(c) facilitate future partnerships and other arrangements with other entities in the oil and gas business, (d) allow the Company to offer incentives to its employees that are more closely linked to the Company's performance and (e) facilitate comparisons with other major, international integrated energy companies.

     After completion of the Offerings, DuPont will own 100 percent of the outstanding Class B Common Stock, which will represent approximately percent of the combined voting power of all classes of voting stock of the Company. See "Principal Stockholder." As a result of its ownership interest, DuPont will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. See "Risk Factors -- Control by DuPont; Potential Conflicts of Interest."

     Historically, the Company and its business operations have derived tangible and intangible benefits from being owned by DuPont. The Company and DuPont have entered into certain ancillary agreements which govern various interim and ongoing relationships between the two companies, including agreements with respect to employee benefit arrangements, information management, the provision of interim services, financing arrangements, tax sharing, environmental liabilities and various commercial arrangements, such as the supply of natural gas by the Company to DuPont. While these agreements will continue to benefit the Company, the Company is only entitled to the ongoing assistance of DuPont for a limited time and it may not enjoy benefits from its relationship with DuPont beyond the term of the agreements. These agreements were developed in connection with the Separation and were not the result of arm's-length negotiations between independent parties. See "Risk Factors -- Limited Operating History; Limited Relevance of Historical Financial Information" and "Arrangements Between the Company and DuPont."

     DuPont has historically guaranteed certain obligations and liabilities of the Company and its subsidiaries and affiliates. Certain of these guarantees will remain in place after the Separation pursuant to their terms. The Company will indemnify DuPont for any liabilities DuPont may incur pursuant to these guarantees.

     Certain international assets relating primarily to the business of DuPont may be held by the Company or its subsidiaries at the closing of the Offerings pending receipt of consents or other approval or satisfaction of other applicable foreign requirements necessary for the transfer of such assets to DuPont. In addition, certain international assets relating primarily to the business of the Company may be held by DuPont or other of its subsidiaries at the closing of the Offerings pending receipt of consents or approvals or satisfaction of other applicable foreign requirements necessary for the transfer of such assets to the Company. The financial and other information included herein assumes the consummation of all such transactions. Additionally, such information reflects the inclusion of certain subsidiaries of DuPont which will not be owned by the Company as of the closing of the Offerings and which DuPont will not thereafter be obligated to transfer to the Company. DuPont and the Company intend to negotiate for the sale of such subsidiaries within the six months following the Offerings at a purchase price equal to their then fair market value. DuPont and the Company estimate that the fair market value of such subsidiaries at July 1998, is approximately $20 million and cannot predict at what price any such sale may occur. All of the above subsidiaries, which are immaterial to total assets and results of operations of the Company, have been included in the Combined Financial Statements.

     Certain pension assets will be held in trust with the DuPont Pension and Retirement Plan until the date on which DuPont ceases to own securities representing more than 80 percent of the voting power or 80 percent of the economic value of all of the outstanding shares of Common Stock, on which date the Company will adopt a qualified defined benefit retirement plan. In this event, the trust associated with the Company plan will receive, assuming satisfaction of certain conditions, a transfer of assets and liabilities on behalf of the Company's current and former employees from the DuPont Pension and Retirement Plan. Other employee benefit trusts established by the Company will continue following the Separation.

     The Separation Agreement (as defined in "Arrangements Between the Company and DuPont") provides that the Company will, subject to certain exceptions, apply the net proceeds of any additional indebtedness or the issuance of equity securities by the Company, including the net proceeds of the Offerings, to repay debt owed to DuPont.

     Generally, all one-time costs, including fees and taxes, directly relating to the Offerings or the Separation are to be paid by DuPont under the terms of the Separation Agreement.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary combined historical and pro forma financial data of the Company as of the dates and for the periods indicated. The statement of income data for each of the years in the three-year period ended December 31, 1997, and the historical balance sheet data as of December 31, 1996 and 1997, have been derived from the Combined Financial Statements audited by PricewaterhouseCoopers LLP, independent accountants. The statement of income data for the years ended December 31, 1993 and 1994, and the three months ended March 31, 1997 and 1998, and the historical balance sheet data as of December 31, 1993, 1994, 1995, and March 31, 1998 are based on the accounting records of DuPont which, in the opinion of the Company's management, include all adjustments necessary for the fair presentation of the results at such dates and for such respective interim periods. The results for the three months ended March 31, 1998, are not necessarily indicative of results to be expected for the full fiscal year or any interim period. The financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented.

     The pro forma financial data have been derived from the Pro Forma Combined Financial Statements which were prepared by the Company to illustrate the estimated effects of the Offerings and related transactions described in the Notes to the Pro Forma Combined Financial Statements as if the Offerings and related transactions had occurred as of the beginning of the periods presented, for purposes of the pro forma combined statements of income and as of March 31, 1998, for purposes of the pro forma combined balance sheet. In addition, the Pro Forma Combined Financial Statements do not purport to represent what the results of operations or financial position of the Company would actually have been if the Offerings and related transactions had in fact occurred on such dates or to project the results of operations or financial position of the Company for any future period or date. The following data should be read in conjunction with, and are qualified by reference to, the Combined Financial Statements, the Interim Combined Financial Statements, the Pro Forma Combined Financial Statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

POST-OFFERINGS CHARGE

     Subject to completion of the Offerings, the Company and DuPont expect to give all current employees of the Company the option, subject to specific country tax and legal requirements, to convert all or part of their options to purchase DuPont common stock or appreciation rights ("SARs") with respect to DuPont common stock into comparable options to acquire Class A Common Stock, or SARs with respect to Class A Common Stock, with an equal aggregate intrinsic value. The conversion offer will be deemed a change in the terms of certain awards granted to Conoco employees. As a result, the Company will incur a non-cash charge to compensation expense, in the quarter the Offerings are completed, of approximately $150 to 200 million after-tax depending on the market price of DuPont common stock at the time of conversion and the number of outstanding Conoco employee options to purchase DuPont common stock. Since the conversion would be a one-time event occurring after the Offerings, the charge is not reflected in the Pro Forma financial information included in this Prospectus. See "Management -- Treatment of Outstanding Stock Options and Stock Appreciation Rights."

                                                                                                   PRO FORMA        PRO FORMA
                                                                                 THREE MONTHS     AS ADJUSTED    AS ADJUSTED FOR
                                                                                     ENDED        FOR THE YEAR   THE THREE MONTHS
                                          YEAR ENDED DECEMBER 31                   MARCH 31          ENDED            ENDED
                              -----------------------------------------------   ---------------   DECEMBER 31,      MARCH 31,
                               1993      1994      1995      1996      1997      1997     1998        1997             1998
                              -------   -------   -------   -------   -------   ------   ------   ------------   ----------------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Total Revenues(1)...........  $19,687   $19,433   $20,518   $24,416   $26,263   $6,615   $5,834     $26,157           $5,797
Cost of Goods Sold and Other
  Operating Expenses........   11,349    10,640    11,146    14,560    16,226    4,071    3,393      16,218            3,390
Selling, General and
  Administrative Expenses...      651       679       728       755       726      168      183         726              183
Exploration Expenses........      361       357       331       404       457       91       67         457               67
Depreciation, Depletion and
  Amortization..............    1,428     1,244     1,067     1,085     1,179      268      267       1,179              267
Taxes Other Than on
  Income(1).................    4,652     5,477     5,823     5,637     5,532    1,300    1,417       5,532            1,417
Interest and Debt Expense...       67        63        74        74        36       15        1         160               36
                              -------   -------   -------   -------   -------   ------   ------     -------           ------
Income Before Income
  Taxes.....................    1,179       973     1,349     1,901     2,107      702      506       1,885              437
Provision for Income
  Taxes.....................      424       551       774     1,038     1,010      361      190         932              166
                              -------   -------   -------   -------   -------   ------   ------     -------           ------
        Net Income(2).......  $   755   $   422   $   575   $   863   $ 1,097   $  341   $  316     $   953           $  271
                              =======   =======   =======   =======   =======   ======   ======     =======           ======
Segment Net Income:
Upstream....................  $   481   $   498   $   492   $   681   $   884   $  284   $  231
Downstream..................      324       241       233       289       307       77       91
Corporate and Other(2)......      (50)     (317)     (150)     (107)      (94)     (20)      (6)
                              -------   -------   -------   -------   -------   ------   ------
                              $   755   $   422   $   575   $   863   $ 1,097   $  341   $  316
                              =======   =======   =======   =======   =======   ======   ======
Pro Forma Earnings Per
  Share:
  Basic.....................
  Diluted...................
Pro Forma Weighted Average
  Shares Outstanding:
  Basic.....................
  Diluted...................

---------------
(1) Includes petroleum excise taxes of $4,478, $5,291, $5,655, $5,461 and $5,349 for 1993 through 1997 and $1,251 and $1,373 for the first quarters of 1997 and 1998, respectively.

(2) Includes after-tax exchange gains (losses) of $60, $(143), $(40), $(7), and $21 for 1993 through 1997 and $3 and $7 for the first quarters of 1997 and 1998, respectively, and $(46) for the pro forma as adjusted for 1997 and $(10) for the pro forma as adjusted for the first quarter 1998.

                                                                                                                       PRO FORMA
                                                                          DECEMBER 31                                 AS ADJUSTED
                                                        -----------------------------------------------   MARCH 31,    MARCH 31,
                                                         1993      1994      1995      1996      1997       1998         1998
                                                        -------   -------   -------   -------   -------   ---------   -----------
                                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Cash and Cash Equivalents.............................  $   271   $   319   $   286   $   846   $ 1,147    $   729      $   225
Working Capital.......................................    1,893     1,790       999       862       567        568          264
Net Property, Plant and Equipment.....................    9,473     9,522     9,758    10,082    10,828     10,831       10,831
Total Assets..........................................   14,809    15,271    14,229    15,226    17,062     16,716       15,103
Long-Term Borrowings -- Related Parties...............    2,102     2,279     2,141     2,287     1,450      1,567          130
Long-Term Borrowings -- Other Related Party...........       --        --        --        --        --         --        4,000
Other Long-Term Borrowings and Capital Lease
  Obligations.........................................      304       342        65       101       106        103          103
Owner's Net Investment and Accumulated Other
  Comprehensive Loss/Stockholders' Equity.............    7,462     7,274     6,754     6,579     7,896      7,936        4,428

OTHER DATA:
Cash Provided by Operations...........................    2,132     2,143     1,924     2,396     2,876         12
Capital Expenditures and Investments..................    1,743     1,665     1,837     1,944     3,114        431

                                          1993     1994     1995     1996     1997
                                         ------   ------   ------   ------   ------
OPERATING DATA:
Proved Reserves at December 31(1):
  Oil (MMbbls)(2)......................     983      988      977      973    1,624
  Natural Gas (Bcf)....................   3,971    4,674    5,048    5,396    5,861
  Total Proved Reserves (MMBOE)(3).....   1,645    1,767    1,818    1,872    2,601
International Proved Reserves (% of
  Total)...............................      58%      61%      63%      65%      73%
                                         ------   ------   ------   ------   ------
Reserve Replacement Ratio(1)...........      89%     157%     127%     126%     448%
Reserve Life (years)(1)(4).............     7.7      8.2      9.3      8.9     12.4
Finding and Development Costs per
  BOE(1)(3)(5).........................  $ 6.79   $ 6.24   $ 5.39   $ 4.84   $ 3.63
Average Daily Production(1):
  Oil (Mbbls/day)(2)...................     434      436      424      454      453
  Natural Gas (MMcf/day)...............   1,301    1,327    1,126    1,211    1,203
  Total Production (MBOE/day)(3).......     651      657      612      656      654
Average Production Costs per
  BOE(3)(6)............................  $ 3.97   $ 3.59   $ 3.92   $ 3.84   $ 4.21
Refinery Capacity at December 31
  (Mbbls/day)(1)(7)....................     595      602      621      742      753
Refinery Utilization(7)................      95%      99%      97%      83%      91%
Total Refinery Inputs
  (Mbbls/day)(1)(8)....................     674      694      720      735      780
Sales of Refined Products
  (Mbbls/day)(1).......................     876      931      983      998    1,048
Retail Marketing Outlets at December
  31(9):
  United States .......................   5,008    5,196    5,125    4,976    4,903
  International........................   2,454    2,438    2,390    2,874    2,971

---------------

(1) Includes the Company's share of equity affiliates.

(2) Includes crude oil, condensate, and NGLs expected to be removed for the Company's account from its natural gas production. Average Daily Production also includes NGLs acquired through gas plant ownership of 67, 69, 78, 80, and 79 Mbbls/day for 1993 through 1997, respectively.

(3) 6,000 cubic feet of natural gas = one barrel-of-oil-equivalent (BOE).

(4) Total Proved Reserves at December 31 divided by annual production for the year ended December 31, excluding NGLs from gas plant ownership.

(5) Finding and development costs per BOE represent a trailing five-year average for each year displayed.

(6) Excludes equity affiliates and processed NGLs.

(7) Based on capacity to process crude oil and condensate (excludes other feedstocks).

(8) Includes crude oil, condensate and other feedstocks.

(9) Represents outlets owned by the Company and others that sell the Company's refined products.

                              SUMMARY RESERVE DATA

     The following table sets forth summary information as of the dates indicated with respect to the estimated proved reserves of oil and natural gas of the Company at year-end for 1996 and 1997. Unless otherwise noted, all information in this Prospectus relating to oil and natural gas reserves is based upon estimates prepared by the Company and reflects the Company's net interest after royalties. At the request of the Company, DeGolyer and MacNaughton, independent petroleum engineering consultants, carried out an independent evaluation of the reserves of selected properties representing approximately 80 percent in present value of the Company's reserves at December 31, 1997. The results obtained by DeGolyer and MacNaughton with respect to reserves at December 31, 1997 do not show significant differences from those reported by the Company. DeGolyer and MacNaughton has delivered to the Company a summary letter report describing its procedures and conclusions, a copy of which appears as Annex A hereto. See "Risk Factors -- Uncertainty of Estimates of Proved Reserves" and "Business -- Upstream -- Oil and Natural Gas Reserves."

                                                              PROVED RESERVES
                                                               AT DECEMBER 31
                                                              ----------------    % INCREASE
                                                               1996      1997     (DECREASE)
                                                              ------    ------    ----------
                                                               (NET AFTER ROYALTY BASIS)(1)
United States
  Oil (MMbbls)(2)...........................................    299       277         (7)
  Natural Gas (Bcf).........................................  2,155     2,605         21
                                                              -----     -----
  Total proved reserves (MMBOE)(3)..........................    658       711          8
International
  Oil (MMbbls)(2)...........................................    674     1,347        100
  Natural Gas (Bcf).........................................  3,241     3,256
                                                              -----     -----
  Total proved reserves (MMBOE)(3)..........................  1,214     1,890         56
Worldwide
  Total proved reserves (MMBOE)(3)..........................  1,872     2,601         39
                                                              =====     =====        ===

---------------

(1) Includes the Company's share of equity affiliate reserves.

(2) Reserves comprise crude oil, condensate and NGLs expected to be removed for the Company's account from its natural gas production.

(3) 6,000 cubic feet of natural gas = one barrel-of-oil-equivalent (BOE).

                                  RISK FACTORS

     In evaluating the Company and its business, prospective investors should consider carefully the following risk factors in addition to the other information contained herein. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the following risk factors.

VOLATILITY OF OIL AND GAS PRICES; RECENT SUBSTANTIAL PRICE DECLINE

     The Company's profitability will be determined in large part by the difference between the prices received for the natural gas, natural gas liquids, crude oil and refined products produced by the Company and the costs of finding, developing, producing, refining and marketing these resources. Prices for crude oil, natural gas, and refined products are subject to wide fluctuation in response to changes in global and regional supply over which the Company has no control, including political developments and the ability of the Organization of Petroleum Exporting Countries ("OPEC") and other producing nations to set and maintain production levels and prices. Prices for crude oil, natural gas and refined products are also affected by changes in demand for these products, which may result from global events beyond the Company's control, as well as supply and demand in industrial markets, such as the steel and aluminum markets. Reduced Asian demand, as a result of the recent economic downturn in Asia, has negatively affected crude oil and product prices elsewhere, including in the Company's core markets. Even relatively modest declines in crude oil and natural gas prices and refined product margins may adversely affect the Company's financial condition, liquidity, and results of operations. A substantial decline in crude oil prices occurred in late 1997 and is continuing in 1998. Recently, West Texas Intermediate crude oil prices fell to 12-year lows as measured in absolute dollars (and 25-year lows as measured in inflation-adjusted dollars), closing at $11.58 a barrel on June 15, 1998. Lower oil and natural gas prices may reduce the amount of oil and natural gas the Company can produce economically, and existing contracts that the Company has entered into may become uneconomical as a result of changing prices. From time to time, the Company may attempt to mitigate the effect of price fluctuations by hedging specific exposures, although there can be no assurance that these efforts will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS OF GLOBAL OPERATIONS

     Local political and economic factors in international markets over which the Company has no control may have a material adverse effect on the Company's financial condition and results of operations. Approximately 40 percent of the Company's sales in 1997 were derived from markets outside the United States. The Company conducts exploration and production operations in 18 countries including the United States, Canada, the United Kingdom, Norway, Venezuela, the United Arab Emirates, Indonesia, Russia and Nigeria. The Company has interests in refineries located in the United Kingdom, Germany, the Czech Republic and Malaysia, and conducts marketing and crude oil supply operations in foreign countries, primarily in Europe and Southeast Asia. Risks associated with operations in international markets also include changes in foreign governmental policies, social instability and other political, economic or diplomatic developments which are not within the control of the Company, including changes in crude oil, natural gas or refined product pricing policies, the risks of war, expropriation, nationalization, renegotiation or nullification of existing concessions and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations and currency controls. Civil unrest and changes in government are also potential hazards.

     The profitability of the Company's operations (both domestic and international) is similarly exposed to risks due to actions of the United States government through tax and other legislation, executive order and commercial restrictions. Various agencies of the United States and other governments have from time to time imposed restrictions on the Company's ability to operate in or gain attractive opportunities in various countries. Actions by both the United States and host governments have affected operations significantly in the past and will continue to do so in the future.

     The Company is also exposed to fluctuations in foreign currency exchange rates. From time to time, the Company may attempt to mitigate the effect of such fluctuations by hedging specific exposures, although there can be no assurance that these efforts will be successful.

UNCERTAINTY OF ESTIMATES OF PROVED RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. The reserve data set forth in this Prospectus represent estimates only. Reservoir engineering is an inherently subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and future net cash flows are based on a number of variable factors and assumptions (some or all of which may prove to be incorrect over time) related to reserve performance that require evaluation by engineers interpreting the available geologic, engineering and economic data, as well as price and other economic factors, many of which may be beyond the control of the Company. The reliability of these estimates depends on the quality and quantity of technical and economic data, the production performance of the reservoirs and extensive engineering judgment. Results of drilling, testing and production after the date of the estimates may require substantial upward or downward revisions. Adverse changes in economic conditions may render it uneconomical to produce certain reserves. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See
"Business -- Upstream -- Oil and Natural Gas Reserves."

HIGHLY COMPETITIVE MARKET

     Each of the segments in which the Company operates is highly competitive. The Company's competitors include major integrated petroleum companies, state oil companies controlled by foreign governments, independent oil, natural gas, pipeline, refining and marketing companies and alternative fuel producers, many of which have larger financial and other resources than the Company.

     Upstream competes with numerous companies in the industry to find and obtain new sources of supply, and to produce oil and gas in a cost-effective and efficient manner. The Company also actively competes for reserve acquisitions, exploration leases, licenses and concessions and skilled industry personnel. Downstream competitive factors include product improvement and new product development through research and technology, and efficient manufacturing and distribution systems. In the marketing phase of the business, competitive factors include site location, name recognition, customer loyalty, ease of access, store management, product selection, pricing, hours of operation, store safety, cleanliness, product promotions, product quality, customer programs, customer service and marketing.

RESERVE REPLACEMENT; DRILLING RISKS

     The Company's ability to achieve its growth objectives is highly dependent upon its level of success in finding, acquiring or gaining access to additional reserves. In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent the Company conducts successful exploration and development activities or acquires properties containing proved reserves, or both, the proved reserves of the Company will decline as reserves are produced. The Company's exploration and development activities expose it to inherent risks of drilling, including the risk that no economically productive natural gas or oil reservoirs will be encountered. The costs of drilling, completing and operating wells are often uncertain and numerous factors beyond the Company's control may cause drilling operations to be curtailed, delayed or cancelled. The Company's future drilling, exploration and acquisition activities may not be successful and, if unsuccessful, such failure would have an adverse effect on the Company's future results of operations and financial condition.

OPERATING HAZARDS

     The Company's operations are subject to certain operating hazards such as well blowouts, collapsed wells, explosions, uncontrolled flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, refinery explosions, surface or marine transportation incidents, pollution, releases of toxic gas and other environmental hazards and risks. In addition, the Company conducts significant operations offshore, which are subject to additional hazards of marine operations, such as capsizing, collision and damage or loss from severe weather. All such hazards could result in loss of human life, significant property and equipment damage, environmental pollution, impairment of operations and substantial losses to the Company. Such hazards have adversely affected the Company in the past, and litigation arising from a catastrophic occurrence in the future at one of the Company's locations may result in the Company being named as a defendant in lawsuits asserting potentially large claims. In addition, the Company is exposed to risks inherent in any business such as equipment failures, accidents, theft, strikes, protests and sabotage that could disrupt or interrupt operations. In accordance with customary industry practices, the Company maintains insurance against some, but not all, such risks and losses. See "Business -- Operating Hazards and Insurance."

ENVIRONMENTAL RISKS

     The Company incurs, and expects to continue to incur, substantial capital and operating costs to comply with various federal, state, local and foreign laws and regulations covering the discharge of material into the environment or otherwise relating to clean-up or protection of the environment, including costs to remediate certain contamination at various owned and previously owned facilities, as well as third-party sites where the Company's products or wastes have been handled or disposed. These regulatory requirements continue to increase in both number and complexity and affect the Company's operations with respect to, among other things: the discharge of pollutants into the environment; the handling, use, storage, transportation, disposal and clean-up of hazardous materials and hazardous and non-hazardous wastes; and the dismantlement, abandonment, and restoration of oil and gas properties and Company facilities at the end of their useful lives. There can be no assurance that costs to comply with such requirements will not materially increase in the future. In addition, the U.S. Environmental Protection Agency (the "EPA") and other rulemaking bodies have from time to time changed minimum product specifications in such a manner as to require the Company to make major investments or incur significant additional operating expenses. Developments such as the adoption of new laws and regulations, the imposition of more onerous requirements in permits, increasingly strict enforcement of existing laws and regulations or the discovery of previously unknown contamination may require future expenditures to modify operations, install pollution control equipment, perform site clean-ups or curtail Conoco's operations. There can be no assurance that such future expenditures or curtailments will not have a material adverse effect on the Company. See "Business -- Environmental Regulation," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Environmental Expenditures" and Note 25 to the Combined Financial Statements.

GOVERNMENT REGULATION

     The Company's operations are subject to extensive government regulations which are subject to change from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, reports concerning operations, the spacing of wells, unitization and pooling of properties, gasoline formulation and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Because legal requirements are frequently changed and subject to interpretation, the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on operations.

RISK OF YEAR 2000 NONCOMPLIANCE

     Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. This issue is referred to as the "Year 2000 Issue." The Year 2000 Issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of automated plant systems and instrumentation, as well as to business third parties. Also, there can be no guarantee that third parties of business importance to Conoco will successfully reprogram or replace, and test, all of their own computer hardware, software and process control systems to ensure such systems are Year 2000 compliant. Failure by the Company, third parties of business importance to the Company and/or other constituents such as governments to become Year 2000 compliant on a timely basis could have a material adverse effect on the Company's financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

ADVERSE EFFECT ON VALUE AND LIQUIDITY OF CLASS A COMMON STOCK FROM DISPARATE VOTING RIGHTS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     The differential in the voting rights of the Class A Common Stock and Class B Common Stock could adversely affect the value of the Class A Common Stock to the extent that investors or any potential future purchaser of the Company's Common Stock ascribes value to the superior voting rights of the Class B Common Stock. The existence of two separate classes of Common Stock could result in less liquidity for either class of Common Stock than if there were only one class of Common Stock. The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on any alteration of the powers, preferences, or special rights of the Class B Common Stock that would not adversely affect the holders of Class A Common Stock. Holders of Class A Common Stock and Class B Common Stock are entitled to class votes on amendments to the Certificate that would alter or adversely affect the powers, preferences or special rights of the shares of their respective class. See "Description of Capital Stock."

CONTROL BY DUPONT; POTENTIAL CONFLICTS OF INTEREST

     After completion of the Offerings, DuPont will own approximately   percent
of the Company's outstanding Common Stock, and approximately   percent of the
combined voting power of all classes of voting stock of the Company. After the Offerings, through its ability to elect the majority of the Board of Directors of the Company, DuPont will be in a position to continue to control all matters affecting the Company, including the composition of the Board of Directors and, through it, any determination with respect to the direction and policies of the Company, acquisition or disposition of assets, future issuances of Common Stock or other securities of the Company, the Company's incurrence of debt, and any dividend payable on the Common Stock. See "Principal Stockholder."

     Conflicts of interest may arise between the Company and DuPont in a number of areas relating to their past and ongoing relationships including the nature, quality and pricing of services rendered by the Company to DuPont or by DuPont to the Company, potential competitive business activities, shared marketing functions, tax and employee benefit matters, indemnity agreements, sales or distributions by DuPont of all or any portion of its ownership interest in the Company, or DuPont's ability to control the management and affairs of the Company. The Company's Chairman of the Board, Edgar S. Woolard, Jr., its President and Chief Executive Officer, Archie W. Dunham, and its director nominee, William K. Reilly, currently serve, and will continue to serve after the closing of the Offerings, as directors of DuPont. Gary M. Pfeiffer, a director of the Company, is also an officer of DuPont. There can be no assurance that DuPont and the Company will be able to resolve any potential conflict or that, if resolved, the Company would not receive more favorable resolution if it were dealing with an unaffiliated party. See "Prospectus Summary -- Separation from DuPont" and "Arrangements Between the Company and DuPont."

LIMITED OPERATING HISTORY; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

     Since 1981, the Company's business operations have been conducted by various entities owned directly or indirectly by DuPont, and the Company has had no independent operating history. Following the Offerings, the Company will be required to supplement its financial, administrative and other resources to provide services necessary to operate successfully as an independent public company. In addition, the financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. The financial information included herein does not reflect many significant changes that will occur in the capital structure, funding and operations of the Company as a result of the Separation and the Offerings. See "Arrangements Between the Company and DuPont," "Pro Forma Combined Financial Statements" including the discussion of the assumptions reflected therein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the By-laws of the Company (the "By-laws"), the Rights and applicable provisions of the Delaware General Corporation Law (the "DGCL") contain various provisions that may inhibit the acquisition of control of the Company without the approval of the Company's Board of Directors. Certain provisions of the Certificate and the By-laws, among other things, classify the Company's Board of Directors into three classes, each of which (after an initial transition period) will serve for staggered three-year periods. The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of Preferred Stock will be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting. The ability to issue Preferred Stock could have the effect of discouraging unsolicited acquisition proposals. In addition, the Board of Directors plans to adopt a Rights Plan providing for the issuance of Rights, which would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved in advance by the Company's Board of Directors. With certain exceptions, Section 203 of the DGCL imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15 percent or more of the Common Stock. In addition, certain provisions of the Certificate of Incorporation and By-laws (i) require advance notice for actions to be taken at annual meetings and director nominations, (ii) require mergers and certain other extraordinary corporate transactions in certain circumstances to meet certain fair price criteria and (iii) depending on DuPont's level of ownership, restrict the ability to remove directors without cause or for stockholders to take action by written consent or call special meetings of stockholders. See "Description of Capital Stock -- Anti-Takeover Effects of Certain Certificate and By-Law Provisions."

ABSENCE OF PRIOR PUBLIC MARKET FOR CLASS A COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been no public market for the Class A Common Stock. Although application will be made to list the Class A Common Stock on the NYSE, there can be no assurance that an active trading market will develop or continue upon completion of the Offerings, or that purchasers of the Class A Common Stock will be able to resell their Class A Common Stock at prices equal to or greater than the initial public offering price. The initial public offering price of the Class A Common Stock will be determined by negotiations among DuPont, the Company and the representatives of the Underwriters and may not be indicative of either the actual value of the Company or the market price of the Class A Common Stock after the Offerings. The price at which the Class A Common Stock will trade in the public market after the Offering may be less than the initial public offering price. In addition, the market price of the Class A Common Stock could be subject to significant fluctuations in response to a number of factors, including variations in quarterly and yearly operating results, changes in crude oil and natural gas prices, the success of the Company's business strategy, competition, changes in government policies affecting the Company and market conditions for energy or petroleum stocks in general. Moreover, stock markets have recently experienced significant price and volume fluctuations unrelated or disproportionate to the operating performance of affected companies.

ADVERSE EFFECT ON MARKET PRICE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

     Sales, or the real or perceived possibility of sales, of a significant number of shares of Common Stock in the public market following the Offerings could adversely affect prevailing market prices for the Class A Common Stock. Upon completion of the Offerings, DuPont will hold 100 percent of the
outstanding Class B Common Stock, representing approximately   percent of the
combined voting power of all classes of voting
stock of the Company. Following the expiration of the      day lock-up period
with respect to the Offerings, DuPont may sell such shares subject to the requirements of the Securities Act. DuPont has indicated its intention to divest its ownership interest in the Company over time, subject to DuPont's business needs, prevailing market conditions and other factors. The form of divestiture could include further stock offerings, a spin-off, the sale of all or a portion of its shares of Common Stock to one or more third parties or a combination of the foregoing. DuPont will have rights to require the Company to register Common Stock held by DuPont for sale in public offerings. See "Arrangements Between the Company and DuPont -- Registration Rights Agreement." No predictions can be made as to the effect, if any, that market sales of such shares, or the availability of such shares for future sale, will have on the market price of the Class A Common Stock. See "Shares Eligible for Future Sale" and "Underwriters."

                                USE OF PROCEEDS

     The estimated net proceeds from the sale of the Class A Common Stock
offered hereby, assuming an initial offering price of $     per share, and after
deducting estimated offering expenses and the underwriting discounts and
commissions payable by the Company, are approximately $     million (or
approximately $     million if the U.S. Underwriters' over-allotment option is exercised in full). The Company will use the net proceeds of the Offerings, plus a portion of its cash and cash equivalents, to repay or purchase a portion of the indebtedness owed by certain subsidiaries of the Company to DuPont under certain intercompany notes (the "Intercompany Notes"). The Intercompany Notes will consist of (i) a promissory note in the principal amount of $7.5 billion, due January 2, 2000, and bearing interest at a rate of 6.0125 percent per annum,
(ii) a promissory note in the principal amount of approximately $797 million,
due                , and bearing interest at a rate equal to the six-month LIBOR plus 0.375 percent per annum and (iii) several promissory notes with an aggregate principal amount of approximately $466 million, having various maturity dates, and bearing interest at a rate equal to the six-month NIBOR plus
0.375 percent per annum. The $7.5 billion promissory note was incurred in payment of a dividend. The promissory note with a principal amount of approximately $797 million was incurred to finance the purchase by the Company of certain loans made by DuPont to Conoco. The purchased loans, as well as the several promissory notes with an aggregate principal amount of approximately $466 million, were incurred to finance certain capital expenditures, acquisitions and working capital.

     Following the application of the net proceeds from the Offerings and the utilization of a portion of the Company's cash and cash equivalents in connection with the matters discussed in "Arrangements Between the Company and DuPont -- Intercompany Notes," the Company will have approximately $225 million in cash and cash equivalents.

                                DIVIDEND POLICY

     The Company currently intends to pay to its stockholders a dividend of
$     per quarter ($     annually) per share of Class A Common Stock and Class B
Common Stock. The first dividend (which is anticipated to be approximately
$     per share) is expected to be paid in December 1998, representing a pro rata dividend for the period from the date of the Offerings to December 31, 1998. There can be no assurance, however, that this dividend, or any future dividend, will be declared or paid.

     The determination of the amount of cash dividends (including the initial quarterly dividend referred to above), if any, to be declared and paid will depend upon declaration by the Company's Board of Directors and upon the Company's financial condition, results of operations, cash flow, the level of its capital and exploration expenditures, its future business prospects and such other matters that the Company's Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the combined capitalization of the Company as of March 31, 1998, pro forma to reflect the transactions related to the Separation as of March 31, 1998, and pro forma as adjusted to reflect the
Offerings as of March 31, 1998, at an assumed public offering price of $     per
share of Class A Common Stock and the application of the estimated net proceeds as described herein under "Use of Proceeds."

                                                                                      PRO FORMA, AS
                                                           HISTORIC   PRO FORMA(1)     ADJUSTED(1)
                                                           --------   -------------   -------------
                                                               (IN MILLIONS, EXCEPT SHARE DATA)
Short Term Borrowings -- Related Parties(2).............   $   642       $   --          $   --
Other Short Term Borrowings and Capital Lease
  Obligations(2)........................................        51           51              51
Long-Term Borrowings -- Related Parties(2)..............   $ 1,567       $1,263          $  130
Long-Term Borrowings -- Other Related Party(2)..........        --        7,500           4,000
Other Long-Term Borrowings and Capital Lease
  Obligations(2)........................................       103          103             103
Owner's Net Investment:
  Class A Common Stock, $0.01 par value;        shares
     authorized;        shares issued and outstanding
     for pro forma, as adjusted(3)......................
  Class B Common Stock, $0.01 par value;        shares
     authorized;        shares issued and outstanding
     for pro forma, as adjusted.........................
  Additional Paid-in Capital............................        --           --              --
  Owner's Net Investment and Accumulated Other
     Comprehensive Loss/Stockholders' Equity............     7,936          709           4,428
                                                           -------       ------          ------
          Total Capitalization..........................   $10,299       $9,626          $8,712
                                                           =======       ======          ======

---------------

(1) See "Pro Forma Combined Financial Statements."

(2) For a description of the Company's borrowings, see Notes 3, 14, 16 and 28 to the Combined Financial Statements.

(3) Excludes shares of Class A Common Stock issuable upon exercise of options granted under the Company's employee compensation plans. See "Management."

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following table sets forth selected combined historical and pro forma financial data of the Company as of the dates and for the periods indicated. The statement of income data for each of the years in the three-year period ended December 31, 1997 and the historical balance sheet data as of December 31, 1996 and 1997 have been derived from the Combined Financial Statements audited by PricewaterhouseCoopers LLP, independent accountants. The statement of income data for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1997 and 1998 and the historical balance sheet data as of December 31, 1993, 1994, 1995 and March 31, 1998 are based on the accounting records of DuPont which, in the opinion of the Company's management, include all adjustments necessary for the fair presentation of the results at such dates and for such respective interim periods. The results for the three months ended March 31, 1998, are not necessarily indicative of results to be expected for the full fiscal year or any interim period. The financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented.

     The pro forma financial data have been derived from the Pro Forma Combined Financial Statements, which were prepared by the Company to illustrate the estimated effects of the Offerings and related transactions described in the Notes to the Pro Forma Combined Financial Statements as if the Offerings and related transactions had occurred as of the beginning of the periods presented, for purposes of the pro forma combined statements of income and as of March 31, 1998 for purposes of the pro forma combined balance sheet. In addition, the Pro Forma Combined Financial Statements do not purport to represent what the results of operations or financial position of the Company would actually have been if the Offerings and related transactions had in fact occurred on such dates or to project the results of operations or financial position of the Company for any future period or date. The following data should be read in conjunction with, and are qualified by reference to, the Combined Financial Statements, the Interim Combined Financial Statements, the Pro Forma Combined Financial Statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

POST-OFFERINGS CHARGE

     Subject to completion of the Offerings, the Company and DuPont expect to give all current employees of the Company the option, subject to specific country tax and legal requirements, to convert all or part of their options to purchase DuPont common stock or SARs with respect to DuPont common stock, into comparable options to acquire Class A Common Stock, or SARs with respect to Class A Common Stock, with an equal aggregate intrinsic value. The conversion offer will be deemed a change in the terms of certain awards granted to Conoco employees. As a result, the Company will incur a non-cash charge to compensation expense, in the quarter the Offerings are completed, of approximately $150 to 200 million after-tax depending on the market price of DuPont common stock at the time of conversion and the number of outstanding Conoco employee options to purchase DuPont common stock. Since the conversion would be a one-time event occurring after the Offerings, the charge is not reflected in the Pro Forma financial information included in this Prospectus. See "Management -- Treatment of Outstanding Stock Options and Stock Appreciation Rights."

                                                                                                   PRO FORMA        PRO FORMA
                                                                                 THREE MONTHS     AS ADJUSTED    AS ADJUSTED FOR
                                                                                     ENDED        FOR THE YEAR   THE THREE MONTHS
                                          YEAR ENDED DECEMBER 31                   MARCH 31          ENDED            ENDED
                              -----------------------------------------------   ---------------   DECEMBER 31,      MARCH 31,
                               1993      1994      1995      1996      1997      1997     1998        1997             1998
                              -------   -------   -------   -------   -------   ------   ------   ------------   ----------------
                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Total Revenues(1)...........  $19,687   $19,433   $20,518   $24,416   $26,263   $6,615   $5,834     $26,157           $5,797
Cost of Goods Sold and Other
  Operating Expenses........   11,349    10,640    11,146    14,560    16,226    4,071    3,393      16,218            3,390
Selling, General and
  Administrative Expenses...      651       679       728       755       726      168      183         726              183
Exploration Expenses........      361       357       331       404       457       91       67         457               67
Depreciation, Depletion and
  Amortization..............    1,428     1,244     1,067     1,085     1,179      268      267       1,179              267
Taxes Other Than on
  Income(1).................    4,652     5,477     5,823     5,637     5,532    1,300    1,417       5,532            1,417
Interest and Debt Expense...       67        63        74        74        36       15        1         160               36
                              -------   -------   -------   -------   -------   ------   ------     -------           ------
Income Before Income
  Taxes.....................    1,179       973     1,349     1,901     2,107      702      506       1,885              437
Provision for Income
  Taxes.....................      424       551       774     1,038     1,010      361      190         932              166
                              -------   -------   -------   -------   -------   ------   ------     -------           ------
        Net Income(2).......  $   755   $   422   $   575   $   863   $ 1,097   $  341   $  316     $   953           $  271
                              =======   =======   =======   =======   =======   ======   ======     =======           ======
Segment Net Income:
Upstream....................  $   481   $   498   $   492   $   681   $   884   $  284   $  231
Downstream..................      324       241       233       289       307       77       91
Corporate and Other(2)......      (50)     (317)     (150)     (107)      (94)     (20)      (6)
                              -------   -------   -------   -------   -------   ------   ------
                              $   755   $   422   $   575   $   863   $ 1,097   $  341   $  316
                              =======   =======   =======   =======   =======   ======   ======
Pro Forma Earnings Per
  Share:
  Basic.....................
  Diluted...................
Pro Forma Weighted Average
  Shares Outstanding:
  Basic.....................
  Diluted...................

---------------
(1) Includes petroleum excise taxes of $4,478, $5,291, $5,655, $5,461 and $5,349 for 1993 through 1997 and $1,251 and $1,373 for the first quarters of 1997 and 1998, respectively.

(2) Includes after-tax exchange gains (losses) of $60, $(143), $(40), $(7), and $21 for 1993 through 1997 and $3 and $7 for the first quarters of 1997 and 1998, respectively, and $(46) for the pro forma as adjusted for 1997 and $(10) for the pro forma as adjusted for the first quarter 1998.

                                                                                                                    PRO FORMA
                                                                       DECEMBER 31                                 AS ADJUSTED
                                                        ------------------------------------------   MARCH 31       MARCH 31,
                                                         1993     1994     1995     1996     1997      1998            1998
                                                        ------   ------   ------   ------   ------   ---------   ----------------
                                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Cash and Cash Equivalents.............................  $  271   $  319   $  286   $  846   $1,147    $  729          $  225
Working Capital.......................................   1,893    1,790      999      862      567       568             264
Net Property, Plant and Equipment.....................   9,473    9,522    9,758   10,082   10,828    10,831          10,831
Total Assets..........................................  14,809   15,271   14,229   15,226   17,062    16,716          15,103
Long-Term Borrowings -- Related Parties...............   2,102    2,279    2,141    2,287    1,450     1,567             130
Long-Term Borrowings -- Other Related Party...........      --       --       --       --       --        --           4,000
Other Long-Term Borrowings and Capital Lease
  Obligations.........................................     304      342       65      101      106       103             103
Owner's Net Investment and Accumulated Other
  Comprehensive Loss/Stockholders' Equity.............   7,462    7,274    6,754    6,579    7,896     7,936           4,428
OTHER DATA:
Cash Provided by Operations...........................   2,132    2,143    1,924    2,396    2,876        12
Capital Expenditures and Investments..................   1,743    1,665    1,837    1,944    3,114       431

                                    1993     1994     1995     1996     1997
                                   ------   ------   ------   ------   ------
OPERATING DATA:
Proved Reserves at December
  31(1):
  Oil (MMbbls)(2)................     983      988      977      973    1,624
  Natural Gas (Bcf)..............   3,971    4,674    5,048    5,396    5,861
  Total Proved Reserves
    (MMBOE)(3)...................   1,645    1,767    1,818    1,872    2,601
International Proved Reserves (%
  of Total)......................      58%      61%      63%      65%      73%
                                   ------   ------   ------   ------   ------
Reserve Replacement Ratio (1)....      89%     157%     127%     126%     448%
Reserve Life (years)(1)(4).......     7.7      8.2      9.3      8.9     12.4
Finding and Development Costs per
  BOE (1)(3)(5)..................  $ 6.79   $ 6.24   $ 5.39   $ 4.84   $ 3.63
Average Daily Production(1):
  Oil (Mbbls/day)(2).............     434      436      424      454      453
  Natural Gas (MMcf/day).........   1,301    1,327    1,126    1,211    1,203
  Total Production
    (MBOE/day)(3)................     651      657      612      656      654
Average Production Costs per
  BOE(3)(6)......................  $ 3.97   $ 3.59   $ 3.92   $ 3.84   $ 4.21
Refinery Capacity at December 31
  (Mbbls/day)(1)(7)..............     595      602      621      742      753
Refinery Utilization(7)..........      95%      99%      97%      83%      91%
Total Refinery Inputs
  (Mbbls/day)(1)(8)..............     674      694      720      735      780
Sales of Refined Products
  (Mbbls/day)(1).................     876      931      983      998    1,048
Retail Marketing Outlets at
  December 31(9):
  United States .................   5,008    5,196    5,125    4,976    4,903
  International..................   2,454    2,438    2,390    2,874    2,971

---------------
(1) Includes the Company's share of equity affiliates.

(2) Includes crude oil, condensate, and NGLs expected to be removed for the Company's account from its natural gas production. Average Daily Production also includes NGLs acquired through gas plant ownership of 67, 69, 78, 80, and 79 Mbbls/day for 1993 through 1997, respectively.

(3) 6,000 cubic feet of natural gas = one barrel-of-oil-equivalent (BOE).

(4) Total Proved Reserves at December 31 divided by annual production for the year ended December 31 (excluding NGLs from gas plant ownership).

(5) Finding and development costs per BOE represent a trailing five-year average for each year displayed.

(6) Excludes equity affiliates and processed NGLs.

(7) Based on capacity to process crude oil and condensate (excludes other feedstocks).

(8) Includes crude oil, condensate and other feedstocks.

(9) Represents outlets owned by the Company and others that sell the Company's refined products.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Combined Financial Statements of the Company for the year ended December 31, 1997, the three months ended March 31, 1997 and 1998, and as of March 31, 1998, were prepared by the Company to illustrate the estimated effects of the Offerings and related transactions described in the Notes hereto as if they had occurred as of the beginning of the period presented, for purposes of the pro forma combined statements of income and as of March 31, 1998, for purposes of the pro forma combined balance sheet. Management believes that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Offerings, the Separation and related transactions. The Pro Forma Combined Financial Statements do not purport to represent what the results of operations or financial position of the Company would actually have been if the Offerings, the Separation and related transactions had in fact occurred on such dates or to project the results of operations or financial position of the Company for any future period or date. These statements should be read in connection with, and are qualified by reference to, the Combined Financial Statements, the Interim Combined Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                        PRO FORMA                 OFFERING      PRO FORMA
                                            HISTORIC   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                            --------   -----------   ---------   -----------   -----------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Total Revenues............................  $26,263       $ (24)(a)   $26,157     $     --       $26,157
                                                              2(b)
                                                            (11)(c)
                                                            (73)(d)
Cost of Goods Sold and Other Operating
  Expenses................................   16,226          (8)(a)    16,218           --        16,218
Selling, General and Administrative
  Expenses................................      726          --           726           --           726
Exploration Expenses......................      457          --           457           --           457
Depreciation, Depletion and
  Amortization............................    1,179          --         1,179           --         1,179
Taxes Other Than on Income................    5,532          --         5,532           --         5,532
Interest and Debt Expense.................       36         403(c)        439         (279)(p)       160
                                            -------       -----       -------     --------       -------
Income Before Income Taxes................    2,107        (501)        1,606          279         1,885
Provision for Income Taxes................    1,010        (169)(e)       841           91(p)        932
                                            -------       -----       -------     --------       -------
          Net Income......................  $ 1,097       $(332)      $   765     $    188       $   953
                                            =======       =====       =======     ========       =======
Pro Forma Earnings Per Share
  Basic...................................
  Diluted.................................
Pro Forma Weighted Average Shares
  Outstanding
  Basic...................................
  Diluted.................................

              See Notes to Pro Forma Combined Financial Statements

                     PRO FORMA COMBINED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                                           PRO FORMA                 OFFERING      PRO FORMA
                                               HISTORIC   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                               --------   -----------   ---------   -----------   -----------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Total Revenues...............................   $6,615       $  (6)(a)   $6,556        $  --        $6,556
                                                                 1(b)
                                                                (4)(c)
                                                               (50)(d)
Cost of Goods Sold and Other Operating
  Expenses...................................    4,071          (2)(a)    4,069           --         4,069
Selling, General and Administrative
  Expenses...................................      168          --          168           --           168
Exploration Expenses.........................       91          --           91           --            91
Depreciation, Depletion and Amortization.....      268          --          268           --           268
Taxes Other Than on Income...................    1,300          --        1,300           --         1,300
Interest and Debt Expense....................       15          98(c)       113          (70)(p)        43
                                                ------       -----       ------        -----        ------
Income Before Income Taxes...................      702        (155)         547           70           617
Provision for Income Taxes...................      361         (58)(e)      303           26(p)        329
                                                ------       -----       ------        -----        ------
          Net Income.........................   $  341       $ (97)      $  244        $  44        $  288
                                                ======       =====       ======        =====        ======
Pro Forma Earnings Per Share
  Basic......................................
  Diluted....................................
Pro Forma Weighted Average Shares Outstanding
  Basic......................................
  Diluted....................................

                     PRO FORMA COMBINED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

                                                           PRO FORMA                 OFFERING      PRO FORMA
                                               HISTORIC   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                               --------   -----------   ---------   -----------   -----------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Total Revenues...............................   $5,834       $  (5)(a)   $5,797        $  --        $5,797
                                                                --(b)
                                                               (16)(c)
                                                               (16)(d)
Cost of Goods Sold and Other Operating
  Expenses...................................    3,393          (3)(a)    3,390           --         3,390
Selling, General and Administrative
  Expenses...................................      183          --          183           --           183
Exploration Expenses.........................       67          --           67           --            67
Depreciation, Depletion and Amortization.....      267          --          267           --           267
Taxes Other Than on Income...................    1,417          --        1,417           --         1,417
Interest and Debt Expense....................        1         105(c)       106          (70)(p)        36
                                                ------       -----       ------        -----        ------
Income Before Income Taxes...................      506        (139)         367           70           437
Provision for Income Taxes...................      190         (41)(e)      149           17(p)        166
                                                ------       -----       ------        -----        ------
          Net Income.........................   $  316       $ (98)      $  218        $  53        $  271
                                                ======       =====       ======        =====        ======
Pro Forma Earnings Per Share
  Basic......................................
  Diluted....................................
Pro Forma Weighted Average Shares Outstanding
  Basic......................................
  Diluted....................................

              See Notes to Pro Forma Combined Financial Statements

                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)

                                     ASSETS

                                                                                                    PRO FORMA
                                                           PRO FORMA                  OFFERING         AS
                                               HISTORIC   ADJUSTMENTS    PRO FORMA   ADJUSTMENTS    ADJUSTED
                                               --------   -----------    ---------   -----------    ---------
                                                                       (IN MILLIONS)
Cash and Cash Equivalents....................  $   729      $   512(f)    $ 1,139      $ 3,500(l)    $   225
                                                               (245)(g)                   (914)(n)
                                                                597(h)                  (3,500)(m)
                                                               (454)(h)
Marketable Securities........................        7           --             7           --             7
Accounts and Notes Receivable................    1,157           --         1,157           --         1,157
Notes Receivable -- Related Parties..........      442         (442)(h)        --           --            --
Inventories..................................    1,018           --         1,018           --         1,018
Prepaid Expenses.............................      326           --           326           --           326
                                               -------      -------       -------      -------       -------
         Total Current Assets................    3,679          (32)        3,647         (914)        2,733
Net Property, Plant and Equipment............   10,831           --        10,831           --        10,831
Investment in Affiliates.....................    1,093           --         1,093           --         1,093
Long-Term Notes Receivable -- Related
  Parties....................................      612         (155)(h)        --           --            --
                                                               (457)(f)
Other Assets.................................      501          (55)(f)       446           --           446
                                               -------      -------       -------      -------       -------
         Total Assets........................  $16,716      $  (699)      $16,017      $  (914)      $15,103
                                               =======      =======       =======      =======       =======
                                   LIABILITIES AND OWNER'S NET INVESTMENT

Accounts Payable.............................  $ 1,065      $    --       $ 1,065      $    --       $ 1,065
Short-Term Borrowings -- Related Parties.....      642         (492)(k)        --                         --
                                                               (150)(h)
Other Short-Term Borrowings and Capital Lease
  Obligations................................       51           --            51           --            51
Income Taxes.................................      428           --           428           --           428
Other Accrued Liabilities....................      925           --           925           --           925
                                               -------      -------       -------      -------       -------
         Total Current Liabilities...........    3,111         (642)        2,469           --         2,469
                                               -------      -------       -------      -------       -------
Long-Term Borrowings -- Related Parties......    1,567         (304)(h)     1,263         (914)(n)       130
                                                                                          (219)(o)
Long-Term Borrowings -- Other Related
  Party......................................                 7,500(j)      7,500       (3,500)(m)     4,000
Other Long-Term Borrowings and Capital Lease
  Obligations................................      103           --           103           --           103
Deferred Income Taxes........................    1,768          (26)(i)     1,742           --         1,742
Other Liabilities and Deferred Credits.......    1,922           --         1,922           --         1,922
                                               -------      -------       -------      -------       -------
         Total Liabilities...................    8,471        6,528        14,999       (4,633)       10,366
                                               -------      -------       -------      -------       -------
Minority Interests...........................      309           --           309           --           309
Owner's Net Investment and Accumulated Other
  Comprehensive Loss/Stockholders' Equity....    7,936       (7,500)(j)       709        3,500(l)      4,428
                                                               (245)(g)                    219(o)
                                                                 26(i)
                                                                492(k)
                                               -------      -------       -------      -------       -------
         Total Liabilities and Owner's Net
           Investment/Stockholders' Equity...  $16,716      $  (699)      $16,017      $  (914)      $15,103
                                               =======      =======       =======      =======       =======

              See Notes to Pro Forma Combined Financial Statements

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

(1) BASIS OF PRESENTATION

     The unaudited pro forma combined statements of income of the Company for the year ended December 31, 1997, and the three months ended March 31, 1997 and 1998, and the unaudited pro forma combined balance sheet as of March 31, 1998 (collectively "the Pro Forma Combined Financial Statements") have been prepared from the Combined Financial Statements and Interim Combined Financial Statements presented elsewhere in this Prospectus. The Pro Forma Combined Financial Statements are based on numerous assumptions and include the adjustments explained in Note 2 below. The unaudited pro forma combined statements of income have been prepared as if the transactions described in the following paragraph had occurred as of the beginning of the period presented. The unaudited pro forma combined balance sheet has been prepared as if the transactions described in the following paragraph had occurred as of March 31, 1998.

     In July 1998, a dividend of $7,500 was declared and paid in the form of a promissory note by the Company to all shareholders of record as of July 20, 1998. Prior to or concurrently with the consummation of the Offerings the following transactions will have occurred: (a) to structure the Company on a stand-alone basis, certain subsidiaries and assets and liabilities will be transferred between DuPont and Conoco; (b) the Company will use the net proceeds of the Offerings to repay a portion of the Long-Term Borrowings -- Other Related Party so that the remaining balance of Long-Term Borrowings -- Other Related Party is $4,000 at the closing of the Offerings; (c) several loans in existence prior to the Offerings will be repaid or purchased by the Company or contributed as capital to the Company by DuPont so that the remaining aggregate balances of Long-Term Borrowings -- Related Parties are $130 at the closing of the Offerings; and (d) DuPont and Conoco will enter into certain agreements with respect to employee benefit arrangements, information management, the provision of interim services, financing arrangements, tax sharing, environmental liabilities and various commercial arrangements. The transactions described above, excluding the Offerings, are referred to herein collectively as the "Transactions". See "Arrangements between the Company and DuPont."

     The Pro Forma Combined Financial Statements do not purport to represent what the results of operations or financial position of the Company would actually have been if the Offerings and Transactions had in fact occurred on such dates or to project the results of operations or financial position of the Company for any future date or period. These statements should be read in conjunction with, and are qualified by reference to, the Combined Financial Statements, the Interim Combined Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

     The pro forma adjustments are based upon currently available information and contain certain estimates and assumptions. One assumption inherent to all the pro forma adjustments is that DuPont's ownership interest in the Company remains 50 percent or more for at least one year from the date of the Offerings. Based on this assumption, the Company does not expect any change to Selling, General and Administrative Expense levels, as the historical expense approximates the pro forma expense level. Should DuPont's ownership interest fall below 50 percent at an earlier date, pro forma Selling, General and Administrative expenses would increase by approximately $15 to $20 on a full year basis.

     Certain international assets relating primarily to the business of DuPont may be held by the Company or its subsidiaries at the closing of the Offerings pending receipt of consents or other approval or satisfaction of other applicable foreign requirements necessary for the transfer of such assets to DuPont. In addition, certain international assets relating primarily to the business of the Company may be held by DuPont or other of its subsidiaries at the closing of the Offerings pending receipt of consents or approvals or satisfaction of other applicable foreign requirements necessary for the transfer of such assets to the Company. The financial and other information included herein assumes the consummation of all such transactions. Additionally, such information reflects the inclusion of certain subsidiaries of DuPont which will not be owned by the Company as of the closing of the Offerings and which DuPont will not thereafter be obligated to transfer to the

                             (DOLLARS IN MILLIONS)

Company. DuPont and the Company intend to negotiate for the sale of such subsidiaries within the six months following the Offerings at a purchase price equal to their then fair market value. DuPont and the Company estimate that the fair market value of such subsidiaries at July 1998, is approximately $20 million and cannot predict at what price any such sale may occur. All of the above subsidiaries, which are immaterial to total assets and results of operations of the Company, have been included in the Combined Financial Statements.

     Subject to completion of the Offerings, the Company and DuPont expect to give all current employees of the Company the option, subject to specific country tax and legal requirements, to convert all or part of their options to purchase DuPont common stock or SARs with respect to DuPont common stock into comparable Class A Common Stock options, or SARs with respect to Class A Common Stock, with an equal aggregate intrinsic value. The conversion offer will be deemed a change in the terms of certain awards granted to Conoco employees. As a result, the Company will incur a non-cash charge to compensation expense, in the quarter the Offerings are completed, of approximately $150 to 200 after-tax depending on the market price of DuPont common stock at the time of conversion and the number of outstanding Conoco employee options to purchase DuPont common stock. Since the conversion would be a one-time event occurring after the Offerings, the charge is not reflected in the Pro Forma Combined Financial Statements. See "Management -- Treatment of Outstanding Stock Options and Stock Appreciation Rights."

     The Company estimates that approximately 50 percent of all outstanding DuPont stock options and SARs held by Conoco employees will be voluntarily converted. See "Prospectus Summary -- Separation from DuPont."

     Management believes the estimates and assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated, and that the pro forma adjustments give appropriate effect to these estimates and assumptions and are properly applied in the Pro Forma Combined Financial Statements.

(2) PRO FORMA ADJUSTMENTS

  Unaudited Pro Forma Combined Statements of Income

     (a) Reflects the loss of insurance premium income, and the associated cost, from a Conoco-owned captive insurance company providing insurance coverage to certain DuPont assets. After the Offerings, the Company will cease providing insurance coverage to DuPont.

                                     DECEMBER 31, 1997   MARCH 31, 1997   MARCH 31, 1998
                                     -----------------   --------------   --------------
Captive Insurance:
  Loss of Revenue..................         (24)               (6)              (5)
  Remove associated Operating
     Expense.......................          (8)               (2)              (3)

     (b) Represents an increase in fees charged by Conoco for services, based on new contractual commitments, provided to DuPont such as research and development and securing supplies of natural gas for various DuPont facilities.

                                 DECEMBER 31, 1997    MARCH 31, 1997    MARCH 31, 1998
                                 -----------------    --------------    --------------
Increased Revenue..............           2                  1                 0

     (c) Reflects a decrease in interest income due to collection of Notes Receivables -- Related Parties and incremental interest expense resulting from the Company's new debt structure. The incremental interest expense was calculated by multiplying the Long-Term Borrowings -- Related Parties ($1,263) and the new

                             (DOLLARS IN MILLIONS)

Long-Term Borrowings -- Other Related Party ($7,500) by an assumed annual interest rate of 6.0125 percent on those borrowings and subtracting the historical related party interest cost of $124 for 1997, and $34 and $27 for the three months ended March 31, 1997 and 1998, respectively. The historical related party interest cost is net of capitalized interest of $94, $20 and $28, for these periods, respectively.

                                 DECEMBER 31, 1997    MARCH 31, 1997    MARCH 31, 1998
                                 -----------------    --------------    --------------
Decrease to Interest Income....         (11)                (4)              (16)
Increase to Interest and Debt
  Expense......................         403                 98               105

     (d) Reflects the impact of changes in currency exchange rates on certain intercompany loans denominated in foreign currencies purchased by the Company from DuPont. These loans are to Western European petroleum operations for which the local currency has been designated as the functional currency.

     (e) Reflects the impact of the Pro Forma Adjustments (primarily increased interest expense resulting from the Company's new debt structure) and a separate return income tax calculation method on the Provision for Income Taxes.

     The historic tax provision was calculated on a loss benefit method (See
Note 2 to the Combined Financial Statements). In accordance with SEC Staff Accounting Bulletin No. 55, the Pro Forma Provision for Income Taxes is calculated using a separate return method. The Pro Forma Combined Statements of Income for the year ended December 31, 1997 and for the three months ended March 31, 1997 and March 31, 1998, reflect a reduction in the Pro Forma Provision for Income Taxes of approximately $8, $2 and $5, respectively, due to the change to the separate return method of presentation. These decreases are primarily attributable to the ability to utilize additional foreign tax credits to offset U.S. taxes. See also "Arrangements Between the Company and DuPont -- Tax Sharing Agreement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Tax Matters."

  Unaudited Pro Forma Combined Balance Sheet as of March 31, 1998

     (f) Reflects the collection of a $457 Long-Term Note Receivable -- Related Parties by the Company's captive insurance company, and the sale of $55 of securities held by that subsidiary.

     (g) A portion ($225) of the cash generated by the transactions described in
(f) above will be used to acquire certain subsidiaries from DuPont. Additionally, an estimated $20 will be available to acquire certain other assets from DuPont subsequent to the Offerings if such transactions take place. As these assets are held under common control, they are accounted for at their historical book value. As a result, their acquisition or potential future acquisition at estimated fair value has been reflected as a charge to Owner's Net Investment. Any deferred tax assets related to these acquisitions or potential future acquisitions have been fully reserved.

     (h) Reflects collection of the remaining balance due on all Notes Receivable -- Related Parties ($442 and $155) and the use of these funds to repay a portion of Short-Term Borrowings -- Related Parties ($150) and a portion of Long-Term Borrowings -- Related Parties ($304).

     (i) The pro forma separate return tax calculation reflects a reduction in deferred tax liabilities of $26 principally resulting from the transfer of international production subsidiaries from the original tax jurisdiction to another tax jurisdiction.

     (j) Reflects that in July 1998, a dividend of $7,500 was declared and paid by the Company in the form of a promissory note, to all shareholders of record as of July 20, 1998. The Promissory Note is due January 2, 2000 and bears interest at an annual interest rate of 6.0125 percent.

                             (DOLLARS IN MILLIONS)

     (k) Represents a capital contribution by DuPont of $492 of Short-Term Borrowings -- Related Parties relating to certain non-interest bearing advances made by DuPont to the Company's United Kingdom subsidiaries.

  Offering Adjustments

     (l) Represents the receipt by Conoco of $3,500 in proceeds from the
Offerings (consisting of the assumed sale of      million shares at $     per
share), net of underwriting discounts of $     and estimated expenses of the
Offerings of $     .

     (m) Represents the payment to DuPont by the Company with respect to Long-Term Borrowings -- Other Related Party of the net proceeds from the Offerings.

     (n) Represents the payment to DuPont by Conoco with respect to Long Term Borrowings -- Related Parties of all cash in excess of $225.

     (o) Represents the capital contribution by DuPont of $219 of Long-Term Borrowings -- Related Parties relating to loans made by DuPont to the Company prior to the Offerings. This capital contribution represents the amount needed for the Company to have Long-Term Borrowings -- Related Parties of $130 at completion of the Offerings.

     (p) Represents the reduction of interest expense and the associated increase in income taxes resulting from the payment to DuPont of the Long-Term Borrowings described in (m) and (n) above as well as the capital contribution described in (o) above.

(3) EARNINGS PER SHARE

     Unaudited pro forma basic earnings per share includes both the Class A and the Class B common shares deemed to be outstanding as of the date of the Offerings. Pro forma diluted earnings per share includes the dilutive effect of the outstanding DuPont stock options, applying the treasury stock method, which are expected to be converted into Conoco stock options, using the anticipated weighted-average exercise price of the outstanding options and the anticipated price per share of the Offerings. In accordance with SEC Staff Accounting Bulletin No. 98, pro forma basic and diluted earnings per share have been presented for the most recent annual and subsequent interim periods only.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following section contains forward-looking statements including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequate resources. See "Disclosure Regarding Forward-Looking Information" and "Risk Factors." The Company does not undertake to update, revise or correct any of the forward-looking information.

     The discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Combined Financial Statements of the Company, the unaudited Supplemental Information to the Combined Financial Statements, the unaudited Interim Combined Financial Statements of the Company and the notes to each of these appearing elsewhere in this Prospectus.

     Since 1981, the Company's business operations have been conducted by various entities, owned directly or indirectly, by DuPont. In conjunction with the Offerings, certain businesses are being realigned so these operations can be conducted as wholly owned subsidiaries of Conoco. The Combined Financial Statements are presented on a "carve out" basis and include the historical operations of the entities owned by Conoco and operations to be transferred to Conoco by DuPont. In this context, no direct ownership relationship existed among all the various units comprising Conoco; accordingly, DuPont and its subsidiaries' net investment in Conoco ("Owner's Net Investment") is shown in lieu of Stockholders' Equity in the Combined Financial Statements. The Combined Financial Statements included herein have been prepared from DuPont's historical accounting records.

     The Combined Statement of Income includes all revenues and costs directly attributable to Conoco, including costs for facilities, functions and services used by Conoco at shared sites and costs for certain functions and services performed by centralized DuPont organizations and directly charged to Conoco based on usage. In addition, services performed by Conoco on DuPont's behalf are reflected in the accompanying Combined Financial Statements. The results of operations also include allocations of (i) costs for administrative functions and services performed on behalf of Conoco by centralized staff groups within DuPont and (ii) DuPont's general corporate expenses.

     All charges and allocations of costs for facilities, functions and services performed by DuPont organizations for Conoco have been deemed to have been paid by Conoco to DuPont, in cash, in the period in which the costs were recorded in the Combined Financial Statements. Allocations of current income taxes receivable or payable are deemed to have been remitted, in cash, by or to DuPont in the period the related income taxes were recorded.

     All of the allocations and estimates in the Combined Financial Statements are based on assumptions management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Conoco had operated as a separate entity.

     Business operations are grouped into three segments: Upstream, Downstream and Corporate and Other. The Upstream segment explores for, develops, produces and sells crude oil, natural gas and natural gas liquids. The Downstream segment includes refining crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products, and transporting, distributing and marketing petroleum products. Corporate and Other includes general corporate expenses, financing costs and other non-operating items and results for electric power and related-party insurance operations.

     The Company's portfolio rationalization efforts over the past five years have generated proceeds of approximately $1.7 billion, averaging about $340 million a year as the Company disposed of marginal properties, upgraded and refocused its exploration portfolio and increased its ownership in other properties. As a result, the Company has maintained production essentially constant on a BOE basis while undergoing this rationalization. The Company considers portfolio optimization to be an ongoing business strategy. The

Company's policy is to report material gains and losses from individual asset sales as non-recurring items when reporting Combined Net Income.

     The Company's revenue and profitability are largely determined by the difference between prices received for crude oil, natural gas, natural gas liquids and refined products produced and the costs of finding, developing, and producing those resources. The Company conducts its activities through wholly and majority owned subsidiaries and, increasingly, through equity affiliates. This trend of conducting business in the petroleum industry through equity affiliates is expected to increase in the future. In addition, the Company conducts its Upstream and Downstream activities in 40 countries worldwide and is subject to various tax rates, some significantly higher than U.S. rates, which can result in variability in revenues and profitability. Other potential sources of variability in the Company's revenues are crude oil and refined product buy/sell contracts and natural gas and electric power resale activities. Buy/sell contracts are the marketing of crude oil and natural gas produced by other companies and purchased by the Company for resale. This activity enables the Company to utilize its significant trading and pipeline distribution network to take advantage of market opportunities in the volatile petroleum industry. Each side of the contract is accounted for and settled independently of the other and is essentially recorded at cost. Although the profit or margin between revenues and costs on buy/sell contracts is relatively immaterial, the gross amounts reported for buy/sell revenues and costs are material.

     A substantial decline in crude oil prices began in late 1997 and is continuing in 1998, with crude oil prices currently at their lowest level in over a decade. These lower prices had a significant negative impact on the Company's results in the first quarter of 1998 and are expected to continue to negatively impact 1998 financial results.

     Subject to completion of the Offerings, the Company and DuPont expect to give all current employees of the Company the option, subject to specific country and legal requirements, to convert all or part of their options to purchase DuPont common stock or SARs with respect to DuPont common stock into comparable options to acquire Class A Common Stock, or SARs with respect to Class A Common Stock, with an equal aggregate intrinsic value. The conversion offer will be deemed a change in the terms of certain awards granted to Conoco employees. As a result, the Company will incur a non-cash charge to compensation expense in the quarter the Offerings are completed of approximately $150 to 200 million after-tax, depending on the market price of DuPont common stock at the time of conversion and the number of options to purchase DuPont common stock or SARs converted. Since the conversion would be a one-time event, occurring after the Offerings, the charge is not reflected in the Pro Forma financial information included in this Prospectus. See "Management -- Treatment of Outstanding Stock Options and Stock Appreciation Rights."

RESULTS OF OPERATIONS

     COMBINED RESULTS

     A summary of the Company's Sales and Other Operating Revenues and Combined Net Income, by business segment, is as follows:

                                                                                THREE MONTHS
                                                   YEAR ENDED DECEMBER 31      ENDED MARCH 31
                                                 ---------------------------   ---------------
                                                  1995      1996      1997      1997     1998
                                                 -------   -------   -------   ------   ------
                                                                 (IN MILLIONS)
SALES AND OTHER OPERATING REVENUES
Upstream.......................................  $ 3,270   $ 4,726   $ 5,254   $1,573   $1,319
Downstream.....................................   17,038    19,425    20,033    4,898    4,213
Corporate and Other............................       20        79       509       89      204
                                                 -------   -------   -------   ------   ------
     Total Sales and Other Operating
       Revenues................................  $20,328   $24,230   $25,796   $6,560   $5,736
                                                 =======   =======   =======   ======   ======

COMBINED NET INCOME
Upstream
  United States................................  $   258   $   314   $   445   $  162   $   88
  International................................      234       367       439      122      143
                                                 -------   -------   -------   ------   ------
     Total Upstream............................  $   492   $   681   $   884   $  284   $  231
Downstream
  United States................................  $   112   $   172   $   216   $   34   $   34
  International................................      121       117        91       43       57
                                                 -------   -------   -------   ------   ------
     Total Downstream..........................  $   233   $   289   $   307   $   77   $   91
Corporate and Other............................     (150)     (107)      (94)     (20)      (6)
                                                 -------   -------   -------   ------   ------
     Combined Net Income.......................  $   575   $   863   $ 1,097   $  341   $  316
                                                 =======   =======   =======   ======   ======

     NON-RECURRING ITEMS

     Combined net income includes the following non-recurring items on an after-tax basis:

                                                                            THREE MONTHS
                                                YEAR ENDED DECEMBER 31     ENDED MARCH 31
                                                -----------------------    --------------
                                                1995     1996     1997     1997     1998
                                                -----    -----    -----    -----    -----
                                                              (IN MILLIONS)
Asset sales..................................   $ --     $ 35     $240     $ --      $23
Property impairments.........................    (45)     (63)    (167)      --       --
Tax rate changes.............................     --       --       30       --       --
Environmental insurance litigation
  recoveries.................................     --       44       --       --       --
Employee separation costs....................     --      (22)      --       --       --
Other........................................     --       --      (23)      --       --
                                                ----     ----     ----     ----      ---
     Total non-recurring items...............   $(45)    $ (6)    $ 80     $ --      $23
                                                ====     ====     ====     ====      ===

     First quarter 1998 non-recurring items reflect a $23 million gain on the sale of North Sea producing and non-producing properties. There were no non-recurring items in the first quarter of 1997.

     1997 non-recurring items include $240 million in gains from asset sales consisting of $191 million associated with both producing and non-producing properties in the North Sea and $49 million in the United States. Such asset sales are part of the Company's rationalization program, designed to improve profitability by concentrating operations on core properties. A U.K. tax rate change also provided a $30 million benefit in 1997. Largely offsetting these benefits were property impairments of $167 million, with $55 million attributable to the write-down of an office building held for sale in Europe and $112 million reflecting the impairment of certain international non-revenue producing properties. Other losses of $23 million include litigation settlements.

     1996 non-recurring items include $35 million in gains from asset sales consisting of $19 million associated with the sale of the Company's retail marketing business in Ireland and $16 million from the sale of producing and non-producing properties in the United States. Environmental insurance litigation recoveries also resulted in a $44 million benefit. Offsetting these benefits was a $63 million impairment associated with a write-down of an investment in a European gas marketing joint venture and employee separation costs of $22 million.

     1995 non-recurring items reflect $45 million in property impairments associated with implementation of Statement of Financial Accounting Standards No. 121 -- "Accounting for Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of."

     Combined net income excluding the above non-recurring items ("underlying net income") was $293 million in the first quarter of 1998, $1,017 million in 1997, $869 million in 1996 and $620 million in 1995.

     First Quarter 1998 versus First Quarter 1997

     The Company had first quarter combined net income of $316 million in 1998, down 7 percent from $341 million in the first quarter of 1997. The Company had underlying net income of $293 million in the first quarter of 1998, down 14 percent from $341 million in the first quarter of 1997. Lower underlying net income primarily reflects lower net realized crude oil and natural gas prices. The effect of lower crude oil and natural gas prices was partly offset by higher natural gas volumes, increased oil production in countries with lower effective tax rates, lower exploration costs, improved international Downstream margins and the favorable resolution of certain tax issues. In addition, underlying net income benefited from gains on Upstream asset sales not considered to be non-recurring items.

     Sales and Other Operating Revenues for the first quarter of 1998 were $5.7 billion, down 13 percent from the first quarter of 1997, primarily due to a decrease in worldwide refined product volumes and prices and lower crude oil and natural gas prices. The Company's worldwide net realized crude oil price was $13.64 per barrel for the quarter, down $6.88 per barrel, or 34 percent, from $20.52 per barrel in the first quarter of 1997. Worldwide natural gas prices averaged $2.58 per thousand cubic feet (mcf) for the quarter, compared with $3.15 per mcf in the same period in 1997. Lower worldwide natural gas prices were primarily driven by lower natural gas prices in the United States. First quarter 1998 realized prices included support from a $14 million natural gas hedge. Worldwide crude oil and condensate production in the first quarter of 1998 was 321,000 barrels per day versus 324,000 barrels per day in the first quarter 1997. Worldwide natural gas deliveries in the first quarter of 1998 were up 5 percent to 1,298 million cubic feet per day from 1,239 million cubic feet per day in the first quarter of 1997. Worldwide refined product sales were 971,000 barrels per day, down 7 percent versus 1997. Crude oil and refined product buy/sell and natural gas and electric power resale activities in the first quarter of 1998 totaled $1.2 billion, down 10 percent compared to $1.4 billion in the first quarter of 1997.

     Cost of Goods Sold and Other Operating Expenses for the first quarter of 1998 totaled $3.4 billion, a decrease of $0.7 billion, or 17 percent, compared to $4.1 billion in the first quarter of 1997, primarily due to lower crude oil, natural gas and refined product prices for buy/sell contracts and slightly lower crude oil and refined product volumes offset by higher natural gas deliveries.

     Selling, General and Administrative Expenses for the first quarter of 1998 totaled $183 million, an increase of $15 million, or 9 percent, compared to $168 million in the first quarter of 1997, primarily due to higher costs in international Downstream marketing operations resulting from retail marketing expansion activities.

     Exploration Expenses for the first quarter of 1998 totaled $67 million, a decline of $24 million, or 26 percent, compared to $91 million in the first quarter of 1997, due to lower amortization of non-producing leasehold properties in the United States, lower overhead and operating costs and lower dry hole costs.

     Depreciation, Depletion and Amortization for the first quarter of 1998 totaled $267 million, essentially unchanged from the first quarter of 1997 of $268 million.

     Provision for Income Taxes for the first quarter of 1998 totaled $190 million, down 47 percent compared to $361 million for the first quarter of 1997. This reflects an effective tax rate of approximately 38 percent in the first quarter of 1998 compared to 51 percent in the first quarter of 1997 due to increased oil production in countries with lower effective tax rates and the favorable resolution of certain tax issues.

     1997 versus 1996

     Combined net income for 1997 of $1,097 million was up 27 percent from $863 million the prior year. The Company had underlying net income of $1,017 million in 1997, up 17 percent from $869 million in 1996. The increase was attributable to strong refinery margins, reduced operating costs, higher refined product sales in the United States, higher U.S. natural gas prices, and increased refinery production in Europe. These increases were partly offset by lower worldwide crude oil prices. Underlying earnings also benefited from gains from asset sales not included in non-recurring items.

     Sales and Other Operating Revenues of $25.8 billion in 1997 were up 6 percent compared to $24.2 billion in the prior year, as higher Downstream product prices and volumes, increased international natural gas volumes and stronger domestic natural gas prices more than compensated for lower crude oil prices. Worldwide natural gas prices were up 14 percent to $2.51 per mcf in 1997 from $2.21 per mcf in 1996. Worldwide net realized crude oil prices were $18.58 per barrel, down $1.53 per barrel, or eight percent, from $20.11 per barrel in 1996. Worldwide crude oil and condensate production averaged 337,000 barrels per day for the year, up slightly versus 1996. Worldwide natural gas deliveries in 1997 of 1,203 million cubic feet per day were essentially unchanged from 1,211 million cubic feet per day in 1996 as higher international natural gas volumes were offset by lower domestic natural gas volumes. Worldwide refined product sales were 1,048,000 barrels per day in 1997, up 5 percent versus 1996. Crude oil and refined product buy/sell and natural gas and electric power resale activities in 1997 totaled $5.5 billion, up 32 percent compared to $4.2 billion in 1996.

     Cost of Goods Sold and Other Operating Expenses in 1997 totaled $16.2 billion, up 11 percent compared to $14.6 billion in 1996, due to higher refined product volumes and crude oil and refined product buy/sell contract activity and natural gas and electric power resale activities.

     Selling, General and Administrative Expenses in 1997 totaled $726 million, a decrease of $29 million, or 4 percent, compared to $755 million in 1996, primarily due to lower costs for retail expansion activities in the U.S. Mid-Continent region.

     Exploration Expenses in 1997 totaled $457 million, an increase of $53 million, or 13 percent, compared to $404 million in 1996, due to higher international exploration overhead and operating costs, higher international dry hole costs and an adjustment of certain non-producing United States leasehold properties.

     Depreciation, Depletion and Amortization in 1997 totaled $1,179 million, an increase of $94 million, or 9 percent, compared to $1,085 million in 1996 due to higher depreciation resulting from a write down of an office building held for sale in the U.K. and an impairment of certain international non-revenue producing properties.

     Provision for Income Taxes totaled $1,010 million in 1997, down 3 percent compared to $1,038 million in 1996. The lower provision reflects an effective tax rate of approximately 48 percent in 1997 compared to 55 percent in 1996. The decrease in the effective tax rate was primarily due to a lower proportion of earnings from operations in countries with higher effective tax rates.

     1996 versus 1995

     Combined net income for 1996 of $863 million was up 50 percent from $575 million in 1995. The Company had underlying net income of $869 million in 1996, up 40 percent from $620 million in 1995. The improvement was due to higher crude oil and natural gas prices, higher international crude oil and natural gas volumes, and higher refining margins. Partly offsetting these benefits were higher crude oil costs and startup costs related to the Humber refinery's new vacuum unit in the United Kingdom.

     Sales and Other Operating Revenues of $24.2 billion in 1996 were up 19 percent compared with $20.3 billion in 1995, principally resulting from higher crude oil and natural gas prices and higher international crude oil and natural gas volumes, partly offset by lower industry-wide marketing prices. The Company's worldwide net realized crude oil price averaged $20.11 per barrel for 1996, up 22 percent from $16.52 per barrel in 1995. Worldwide natural gas prices averaged $2.21 per mcf in 1996, compared to $1.86 per mcf in 1995. Worldwide crude oil and condensate production was 336,000 barrels per day for 1996 compared to 317,000 barrels per day in 1995. Worldwide natural gas deliveries were 1,211 million cubic feet per day in 1996 compared to 1995 deliveries of 1,126 million cubic feet per day. Worldwide refined product sales were 998,000 barrels per day in 1996, up from 983,000 barrels per day in 1995. Crude oil and refined product buy/sell contracts and natural gas and electric power resale activities in 1996 totaled $4.2 billion, up 67 percent compared to $2.5 billion in 1995.

     Cost of Goods Sold and Other Operating Expenses in 1996 totaled $14.6 billion, an increase of $3.5 billion or 31 percent, compared to $11.1 billion in 1995 due to higher crude oil and natural gas prices and higher volumes for crude oil, natural gas and refined products plus higher purchased refined product costs.

     Selling, General and Administrative Expenses in 1996 totaled $755 million, an increase of $27 million, or 4 percent, compared to $728 million in 1995, primarily due to costs for retail marketing expansion activities in the U.S. Mid-Continent region.

     Exploration Expenses in 1996 totaled $404 million, an increase of $73 million, or 22 percent, compared to 1995 of $331 million, primarily due to higher U.S. exploration overhead and operating costs and higher dry hole costs.

     Depreciation, Depletion and Amortization in 1996 totaled $1,085 million, an increase of $18 million, or 2 percent, compared to $1,067 in 1995, primarily due to higher depreciation from international retail marketing expansion activities.

     Provision for Income Taxes totaled $1,038 in 1996, up 34 percent compared to $774 million in 1995. This reflects a relatively constant effective tax rate of approximately 55 percent in 1996 compared to 57 percent in 1995.

UPSTREAM SEGMENT RESULTS

                                                                               THREE MONTHS
                                                                                   ENDED
                                                     YEAR ENDED DECEMBER 31      MARCH 31
                                                    ------------------------   -------------
                                                     1995     1996     1997    1997    1998
                                                    ------   ------   ------   -----   -----
                                                                 (IN MILLIONS)
Combined Net Income...............................   $492     $681     $884    $284    $231
Non-recurring Items...............................     39       58     (147)     --     (23)
                                                     ----     ----     ----    ----    ----
Combined Underlying Net Income....................   $531     $739     $737    $284    $208
                                                     ====     ====     ====    ====    ====

     First Quarter 1998 versus 1997

     Upstream combined net income was $231 million in the first quarter of 1998, down 19 percent from $284 million in the first quarter of 1997. U.S. Upstream underlying net income totaled $88 million in the first quarter of 1998, down 46 percent from $162 million in the comparable period of 1997. Lower U.S. Upstream underlying net income was due to lower crude oil and natural gas prices and lower oil volumes due to prior asset dispositions and crude oil production declines. These factors more than offset gains on asset dispositions not included in non-recurring items, increased natural gas production and lower exploration expenses. Natural gas volumes were up 5 percent, as production from the South Texas fields acquired in 1997 increased more than natural gas production declined elsewhere. Outside the United States, Upstream underlying net income was $120 million, down 2 percent, from $122 million in the comparable period in 1997, as the effect of higher natural gas volumes, lower exploration expenses, and the favorable resolution of certain tax issues combined to almost offset the effect of significantly lower crude oil prices. Despite slightly lower crude oil volumes resulting from the sale of the Company's interest in the mature Ula and Gyda fields in Norway, earnings benefited from higher production from countries with relatively low tax rates (primarily the United Kingdom and Nigeria).

     1997 versus 1996

     Upstream combined net income was $884 million in 1997, up 30 percent, compared to $681 million in 1996. Upstream underlying net income totaled $737 million in 1997, essentially unchanged from the previous year. United States Upstream underlying net income totaled $396 million, up 30 percent from $305 million in 1996, due to higher gas prices and gains from asset sales not included in non-recurring items, which more than offset lower crude oil prices. U.S. production costs per BOE were $4.23, up $0.12 per BOE or 3 percent, compared to $4.11 per BOE in 1996, due to higher production taxes. Outside the United States, underlying net income was $341 million, down 21 percent from $434 million in 1996 due to lower crude oil prices, partly offset by increased crude oil and natural gas volumes associated with the first year of oil production from Nigeria and increased production from the Heidrun and Troll fields in Norway and the Canadian Foothills. International production costs per BOE were $4.19 per BOE, up $0.51 per BOE, or 14 percent, compared to $3.68 per BOE in 1996, resulting from FPSO lease costs on new fields in the United Kingdom and costs incurred on development projects that have not yet begun production.

     1996 versus 1995

     Upstream combined net income was $681 million in 1996, up 38 percent, compared with $492 million in 1995. Upstream underlying net income totaled $739 million in 1996, up 39 percent from $531 million in 1995. U.S. Upstream underlying net income totaled $305 million, up $40 million, or 15 percent, versus the prior year due to higher crude oil and natural gas prices. U.S. production costs per BOE were $4.11 per BOE, up $0.33 per BOE, or 9 percent, compared to $3.78 per BOE in 1995, due to higher production taxes. Outside the United States, underlying net income was $434 million, up $168 million, or 63 percent, versus $266 million earned in 1995, due to higher crude oil and natural gas prices and higher international natural gas volumes. International natural gas volumes increased 23 percent due to production increases in the United Kingdom and the Canadian Foothills. International production costs per BOE were $3.68 per BOE, down $0.34 per BOE, or 8 percent, compared to $4.02 per BOE in 1995, due to higher crude production from the Heidrun field in Norway.

DOWNSTREAM SEGMENT RESULTS

                                                                                    THREE
                                                                                   MONTHS
                                                                                    ENDED
                                                       YEAR ENDED DECEMBER 31     MARCH 31
                                                      ------------------------   -----------
                                                       1995     1996     1997    1997   1998
                                                      ------   ------   ------   ----   ----
                                                                  (IN MILLIONS)
Combined Net Income.................................   $233     $289     $307    $77    $91
Non-recurring Items.................................      6      (52)      67     --     --
                                                       ----     ----     ----    ---    ---
Combined Underlying Net Income......................   $239     $237     $374    $77    $91
                                                       ====     ====     ====    ===    ===

     First Quarter 1998 versus 1997

     Downstream combined and underlying net income were both $91 million in the first quarter of 1998, up 18 percent from $77 million in the comparable period in 1997, due to higher European refined product margins. U.S. Downstream underlying net income was $34 million in the first quarter of 1998, unchanged from $34 million in the first quarter of 1997, as lower refinery production, due to scheduled refinery maintenance, was offset by higher refined product margins. Downstream underlying net income outside the United States was $57 million in the first quarter of 1998, up 33 percent, from $43 million in the comparable period in 1997, reflecting better refining and marketing margins. In the United Kingdom, a continued strengthening of retail marketing prices resulted in higher marketing margins.

     1997 versus 1996

     Downstream combined net income was $307 million, up 6 percent from $289 million in 1996. Downstream underlying net income increased 58 percent to $374 million in 1997, compared with $237 million in the prior year. In the United States, Downstream underlying net income was $239 million versus $136 million in 1996, an increase of 81 percent. The improvement was attributable to strong refining margins, reduced operating costs and higher refined product sales from the new Lake Charles, Louisiana, hydrocracker expansion project. Outside the United States, Downstream underlying net income was $135 million, up 34 percent from $101 million in the comparable period in 1996, primarily due to higher European refining margins and increased refinery production from the Humber refinery's new vacuum unit in the U.K. The Company's refineries ran at 91 percent capacity in 1997, 10 percent higher than 1996. The increase was primarily due to less downtime incurred in 1997, compared to 1996 when major expansions were taking place at the Lake Charles and Humber refineries.

     1996 versus 1995

     Downstream combined net income was $289 million, up 24 percent from $233 million in 1995. Downstream underlying net income of $237 million in 1996 was essentially unchanged from $239 million in 1995, as improved refining margins were offset by higher marketing product costs. In the United States, Downstream underlying net income was $136 million in 1996 compared with $122 million in 1995, an increase of 11 percent, reflecting gradually improving retail margins despite higher marketing product costs. Outside the United States, Downstream underlying net income was $101 million, down 14 percent versus $117 million in 1995, attributable to startup and other costs relating to the Humber refinery's new vacuum unit in the United Kingdom. The Company's refineries ran at 83 percent of capacity in 1996, down 14 percent from 1995 due to more downtime incurred in 1996 relating to the major expansions at the Lake Charles and Humber refineries.

CORPORATE AND OTHER SEGMENT RESULTS

     Corporate and Other combined net income includes:

                                                                            THREE MONTHS
                                                                                ENDED
                                                  YEAR ENDED DECEMBER 31      MARCH 31
                                                 ------------------------   -------------
                                                  1995     1996     1997    1997    1998
                                                 ------   ------   ------   -----   -----
                                                              (IN MILLIONS)
Net Interest Income (Expense)..................  $   5    $  28    $  35    $  5    $ 19
Exchange Gains (Losses)........................    (40)      (7)      21       3       7
Other Corporate Expenses(1)....................   (115)    (128)    (150)    (28)    (32)
                                                 -----    -----    -----    ----    ----
Combined Net Income............................  $(150)   $(107)   $ (94)   $(20)   $ (6)
                                                 =====    =====    =====    ====    ====

---------------

(1) Includes general corporate expenses, financing costs and other non-operating items and results for electric power and related-party insurance operations.

     First Quarter 1998 versus 1997

     Corporate and Other results for the first quarter of 1998 were a loss of $6 million, an improvement of $14 million versus the comparable period in 1997, primarily reflecting an improvement in Net Interest Income (Expense) due to lower average related-party borrowings in the first quarter of 1998 versus 1997.

     On July 20, 1998, a dividend of $7,500 million was declared and paid by the Company in the form of a promissory note to shareholders of record as of July 20, 1998. The resulting increase in debt will substantially increase the amount of interest expense incurred by the Company in the third and fourth quarter. See "Pro Forma Combined Financial Statements."

     1997 versus 1996

     Corporate and Other reported a loss of $94 million in 1997, an improvement of $13 million from 1996 results. Net Interest Income (Expense) in 1997 was improved by $7 million versus 1996, primarily due to increased after-tax capitalized interest on major Upstream development projects. The Company incurred an after-tax exchange gain of $21 million in 1997 compared with a loss of $7 million in 1996, primarily reflecting the impact of Norwegian Kroner and British Pound exchange rate movements on U.S. dollar-denominated working capital balances. Other Corporate Expenses were $22 million higher in 1997 versus 1996 due to additional costs associated with the Company's emerging electric power business and other miscellaneous items.

     1996 versus 1995

     Corporate and Other reported a loss of $107 million in 1996, an improvement of $43 million over 1995. Net Interest Income (Expense) in 1996 improved $23 million versus 1995, primarily reflecting increased after-tax capitalized interest on major Upstream development projects. The Company incurred an after-tax exchange loss of $7 million in 1996, compared with a loss of $40 million in 1995, primarily attributable to the January 1, 1996 change in reporting to reflect the local currency as the functional currency for the Company's integrated Western European operations. (See Note 2 to the Combined Financial Statements).

LIQUIDITY AND CAPITAL RESOURCES

     CASH PROVIDED BY OPERATIONS

     Cash provided by operations in the first quarter of 1998 decreased $297 million versus the first quarter of 1997, as cash provided by operations before changes in operating assets and liabilities decreased $123 million compared to the first quarter of 1997. Tax payments attributable to 1997 asset sales, a decrease in accounts payable largely offset by a decrease in accounts receivable due to lower crude oil prices and the timing of payments on other operating liabilities also contributed to the decrease in cash provided by operations versus 1997.

     Cash provided by operations increased $480 million during 1997, a 20 percent increase over 1996, primarily reflecting the $303 million received from a contract for future sales of natural gas to Centrica, a United Kingdom gas marketing company. Cash provided by operations before changes in operating assets and liabilities improved $34 million compared to 1996. Other non-cash charges and credits includes $167 million to eliminate the non-cash charges for impairment of non-revenue producing properties and an office building held for sale.

     Cash provided by operations increased $472 million during 1996, a 25 percent increase over 1995. The improvement from 1995 reflects a $263 million increase in 1996 cash provided by operations before changes in operating assets and liabilities. Cash provided by operations in 1996 also benefited from environmental insurance litigation recoveries of $44 million.

     INVESTMENT ACTIVITIES

     Summary

     Total capital investments, including investments in affiliates and acquisitions, were $3.1 billion in 1997, a 60 percent increase over 1996. This increase primarily reflects the $0.9 billion spent in connection with the Lobo Acquisition. Capital investments in 1996 and 1995 were $1.9 and $1.8 billion, respectively. The 6 percent increase in 1996 from 1995 is primarily attributable to increased investment in Upstream operations in Europe and, in particular, development of the Britannia gas field. Exploration capital investments were approximately $0.2 billion each year in 1997, 1996 and 1995.

     The Company expects to make capital investments of $2.5 billion during 1998, up approximately 14 percent versus 1997 capital investments excluding the Lobo Acquisition. Approximately 60 percent of 1998 capital investments are targeted outside the United States. Approximately 70 percent of 1998 capital investments are allocated to Upstream, with a majority of this devoted to development projects in South Texas, deepwater Gulf of Mexico, Venezuela, the U.K. and Norway. Approximately $0.2 billion will also be devoted to exploratory drilling. Downstream capital investments are targeted at completion of the Melaka refinery, expansion of retail marketing operations, particularly in Europe, and upgrades and maintenance of existing facilities. The Company has also earmarked approximately $50 million for its emerging electric power business. The Company's capital investment program may be adjusted as business conditions warrant. See also "Business."

     Upstream

     Upstream capital investments totaled $2.5 billion in 1997, an increase of 100 percent over 1996, primarily reflecting the $0.9 billion Lobo Acquisition. Upstream capital investments were $1.3 billion and $1.2 billion in 1996 and 1995, respectively.

     -- United States

     During 1997, the Company spent $1.5 billion on capital projects in the United States. Besides the $0.9 billion Lobo Acquisition and exploratory drilling, expenditures focused on development of the partner-operated Ursa field in deepwater Gulf of Mexico, construction of two deepwater drillships, acquisition of additional reserves and exploratory acreage in the San Juan Basin and expansion of onshore natural gas operations.

     In 1996, U.S. capital investments were $0.4 billion, with expenditures focused on continuing operations and development. Capital investments were $0.5 billion in 1995 and included the acquisition of two South Texas gas fields from Enron Oil & Gas Company.

     -- International

     International capital investments totaled nearly $1.0 billion in 1997, up 16 percent from 1996. The Company continued to develop the Britannia gas field in the U.K. North Sea, which is scheduled to begin production in the third quarter of 1998. Other significant capital investments were made for exploratory drilling and development projects such as the Petrozuata joint venture in Venezuela, the Ukpokiti field offshore Nigeria, the Visund field in the Norwegian North Sea, a methanol plant in Norway and the Boulton gas field in the U.K. North Sea.

     In 1996, international capital investments were $0.9 billion, up 14 percent compared to $0.8 billion in 1995. The 1996 increase reflects expenditures to develop the Britannia field and $67 million to fund the Company's share of losses incurred by a European gas marketing joint venture. These increases were partially offset by reduced capital expenditures due to the Heidrun field in Norway coming on stream in late 1995.

     Downstream

     Downstream capital investments totaled $558 million in 1997, a decrease of 18 percent versus 1996, primarily reflecting completion of the acidic crude vacuum unit at the Company's Humber refinery in the U.K. as well as the acquisition of an equity interest in two refineries in the Czech Republic during 1996. Downstream capital investments were $680 and $613 million in 1996 and 1995, respectively. The 11 percent increase in 1996 versus 1995 reflects increased expenditures for construction of the Melaka refinery and acquisition of equity interests in two Czech refineries, somewhat offset by decreased expenditures on the Lake Charles refinery's hydrocracker expansion project, and construction of retail marketing outlets in Thailand during 1995.

     -- United States

     During 1997, the Company spent $227 million on Downstream capital projects in the United States, up 4 percent from 1996, with the majority of these funds being used to support continuing operations and optimization of retail marketing operations. The Company also invested funds for an equity interest in Penreco, a joint venture with Pennzoil that will produce and market highly refined specialty petroleum products.

     Capital investments in 1996 totaled $218 million, down 26 percent from 1995. The most significant investments related to the completion of the 45,000 barrel per day expansion of the Lake Charles refinery's sour crude oil processing capability to support the Excel Paralubes lube oil hydrocracker, another joint venture with Pennzoil.

     Investments in 1995 totaled $293 million and included costs for the construction of a plant to produce Conoco LiquidPower(R), the acquisition of 61 retail marketing outlets, and initial costs associated with the Lake Charles refinery expansion.

     -- International

     During 1997, the Company spent $331 million on Downstream international capital investments, down 28 percent from 1996, with expenditures focused on strengthening the Company's retail marketing position in core markets such as Germany, Austria and the Nordic countries, expanding in targeted retail growth markets in Central and Eastern Europe, Spain and Turkey, and continuing the construction of the Melaka refinery, which is expected to begin operations in the second half of 1998.

     1996 capital investments totaled $462 million, up 44 percent from 1995 and included costs for the acidic crude vacuum unit at the Company's Humber refinery, construction expenditures related to the Melaka refinery, acquisition of equity interests in two Czech refineries, and expansion of retail marketing operations, particularly in Eastern Europe.

     In 1995, the Company made capital investments of $320 million including investments in the Humber and Melaka refinery projects, an acquisition of a 28.9 percent equity interest in a Turkish distribution and marketing company, and the opening of retail marketing outlets in Thailand.

     Corporate and Other

     Capital investments in 1997 were $23 million, most of which represents the Company's investment in electric power generation projects in international equity affiliates.

     There were no capital investments in Corporate and Other during 1996 and 1995.

     FINANCING

     The Company's ability to maintain and grow its operating income and cash flow is dependent upon continued capital spending. The Company believes its future cash flow from operations and its borrowing capacity should be sufficient to fund its dividends, if any, debt service, capital expenditures, and working capital requirements.

     Cash flow in 1996 includes a $269 million benefit from the formation of a partnership, Conoco Oil and Gas Associates, L.P. ("COGA"), in which the Company has a general partnership interest of 67 percent. The remaining 33 percent is owned by Vanguard Energy Investors L.P. ("Vanguard"), of which the Company owns 10 percent. In 1996, certain of the Company's subsidiaries contributed assets with an aggregate fair value of $613 million to COGA for a general partnership interest. Cash of $300 million was contributed by Vanguard as limited partner and under the terms of the partnership agreement, COGA can require an additional cash contribution of up to $200 million from Vanguard prior to December 31, 1998. The net result of this transaction was to increase minority interest by $297 million.

     Vanguard is entitled to a cumulative annual priority return on its investment and participation in residual earnings at rates established in the partnership agreement. The priority return rate, currently 6.5 percent, is negotiated every four years commencing in 1999. If at that time Vanguard and the Company are unable to agree on a priority return for the subsequent four-year period, then the partnership would be dissolved, with COGA being required to liquidate the partnership and distribute cash and properties to the partners based on their individual interests. The estimated impact of such an event is a cash outflow not materially different from the recorded amount of minority interest. See Note 18 to the Combined Financial Statements.

     Prior to the Separation, the businesses transferred to the Company were funded through DuPont. Apart from limited recourse project financings related to various joint ventures, equipment lease facilities and financing of certain refinery equipment and other smaller financings, the Company has had limited indebtedness to third parties. After the Offerings, the Company's operations will be funded through related party debt with DuPont. The Company intends to refinance this related party debt with a combination of commercial paper, bank debt and public debt. The Company plans to enter into a $500 million Revolving Credit Facility with DuPont to fund routine working capital requirements. See "Arrangements Between the Company and DuPont."

MARKET RISKS

     The Company operates in the worldwide crude oil, refined product, natural gas and natural gas liquids markets and is exposed to fluctuations in interest rates, foreign currency exchange rates and hydrocarbon prices that can affect the revenues and cost of operating, investing and financing. The Company's management has and intends to use financial and commodity based derivative contracts to reduce the risk in the Company's overall earnings and cash flow when the benefits of avoiding disruption of the Company's value creation process (primarily long-term exploration and capital investment programs) are anticipated to more than offset the risk management costs involved.

     The Company has established a Financial Risk Management Policy Framework that provides guidelines for entering into contractual arrangements (derivatives) to manage the Company's commodity price, foreign currency exchange rate, and interest rate risks. The Conoco Risk Management Committee has ongoing responsibility for the content of this policy and has principal oversight responsibility for compliance with the policy framework by ensuring proper procedures and controls are in place. These procedures establish derivative control and valuation processes, routine monitoring and reporting requirements and counterparty credit approval procedures. Additionally, the Company's internal audit group conducts routine reviews of these risk management activities to assess the adequacy of internal controls and the audit results are reviewed by the Conoco Risk Management Committee and by operating management.

     The counterparties to these contractual arrangements are limited to major financial institutions and other major companies in the petroleum business. Although the Company is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures, and limits to the period over which unpaid balances are allowed to accumulate. The Company has not experienced nonperformance by counterparties to these contracts and no material loss would be expected from any such individual nonperformance.

     COMMODITY PRICE RISK

     The Company enters into energy-related futures, forwards, swaps and options in various markets to balance its physical systems to meet customer needs and to manage its exposure to price fluctuations on anticipated crude oil, natural gas, refined product and electric power transactions. These instruments provide a natural extension of the underlying cash market and are used to physically acquire a portion of supply requirements and to manage pricing of near term physical requirements. The commodity futures market has underlying principles of increased liquidity and longer trading periods than the cash market and is one method of managing price risk in the petroleum business.

     From time to time, management may use derivatives to establish longer-term positions to hedge the price risk for the Company's equity crude oil and natural gas production as well as refinery margins.

     Under the Company's policy, hedging includes only those transactions that offset physical positions and reduce overall company exposure to prevailing market price risk. Trading is defined as any transaction that does not meet the definition of a hedge. After-tax gain/loss from risk trading has not been material.

     The fair value gain (loss) of outstanding derivative commodity instruments and the change in fair value that would be expected from a 10 percent adverse price change are shown in the table below:

                                                                              CHANGE
                                                                             IN FAIR
                                                                            VALUE FROM
                                                                               10%
                                                                             ADVERSE
                                                                              PRICE
                    AT DECEMBER 31, 1997                       FAIR VALUE     CHANGE
                    --------------------                       ----------   ----------
                                                                   ($ IN MILLIONS)
Crude Oil and Refined Products
  Hedging...................................................       (3)          (8)
  Trading...................................................       (6)         (18)
  Combined..................................................       (9)         (26)
Natural Gas -- Hedging......................................        8           (9)
Electric Power Trading......................................       --           --

                                                                              CHANGE
                                                                             IN FAIR
                                                                            VALUE FROM
                                                                               10%
                                                                             ADVERSE
                                                                              PRICE
                     AT MARCH 31, 1998                         FAIR VALUE     CHANGE
                     -----------------                         ----------   ----------
                                                                   ($ IN MILLIONS)
Crude Oil and Refined Products
  Hedging...................................................      (10)          (7)
  Trading...................................................      (12)          (6)
  Combined..................................................      (22)         (13)
Natural Gas -- Hedging......................................       (8)          (2)
Electric Power Trading......................................       (2)          (4)

     The fair values of the futures contracts are based on quoted market prices obtained from the New York Mercantile Exchange or the International Petroleum Exchange of London. The fair values of swaps and other over-the-counter instruments are estimated based on quoted market prices of comparable contracts and approximate the gain or loss that would have been realized if the contracts had been closed out at year end.

     All hedge positions offset physical positions exposed to the cash market; none of these offsetting physical positions are included in the above table.

     Price-risk sensitivities were calculated by assuming an across-the-board 10 percent adverse change in prices regardless of term or historical relationships between the contractual price of the instrument and the underlying commodity price. In the event of an actual 10 percent change in prompt month crude or natural gas prices, the fair value of the Company's derivative portfolio would typically change less than that shown in the table due to lower volatility in out-month prices.

     Additional details regarding accounting policy for these financial instruments are set forth in Note 2 to the Combined Financial Statements.

     FOREIGN CURRENCY EXCHANGE RATE RISK

     The Company's operations in 40 countries expose it to foreign currency exchange rate risk. The Company does not intend to comprehensively hedge its exposure to currency rate changes, although it may choose to selectively hedge certain working capital balances, capital expenditures, cash returns from affiliates and certain tax payments.

     INTEREST RATE RISK

     Due to limited third party borrowings, the Company had no material interest rate risk associated with the debt used to finance its operations. Certain major capital investments were financed using project finance. The Company managed the interest rate risk of these transactions, when appropriate, with a combination of financial derivative instruments to balance the fixed and floating interest rates. Subsequent to the Offerings, the Company intends to manage its interest rate exposure using a combination of financial derivative instruments as part of its program to manage the fixed and floating interest rate mix of the total debt.

ENVIRONMENTAL EXPENDITURES

     The costs to comply with complex environmental laws and regulations, as well as internal voluntary programs, are significant and will continue to be so in the foreseeable future. For example, the Company anticipates substantial expenditures will be necessary to comply with Maximum Achievable Control Technology ("MACT") standards to be promulgated by EPA under the Clean Air Act, and specifications for motor fuels designed to reduce emissions of certain pollutants from vehicles using such fuels. See "Business -- Environmental Regulation -- Air Emissions." These costs may increase in the future, but are not expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

     Estimated pre-tax environmental expenses charged to current operations totaled about $136 million, before insurance recoveries, in 1997 as compared to approximately $162 million in 1996 and $129 million in 1995. These expenses include the remediation accruals discussed below, operating maintenance and depreciation costs for solid waste, air and water pollution control facilities and the costs of certain other environmental activities. The largest of these expenses resulted from the operation of wastewater treatment facilities and solid waste management facilities and facilities for the control and abatement of air emissions. Approximately 70 percent of total annual environmental expenses resulted from the operations of the Company's business in the United States.

     Capital expenditures for environmental control facilities totaled approximately $50 million in 1997, as compared to approximately $78 million in 1996 and $68 million in 1995. The Company estimates that capital expenditures for pollution control facilities will total approximately $51 million in 1998, and approximately $52 million in 1999.

     REMEDIATION EXPENDITURES

     The Resource Conservation and Recovery Act ("RCRA") extensively regulates the treatment, storage and disposal of hazardous waste and requires a permit to conduct such activities. RCRA requires permitted facilities to undertake an assessment of environmental conditions at the facility. If conditions warrant, the Company may be required to remediate contamination caused by prior operations. In contrast to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), often referred to as "Superfund," the cost of corrective action activities under the RCRA corrective action program are typically borne solely by the Company. The Company anticipates significant ongoing expenditures for RCRA remediation activities may be required over the next decade although annual expenditures for the near term are not expected to vary significantly from the range of such expenditures over the past few years. The Company's expenditures associated with RCRA and similar remediation activities conducted voluntarily or pursuant to state law were approximately $31 million in 1997, $34 million in 1996 and $32 million in 1995. In the long term, expenditures are subject to considerable uncertainty and may fluctuate significantly.

     The Company from time to time receives requests for information or notices of potential liability from EPA and state environmental agencies alleging that the Company is a potentially responsible party ("PRP") under CERCLA or an equivalent state statute. The Company on occasion also has been made a party to cost recovery litigation by those agencies or by private parties. These requests, notices and lawsuits assert potential liability for remediation costs at various sites that typically are not Company owned but allegedly contain wastes attributable to the Company's past operations. As of December 31, 1997, the Company had been notified of potential liability under CERCLA or state law at about 15 sites around the United States, with active remediation under way at seven of those sites. The Company received notice of potential liability at four new sites during 1997 compared with one similar notice in 1996 and one in 1995. The Company's expenditures associated with CERCLA and similar state remediation activities were not significant in 1997, 1996 and 1995.

     For most Superfund sites, the Company's potential liability will be significantly less than the total site remediation costs because the percentage of waste attributable to the Company versus that attributable to all other PRPs is relatively low. Other PRPs at sites where the Company is a party typically have had the financial strength to meet their obligations and, where they have not, or where PRPs could not be located, the Company's own share of liability has not materially increased. There are relatively few sites where the Company is a major participant, and neither the cost to the Company of remediation at those sites, nor at all CERCLA sites in the aggregate, is expected to have a material adverse effect on the competitive or financial condition of the Company.

     Cash expenditures not charged against income for previously accrued remediation activities under CERCLA, RCRA and similar state and foreign laws were $19 million in 1997, $19 million in 1996 and $16 million in 1995. Although future remediation expenditures in excess of current reserves are possible, the effect of any such excess on future financial results is not subject to reasonable estimation because of the considerable uncertainty regarding the cost and timing of expenditures. See "Business -- Environmental Regulation" and "Risk Factors -- Environmental Risks."

     REMEDIATION ACCRUALS

     The Company accrues for remediation activities when it is probable a liability has been incurred and reasonable estimates of the liability can be made. These accrued liabilities exclude claims against the Company's insurers or other third parties and are not discounted. Many of these liabilities result from CERCLA, RCRA and similar state laws that require the Company to undertake certain investigative and remedial activities at sites where the Company conducts or once conducted operations or at sites where Company-generated waste was disposed. The accrual also includes a number of sites identified by the Company that may require environmental remediation, but which are not currently the subject of CERCLA, RCRA or state enforcement activities. Over the next decade, the Company may incur significant costs under both CERCLA and RCRA. Considerable uncertainty exists with respect to these costs and under adverse changes in circumstances, potential liability may exceed amounts accrued as of December 31, 1997.

     Remediation activities vary substantially in duration and cost from site to site depending on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies and the presence or absence of potentially liable third parties. Therefore, it is difficult to develop reasonable estimates of future site remediation costs. At December 31, 1997, the Company's balance sheet included an accrued liability of $144 million as compared to $152 million and $137 million at year-end 1996 and 1995, respectively. Approximately 84 percent of the Company's environmental reserve at December 31, 1997 was attributable to RCRA and similar remediation liabilities (excluding voluntary remediations) and 16 percent to CERCLA liabilities. During 1997, remediation accruals of $13 million, offset by $54 million in insurance proceeds, resulted in a credit to income of $41 million, compared to credits of $70 million and $13 million in 1996 and 1995, respectively, also resulting from insurance recoveries. No significant additional recoveries are expected.

TAX MATTERS

     As a result of the Separation and the Offerings, and possible subsequent transactions, the Company may not be able to combine the results of its operations with those of DuPont in reporting income for U.S. federal, state, and non-U.S. income tax purposes. The Company believes this will not have a material adverse effect on the Company's earnings. At the time the Company is no longer included in DuPont's consolidated U.S. federal income tax return, it may become exposed to having its U.S. tax liability computed under the U.S. federal alternative minimum tax. Such a computation could have a material adverse effect on the year-to-year timing of the Company's cash flow.

     As of December 31, 1997, the Company had deferred tax assets in the amount of $1,065 million. Of this amount, $417 million related to tax benefits from operating losses incurred in start-up operations, including exploration and U.S. foreign tax credit carryforwards. These benefits were substantially offset by a valuation reserve. The Company believes it is more likely than not the balance of the deferred tax assets will be realized in future years.

YEAR 2000

     Historically, certain computerized systems have had two digits rather than four digits to define the applicable year, which could result in recognizing a date using "00" as the year 1900 rather than the year 2000. This could result in major failures or miscalculations, and is generally referred to as the "Year 2000" issue.

     The Company recognizes the Year 2000 issue as a broad business issue, whose impact extends beyond traditional computer hardware and software to automated plant systems and instrumentation, as well as to business third parties. The Company has committed resources to conduct risk assessments in each of these areas and is taking steps necessary to maintain business continuity. Failure by the Company, key suppliers, customers, and/or other constituents such as governments to become Year 2000 compliant on a timely basis could have a material adverse impact on the Company's operations or financial condition. The Company has established a "Year 2000 Project Team" to lead and coordinate all of its Year 2000 activities globally. The team is responsible for providing the necessary guidelines, leadership, tools and knowledge required to address this issue. It is also responsible for monitoring and reporting to executive management periodically.

     As to the systems of third parties linked to those of the Company, there can be no guarantee those systems that are not now compliant will be timely converted to Year 2000 compliance. Additionally, there can be no guarantee third parties of business importance to Conoco will successfully reprogram or replace, and test, all of their own computer hardware, software and process control systems. The failure of key third parties to achieve Year 2000 compliance could have a material adverse effect on Conoco's results of operations. Conoco is developing contingency plans to appropriately respond in the event certain third parties fail to become Year 2000 compliant.

     The Company estimates it will incur $15 million in out-of-pocket costs to become Year 2000 compliant and believes these costs will not have a material adverse effect on the Company's financial condition, operations or liquidity. The Company will devote all necessary resources to make its key systems Year 2000 capable on a timely basis. See "Risk Factors -- Risk of Year 2000 Noncompliance."

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Both Statements are effective for fiscal years beginning after December 15, 1997, and are disclosure-oriented statements. The Company adopted Statement No. 130 in the first quarter of 1998 and the accompanying financial statements reflect application of the provisions of this statement.

     The Company is required to adopt Statement No. 131 for its 1998 annual report and disclose segment information on the same basis used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company is currently assessing the effect of the new disclosure; however, the Company believes adoption of Statement No. 131 will have no financial impact on the Company.

     In February 1998, the Financial Accounting Standards Board issued Statement No. 132, "Employers' Disclosure About Pension and Other Postretirement Benefits" which revised disclosure requirements for pension and other postretirement benefits. It does not affect the measurement of the expense of the Company's pension and other postretirement benefits. The Company is required to adopt this Statement for the 1998 Annual Report and is currently assessing the effect of the new disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is required to adopt this Statement by the first quarter of 2000 and is currently assessing the effect of the new standard.

     Statement No. 133 provides, if certain conditions are met, that a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (fair value hedge), (2) a hedge of the exposure to variable cash flows of a forecasted transaction (cash flow hedge) or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction (foreign currency hedge).

     Under Statement No. 133, the accounting for changes in fair value of a derivative depends on its intended use and designation. For a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item. For a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. For a foreign currency hedge, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment. For all other items not designated as hedging instruments, the gain or loss is recognized in earnings in the period of change.

                                    BUSINESS

GENERAL

     Conoco, a major, integrated, international energy company, is involved in both the Upstream and Downstream segments of the petroleum business. Upstream activities include exploring for, and developing, producing and selling, crude oil, natural gas and natural gas liquids. Downstream activities include refining crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products and transporting, distributing and marketing petroleum products. The Company operates in 40 countries worldwide.

     As of December 31, 1997, Conoco had proved worldwide reserves of 2.6 billion BOE, 38 percent of which were natural gas. Based on 1997 annual production of 209 million BOE (excluding natural gas liquids from gas plant ownership), the Company had a reserve life of 12.4 years as of December 31, 1997. Over the last five years, Conoco has replaced an average of 190 percent of the oil and gas it has produced each year. Conoco owns or has equity interests in nine refineries worldwide, with a total crude and condensate processing capacity of approximately 798,000 barrels per day (including the new Melaka refinery in Malaysia, scheduled to commence operation in the second half of
1998). The Company has a marketing network of approximately 7,900 outlets in the United States, Europe and Asia. Based on public filings, for the year ended December 31, 1997, Conoco ranked eighth in the worldwide production of petroleum liquids by U.S.-based companies, eleventh in the production of natural gas, and eighth in refining throughput. For that same period, Conoco reported net income of $1,097 million on total revenues of $26.3 billion, representing a 27 percent improvement in net income over the prior year.

COMPANY HISTORY

     The Company was founded in 1875 in Ogden, Utah, as the Continental Oil and Transportation Company. In 1885, it was reincorporated with a new name, Continental Oil Company, as part of the nationwide Standard Oil Trust. In its early years, its principal operations were marketing oil and petroleum related products, primarily in the Rocky Mountain area and in California. In 1913, two years after the U.S. Supreme Court dissolved the Standard Oil Trust, the Company was again independently incorporated. From 1913 to 1929, the Company evolved into a fully integrated oil company, with operations in most states west of the Mississippi River.

     By 1929, Conoco had approximately 1,800 producing wells and had become one of the largest retailers of gasoline in the Rocky Mountain area. In that year it merged with the Marland Oil Company, an oil and gas company with wells and marketing operations from Oklahoma to Maryland. After World War II, the Company was an early participant in Gulf of Mexico exploration and production activities and moved aggressively overseas with Upstream assets in many parts of the world and Downstream assets in Western Europe. In 1981, Conoco was acquired by DuPont.

UPSTREAM

     SUMMARY

     Conoco is currently exploring for, developing or producing crude oil, natural gas and/or natural gas liquids in 18 countries around the world. In 1997, production averaged 654,000 BOE per day, consisting of 453,000 barrels of petroleum liquids (including natural gas liquids from gas plant ownership) and
1.2 billion cubic feet of natural gas per day. The bulk of this production came from fields located in the United States, the United Kingdom and Norway, with the remaining production coming from operations in Canada, the United Arab Emirates, Indonesia, Nigeria and Russia.

     In 1997, Conoco replaced nearly 450 percent of the oil and natural gas it produced, adding 938 million BOE to the Company's worldwide proved reserves, while producing 209 million BOE (excluding natural gas liquids from gas plant ownership), for a net addition of 729 million BOE. A large part of the reserve increase reflected the recording of 680 million barrels of proved oil reserves for the Company's interest in Petrozuata.

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

Excluding the recording of the Petrozuata reserves, Conoco replaced approximately 123 percent of its 1997 production. On December 31, 1997, the Company had proved reserves of 2.6 billion BOE, consisting of 1,624 million barrels of petroleum liquids and 5,861 billion cubic feet of natural gas, representing an increase of 58 percent on a BOE basis since December 31, 1993.

     In recent years, Conoco has significantly increased capital expenditures through participation in several large scale development projects. Conoco's capital investment in Upstream activities in 1997 was $2.5 billion, including approximately $0.9 billion for the Lobo Acquisition and $171 million for the continued development of Britannia. The Company expects to make Upstream capital investments in 1998 of approximately $1.8 billion, the largest of which will be made in continued development of the Lobo trend, Britannia, Ursa and Petrozuata. The Company believes that all of these projects will contribute to Conoco's 1999 production and significantly increase Conoco's production rates over current levels in future years.

     The majority of Conoco's exploration and production assets are located in North America (United States and Canada) and Western Europe (United Kingdom and Norway). The producing properties in these areas generate cash to fund growth opportunities around the world. Outside of North America and Western Europe, Conoco's investment activities are focused on areas that have the potential to become major business areas in the future, such as Northern South America and the Caribbean, and the Asia Pacific, Middle East and Russia/Caspian Sea regions. Conoco is exploring for oil and/or natural gas in 16 countries. Since 1996, Conoco has pursued and continues to implement an exploration strategy focused on acquiring large acreage positions in areas that are relatively under-explored. The purpose of these acreage acquisitions has been to establish Conoco at an early stage in areas that have the potential for large discoveries. Since 1996, Conoco has acquired significant acreage positions in the deepwater Gulf of Mexico, the Atlantic Margin of Northwest Europe, Northern South America and the Caribbean, and selected basins in the Asia Pacific region. Conoco has applied 3D seismic and other technologies to evaluate this acreage, and has recently begun drilling programs to test the potential of this acreage.

     NORTH AMERICA

     Production operations in North America are principally located in the Lobo trend in South Texas, the Gulf of Mexico, the San Juan Basin in New Mexico, the Permian Basin in West Texas, the foothills east of the Canadian Rockies and the Central Appalachian Basin in Virginia. In 1997, North American operations contributed approximately 24 percent of the Company's worldwide petroleum liquids production and 64 percent of its worldwide natural gas production. Proved North American reserves as of December 31, 1997, were 753 million BOE, consisting of 286 million barrels of petroleum liquids and 2,801 billion cubic feet of natural gas.

     In recent years, Conoco has consolidated its exploration and production operations in North America in order to increase profitability. Conoco sold hundreds of smaller, less efficient properties, while acquiring an increased interest in the Company's largest producing areas such as the San Juan Basin and the Lobo trend. As a result, Conoco has reduced the number of fields in its portfolio from approximately 700 in 1990 to 136 as of June 30, 1998, while maintaining production essentially constant on a BOE basis. The Company has also focused its exploration activities by reducing the number of exploration plays being pursued in North America from over 30 in 1995 to less than 10 as of June 30, 1998. Exploration activity in North America is concentrated in the deepwater Gulf of Mexico, the Permian Basin in West Texas, the San Juan Basin in New Mexico and the foothills of the Canadian Rockies.

     Over the near term, the Company's objectives are to maintain existing production from current North American assets, while increasing production from new wells in the Lobo trend and the deepwater Gulf of Mexico, widening its exploration activities in the foothills of the Canadian Rockies and focusing on its natural gas processing capabilities.

     Lobo Trend in South Texas

     Conoco is the largest natural gas producer in the Lobo trend, and a leading producer, marketer and transporter of natural gas in South Texas. Conoco has 20 years of operating and drilling experience in the

Lobo trend and currently holds approximately 450,000 acres in the area under oil and gas leases. In 1997, in accordance with its strategy to rapidly increase production through participation in large development projects, the Company substantially increased its holdings in South Texas as the result of the Lobo Acquisition. Assets acquired by Conoco in this transaction included approximately 215,000 acres of leases, 800 wells and 1,150 miles of natural gas gathering and transportation pipeline, providing direct access to major Texas intrastate and interstate pipeline systems. As a result of the Lobo Acquisition, Conoco is currently the third largest natural gas producer in Texas.

     Conoco's average working interest in its leases in the Lobo trend is 92 percent. A large number of the producing wells acquired in the Lobo Acquisition were acquired subject to a volumetric production payment. The holders of this production payment are entitled to a specific volume of production from these wells (averaging approximately 91 million cubic feet per day in 1998) until the production payment terminates in 2002.

     With most of the Company's expanded Lobo holdings still undeveloped, the Company has significantly increased drilling activity and, as of June 30, 1998, had 14 rigs working continuously in the region. This development activity has resulted in an increase in gross natural gas production in the region from approximately 450 million cubic feet per day as of June 30, 1997 to approximately 700 million cubic feet per day as of June 30, 1998. The Company anticipates spending $1 billion between 1997 and 2002 to further develop its leases in the Lobo trend. The Company's 1998 Lobo trend development program includes the acquisition of new 3D seismic data and the drilling of over 200 wells.

     Lobo Pipeline Company, a wholly owned subsidiary of the Company, owns a 1,150 mile intrastate natural gas pipeline system in South Texas (the "Lobo Pipeline") and expects to implement an expansion plan designed to provide transportation for the Company's gas production and that of third party producers, laying 100 miles of pipeline per year for the next five years. During the first two years, most of the pipeline added will be high-pressure trunklines to support regional development.

     Gulf of Mexico

     Conoco's current portfolio of producing properties in the Gulf of Mexico includes approximately 10 fields operated by the Company and 16 operated by other companies. The properties are in various stages of development, ranging from properties that are fully developed to ones with considerable additional development potential. The Company also holds interests in various offshore platforms, pipelines and other infrastructure.

     Conoco currently has 11 leases in production or under development in the deepwater Gulf of Mexico. The Company's most important current development project in the Gulf of Mexico is the Ursa field development. Ursa, operated by Shell, is one of the largest discoveries to date in the deepwater Gulf of Mexico. The Company holds a 16 percent interest in the field, along with Shell (45 percent), British Petroleum (23 percent) and Exxon (16 percent). The Company expects the Ursa tension leg platform to be installed by early 1999 in approximately 3,800 feet of water, with first production scheduled for mid-1999. The Company projects that peak gross production from the Ursa field will reach 150,000 barrels of petroleum liquids and 400 million cubic feet of gas per day.

     Conoco's most important exploration program in North America is in the deepwater Gulf of Mexico. Conoco is the seventh largest deepwater leaseholder in the Gulf, with interests in 271 leases. Conoco has a 100 percent interest in 130 of these leases, and jointly owns 76 of the remaining leases on a 50-50 basis with Shell. Since 1996, Conoco has acquired 3D seismic data over large portions of the deepwater Gulf of Mexico to identify acreage to lease and to select prospects for drilling. Seismic interpretation is now underway on many leases and preparations for a multi-well drilling program are being made.

     Conoco will carry out its deepwater Gulf of Mexico drilling program in large part with one of two highly sophisticated deepwater drillships that are being constructed for joint ventures between Conoco and R&B Falcon Corporation. The Company expects the first of these vessels to be in service in late 1998, when the Company expects to begin a five-year, $400 million drilling program in the Gulf of Mexico. These drillships, which will be capable of drilling wells in water depths of up to 10,000 feet, provide Conoco with the ability to explore in areas that were previously inaccessible.

     Other U.S. Producing Properties

     Outside of South Texas and the Gulf of Mexico, Conoco's largest producing properties in North America are located in the San Juan Basin of New Mexico, the Permian Basin in West Texas and the Central Appalachian Basin in Virginia. Conoco also has producing properties in the Williston Basin and the Hugoton complex in the Oklahoma/Texas panhandle.

     Conoco has a significant acreage position in the San Juan Basin. Conoco's average daily net production from the San Juan Basin in 1997 was approximately 13,600 barrels of petroleum liquids and 227 million cubic feet of natural gas. Conoco will continue to consider potential acquisitions in this basin to take advantage of synergies resulting from its large asset base and gas plant in the area.

     Conoco has an interest in 29 fields in the Permian Basin, which is one of the largest producing areas in North America. In the Permian Basin, the Company's average daily net production in 1997 was approximately 25,800 barrels of petroleum liquids and approximately 43 million cubic feet of gas. The Company believes the use of 3D seismic technology, horizontal wells and other innovative extraction technologies will allow Conoco to extend the productive life of many of the mature fields in the Permian Basin.

     Pocahontas Gas Partnership ("Pocahontas") is a 50/50 partnership between the Company and DuPont's 50 percent-owned equity affiliate, Consolidation Coal Company. Pocahontas produces and gathers coal bed methane ("CBM") prior to and during coal mining operations in Virginia. The Company expects Pocahontas to produce and gather approximately 38 million cubic feet per day of CBM from the existing active mining area in 1998. The Company recently approved a major expansion of the Pocahontas project to develop CBM outside of the existing mining area. In the project, Pocahontas plans to drill approximately 800 wells over 70,000 acres.

     Canadian Foothills

     Conoco has had significant exploration success in the 1990s in the foothills east of the Canadian Rockies. In this area, Conoco has an interest in 202,000 net acres, much of which has yet to be developed. As part of the Canadian foothills development, Conoco participated in the construction of a gas processing plant in 1997. In addition to the discoveries in the foothills trend, Conoco has a significant interest in the Peco Gas Field, located just east of the foothills. Conoco also owns 100 percent of the Peco gas processing plant, which processes gas from both the Peco Field and the Lovett River Field, another one of Conoco's discoveries in the area.

     NATURAL GAS AND GAS PRODUCTS

     The Company ranked as the fourth largest producer of NGLs in the United States in 1997. In the United States, the Company owns interests in 25 natural gas processing plants located in Colorado, Louisiana, New Mexico, Oklahoma and Texas as well as approximately 10,000 miles of gathering lines. Seventeen of the plants are operated by the Company.

     The Company gathers natural gas, extracts the liquids and sells the remaining residual gas. Most of the Company's raw gas liquids are supplied to its processing operations, which further separate them into NGL products that are used as feedstocks for gasoline and chemicals production. The Company provides service to more than 800 natural gas producers and sells approximately 500 million cubic feet per day of residue gas to approximately 120 customers.

     The Company's share of total NGLs resulting from processing activities at the 25 plants in which the Company owns an interest averaged 65,900 barrels per day in 1997. In 1997, approximately 30,000 barrels per day of additional NGLs were attributable to processing of the Company's natural gas liquids in third-party-operated plants. In addition, the Company's 50 percent-owned equity affiliate, C&L Processors Partnership, has five natural gas processing plants in Oklahoma and Texas. The Company's pro rata share of C&L's NGL production was approximately 7,500 barrels per day in 1997.

     The Company's other natural gas and gas products facilities in the United States include the Lobo Pipeline, an 800-mile intrastate natural gas pipeline system in Louisiana, natural gas and NGL pipelines in several other states, three underground NGL storage facilities, a natural gas liquids fractionating plant in Gallup, New Mexico with capacity of 19,000 barrels per day, and a 22.5 percent equity interest in Gulf Coast Fractionators, which owns a natural gas liquids fractionating plant in Mt. Belvieu, Texas with capacity of 104,000 barrels per day.

     WESTERN EUROPE

     Conoco has a significant portfolio of producing properties in the United Kingdom and Norway. Proved Western Europe reserves, as of December 31, 1997, were 931 million BOE, consisting of 421 million barrels of petroleum liquids and 3,060 billion cubic feet of natural gas. In 1997, operations in Western Europe contributed 46 percent of the Company's worldwide petroleum liquids production and 36 percent of its natural gas production.

     Britannia Field

     Conoco has a 42 percent interest in the Britannia field, which is one of the largest natural gas fields in the United Kingdom sector of the North Sea. Britannia is a centerpiece of the Company's strategy to increase production and reserves through large, long-lived projects. The Company estimates that the field has a production life of approximately 30 years, with first production expected in the third quarter of 1998. The Company's proved reserves at Britannia include 1.1 trillion cubic feet of natural gas and 52 million barrels of petroleum liquids at December 31, 1997. The Company believes Britannia has the potential to produce between 650 and 740 million cubic feet of gas per day (gross). Conoco and Chevron, the two largest interest holders in the field, jointly operate Britannia.

     Southern North Sea Producing Properties

     Conoco has various equity interests in 12 producing gas fields in the Southern North Sea, a major gas producing area on the United Kingdom continental shelf. These fields mostly feed into the Conoco-operated Theddlethorpe gas processing facility through three Conoco-operated pipeline systems (Viking, LOGGS and CMS). In 1997, Conoco's net production from the Southern North Sea was 108 billion cubic feet of natural gas.

     Conoco believes there are additional development opportunities in the Southern North Sea. One example is the Viking Phoenix project in which Conoco is targeting the development of additional reserves using existing infrastructure and new drilling and completion technology. The Company expects first production from this development, for which Conoco's proved reserves were 174 billion cubic feet of gas as of December 31, 1997, to occur by the end of 1998.

     Other United Kingdom Properties and Discoveries

     Conoco also has interests in the Miller (30 percent), Alba (12 percent), Statfjord (4.8 percent in the United Kingdom/10.3 percent in the Norwegian sector), MacCulloch (40 percent), and Banff (32 percent) fields, and the Clair discovery (21 percent). Conoco operates the MacCulloch and Banff fields, both of which will employ innovative floating production, storage and offtake technology. British Petroleum operates the Miller field and the Clair discovery, which is one of the largest undeveloped oil discoveries in Western Europe.

     Interconnector Pipeline and Gas Sales

     The Interconnector pipeline, which connects the United Kingdom and Belgium, will facilitate marketing throughout Europe of the natural gas the Company produces in the United Kingdom. The pipeline was installed in 1997, and is expected to commence operation in October 1998. The Company has a 10 percent interest in the $700 million project.

     Norwegian Producing Fields

     Conoco is the sixth largest oil producer in Norway. The Company has an ownership interest in three of the largest fields in the country, Heidrun, Statfjord and Troll. Conoco also has an interest in the Oseberg South (7.7 percent), Visund (9.1 percent), Jotun (3.75 percent), and Huldra (23.3 percent) discoveries, which are in development, as well as the PL 203 (20 percent) discovery.

     Production from the Heidrun field began in 1995 and is currently averaging 205,000 barrels of petroleum liquids per day (gross). Conoco's share of the proved reserves in the field, based on its 18.125 percent equity interest, is 123 million barrels of petroleum liquids and 164 billion cubic feet of natural gas. Conoco was the operator for the construction and installation of Heidrun's tension leg platform. Upon first production, Statoil assumed operatorship in accordance with a pre-agreed arrangement. Associated gas from the Heidrun Field serves as feedstock for a methanol plant that became operational in Norway in 1997. The plant, in which the Company holds an 18.125 percent interest, is operated by Statoil.

     Proved reserves from the Statfjord field have increased substantially over the last five years as field performance has exceeded projections. Conoco, which holds 10.3 and 4.8 percent interests in the Norwegian and United Kingdom sectors of the field, respectively, had net proved reserves of 84 million barrels of petroleum liquids and 142 billion cubic feet of natural gas in the field as of December 31, 1997 (total for Norway and the United Kingdom). Conoco is supporting work by Statoil, the operator of Statfjord, to determine ways to slow the natural decline of the field, and increase reserves. The Company also owns a
1.66 percent interest in the Troll gas field, operated by Statoil, and has net proved reserves in the field of 634 billion cubic feet of natural gas and 20 million barrels of petroleum liquids.

     Exploration -- The Atlantic Margin

     Exploration activity in Western Europe is focused on the deepwater Atlantic Margin fairway, which runs from the Voring Basin off the coast of Norway to the Porcupine Basin off of the west coast of Ireland. Along the Atlantic Margin, Conoco has significant acreage positions in the Voring Basin, the West of Shetlands and North Rockall Trough areas in the United Kingdom and the Porcupine Basin. In 1997, the British government awarded Conoco and three partners exploration licenses for two highly sought after deepwater blocks, Blocks 204/14 and 204/15, in the West of Shetlands area. These blocks are adjacent to a discovery in British Petroleum-operated Block 204/19. Conoco, as operator of Blocks 204/14 and 204/15, anticipates drilling two wells to test the potential of this acreage in 1998.

     NORTHERN SOUTH AMERICA AND THE CARIBBEAN

     Petrozuata

     Petrozuata is a key component of Conoco's strategy to increase production and reserves through implementation of long-lived, large development projects and to utilize its proprietary coking technology in other areas of its business. Petrozuata is a joint venture between the Company, which holds a 50.1 percent non-controlling equity interest (subject to an option held by the Venezuelan investment entity SOFIP to purchase one percent of the joint venture from Conoco that expires May 31, 1999), and PDVSA Petroleo y Gas S.A., a subsidiary of PDVSA, which holds the remaining interest. Petrozuata, the first venture of its kind in Venezuela, is developing an integrated operation to produce extra heavy crude oil from known reserves in the Zuata region of the Orinoco Belt, transport it to the Jose industrial complex on the north coast of Venezuela and upgrade it into Synthetic Crude, with associated by-products of liquified petroleum gas, sulfur, petroleum coke and heavy gas oil. Conoco's recorded proved reserves relating to its interest in this project as of December 31, 1997 were 680 million barrels of oil. Drilling began in 1997 and currently approximately 50 horizontal wells are in various stages of development, with another 37 wells planned by year-end 1999. The joint venture agreement has a 35-year term and requires approval of both Conoco and PDVSA Petroleo y Gas S.A. for major Petrozuata decisions.

     The upgrading facility, which will employ the Company's proprietary delayed coking technology, is currently under construction. The upgrader will be located at Jose and is projected to become operational in 2000. Diluted extra-heavy crude oil will be transported via a 36-inch pipeline from the field to the Jose industrial complex. An adjacent 20-inch pipeline will return naphtha from the upgrader to the field for use as a diluent. Petrozuata has also begun construction of field processing and support facilities and marine facilities for shipping Synthetic Crude and by-products.

     The Company expects Petrozuata to begin production in August 1998 at approximately 30,000 (gross) barrels of extra heavy oil per day, and that production will rise to 120,000 barrels (gross) daily by the time the project's upgrading facility becomes operational. Prior to completion of the upgrader, the extra heavy crude will be blended with lighter oils and sold on world markets. Following completion of the upgrader, the Synthetic Crude produced by Petrozuata will either be used as a feedstock for the Company's Lake Charles refinery and a refinery operated by PDVSA, or will be sold to third parties. The Company has entered into an agreement to purchase up to 104,000 barrels per day of the Petrozuata Synthetic Crude for a formula price over the term of the joint venture if Petrozuata is unable to sell the production to third parties for higher prices. All synthetic crude sales will be denominated in United States dollars. By-products produced by the upgrader (principally coke and sulfur) will be sold to a variety of domestic and foreign purchasers. The loading facilities at Jose will transfer Synthetic Crude and some of the by-products to ocean tankers for export. Synthetic Crude sales are expected to comprise more than 90 percent of the project's revenues.

     The La Luna Trend

     Exploration activity in Northern South America and the Caribbean is focused on a geologic trend known as La Luna. In Venezuela, the Company conducted seismic surveys in 1997 on the shallow water Gulf of Paria West block, located between Venezuela and Trinidad, and on the Guanare block in the Merida Andes foothills. The Company expects to begin drilling of prospects on these blocks in 1998. Conoco currently holds a 50 percent working interest in both the Gulf of Paria West block, which it operates, and the Guanare block, which is operated by Elf (in each case subject to dilution to 32.5 percent at the option of a PDVSA affiliate).

     In northwestern Colombia, seismic surveys have been completed in partnership with Texaco on three tracts that Conoco acquired through a 50 percent farm-in. In 1998, Texaco has drilled one well on the acreage (which was a non-commercial discovery) and plans two additional wells before year-end. In addition, Conoco and Texaco recently acquired a fourth tract in a joint bid.

     In 1997, Conoco signed a production sharing contract for Blocks 4a and 4b, two large, prospective blocks off Trinidad's east coast. A 3D seismic survey was acquired over the acreage in 1997, and the Company expects to commence drilling in late 1998 or early 1999. Conoco is operator of both blocks and has a 50 percent working interest, as does Texaco.

     Seeking additional attractive opportunities in the La Luna Trend, Conoco has conducted a two-year study of the hydrocarbon potential of the entire offshore Barbados area. Encouraged by the study, Conoco has entered into a commitment to acquire seismic data over 50 percent of the original study area and has the option to enter a drilling program to test the potential of this largely unexplored area.

     Phoenix Park

     The Company holds a 39 percent interest in Phoenix Park Gas Processors Limited ("Phoenix Park"), a joint venture with the National Gas Company of Trinidad and Tobago Limited, that processes and markets gas products in Trinidad. Phoenix Park owns a gas processing plant, a fractionator producing propane, mixed butane and natural gasoline, storage tanks and a liquefied petroleum gas marine loading dock. These facilities produce over 13,000 barrels per day (gross) of NGLs. Phoenix Park is currently implementing a significant expansion of its facilities.

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

     ASIA PACIFIC

     The Company has a 30-year operating history in Indonesia. The focus of Conoco's effort in the Asia Pacific region is the Company's operations in the Indonesian sector of the Natuna Sea. In this area, Conoco is the operator of the Block B and North West Natuna production sharing contracts ("PSCs").

     West Natuna Gas Project

     Conoco, as operator of the South Natuna Sea Block B PSC, along with the other participants in Block B and the interest holders in the Block A and Kakap PSCs, have formed the "West Natuna Group", with the aim of jointly marketing gas from the West Natuna Area. In April 1997, Pertamina, the Indonesian state-owned oil and gas company, entered into an agreement with a consortium (led by Sembawang in Singapore) (the "Singapore Group") pursuant to which the parties intend to negotiate natural gas purchase and sale agreements for the sale by Pertamina of natural gas from specified fields in the PSCs operated by the West Natuna Group (the "West Natuna Gas Project"). Pertamina and the Singapore Group have now finalized (but not executed) a gas sales agreement. The current term of the proposed purchase agreement provides for gas deliveries to begin by mid-2001. The gas would be used for industrial purposes, primarily in power generation and petrochemical plants, in Singapore.

     For the project to proceed certain conditions must be satisfied, including the completion of the design of a 463 kilometer 30-inch submarine pipeline to transport the gas from the West Natuna Sea fields to Singapore, completion of the tariff and offtake arrangements relating to the pipeline, agreement between the West Natuna Group and Pertamina to gas supply and allocation terms, the arrangement by the Singapore parties of offtake agreements for the gas, and the extension of each of the PSCs. The Company has no control over the satisfaction of these conditions, and there is no assurance that the conditions will be satisfied or waived by the date required.

     Assuming satisfaction of the above stated conditions and successful negotiation of natural gas agreements among Pertamina and the Singapore Group, up to one trillion cubic feet of natural gas could be supplied from gas fields in Block B to the Singapore Group under the letter agreement Pertamina has signed. First gas deliveries could begin by mid-2001, and the Company believes Block B's share of production could reach 140 million cubic feet of gas daily. Until all conditions necessary for project approval are met, no proved reserves will be attributed to Conoco's interest in the West Natuna Gas Project.

     Belida and Sembilang Fields, Indonesia

     Conoco holds a 40 percent interest in and serves as operator of the Belida and Sembilang oil fields in the Block B PSC. An ongoing infill drilling program in the Belida Field maintained gross production in the range of 90,000 barrels per day in 1997.

     RUSSIA/CASPIAN SEA

     The Company holds a 50 percent direct (plus a 4.7 percent indirect interest) ownership interest in Polar Lights Company ("Polar Lights"), a Russian limited liability company established in January 1992. Polar Lights, the first Russian-Western joint venture to develop a major new oil field, was established to develop the Ardalin oil field discovered in 1988 by the Russian state enterprise GP Arkhangelskgeologia. Ardalin is located in the Arctic tundra some 1,000 miles northeast of Moscow. As of December 31, 1997, Conoco's share of proved reserves is 43 million barrels of petroleum liquids, with an additional eight million barrels of net proved reserves at the adjacent oil fields -- Kolva and Dusushev. Polar Lights started producing oil in August 1994 and gross production has increased from an average 27,000 barrels per day to 37,000 barrels per day as of June 30, 1998. Oil is transported through the existing Russian pipeline system, and is then exported or sold on the domestic market.

     In March 1998, Conoco signed a memorandum of understanding with OAO Lukoil ("Lukoil"), Russia's largest oil company, to jointly study the development of petroleum reserves in the 1.2-million-acre block known as the Northern Territories in the Timan-Pechora region in Northern Russia, which includes the large undeveloped Yuzhno Khilchuyu oil field. The memorandum of understanding followed Lukoil's purchase in December 1997 of the controlling interest in OAO Arkhangelskgeoldobycha (successor to GP Arkhangelskgeologia), the Company's original partner in the Northern Territories.

     In July 1998, the Company acquired a 15.667 percent interest in OAO Arkhangelskgeoldobycha for approximately $33 million. OAO Arkhangelskgeoldobycha owns a 30 percent interest in Polar Lights.

     Conoco is also one of several foreign participants with Gazprom, the major Russian gas company, in a project to assess the feasibility of developing infrastructure and establishing a market for the extensive gas reserves believed to be contained in the remote Shtokmanskoye field located in the Barents Sea.

     WEST AFRICA

     In 1997, Conoco, in partnership with Express Petroleum and Gas Company Ltd. of Nigeria ("Express"), announced the production of first oil from the shallow water Ukpokiti field, located offshore in the western Niger delta. Conoco has a 90 percent working interest in the field. Total production from the field is currently 20,000 barrels per day of oil, and Conoco's net proved reserves as of December 31, 1997, were 13.2 million barrels of oil. Express operates Ukpokiti with the Company providing technical and operational assistance in the field's development. Field development included three remote caisson-type structures, five wells, and the conversion of the Conoco VLCC tanker "Independence" into a floating production and storage offtake vessel. With a 1.7 million-barrel storage capacity, the vessel also serves as an export terminal.

     In addition to the Company's interest in the Ukpokiti field, Conoco has a
47.5 percent working interest in the deepwater OPL 220 license off the coast of Nigeria, which is operated by Conoco and encompasses 600,000 acres. The Company has acquired a 3D seismic survey and drilled two wells on this license. The first well, which was drilled in 1997, found only gas and was noncommercial. The second well was drilled in 1998 and encountered both oil and gas-filled sands. Conoco and its partner Exxon are currently evaluating results from this second well so that a decision can be made as to the future work program for the block.

     MIDDLE EAST

     In Dubai, United Arab Emirates, Conoco has operated four fields since their discovery between 1966 and 1973. Currently the Company is using horizontal drilling techniques and advanced reservoir drainage technology to enhance the efficiency of the offshore production operations and improve recovery rates.

     OIL AND NATURAL GAS RESERVES

     The Company's estimated proved reserves at December 31, 1997, were 2.6 billion BOE (consisting of 1,624 million barrels of oil and 5,861 billion cubic feet of natural gas), up 39 percent from December 31, 1996. This increase largely reflects reserves associated with the Company's equity interest in Petrozuata.

     Oil and gas proved reserves cannot be measured precisely. Reserve estimates are based on many factors related to reservoir performance which require evaluation by engineers interpreting the available data, as well as price and other economic factors. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the production performance of the reservoirs as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data become available during the producing life of a reservoir. When a commercial reservoir is discovered, proved reserves are initially determined based on limited data from the first well or wells. Subsequent data may better define the extent of the reservoir and additional production performance, well tests and engineering studies will likely improve the reliability of the reserve estimate. See "Risk Factors -- Uncertainty of Estimates of Proved Reserves."

     At the request of the Company, DeGolyer and MacNaughton, independent petroleum engineering consultants has carried out an independent evaluation of selected properties representing approximately 80 percent of the Company's proved reserves based on present value at December 31, 1997. The results obtained by DeGolyer and MacNaughton with respect to reserves at December 31, 1997 do not show significant differences from those reported by the Company. DeGolyer and MacNaughton has delivered to the

Company its summary letter report describing its procedures and conclusions, a copy of which appears as Annex A hereto. No major discovery or other favorable or adverse event has occurred since December 31, 1997, that would cause a significant change in the estimated proved reserves as of that date.

     The following table sets forth by region the Company's proved oil reserves at year-end for the past five years:

                                                                        DECEMBER 31,
                                                             ----------------------------------
                                                             1993   1994   1995   1996    1997
                                                             ----   ----   ----   ----   ------
                                                                   (MILLIONS OF BARRELS)
PROVED OIL RESERVES(1)
COMBINED COMPANIES
United States..............................................  344    336    294    299       277
Europe.....................................................  390    394    408    413       421
Other regions..............................................  230    223    231    214       195
                                                             ---    ---    ---    ---    ------
          Worldwide........................................  964    953    933    926       893
SHARE OF EQUITY AFFILIATE RESERVES
Europe.....................................................   19     35     44     47        51
Other regions(2)...........................................   --     --     --     --       680
                                                             ---    ---    ---    ---    ------
          Total oil reserves...............................  983    988    977    973     1,624
                                                             ===    ===    ===    ===    ======

---------------

(1) Oil reserves comprise crude oil, condensate and NGLs expected to be removed for the Company's account from its natural gas production.

(2) Represents the Company's equity share of the Petrozuata venture in Venezuela.

     The following table sets forth the Company's natural gas reserves at year-end for the past five years by region:

                                                                     DECEMBER 31,
                                                         -------------------------------------
                                                         1993    1994    1995    1996    1997
                                                         -----   -----   -----   -----   -----
                                                               (BILLIONS OF CUBIC FEET)
PROVED NATURAL GAS RESERVES
COMBINED COMPANIES
United States..........................................  1,802   1,749   1,891   1,822   2,235
Europe.................................................  1,752   2,431   2,649   3,068   3,060
Other regions..........................................    126     150     169     173     196
                                                         -----   -----   -----   -----   -----
          Worldwide....................................  3,680   4,330   4,709   5,063   5,491
SHARE OF EQUITY AFFILIATE RESERVES
United States..........................................    291     344     339     333     370
                                                         -----   -----   -----   -----   -----
          Total natural gas reserves...................  3,971   4,674   5,048   5,396   5,861
                                                         =====   =====   =====   =====   =====

     PRODUCTION DATA

     The Company's oil and natural gas production averaged 654,000 BOE per day in 1997, compared with 656,000 BOE per day in 1996. For the first three months of 1998, the Company's oil and natural gas production averaged 654,000 BOE per day, compared with 651,000 BOE in the first three months of 1997. As a percentage of total production, natural gas production was 31 percent in 1997 and 1996.

     The table below shows the Company's interests in average daily oil production and natural gas production for the past three years. Oil production comprises crude oil and condensate produced for the Company's account, plus its share of NGLs removed from natural gas production from owned leases and NGLs acquired through gas plant ownership. Natural gas production represents the Company's share of production from leases in which the Company has an ownership interest.

                                                              1995    1996    1997
                                                              -----   -----   -----
                                                              (THOUSANDS OF BARRELS
                                                                    PER DAY)
AVERAGE DAILY OIL PRODUCTION
  COMBINED COMPANIES
     Crude Oil, Condensate, and Natural Gas Liquids from
      Owned Reserves:
       United States........................................     93      91      90
       Europe...............................................    143     182     176
       Other Regions........................................     98      88      92
                                                              -----   -----   -----
          Subtotal..........................................    334     361     358
     Natural Gas Liquids from Gas Plant Ownership:
       United States........................................     65      67      66
                                                              -----   -----   -----
          Total Production..................................    399     428     424
  SHARE OF EQUITY AFFILIATES
     Crude Oil, Condensate, and Natural Gas Liquids from
      Owned Reserves........................................     12      13      16
     Natural Gas Liquids from Gas Plant Ownership...........     13      13      13
                                                              -----   -----   -----
          Total Production Equity Affiliates................     25      26      29
                                                              -----   -----   -----
          Total Oil Production Per Day......................    424     454     453
                                                              =====   =====   =====

                                                               1995     1996     1997
                                                              ------   ------   ------
                                                              (MILLIONS OF CUBIC FEET
                                                                      PER DAY)
AVERAGE DAILY NATURAL GAS PRODUCTION
  COMBINED COMPANIES
     Natural Gas from Owned Reserves:
       United States........................................    740      738      709
       Europe...............................................    341      416      432
       Other Regions........................................     31       41       46
                                                              -----    -----    -----
          Total Deliveries..................................  1,112    1,195    1,187
  SHARE OF EQUITY AFFILIATES
     Natural Gas from Owned Reserves:
       United States........................................     14       16       16
                                                              -----    -----    -----
          Total Natural Gas Production Per Day..............  1,126    1,211    1,203
                                                              =====    =====    =====

     PRODUCTION COST DATA

     The following table sets forth the Company's average production costs per BOE produced, average sales prices per barrel of crude oil and condensate sold and average sales prices per MCF of natural gas sold, for the three-year period ended December 31, 1997.

                                                             TOTAL     UNITED             OTHER
                                                           WORLDWIDE   STATES   EUROPE   REGIONS
                                                           ---------   ------   ------   -------
                                                                (UNITED STATES DOLLARS)(1)
For the year ended December 31, 1997
  Average production costs per barrel of oil equivalent
     of petroleum produced(2)............................   $ 4.21     $ 4.23   $ 4.51   $ 3.40
  Average sales prices of produced petroleum(3)
     Per barrel of crude oil and condensate sold.........    18.58      17.93    18.93    18.35
     Per MCF of natural gas sold.........................     2.51       2.34     3.25     1.41
For the year ended December 31, 1996
  Average production costs per barrel of oil equivalent
     of petroleum produced(2)............................     3.84       4.11     4.13     2.50
  Average sales prices of produced petroleum(3)
     Per barrel of crude oil and condensate sold.........    20.11      18.68    20.94    19.47
     Per MCF of natural gas sold.........................     2.21       1.90     2.92     1.24
For the year ended December 31, 1995
  Average production costs per barrel of oil equivalent
     of petroleum produced(2)............................     3.92       3.78     4.82     2.49
  Average sales prices of produced petroleum(3)
     Per barrel of crude oil and condensate sold.........    16.52      15.53    16.95    16.56
     Per MCF of natural gas sold.........................     1.86       1.44     2.96     1.13

---------------
(1) Excludes the Company's share of equity affiliates.

(2) Average production costs per barrel of equivalent liquids, with natural gas converted to liquids at a ratio of 6,000 cubic feet of gas to one barrel of liquid.

(3) Excludes proceeds from sales of interest in oil and gas properties.

     DRILLING AND PRODUCTIVE WELLS

     The following table sets forth the Company's drilling wells and productive wells by region as of December 31, 1997.

                                                               TOTAL     UNITED             OTHER
                                                             WORLDWIDE   STATES   EUROPE   REGIONS
                                                             ---------   ------   ------   -------
                                                                       (NUMBER OF WELLS)
Number of wells drilling(1)(3)
  Gross....................................................       33         15     13         5
  Net......................................................       14          9      3         2
Number of productive wells(2)(3)
  Oil wells -- gross.......................................    7,761      7,173    278       310
            -- net.........................................    2,657      2,523     26       108
  Gas wells -- gross.......................................    8,749      8,486    169        94
            -- net.........................................    4,210      4,089     33        88

---------------

(1) Includes wells being completed.

(2) Approximately 80 gross (27 net) oil wells and 757 gross (271 net) gas wells, all in the United States, have multiple completions.

(3) Excludes the Company's share of equity affiliates.

     DRILLING ACTIVITY

     The following table sets forth the Company's net exploratory and development wells drilled by region for the three-year period ended December 31, 1997.

                                                              TOTAL     UNITED             OTHER
                                                            WORLDWIDE   STATES   EUROPE   REGIONS
                                                            ---------   ------   ------   -------
                                                               (NUMBER OF NET WELLS COMPLETED)
For the year ended December 31, 1997(1)
  Exploratory -- productive...............................      7.1       3.7     1.6       1.8
              -- dry......................................     18.4      11.7     4.9       1.8
  Development -- productive...............................    142.6     126.9     5.4      10.3
              -- dry......................................     10.2       7.2     0.0       3.0
For the year ended December 31, 1996(1)
  Exploratory -- productive...............................     42.8       1.6     2.0      39.2
              -- dry......................................     20.5      10.3     4.0       6.2
  Development -- productive...............................     89.9      73.1     6.1      10.7
              -- dry......................................     17.3      13.5     0.3       3.5
For the year ended December 31, 1995(1)
  Exploratory -- productive...............................     34.2      12.8     1.4      20.0
              -- dry......................................     38.2      22.1     4.9      11.2
  Development -- productive...............................    109.5      94.3     8.0       7.2
              -- dry......................................     13.7      10.7     0.0       3.0

---------------

(1) Excludes the Company's share of equity affiliates.

     DEVELOPED AND UNDEVELOPED PETROLEUM ACREAGE

     The following table sets forth the Company's developed and undeveloped petroleum acreage by region as of December 31, 1997.

                                                             TOTAL     UNITED             OTHER
                                                           WORLDWIDE   STATES   EUROPE   REGIONS
                                                           ---------   ------   ------   -------
                                                                   (THOUSANDS OF ACRES)
Developed acreage(1)
  Gross..................................................      7,555   2,663    1,129      3,763
  Net....................................................      3,341   1,559      317      1,465
Undeveloped acreage(1)
  Gross..................................................    108,803   2,749    4,984    101,070
  Net....................................................     80,017   2,103    1,648     76,266

---------------

(1) Excludes the Company's share of equity affiliates.

     The Company is not required to file, and has not filed on a recurring basis, estimates of its total proved net oil and gas reserves with any U.S. or non-U.S. governmental regulatory authority or agency other than the Department of Energy (the "DOE") and the Securities and Exchange Commission (the "Commission"). The estimates furnished to the DOE have been consistent with those furnished to the Commission. They are not necessarily directly comparable, however, due to special DOE reporting requirements such as requirements to report in some instances on a gross, net or total operator basis, and requirements to report in terms of smaller units. In no instance have the estimates for the DOE differed by more than five percent from the corresponding estimates reflected in total reserves reported to the Commission.

DOWNSTREAM

     SUMMARY

     Downstream operations encompass refining crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products and transportating, distributing and marketing petroleum products. Downstream operations are organized regionally with operations in North America, Europe and the Asia Pacific region. North American and European operations provided 55 percent and 48 percent, respectively, of total Downstream earnings in 1997, partially offset by a small loss resulting from start-up activities in Asia Pacific. Downstream's objective is to continue to provide an appropriate return on investment by improving the competitiveness of the core business, while providing free cash flow to fund growth in new Downstream businesses, as well as elsewhere within the Company.

     Conoco has made capital investments in Downstream activities averaging approximately $600 million per year for the last three years. 1998 capital investments in Downstream activities are also expected to be approximately $600 million.

     Downstream's strengths are in processing heavy, high sulfur and acidic crudes, upgrading bottom-of-the-barrel feedstocks via coking technology, running low-cost, high volume retail marketing operations and developing specialty products. Approximately 50 percent of the Company's worldwide refining capacity is designed to process heavy, high sulfur crude. The Humber refinery in the United Kingdom can process about 44 percent acidic crudes in its crude slate. The Company has applied its coking technology to nearly all of its refining operations throughout the world. This has enabled the Company to become a world leader in producing petroleum coke products, such as high-value graphite and anode coke, which are used in the production of electrodes for the steel and aluminum industries. Conoco has also licensed its fuel coking technology around the world, which has in turn created other business development opportunities.

     The Company produces and markets a full range of refined petroleum products, including gasolines, diesel fuels, heating oils, aviation fuels, heavy fuel oils, asphalts, lubricants, petroleum coke products and petrochemical feedstocks. The Company owns and operates, or is a partner in the operation of, nine refineries worldwide with a total crude and condensate capacity of 798,000 barrels per calendar day (including the new Melaka refinery, scheduled to become operational in the second half of 1998). Upon completion of Melaka, refining capacity will be distributed 62 percent in the United States, 33 percent in Europe and five percent in the Asia Pacific region. Capacity has risen by over 175,000 barrels per day, or 29 percent, since year end 1995 as a result of the expansion of the Lake Charles refinery, the upgrade of the Humber refinery, and the acquisition of its interest in two refineries in the Czech Republic. In the United States, the Company primarily markets through low-cost wholesale operations. The Company has a growing marketing presence in Europe and Asia Pacific, where it is a leader in operating low-cost, high-volume retail stations. In the first quarter of 1998, marketing sales averaged 971,000 barrels of refined product per day, distributed 66 percent, 33 percent and 1 percent in the United States, Europe and the Asia Pacific region, respectively.

     NORTH AMERICA

     Conoco's four U.S. refineries are fully integrated, high conversion facilities, with design capacity to process over 50 percent high sulfur crude oils, much of which is also heavy crude. A principal factor affecting the profitability of the Company's North American operations is the price of refined products in relation to the cost of crude oils and other feedstocks processed. Because the Company is able to process a relatively large portion of heavy, high sulfur crude oil, the cost advantage of these crude oils (such as those from Mexico, Venezuela and Canada) over lighter, low sulfur crude oils (such as West Texas Intermediate) is particularly significant. Over half of Conoco's U.S. refining capacity is located in inland markets and therefore benefits from the price differential for products produced and sold inland versus those produced and sold on the Gulf Coast.

     Integration of refining, transportation and marketing, and continuous improvement initiatives, have resulted in increased profitability from improvements in refinery reliability, utilization, product yield, and energy usage. Since 1993, the Company has increased refining input at its four U.S. refineries by 20 percent, while lowering average operating expenses by approximately $1.70 per barrel of refinery input. The Company has improved market share through geographic concentration of markets.

     The Company intends to limit ongoing capital investments in Downstream North America to a level that is less than half of Downstream North America's operating cash flow for ongoing capital expenditures, excluding large, non-discretionary, regulatory-driven projects and selected growth projects. Capital expenditures for North America were approximately $227 million in 1997 and are expected to decline to approximately $170 million in 1998, reflecting the completion of major projects. The Company is positioned to make the necessary clean fuels investments at its refineries over the next five years in support of changing motor fuel specifications. The Company also plans to make investments at the Lake Charles refinery to facilitate processing of Petrozuata Synthetic Crude.

     Refining

     The Company operates four wholly owned refineries in the United States. The following tables outline the rated crude and condensate distillation capacity as of December 31 for each of the past five years, and the average daily crude, condensate and other inputs for each of the past five years.

                                                                      DECEMBER 31,
                                                            ---------------------------------
                                                            1993   1994   1995   1996    1997
                                                            ----   ----   ----   ----    ----
                                                             (THOUSANDS OF BARRELS PER DAY)
REFINERY CAPACITY
Lake Charles, Louisiana...................................  175    182    191    226     226
Ponca City, Oklahoma......................................  140    140    150    155     155(1)
Denver, Colorado..........................................   58     58     58     58      58
Billings, Montana.........................................   49     49     49     52      52
                                                            ---    ---    ---    ---     ---
          Total...........................................  422    429    448    491     491
                                                            ===    ===    ===    ===     ===

---------------

(1) Subsequent to December 31, 1997, capacity has been upgraded to 160,000 barrels per day.

                                                                        DECEMBER 31,
                                                              --------------------------------
                                                              1993   1994   1995   1996   1997
                                                              ----   ----   ----   ----   ----
                                                               (THOUSANDS OF BARRELS PER DAY)
REFINERY INPUTS(1)
  Lake Charles, Louisiana
     Crude and condensate(2)................................  165    183    179    177    211
     Other feedstocks.......................................   21     24     23     21     23
  Ponca City, Oklahoma
     Crude and condensate(2)................................  135    144    151    150    161
     Other feedstocks.......................................    3      2      5      2      2
  Denver, Colorado
     Crude and condensate(2)................................   46     47     49     49     53
     Other feedstocks.......................................    0      0      0      0      0
  Billings, Montana
     Crude and condensate(2)................................   45     48     45     51     51
     Other feedstocks.......................................    4      3      3      3      3
          Total crude and condensate........................  391    422    424    426    476
          Total other feedstocks............................   28     30     31     26     27

---------------

(1) This table includes feedstocks in addition to crude and condensate on which rated capacity is based.

(2) This table includes actual crude and condensate runs, which may exceed rated capacity.

     The Company's U.S. consolidated refined product yields by volume in 1997 were 46 percent motor gasoline, 40 percent middle distillates, including jet and diesel fuel, 4 percent residual fuel oil and asphalt and 10 percent other products, including petroleum coke, lubricants and liquefied petroleum gases.

     Lake Charles Refinery and Related Facilities

     The Company's Lake Charles refinery, located in Westlake, Louisiana, has a crude capacity of 226,000 barrels per day and processes both heavy, high sulfur crude oil and low sulfur crude oil. The refinery's Gulf Coast location provides access to numerous cost-effective domestic and international crude oil sources. The crude design capacity is approximately 56,000 barrels per day of local, domestically supplied low sulfur crudes, with the remaining 170,000 barrels per day being heavy, high sulfur crudes. While the types and origins of these lower priced, heavy, high sulfur crudes can vary, the majority consists of Venezuelan and Mexican crudes delivered via tanker. The Lake Charles refinery products can be delivered by truck, rail or into major common carrier products pipelines partially owned by the Company which serve the Eastern and Mid-continent United States. In addition, refinery products can be sold into export markets through the refinery's marine terminal.

     The ability to refine both low-sulfur and heavy high sulfur crudes at the Lake Charles refinery provides a competitive advantage to the Company by enabling the refinery to produce from relatively low-cost feedstocks a full range of products including LPG, gasolines, jet fuel, diesel fuel, petroleum coke, lube oils and other specialty products. The refinery facilities include fluid catalytic cracking, delayed coking and hydrodesulfurization units which enable it to maximize the upgrade from the heavier crudes. A crude unit expansion and a new catalytic reformer were completed in conjunction with the Excel Paralubes project to take advantage of synergies generated between the two facilities. The Company is making investments in the Lake Charles refinery so that, in the future, it will be able to process Petrozuata Synthetic Crude.

     Integration of fuels and specialty products plays an important role in maximizing product value at the refinery. Intermediates produced from low-sulfur crude processing allow the refinery to supply the heaviest, highest boiling range material in the crude to the Cit-Con lube plant (owned by a 35 percent-owned equity affiliate of Conoco) for base oils, finished lubes and wax production. Other intermediates are exchanged with a neighboring chemical plant complex for further processing.

     The refinery supplies high sulfur gas oil to Excel Paralubes (a 50/50 joint venture between the Company and Pennzoil) which owns a hydrocracked lubricating base oil facility. Excel Paralubes's state-of-the-art lube oil facility produces nearly 17,000 barrels per day of high quality hydrocracked base oils, representing approximately 10 percent of U.S. lubricating base oil production. Hydrocracked base oils are second in quality only to synthetic base oils, but are produced at a much lower cost. The refinery produces other specialty intermediates for making solvents to supply the recently formed Penreco joint venture company (also a 50/50 joint venture with Pennzoil). Penreco manufactures and markets highly refined specialty petroleum products for global markets.

     The Lake Charles facilities also include a specialty coker and calciner that manufacture the more highly valued graphite and anode petroleum cokes for the steel and aluminum industries, and provide a substantial increase in light oils production by converting the heaviest part of the heavy high sulfur crude barrel into diesel fuel and gasoline. In addition, green petroleum coke is supplied to a nearby coke calcining venture.

     Ponca City Refinery

     The Company's refinery located in Ponca City, Oklahoma, recently increased its crude capacity to 160,000 barrels per day of light, high sulfur and light, low sulfur crudes. Both foreign and domestic crudes are delivered by pipeline from offshore, Oklahoma, Kansas, and North and West Texas fields. Finished products are shipped by truck, rail and Company-owned and common carrier pipelines to markets throughout the Mid-continent region.

     The Ponca City refinery is a fully integrated, high-conversion facility that produces a full range of products, including LPG, gasoline, jet fuel, diesel and anode and fuel grade petroleum cokes. The refinery's facilities include fluid catalytic cracking, delayed coking and hydrodesulfurization units which enable it to produce high ratios of gasoline and diesel fuel from crude oil.

     Denver Refinery

     The Company's Denver refinery, located in Commerce City, Colorado, has a crude capacity of 58,000 barrels per day, processing a mixture of Canadian heavy, high sulfur crudes, and domestic heavy, high sulfur crude oils and low sulfur crude oils. Almost all crude oil processed at the refinery is transported via pipeline. Products are delivered predominantly through a local truck loading terminal to the east side of the Rockies but also by rail and pipelines to other Colorado markets. The refined gasoline products from the Denver refinery help supply the Company's marketing operations in the Rocky Mountain states.

     The Denver refinery is a fully integrated refinery that produces a full range of products including gasolines, jet fuels, diesel and asphalt. The refinery's upgrading units enable it to process a crude slate containing nearly 50 percent heavy, high sulfur crude. The Company has a processing agreement with a refinery located in Cheyenne, Wyoming, that has coking capabilities from which the refinery receives intermediate feedstocks for processing into finished products. The Denver refinery also supplies KC Asphalt (a 50/50 joint venture between the Company and Koch Industries) with high quality asphalt products. Both of these ventures enable the Company to turn relatively low value intermediates into higher margin products.

     Billings Refinery

     The Company's Billings, Montana refinery has a crude capacity of 52,000 barrels per day, processing a mixture of over 80 percent Canadian heavy, high sulfur crude plus domestic high sulfur and low sulfur crude oils all delivered by pipeline. Products from the refinery are delivered via Company-owned pipelines, rail, and trucks, supplying the Company's extensive branded marketing in Eastern Washington and the Northern Rocky Mountain states. The refinery's proximity to its primary source of crude and its ability to refine both low sulfur and heavy-sulfur crudes provide the Company with significant competitive advantages.

     The Billings refinery is a fully integrated refinery that produces a full range of products including gasolines, jet fuels, diesel and fuel grade petroleum coke. The Billings refinery has a very high conversion rate and the capability to process less expensive, very heavy high sulfur crudes. A delayed coker converts heavy, high sulfur resid into higher value light oils. A gas oil hydrotreating unit and hydrogen plant improve the light oil production yields and remove the additional sulfur contained in these heavy, high sulfur crudes.

     Marketing

     In the United States, the Company markets gasoline, utilizing the Conoco brand, in 33 states (20 of which represent primary markets), in the Southeast, Mid-continent and Rocky Mountain regions. Market growth continues to be targeted to those areas where the Company can obtain a strong market share and geographical areas that leverage supply from the U.S. refineries and distribution systems in which the Company has an ownership position. Increasing operating market share has resulted in particularly strong brand recognition in the Rocky Mountain and Mid-continent markets.

     Conoco branded gasoline is sold through approximately 4,900 branded stations in the United States, 84 percent through retail outlets owned by independent wholesale marketers and 16 percent through 295 Company-owned stores. The Company markets gasoline primarily through the wholesale channel in the United States because it requires a lower capital investment than retail but still provides a secure, branded outlet for the Company's products. The Company also operates retail stations to establish brand standards and image as well as to better understand the independent distributors in order to provide programs and services to them and to the consumer. Building on this knowledge, the Company has recently introduced "breakplace(R)," a new concept in convenience store design. This new format, involving the complete redesign of an outlet's exterior and interior, is designed to increase the frequency and transaction size of customer visits by catering to the needs of the "convenience connoisseur." There were 21 breakplace(R) locations as of May 31, 1998, and the Company is licensing the trademark to marketers. Many more stores in the network have adopted comprehensive offerings patterned after the format, thereby supporting wholesale marketing and elevating the Company's brand perception to the consumer.

     CFJ Properties, a 50/50 joint venture between the Company and Flying J, owns and operates 80 truck travel plazas that carry both the Conoco and Flying J brands and provide a secure outlet for the Company's diesel production. In addition, bulk sales of all refined petroleum products are made to commercial, industrial and spot market customers.

     Transportation

     Conoco has approximately 6,500 miles of crude and product mainline pipelines in the United States, including those partially owned and/or operated by affiliates. The Company also owns and operates 37 finished product terminals, six liquified petroleum gas terminals, one crude terminal and one coke-exporting facility. The Company's crude pipeline interests and terminals provide integral logistical links between crude sources and refineries to lower crude costs. The product pipelines serve as secure links between refineries and key products markets. In 1997, the Company had a 95 percent utilization rate in its pipelines and a 65 percent utilization in its crude/product terminals. The Company has historically had one of the highest pipeline utilization rates in industry benchmarking studies. The Company's U.S. pipeline system transported an average of 914,000 barrels per day in 1997. The Company's equity share of shipments on affiliate pipelines was an additional 363,000 barrels per day.

     The Company currently operates a fleet of seven crude oil tankers, principally of Liberian registry, including five double hulled tankers. By the end of 1998, the Company plans to operate a 100 percent double-hulled tanker fleet in the United States. Four vessels are used to provide secure transportation to the Lake Charles refinery, two others are in use in the Asia Pacific market and another is on lease to a third party for use as a shuttle tanker for the Heidrun field in the North Sea, in which Conoco has an interest. An eighth vessel is being used as a floating production storage and offtake vessel off the coast of Nigeria. Two additional double-hulled tankers are currently under construction and will be joining the fleet in the Gulf of Mexico in 1999.

     EUROPE

     The Company's European refining and marketing activities include operations in 17 countries, primarily in the United Kingdom and Germany. These two markets accounted for approximately 70 percent of the assets and 90 percent of the Company's European Downstream after-tax earnings in 1997. The Company also has marketing operations in Austria, Belgium, Denmark, Finland, France, Luxembourg, Norway, Sweden, and Switzerland. More recently it has entered the faster growing markets of the Czech Republic, Hungary, Poland, Slovakia, Spain and Turkey. The marketing operations in Central and Eastern Europe and Turkey are complemented by a minority interest in two refineries in the Czech Republic.

     The Company's European Downstream strategy has been to operate low cost, high volume retail outlets in selected key markets where the Company has a competitive advantage, pursue opportunities in growth regions, and maintain its Humber refinery and the MiRO joint venture refinery, in the United Kingdom and Germany, respectively, as top performers in Europe. The Company plans to redirect cash generated in its mature European businesses to other parts of Upstream and Downstream operations and to the identified European growth markets.

     The Company has invested an average of $232 million per year over the past five years in its Downstream European operations and expects to invest a similar amount in 1998. The Company continues to implement relatively low-cost projects in its refining operations designed to increase production and yields, while reducing feedstock costs and operating expenses. The Company plans to continue to direct capital expenditures for marketing operations, which are expected to be approximately 50 percent of the European Downstream total capital expenditures, toward construction of new stations in growth markets, primarily in Central and Eastern Europe, but also in its areas of competitive strength in Germany, Austria and the Nordic countries.

     The Company's European Downstream profitability is affected by several factors. As with all refining operations, the difference between the market price of refined products and the cost of crude oil is the major factor. The Company has strengths in its European refineries because it is able to process lower cost crudes or upgrade other feedstocks into high value finished products. In addition, since the United Kingdom refinery also processes fuel oil as a feedstock, the price difference between low sulfur fuel oil and finished products is important to earnings. European operations also include significant retail marketing volumes and therefore earnings are driven by retail margins, fuel and convenience product sales and operating expenses in the various countries where the Company operates.

     Refining

     The Company's principal European refining operations are located in the United Kingdom, Germany, and the Czech Republic. Since early 1996, the expansion of the Company's Humber refinery in the United Kingdom, the formation of the MiRO joint venture through consolidation with a neighboring German refinery and the purchase of a share in a joint venture owning two Czech Republic refineries have increased the Company's European crude refining capacity by approximately 52 percent (90,000 barrels per day). The Company has continuously upgraded its refineries in Europe since the early 1990s and the configuration and output of its refineries are two of the Company's primary sources of competitive advantage. In 1996, the United Kingdom and German refineries ranked in the first quartile of their peer group for financial and operating performance as ranked by Solomon Associates, an independent benchmarking company.

     The Company has undertaken a major capital investment program totaling $449 million from 1993 through 1997 to process lower cost feedstocks and increase conversion capacity, product quality and energy efficiency at the Humber refinery. The Company plans to make approximately $46 million in capital expenditures at the refinery in 1998 in order to continue to improve reliability and efficiency. The Company is also participating in upgrading projects at its joint venture owned refineries in Germany and the Czech Republic. In addition, the Company intends to continue to invest to ensure that its European refineries are capable of manufacturing products meeting European clean fuels specifications.

     The following tables outline the rated crude and condensate distillation capacity as of December 31 for each of the past five years and the annual average daily crude and condensate and other inputs for each of the past five years.

                                                                        DECEMBER 31
                                                              --------------------------------
                                                              1993   1994   1995   1996   1997
                                                              ----   ----   ----   ----   ----
                                                               (THOUSANDS OF BARRELS PER DAY)
REFINERY CAPACITY
  Humber Refinery, United Kingdom ..........................  130    130    130    180    180
  MiRO Refinery, Germany(1).................................   43     43     43     43     54
  Czech Republic(2).........................................   --     --     --     29     29
                                                              ---    ---    ---    ---    ---
          Total(3)..........................................  173    173    173    252    263
                                                              ===    ===    ===    ===    ===

---------------

(1) The 1997 figure represents the Company's 18.75 percent interest in the MiRO refinery complex at Karlsruhe, Germany. For the years 1996 and earlier, Conoco's interest was 25 percent of the OMW refinery.

(2) Represents the Company's 16.33 percent interest in two Czech Republic refineries.

(3) Does not include the Company's indirect 1.5 percent interest in a 95,000 barrel per day refinery in Mersin, Turkey acquired as a result of the Company's marketing joint venture in Turkey.

                                                              1993   1994   1995   1996   1997
                                                              ----   ----   ----   ----   ----
                                                               (THOUSANDS OF BARRELS PER DAY)
REFINERY INPUTS(1)
  Humber, United Kingdom(3)
     Crude and condensate(2)................................  131    125    133    121    137
     Other feedstocks.......................................   62     58     74     77     55
  MiRO, Germany(4)
     Crude and condensate(2)................................   46     46     46     47     50
     Other feedstocks.......................................   16     13     12     15     12
  Czech Republic(5)
     Crude and condensate(2)................................   --     --     --     22     21
     Other feedstocks.......................................   --     --     --      1      1
          Total crude and condensate(6).....................  177    171    179    190    209
          Total other feedstocks............................   78     71     86     93     68

---------------

(1) This table includes feedstocks in addition to crude and condensate on which rated capacity is based.

(2) This table includes actual crude and condensate runs, which may exceed rated capacity.

(3) The tie-in of a major expansion project and a major refinery maintenance turnaround significantly affected the Humber Refinery's utilization in 1996 and 1997, respectively.

(4) The 1997 figure represents the Company's 18.75 percent interest in the MiRO refinery complex at Karlsruhe, Germany. For the year 1996 and earlier years, Conoco's interest was 25 percent of the OMW refinery.

(5) Represents the Company's 16.33 percent interest in two refineries in the Czech Republic.

(6) Does not include the Company's 1.5 percent interest in a 95,000 barrel per day refinery in Mersin, Turkey.

     The yield of the Company's European refineries by product and country for the year ended December 31, 1997, was as follows:

                                                      UNITED                     CZECH
                                                    KINGDOM(1)   GERMANY(2)   REPUBLIC(3)
                                                    ----------   ----------   -----------
PERCENT OF TOTAL YIELD
Motor gasoline....................................      38           43           20
Middle distillate.................................      41           39           34
Residual fuel oil and asphalt.....................       9           13           23
Other(1)..........................................      12            5           23

---------------

(1) Other products primarily include petroleum coke, lubricants and liquefied petroleum gases.

     United Kingdom Refinery

     The Company's wholly owned Humber refinery is located in North Lincolnshire, England, and has a crude and condensate capacity of 180,000 barrels per day. Crude processed at the refinery is exclusively low-sulfur, and is supplied primarily from the North Sea and includes lower cost, acidic crudes. The refinery also processes up to 60,000 barrels per day of other intermediate feedstocks, mostly vacuum gasoils and resid, which many other European refineries are not able to process. The refinery's location on the east coast of England provides for cost-effective North Sea crude imports and product exports to European and world markets. The Humber refinery, one of the most sophisticated refineries in Europe, is a full conversion refinery that produces a full slate of light products and minimal fuel oil. The Company recently increased crude capacity at the refinery and added a vacuum unit which allows the refinery to process up to 80,000 barrels per day of the less expensive, acidic North Sea crudes. The refinery also has two coking units with associated calcining plants, which upgrade the heavy "bottoms" and imported feedstocks into light oil products and high value graphite and anode petroleum cokes. Approximately 40 percent of the light oils produced in the refinery remain in the United Kingdom while the other products are sent to the rest of Europe and the United States. This gives the refinery the flexibility to take full advantage of inland and global export market opportunities.

     Germany Refinery

     The Mineraloel Raffinerie Oberrhein GmbH ("MiRO") refinery in Karlsruhe, Germany, is a joint venture refinery with a crude and condensate capacity of 288,000 barrels per day. The MiRO joint venture arose from the combination in 1996, of the existing OMW refinery, in which the Company had a 25 percent share, with an adjacent Esso refinery. The Company has an 18.75 percent interest in MiRO and the Company's capacity share is 54,000 barrels per day. The other owners of MiRO are DEA Mineraloel AG, Esso AG and Ruhr Oel GmbH (a 50/50 joint venture between Veba and PDVSA). Approximately 55 percent of the refinery's crude feedstock is low cost, high sulfur crude. The MiRO refinery complex is a full upgrading refinery producing gasoline, middle distillates, residual fuel oil and other products. The refinery has a high capacity to convert lower cost feedstocks into high value products primarily with a fluid catalytic cracker and delayed coker. The coker produces both fuel grade and specialty calcined cokes.

     The creation of the MiRO joint venture has improved the refinery's competitiveness and was driven by the synergy that existed between the two facilities. Integrated operations have yielded improved product slates, which better match local demand, and increased processing efficiency, while retaining operational flexibility for the partners. The refinery processes crude and feedstock supplied by each of the partners in proportion to their respective ownership interests. Streamlining the two operations has allowed the Company to eliminate less efficient processing units in both refineries, resulting in lower operating costs.

     Czech Republic Refineries

     In late 1995, the Company, through participation in the newly formed Czech Refining Company ("CRC"), acquired an interest in two refineries in the Czech Republic. The other owners of CRC are Unipetrol A.S., AgipPetroli, and Shell Overseas Investment B.V. The refinery at Litvinov has a crude and condensate capacity of 109,800 barrels per day, and the Kralupy refinery has a crude and condensate capacity of 67,500 barrels per day. The Company's effective
16.33 percent ownership share of the combined capacity is 29,000 barrels per day. Both refineries process mostly high sulfur crude, with a large portion being Russian export blend delivered by pipeline at an advantageous cost. The refineries have an alternative crude supply via a pipeline from the Mediterranean.

     The Company expects that completion of a visbreaker project at the Litvinov refinery scheduled for the year 2000 will increase conversion rates and significantly reduce fuel oil production. The Kralupy refinery is currently a hydroskimming facility, but CRC is currently planning investment in major conversion facilities, to reduce fuel oil production and increase light oil yields. The two Czech refineries are operated as a single entity with intermediate streams moving between the two facilities. CRC markets finished products both inland and abroad. The Company intends to use its share of the light oil production to support an expanding retail marketing network in Central and Eastern Europe.

     Marketing

     The Company has marketing operations in 17 European countries. The Company's European marketing strategy is to sell primarily through owned, leased or joint venture retail sites using a low cost, high volume, low price strategy. The Company intends to expand into identified growing markets, while concurrently strengthening its market share in core markets such as Germany, Austria and the Nordic countries. The Company is standardizing its European retail operations in order to capture cost savings and prepare for a more integrated Europe. The Company is continuing to reduce its cost structure for marketing activities while also optimizing the growing income in the non-fuels sector. The Company also markets aviation fuels, liquid petroleum gases, heating oils, transportation fuels and marine bunkers to commercial accounts and into the bulk or spot market.

     The Company uses the "Jet" brand name to market its retail products in its wholly owned operations in Austria, Czech Republic, Denmark, Finland, Germany, Hungary, Norway, Poland, Slovakia, Sweden and the United Kingdom. In Belgium and Luxembourg, it markets under the "Seca" brand. Stations throughout Europe also display the "Conoco" brand. In addition, various joint ventures in which the Company has an equity interest market products in Spain, Switzerland and Turkey under the "Jet", "OK Co-op" and "Tabas" or "Turkpetrol" brand names, respectively.

     As of December 31, 1997, the Company had 1,968 branded marketing outlets in its wholly owned European operations, of which 1,383 were Company-operated. Through its joint venture operations in Turkey, Spain and Switzerland, the Company also has an interest in another 928 retail sites. The largest branded site networks are in Germany and the United Kingdom, which account for 66 percent of the total net branded units. In Germany and Austria, where the Company has its biggest network, 26 outlets were added during 1997. In the Nordic countries, the Company has expanded from its base of unmanned sites in Sweden and Denmark into Norway and Finland with 22 new stations in the last two years, bringing the total to 244 stations in the region. In response to weak fuel margins in the United Kingdom over the past several years, the Company has restructured its operations there, reducing the number of stations and focusing on locations where the Company has a competitive advantage. The Company is continuing to reduce its unit breakeven cost structure in the United Kingdom and is simultaneously investing to take advantage of the growing income in the non-fuels sector.

     The Company has been expanding in targeted growth markets in Central and Eastern Europe (Czech Republic, Poland, Hungary and Slovakia) and has added 30 stations in the last year for a total of 101 stations at December 31, 1997. The Company expects to continue this expansion in order to capture the demand growth and rising margins expected in these inland markets. This marketing expansion allows the Company to obtain further integration with products produced at the Czech refineries. Similarly, the Company has invested in the growing markets of Spain and Turkey where at the end of 1997 it had an interest, through its joint ventures, in 80 and 769 sites, respectively. The joint venture marketing operation in Turkey also provides the Company with a strategic position and opportunity for Upstream ventures in this region.

     ASIA PACIFIC

     The Company is looking to the Asia Pacific region for much of its long-term Downstream growth. Despite the recent economic downturn, the Company expects the Asian market, in the long term, to grow faster than comparable markets. The Company intends to establish at least 100,000 barrels per day of equity refining capacity in the region long-term and expand its marketing operations to integrate with the refining supply to capitalize on market deregulation and long term regional demand growth.

     The refinery in Melaka, Malaysia, has been built by a joint venture 40 percent owned by the Company (with partners Statoil and the Malaysian state oil company, Petronas). It is scheduled to commence operations in the second half of 1998 and will have a crude capacity of 100,000 barrels per day. Initial crude unit operation will be followed shortly thereafter by the start-up of hydrocracker and coker units. The joint venture has a five-year tax holiday commencing with initial operation. The feedstocks for the refinery will consist of up to approximately 70 percent high sulfur crude and 30 percent sweet crude.

     This refinery will capitalize on the Company's proprietary coking technology to upgrade low-cost feedstocks to higher-margin products. Initial refinery units, in addition to the fuels delayed coker, include a crude and vacuum distillation unit, a vacuum gas oil hydrocracker, naphtha and diesel hydrotreater, catalytic reformer, and an isomerization unit. The refinery will produce a full range of refined petroleum products to help meet the demand for motor fuels and specialty products in the Asia Pacific region although the process at Melaka is designed to maximize diesel production in concert with industry demand in the region.

     The Company intends to use its share of refined products from the refinery to continue growing its retail marketing operations in Thailand, Malaysia and throughout the Asia Pacific region. The balance of the Company's share of production will be sold primarily in the spot market. The Company has its regional crude and product supply and disposition operations centrally located in Singapore.

     The Company began marketing motor fuels in Thailand in 1993. Using a high-volume/low-price strategy and marketing concepts and strategies that were new to Thailand, the Company has already established a significant presence in the Thai retail market. The Company is building more than 20 new Jet branded retail outlets this year and by the end of 1998 expects to have almost 100 stores in operation. The Company plans to continue building new retail outlets at a comparable pace until it has 200 stores in the country.

     The Company has launched a retail marketing joint venture in Malaysia with Sime Darby Bhd., a company that has a major presence in the business sector. Capitalizing on the cost benefits of direct supply, the benefits of being the first licensees since 1969 to establish retail marketing in Malaysia, and the currently depressed prices of premium Malaysian real estate, the Company will initially target major markets within 125 miles of the Melaka refinery. The Company plans to have six stores operating by the first quarter of 1999.

     SPECIALTY PRODUCTS

     The Company sells a variety of high value lubricants and specialty products to commercial, industrial and wholesale accounts worldwide, including lubes (such as automotive and industrial lubricants and waxes), petroleum coke, solvents and pipeline flow improvers. The Company's experience has been that specialty products are attractive because their premium prices generate higher margins and their markets are generally less cyclical than commodity markets.

     The Company began marketing the HYDROCLEAR(TM) brand of lubricants with the start-up of the Excel Paralubes plant in 1997. The HYDROCLEAR(TM) lubricants were designed to compete with synthetics for a range of applications with difficult operating conditions, along with the added value of non-toxicity. Through its Penreco joint venture company, the Company also produces specialty petroleum products for global markets.

     The Company's technical expertise in carbon upgrading positions it as a leader in the manufacture and marketing of specialty coke and coke products. The Company manufactures high quality graphite coke at its Lake Charles and Humber refineries for use in the global steel industry. It also globally markets anode and fuel coke produced at its Lake Charles, Ponca City, Billings and Humber refineries. In addition, the Company participates in the Asia Pacific coke market by providing technical and marketing expertise to its PetroCokes joint venture with Sumitomo and Japan Energy.

     The Company is a leader in the worldwide market for pipeline flow improvers. Conoco's "LiquidPower(TM)" product is a flow improver for increasing petroleum pipeline capacity by reducing friction loss. The Company also uses "LiquidPower(TM)" in its own pipeline systems.

POWER

     Conoco Global Power was founded in 1995 to leverage the economic advantages of the Company's energy production activities and DuPont's demand for energy in its manufacturing operations.

     The Company has entered into a joint venture agreement to build a natural gas fired cogeneration plant near Corpus Christi, Texas. Construction has begun on the plant, which will be located adjacent to chemical complexes owned by DuPont and OxyChem, Occidental Petroleum Corporation's chemicals division, the Company's partner in this joint venture. OxyChem will operate the plant under a long-term contract and will purchase a majority of the plant's electricity and steam production. The plant is designed to produce 440 megawatts of power and
1.1 million pounds per hour of process steam. The plant will be a qualifying facility under the Public Utility Regulatory Policies Act and expects to sell excess electricity in the Texas power markets. Commercial operation of the plant is expected by January 2000.

     The Company is also considering a proposal for a multi-site industrial energy project involving various DuPont facilities in the United States.

CORE VALUES

     The Company is committed to four core values: operating safely, protecting the environment, acting ethically and valuing all people. Conoco is a recognized industry leader in both concern for the health and safety of its employees and protecting the environment. In 1997, the Company achieved the lowest recordable injury rate in its history. This performance earned it the lowest injury rate among all major petroleum companies reporting to the American Petroleum Institute, an achievement matched in ten out of the last 15 years.

     Conoco is also an innovator both at recycling materials and at operating in environmentally sensitive areas. In the United Kingdom, for example, the Company successfully recycled over 99 percent of the Viking gas platforms, which it redeployed from the North Sea. It has also operated in the Aransas National Wildlife Refuge in South Texas for almost 60 years. In 1990, the Company took a major step toward oil spill prevention with the decision to build only double-hulled tankers -- a decision taken before law mandated such technology. By the year 2000, the Company intends to have a U.S. fleet consisting entirely of double-hulled vessels.

     In order to maintain the highest ethical standards, the Company established clear guidelines on business ethics which every employee agrees to follow. The Company has established annual President's Awards for safety, environmental protection and valuing all people performance. Valuing people includes seeking diversity in the workforce, nationalizing a significant portion of its workforce in each country where it operates as soon as practicable, responding to employee ideas and concerns, treating everyone with dignity and respect, sharing the financial success of the Company with substantially all employees through the "Conoco Challenge" program, and helping employees contribute fully in achieving business goals. The Company believes that these core values result in a motivated workforce with values and goals firmly aligned with the strategic aims of the business.

     These core values provide guidance to employees in working to meet the expectations of customers, partners and host governments, and in respecting the communities in which the Company does business.

ENVIRONMENTAL REGULATION

     Together with other companies in the industries in which it operates, the Company's operations are subject to numerous federal, state, local, European Union and other foreign environmental laws and regulations concerning its oil and gas operations, products and other activities, including legislation that implements international conventions or protocols. In particular, these laws and regulations require the acquisition of permits, restrict the type, quantities, and concentration of various substances that can be released into the environment, limit or prohibit activities on certain lands lying within wilderness, wetlands and other protected areas, regulate the generation, handling, storage, transportation, disposal and treatment of waste materials and impose criminal or civil liabilities for pollution resulting from oil, natural gas and petrochemical operations.

     Governmental approvals and permits are currently, and may in the future be, required in connection with the Company's operations. The duration and success of obtaining such approvals are contingent upon many variables, many of which are not within the Company's control. To the extent such approvals are required and not obtained, operations may be delayed or curtailed, or the Company may be prohibited from proceeding with planned exploration or operation of facilities.

     Environmental laws and regulations are expected to have an increasing impact on the Company's operations in most of the countries in which it operates, although it is impossible to predict accurately the effect of future developments in such laws and regulations on the Company's future earnings and operations. Some risk of environmental costs and liabilities is inherent in particular operations and products of the Company, as it is with other companies engaged in similar businesses, and there can be no assurance that material costs and liabilities will not be incurred. However, the Company does not currently expect any material adverse effect upon its results of operations or financial position as a result of compliance with such laws and regulations.

     Protection and concern for the environment is one of the Company's core values. The Company is an innovator both at recycling materials and operating responsibly in environmentally sensitive areas. The Company operates oil and gas production facilities, petroleum refineries, natural gas processing plants and distribution facilities throughout the world. These facilities are subject to various federal, state, local and foreign environmental laws and regulations. It is Conoco's policy to fully meet or exceed legal and regulatory requirements wherever it operates. To meet future environmental obligations, the Company is engaged in a continuing program to develop effective measures to protect the environment. This program includes research into reducing sulfur levels in heavy fuel oils and diesel fuel, reducing benzene content in gasoline, reducing vapor emissions at service stations, developing more effective methods of containing and recovering offshore oil spills, improving the quality of emissions and effluents from the Company's refineries and other facilities, developing and installing monitoring systems at the Company's facilities and developing environmental impact assessments before commencing major projects. For a discussion of the Company's operating expenses and capital expenditures with respect to environmental protection, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters." Although future environmental obligations are not expected to have a material adverse effect on the results of operations or financial condition of the Company, there can be no assurance that future developments, such as increasingly stringent environmental laws or enforcement thereof, will not cause the Company to incur substantial environmental liabilities or costs.

     AIR EMISSIONS

     The operations of the Company are subject to regulations controlling emissions of air pollutants. The primary legislation affecting the Company's U.S. air emissions is the Federal Clean Air Act and its 1990 Amendments (the "CAA"). Among other things, the CAA requires all major sources of air emissions to obtain operating permits; the CAA also revised the definition of "major source" such that additional equipment involved in oil and gas production may now be covered by the permitting requirements. Although the precise requirements of the CAA are not yet known, the Company may incur substantial capital, operating and maintenance costs to comply with such requirements.

     The CAA requires EPA to promulgate regulations imposing Maximum Achievable Control Technology ("MACT") standards to reduce emissions of certain air pollutants from industrial facilities, such as Conoco's refineries, transportation terminals and certain crude oil production operations. EPA has promulgated MACT standards that are applicable to some of Conoco's operations and the Company's costs to comply with them have not been material. However, MACT standards applicable to many of Conoco's other operations have yet to be promulgated. Consequently, while it is not yet possible to predict accurately the total actual expenditures that Conoco may incur to comply with these standards, the Company anticipates that these costs may be substantial.

     In June 1997, EPA revised the National Ambient Air Quality Standards ("NAAQS") for ozone and particulate matter, which will ultimately require more stringent controls on stationary sources and cleaner-burning fuels in certain parts of the United States. The financial impacts of these revisions cannot reasonably be estimated until individual states adopt regulations to implement the revised NAAQS, although Conoco believes that such impacts could be substantial.

     Under the CAA, EPA has promulgated a number of regulatory standards that mandate a variety of specifications for motor fuels designed to reduce emissions of certain air pollutants from vehicles burning such fuels. These regulated fuels include gasoline and diesel fuels produced and marketed by Conoco. In addition, many other countries in which Conoco produces or markets motor fuels similarly regulate the composition of such products. The Company has already incurred the costs of complying with such requirements that are currently in effect. The European Parliament and European Union governments recently agreed to enact legislation that, among other things, requires phased reductions of sulfur and aromatics content in gasoline and diesel fuel and of benzene in gasoline. While it is not yet possible to predict accurately the total actual expenditures that Conoco may incur to comply with these requirements, the Company anticipates that these costs may be substantial. EPA also continues to consider further regulation of motor fuels composition specifications. Although it is not yet possible to predict the precise composition specifications that may be imposed by EPA in the future, and therefore, it is not yet possible to predict accurately the total actual expenditures that may be incurred by Conoco to produce motor fuels meeting future specifications, such expenditures could be substantial.

     In 1997, an international conference on global warming concluded an agreement, known as the Kyoto Protocol, which called for reductions of certain emissions that contribute to increases in atmospheric greenhouse gas concentrations. The combustion of fossil fuels, such as crude oil, results in emissions of the type sought to be reduced by the Kyoto Protocol. The treaty codifying the Kyoto Protocol has not been ratified by the United States, but may be in the future. In addition, other countries where Conoco has interests, or may have interests in the future, have made commitments to the Kyoto Protocol and are in various stages of formulating applicable regulations. Although it is not yet possible to estimate accurately the total actual expenditures that may be incurred by Conoco as a result of the Kyoto Protocol, such expenditures could be substantial.

     HAZARDOUS SUBSTANCES AND WASTE DISPOSAL

     The Company currently owns or leases numerous properties that have been used for many years for hardminerals production or natural gas and crude oil production. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company. In addition, some of these properties have been operated by third parties over whom the Company had no control. CERCLA and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. RCRA and comparable state statutes govern the management and disposal of wastes. Although CERCLA currently excludes petroleum from cleanup liability, many state laws affecting the Company's operations impose clean-up liability regarding petroleum and petroleum related products. In addition, although RCRA currently classifies certain exploration and production wastes as "nonhazardous", such wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements. If such a change in legislation were to be enacted, it could have a significant impact on the Company's operating costs, as well as the gas and oil industry in general. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters."

     OIL SPILLS

     Under the Federal Oil Pollution Act of 1990, as amended ("OPA"), (i) owners and operators of onshore facilities and pipelines, (ii) lessees or permittees of an area in which an offshore facility is located and (iii) owners and operators of tank vessels ("Responsible Parties") are strictly liable on a joint and several basis for removal costs and damages that result from a discharge of oil into the navigable waters of the United States. These damages include, for example, natural resource damages, real and personal property damages and economic losses. OPA limits the strict liability of Responsible Parties for removal costs and damages that result from a discharge of oil to $350 million in the case of onshore facilities, $75 million plus removal costs in the case of offshore facilities, and in the case of tank vessels, an amount based on gross tonnage of the vessel. However, these limits do not apply if the discharge was caused by gross negligence or wilful misconduct, or by the violation of an applicable Federal safety, construction or operating regulation by the Responsible Party, its agent or subcontractor or in certain other circumstances.

     In addition, with respect to certain offshore facilities, OPA requires evidence of financial responsibility in an amount of up to $150 million. Tank vessels must provide such evidence in an amount based on the gross tonnage of the vessel. OPA also requires offshore facilities, certain onshore facilities and tank vessels to prepare spill response plans, which the Company has done, for responding to a "worst case discharge" of oil. Failure to comply with these requirements or failure to cooperate during a spill event may subject a Responsible Party to civil or criminal enforcement actions and penalties.

     OFFSHORE PRODUCTION

     Offshore oil and gas operations in U.S. waters are subject to regulations of the United States Department of the Interior which currently impose strict liability upon the lessee under a Federal lease for the cost of clean-up of pollution resulting from the lessee's operations, and such lessee could be subject to possible liability for pollution damages. In the event of a serious incident of pollution, the Department of the Interior may require a lessee under Federal leases to suspend or cease operations in the affected areas. See
"-- Litigation and Other Contingencies."

SOURCES OF SUPPLY

     During 1997, the Company supplemented its own crude oil production to meet its refining requirements by the purchase of crude oil from both domestic and international sources. Approximately 56 percent of the crude oil processed in the Company's U.S. refineries in 1997 came from U.S. sources. The remainder of crude processed came principally from Venezuela, Mexico and Canada. During 1997, the Company's Humber refinery in the United Kingdom processed principally North Sea crude oils. In the joint venture MiRO refinery, the Company processed primarily Mediterranean crude oils in 1997. The Company's joint venture CRC refineries in the Czech Republic process primarily Russian crudes.

     To assure availability, the Company maintains multiple sources for most raw materials, supplies, services and equipment, with no one company supplying a substantial portion of the Company's needs. The Company also routinely leases or charters equipment, such as drilling rigs, offshore supply boats, seismic boats, pipeline laying equipment, derrick barges, and cranes. Availability of supply and/or cost of such equipment has been a factor in the past, and could have a detrimental impact on the Company in the future.

RESEARCH AND DEVELOPMENT

     The objectives of the Company's research and development programs are to discover new products, processes and business opportunities in relevant fields, and to improve existing products and processes. Research and development also focuses on improving efficiency, safety and environmental protection. Worldwide expenditures for research and development amounted to approximately $44 million in 1997,

$41 million in 1996 and $36 million in 1995. Approximately $36 million is budgeted for research and development activities in 1998.

     The capabilities of the Company's research and development group have been augmented by its access to DuPont's corporate science and engineering resources. Certain elements of DuPont's material science expertise and analytical capabilities are relevant to the Company's oil and gas research and development work. Following the Separation, the Company will continue to have access to DuPont's corporate science and engineering expertise pursuant to transitional agreements.

PATENTS AND TRADEMARKS

     The Company owns and is licensed under various patents, which expire from time to time, covering many products, processes and product uses. No individual patent is of material importance to the Company's business as a whole. During 1997, the Company was granted seven U.S. and 34 non-U.S. patents. The Company also has individual trademarks and brands for its products and services which are registered in various countries throughout the world. None of these trademarks and brands are considered material other than the "Conoco" and "Jet" brands.

OPERATING HAZARDS AND INSURANCE

     The Company's operations are subject to certain operating hazards such as well blowouts, collapsed wells, explosions, uncontrolled flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, refinery explosions, surface or marine transportation incidents, pollution, releases of toxic gas and other environmental hazards and risks. In accordance with customary industry practices, the Company maintains insurance against some, but not all, such risks and losses. The Company does not carry business interruption insurance. The Company has elected to retain the risk where management believes the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks are generally not fully insurable. See "Risk
Factors -- Operating Hazards."

LITIGATION AND OTHER CONTINGENCIES

     Three proceedings instituted by governmental authorities are pending against Conoco for alleged violations of RCRA, each of which could result in monetary sanctions in excess of $100,000. No individual proceeding is, nor are the proceedings as a group, expected to have a material adverse effect on Conoco's results of operations or financial position. Conoco estimates that in the aggregate the monetary sanctions reasonably likely to be imposed from these proceedings amount to approximately $500,000.

     On March 6, 1996, the Department of Justice filed a complaint in the United States District Court for the District of Montana against Yellowstone Pipeline Company ("YPL") and the Conoco Pipe Line Company as a part owner and operator of YPL. The complaint alleges discharges of oil from a YPL pipeline in January 1993 and seeks civil penalties of up to $25,000 per day for each violation or up to $1,000 for each barrel of oil discharged. Since the duration of the discharge is in dispute, the penalty calculation is uncertain although it is expected to exceed $100,000. The parties are attempting to negotiate a resolution of the matter, including a supplemental environmental project that would constitute a substantial part of a settlement with the Government.

     Conoco has been assessed a monetary penalty in the amount of $298,000 by the New Mexico Environmental Department, Air Quality Bureau. The demand was made on June 18, 1998. New Mexico alleges that Conoco failed to obtain a permit under the CAA and violated certain permit conditions in the existing permits. Conoco assets affected are the Maljamar Gas Plant and the MCA field. Conoco expects to obtain settlement by payment of a lesser monetary penalty and performance of a supplemental environmental project.

     The Company is a defendant in a number of lawsuits and is involved in governmental proceedings arising in the ordinary course of business, including personal injury claims, environmental claims and leaking underground storage tank claims and, along with other oil companies, actions challenging oil and gas royalty and severance tax payments based on posted prices. The Company believes ultimate liabilities resulting from such lawsuits and claims may be material to results of operations in the period in which they are recognized, but will not materially affect the combined financial position of the Company.

PROPERTIES

     The Company owns its corporate headquarters, consisting of 16 three-story buildings on a 62-acre site in Houston, Texas. The Company owns and leases petroleum properties and operates production processing, refining, marketing, power-generating, and research and development facilities worldwide. In addition, the Company operates sales offices, regional purchasing offices, distribution centers, and various other specialized service locations throughout the world.

EMPLOYEES

     The Company had approximately 16,000 employees as of December 31, 1997. Certain employees at the Company's U.S. refineries are represented by the Oil, Chemical and Atomic Workers International Union under collective bargaining agreements. The Company believes that its relations with its employees are good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning the current executive officers and current and prospective directors of the Company.

               NAME                 AGE             POSITION WITH THE COMPANY             TERM EXPIRES
               ----                 ----            -------------------------             ------------
Edgar S. Woolard, Jr..............    64   Chairman of the Board of Directors
Archie W. Dunham..................    59   President, Chief Executive Officer and
                                           Director
Ruth R. Harkin(1).................    53   Director
Frank A. McPherson(1).............    65   Director
Gary M. Pfeiffer..................    48   Director
William K. Reilly(1)..............    58   Director
William R. Rhodes(1)..............    62   Director
Franklin A. Thomas(1).............    63   Director
Gary W. Edwards...................    56   Executive Vice President, Refining,
                                           Marketing, Supply and Transportation
Robert E. McKee III...............    52   Executive Vice President, Exploration
                                           Production
Robert W. Goldman.................    56   Senior Vice President, Finance, and Chief
                                             Financial Officer
Rick A. Harrington................    53   Senior Vice President, Legal, and General
                                           Counsel

---------------

(1) Expected to be elected as a Director at the Company's first regular board meeting following the Offerings.

     Edgar S. Woolard, Jr. retired as Chairman of the Board of Directors of DuPont on October 29, 1997, having served since 1989. He remains a director of DuPont. Since he joined DuPont in 1957, he occupied many technical and managerial positions at various locations across the United States. From 1987 to 1989, Mr. Woolard served as President and Chief Operating Officer of DuPont, and from 1989 to 1995, as Chairman and Chief Executive Officer. Mr. Woolard is a director of Citicorp and Apple Computer, Inc. and a member of The Business Council, the Board of Trustees of Winterthur Museum, the Christiana Care Corporation, the Protestant Episcopal Theological Seminary in Virginia, and the North Carolina Textile Foundation. He is also a member of the National Academy of Engineering and the Bretton Woods Committee.

     Archie W. Dunham has been President and Chief Executive Officer of the Company since 1996. He joined the Company in 1966 and subsequently held a number of commercial and managerial positions within the Company and DuPont. He currently serves on both companies' boards of directors. Mr. Dunham is also a member of the Louisiana-Pacific Corporation Board of Directors. Mr. Dunham is a former Executive Vice President, Exploration Production and Executive Vice President, Refining, Marketing, Supply and Transportation for the Company. He was also a Senior Vice President, Polymers and Senior Vice President, Chemicals and Pigments for DuPont. He is a director of the American Petroleum Institute, the National Petroleum Council, the U.S. -- Russia Business Council, the Greater Houston Partnership and Chairman of the United States Energy Association. Mr. Dunham is a member of the Board of Visitors and the Energy Center Board of Directors at the University of Oklahoma. He also serves on the board of trustees of the Memorial Hermann Healthcare System in Houston, the Houston Grand Opera, the Houston Symphony, the George Bush Presidential Library and the Smithsonian Institution.

     Ruth R. Harkin is Senior Vice President, International Affairs and Government Relations of United Technologies Corporation ("UTC") and Chair of United Technologies International, UTC's international representation arm. Previously Mrs. Harkin was the president and chief executive officer of the Overseas Private Investment Corporation (OPIC), in the Clinton administration from 1993 to 1997. Mrs. Harkin was elected as a prosecutor in the office of the County Attorney of Story County, Iowa in 1973. She also served as Deputy General Counsel at the U.S. Department of Agriculture and was Of Counsel at the law firm of Akin, Gump, Strauss, Hauer & Feld. Mrs. Harkin is a member of the Board of Visitors of the College of Business

Administration, University of Iowa. She also sits on the Boards of the Center for National Policy and the National Association of Manufacturers, and is a Trustee of the Eurasia Foundation.

     Frank A. McPherson retired as Chairman and Chief Executive Officer of Kerr-McGee Corporation on February 1, 1997. He joined Kerr-McGee in 1957 and held many technical operational and managerial positions including President from 1980 to 1983. He is a past director of the Federal Reserve Bank of Kansas City and the Oklahoma State University foundation Board of Trustees. Mr. McPherson serves on the boards of directors of Kimberly-Clark Corp., Bank of Oklahoma, Tri-Continental Corporation, Seligman Quality Fund, Inc., Seligman Select Municipal Fund, Inc., and the Seligman Group of Mutual Funds. He is also a member of the boards of the American Petroleum Institute, Boys and Girls Clubs of America, Baptist Medical Center, Oklahoma Chapter of Nature Conservancy, Oklahoma City Chamber of Commerce, Oklahoma City Public School Foundation, Oklahoma Medical Research Foundation and Oklahoma Foundation for Excellence in Education.

     Gary M. Pfeiffer has been Senior Vice President, Finance and Chief Financial Officer of DuPont since 1997. Previously from 1994 to 1997, Mr. Pfeiffer was Vice President and General Manager of DuPont Nylon, North America, with responsibility for all of DuPont's nylon fiber and intermediate business in North America. He has also served as Global Business Director, Nylon Intermediates for DuPont Chemicals, from 1992 to 1994, and as Director - Finance for DuPont Chemicals and Specialties Manufacturing, from 1991 to 1992. Since he joined DuPont in 1974, Mr. Pfeiffer has held a number of technical and managerial positions in the United States and overseas. He is also on the board of the Hagley Museum and Library.

     William K. Reilly is currently a member of the Board of Directors of DuPont and is President and Chief Executive Officer of Aqua International Partners, an investment group which finances water improvements in developing countries. Formerly, Mr. Reilly was a visiting professor at the Institute of International Studies at Stanford University and served as Administrator of the U.S. Environmental Protection Agency from February 1989 to January 1993. Mr. Reilly was president of the Conservation Foundation from 1973 to 1989 and, after its affiliation with World Wildlife Fund in 1985, served as President of both groups. He also serves on the boards of Royal Caribbean International and Evergreen Holdings. He is Chairman of the Board of the American Farmland Trust and serves on the boards of National Geographic Society, World Wildlife Fund and Yale University. Mr. Reilly also serves as a member of the board of the Presidio Trust of San Francisco.

     William R. Rhodes is a Vice Chairman of Citicorp and its principal subsidiary, Citibank. Mr. Rhodes is Vice Chairman on the Institute of International Finance, a Director of the Private Export Funding Corporation, a trustee and member of the Executive Council of the Council of the Americas, an Executive Committee member of The Bretton Woods Committee and the U.S.-Russia Business Council, and a founding member of the U.S. National Advisory Council to the International Management Center. Other board memberships include The Group of Thirty, the Americas Society, The African-American Institute, CHIPCo, Royal Charter Properties Corporations, the United States-Spain Council and the U.S.-Egypt Presidents' Council. He is also a member of the Council on Foreign Relations, the Foreign Policy Association, and The Bankers Roundtable. Mr. Rhodes is a past Chairman of the U.S. Advisory Committee of the Export-Import Bank of the United States, past Chairman of the U.S. section of the Venezuela-U.S. Business Council, past President of the Venezuela-American Chamber of Commerce, and past President of the Bankers Association for Foreign Trade.

     Franklin A. Thomas has been a consultant to the TFF Study Group, a non-profit initiative assisting development in southern Africa, since April 1996. Mr. Thomas was President and Chief Executive Officer of The Ford Foundation from 1979 to 1996. He also serves as a director of the Aluminum Company of America, Citicorp and its subsidiary, Citibank, N.A., Cummins Engine Company, Inc., Lucent Technologies, Inc. and PepsiCo, Inc.

     Gary W. Edwards has been Executive Vice President of the Company since 1991, with responsibility for worldwide refining, marketing, supply and transportation. He is currently a Senior Vice President of DuPont. He joined the Company in 1963, working at various locations throughout the United States and in the United Kingdom, and was formerly the Company's Vice President, Refining Marketing Europe; Vice President Refining, Marketing and Transportation; and Vice President North American Marketing. Mr. Edwards has held a number of managerial positions in Conoco Pipeline, Transportation, Natural Gas and Gas Products, Logistics and Marketing. He is a Director of the American Petroleum Institute and a previous director and Vice President of the European Petroleum Industry Association in Brussels, Belgium. Mr. Edwards is Chairman of the Kansas State University Engineering advisory council and a member of the Yellowstone Park foundation advisory committee. He is a board member of Theatre Under the Stars, Junior Achievement, Inc. (National) as well as Junior Achievement of Southeast Texas, Target Hunger, Private Sector Initiative, and the Houston Music Hall Foundation.

     Robert E. McKee III has been an Executive Vice President for the Company since 1993, with responsibility for worldwide exploration and production. He is currently a Senior Vice President of DuPont. He was formerly the Company's Executive Vice President for Corporate Strategy and Development, Senior Vice President for Administration, Vice President of North American Refining and Marketing and Vice President, Chairman and Managing Director of Conoco (UK) Limited. Since he joined Conoco in 1968, Mr. McKee has worked at various locations and held numerous managerial, operating, administrative and technology positions both in the United States and overseas. He currently serves on the board of directors of Consolidation Coal Company, a subsidiary of DuPont, and the American Petroleum Institute. In addition, he is Chairman of the Southern Regional Advisory Board of the Institute of International Education and a member of the advisory committee of the University of Texas Engineering Department. Mr. McKee also serves on the board of directors of the Houston Museum of Natural Science and as Chairman of the President's Council of the Colorado School of Mines.

     Robert W. Goldman has been Senior Vice President, Finance, and Chief Financial Officer of the Company since 1998 and was its Vice President, Finance from 1991 to 1998. Mr. Goldman began his career with DuPont in 1965 and subsequently held many technical and managerial positions within the finance, tax and treasury functions. He is the former Vice President - Finance of DuPont (Mexico), Vice President, Remington Arms Company and served as Director and Comptroller of several operating departments of DuPont in Wilmington, Delaware. Mr. Goldman transferred to the Company in 1988 as Vice President and Controller. He is co-chairman of the Company's Risk Management Committee and is a member of the American Petroleum Institute, a former chairman of its Accounting Committee and currently serves on its Executive Committee of the General Committee on Finance. He is also a member of the Financial Executives Institute and the Executive Committee of the Board of Directors of the Alley Theatre in Houston, Texas.

     Rick A. Harrington has been Senior Vice President, Legal, and General Counsel of the Company since 1998 and was Vice President and General Counsel of the Company and Vice President and Assistant General Counsel of DuPont from 1994 to 1998. He joined DuPont in 1979 as a Senior Attorney, and subsequently held the positions of Managing Counsel, Special Litigation, and Vice President and General Counsel of Consolidation Coal Company, a subsidiary of DuPont. Prior to joining DuPont, he was a partner in the firm of Arent, Fox, Kintner, Plotkin and Kahn in Washington, D.C. where he specialized in antitrust litigation. Mr. Harrington is a member of the bar of the District of Columbia, the District of Columbia Court of Appeals and the Fifth Circuit Court of Appeals. He is a member of the American Petroleum Institute General Committee on Law, The American Corporate Counsel Association International Legal Affairs Committee, and the University of Kansas School of Business Dean's Board.

     Effective as of the closing of the Offerings, Messrs. Dunham, McKee, Edwards and Harrington will resign as officers of DuPont.

ELECTION AND COMPENSATION OF DIRECTORS

     The By-laws provide for a Board of Directors of not less than six nor more than 15 directors, with the current number set at nine (eight of which have been named as of the date hereof). Each member of the Board of Directors holds office until the expiration of his or her term and until his or her successor is elected and qualified. Vacancies on the Board of Directors may be filled by the majority vote of directors then in office or by a sole remaining director, or by stockholder vote if such vacancy was caused by action taken by stockholders. DuPont elected the current members of the Board of Directors on July 24, 1998. Edgar S. Woolard, Jr., Gary M. Pfeiffer, William K. Reilly, William R. Rhodes and Franklin A. Thomas are nominees of DuPont under the terms of the Separation Agreement. See "Arrangements Between the Company and DuPont."

     Directors who are officers of the Company or employees of DuPont will receive no additional compensation for serving on the Board of Directors. As of the Offerings, nonemployee members of the Board of Directors will receive a special grant of an option to purchase Class A Common Stock (each, a "Company Stock Option") with a present value of $30,000 and a grant of Company restricted stock units with respect to Class A Common Stock with an aggregate value of $95,000. Future nonemployee Directors, upon election to the Board, will receive a grant of Company restricted stock units with respect to Class A Common Stock with an aggregate value equal to $95,000. On an annual basis, nonemployee Directors will receive a fee of $30,000, and, following the annual meeting, a grant of Company restricted stock units with respect to Class A Common Stock with an aggregate value of $20,000 and Company Stock Options with a present value of $30,000. Company Stock Options and Company restricted stock units will be awarded pursuant to the terms of the 1998 Stock and Performance Incentive Plan of the Company (described below). The present value of Company Stock Options will be determined using a generally accepted stock option valuation methodology. Annual fees may be, and awards of restricted stock units will be, deferred pursuant to the terms of the Deferred Compensation Plan for Nonemployee Directors (described below).

     Board members will also be eligible to participate in a Charitable Gift Plan, which provides that, upon a Director's death, the Company will make a donation in an amount equal to $200,000 per year for five years to the tax-exempt educational institutions or charitable organizations recommended by such director and approved by the Company. Each director will be fully vested in the Charitable Gift Plan upon completion of one year of service as director. The Company may fund the Charitable Gift Plan through, among other vehicles, the purchase of life insurance policies on the lives of the directors, of which policies the Company would be the beneficiary and which policies the Company would own. Employee directors may elect to participate in the plan provided they bear their allocable cost of the plan. Directors derive no personal financial or tax benefit from the Charitable Gift Plan, since the charitable, tax-deductible donations and insurance proceeds, if any, accrue solely to the benefit of the Company.

     Board members who serve as Chairman of a standing Board committee will receive a supplement of $5,000 annually. No additional fees will be paid for serving on Board committees. No additional fees will be paid for attending Board or committee meetings.

     In lieu of the compensation payable to nonemployee directors described above (other than participation in the Charitable Gift Plan), Edgar S. Woolard, Jr., Chairman of the Board, will receive an annual fee of $300,000 and equity grants with a present value of $700,000. The annual fee will commence at the closing of the Offerings. An initial grant of Company restricted stock units with a value of $100,000 and nonqualified Company Stock Options with a present value of $1,300,000 will be made at the closing of the Offerings and will cover a two-year period. Company restricted stock units and Company Stock Options will be granted pursuant to the terms of the 1998 Stock and Performance Incentive Plan and will have provisions consistent with those of the other nonemployee directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT AND COMPLIANCE COMMITTEE

     The Audit and Compliance Committee has oversight responsibility for Conoco's internal control structure, financial reporting, and legal compliance program. The Audit and Compliance Committee selects an independent accounting firm, subject to shareholder ratification, to audit the financial statements of the Company. The Audit and Compliance Committee also requests the Company's subsidiaries to engage independent accountants, as deemed appropriate by the Audit and Compliance Committee, to audit their respective financial statements. The Audit and Compliance Committee ensures there is a corporate system in place to provide timely and accurate information to senior management and the Board concerning the Company's compliance with the law. The Audit and Compliance Committee meets to consider matters raised by its members, internal legal staff, management, internal auditing staff, and the independent accountants. It reports to the Board of Directors a summary of its findings and recommendations. Members of the Audit and

Compliance Committee are independent from the Company's management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement. The Audit and Compliance Committee will initially consist of Frank A. McPherson, Ruth R. Harkin, Gary M. Pfeiffer and William R. Rhodes. Mr. McPherson will serve as chairman of the Audit and Compliance Committee.

     COMPENSATION COMMITTEE

     The Compensation Committee is responsible for establishing certain compensation policies consistent with corporate objectives and stockholder interests. The Compensation Committee has responsibility for approving and/or recommending to the Board levels of compensation for the President and Chief Executive Officer, as well as stock options, performance awards and other stock or cash-based awards for employee directors and executive officers. The Compensation Committee also administers certain grants under the Company's stock-based and other global performance-based compensation plans and adopts and/or recommends to the full Board new plans or changes in compensation programs. No member of the Compensation Committee may be an employee or officer of the Company or any of its subsidiaries. The Compensation Committee will initially consist of Franklin A. Thomas, William K. Reilly and Edgar S. Woolard, Jr. Mr. Thomas will serve as chairman of the Compensation Committee.

     Prior to the Offerings, the executive officers named in the Summary Compensation Table below were participants in the executive compensation programs of DuPont. The compensation committee of DuPont was responsible for the review of those programs, and for grants awarded under those programs.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     No present officer, director or director nominee currently owns any shares of Conoco's Common Stock, all of which are currently owned by DuPont. The following table sets forth the number of shares of DuPont common stock beneficially owned on June 15, 1998, by each of the Company's directors, director nominees, the executive officers named in the Summary Compensation Table below and all directors, director nominees and executive officers of the Company as a group. Except as otherwise noted, the individual director, director nominee or executive officer or their family members had sole voting and investment power with respect to such securities.

                                                                  SHARES
                                                               BENEFICIALLY
                           NAME                              OWNED(1)(2)(3)(4)
                           ----                              -----------------
Edgar S. Woolard, Jr.......................................      1,495,881(5)
Archie W. Dunham...........................................        834,487(6)
Frank A. McPherson.........................................          1,000(7)
Gary M. Pfeiffer...........................................         43,237(8)
William K. Reilly..........................................          7,407
Gary W. Edwards............................................        442,516(9)
Robert E. McKee III........................................        372,089(10)
Robert W. Goldman..........................................        105,661(11)
Rick A. Harrington.........................................         97,703(12)
Directors, and Executive Officers as a Group (12
  persons).................................................      3,399,381

---------------

 (1) No individual director, director nominee or named executive officer beneficially owns 1 percent or more of the DuPont common stock, nor do the directors and executive officers as a group.

 (2)  Mrs. Harkin, Mr. Rhodes and Mr. Thomas do not beneficially own any shares.

 (3) Includes beneficial ownership of the following number of shares of DuPont common stock which may be acquired within 60 days of June 15, pursuant to stock options awarded under employee compensation plans of DuPont: Mr. Woolard -- 1,101,240; Mr. Dunham -- 704,428; Mr. Pfeiffer -- 31,602; Mr.
      Edwards -- 367,846; Mr. McKee -- 296,398; Mr. Goldman -- 93,306; and Mr.
      Harrington -- 89,058.

 (4) The persons named in this table have sole voting power and investment power with respect to all shares of DuPont common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

 (5) Includes (i) 20,000 shares owned by Mr. Woolard's spouse to which Mr. Woolard disclaims beneficial ownership, (ii) 18,000 shares owned by The Woolard Family Foundation, and (iii) 13,698 shares owned by family trusts.

 (6) Includes (i) 104,880 shares held in Dunham Management Trust, a revocable grantor trust and (ii) 6,204 shares held in deferred compensation.

 (7)  The 1,000 shares listed above are owned by Mr. McPherson's spouse.

 (8)  Includes 1,796 shares held in deferred compensation.

 (9)  Includes 6,800 shares owned by the Edwards Charitable Foundation.

(10) Includes (i) 1,300 shares owned by a minor child of Mr. McKee, (ii) 298 shares owned by another child of Mr. McKee, (iii) 453 shares owned by a minor grandchild of Mr. McKee, (iv) 453 owned by another minor grandchild of Mr. McKee, and (v) 29,509 owned by the McKee Family Trust.

(11) Includes (i) 1,650 shares owned by Mr. Goldman's spouse, and (ii) 350 shares owned by a minor child of Mr. Goldman.

(12)  Includes 50 shares owned by a child of Mr. Harrington.

     Company Stock Options and other stock-based awards may be granted to directors, officers and other key employees of the Company in the future under the 1998 Stock and Performance Incentive Plan of the Company. See "-- Election and Compensation of Directors."

TREATMENT OF OUTSTANDING STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     Employees of the Company who hold, as of the closing of the Offerings, options to purchase DuPont common stock (each such option, a "DuPont Option") or appreciation rights with respect to DuPont common stock (each such right, a "DuPont SAR") will have the option to convert each such DuPont Option or DuPont SAR, subject to specific country tax and legal requirements, effective as of the consummation of the Offerings, into a Company Stock Option or an appreciation right with respect to Class A Common Stock (a "Company SAR"), as applicable. The number of shares subject to each such Company Stock Option and each such Company SAR, and the exercise price per share of each such Company Stock Option and Company SAR, will be determined in a manner that will reflect, in the aggregate, the difference between the exercise price of the DuPont Options and the fair market value per share of DuPont common stock and, in the case of DuPont SARs, the appreciated value of such SARs. All Company Stock Options and Company SARs which are converted from DuPont Options and DuPont SARs will remain subject to the threshold, vesting and option length terms and conditions to which they were subject prior to such conversion. Termination provisions will be governed by those established for Company Stock Options and Company SARs. The conversion will be in accordance with such procedures and at such time as is determined by DuPont's Compensation Committee and the Company. See "Arrangements Between the Company and DuPont--Employee Matters Agreement."

COMPENSATION OF EXECUTIVE OFFICERS

     During fiscal 1997, the executive officers named in the table included under this caption were employees of DuPont and participated in DuPont's executive benefit plans, as indicated in the tables.

     The following table sets forth the aggregate compensation paid to the Company's chief executive officer and four other most highly compensated executive officers (the "Named Officers") by DuPont or its subsidiaries during fiscal 1997.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                 LONG-TERM
                                             ANNUAL COMPENSATION                COMPENSATION
                                   ---------------------------------------   ------------------
                                                                OTHER              SHARES
NAME AND                                                       ANNUAL            UNDERLYING          ALL OTHER
PRINCIPAL POSITION          YEAR    SALARY     BONUS(2)    COMPENSATION(3)   OPTIONS GRANTED(4)   COMPENSATION(5)
------------------          ----   --------   ----------   ---------------   ------------------   ---------------
Archie W. Dunham..........  1997   $667,500   $1,450,000       $33,075            290,376             $39,950
  President, Chief
  Executive Officer and
  Director
Gary W. Edwards...........  1997    431,320      725,000        24,044            133,200              25,715
  Executive Vice
  President, Refining,
  Marketing, Supply and
  Transportation
Robert E. McKee III.......  1997    374,400      718,000        16,612            126,700              22,247
  Executive Vice
  President, Exploration
  Production
Robert W. Goldman.........  1997    236,700      292,000         1,513             38,600              13,958
  Senior Vice President,
  Finance, and Chief
  Financial Officer
Rick A. Harrington........  1997    229,500      325,000         4,703             59,802              13,598
  Senior Vice President,
  Legal, and General
  Counsel

---------------

(1) Columns required by the rules and regulations of the Securities and Exchange Commission that contain no entries have been omitted.

(2) On average, approximately 25 percent of variable compensation (i.e., bonus) was paid in DuPont common stock.

(3) Other Annual Compensation consists solely of the reimbursement for the payment of taxes.

(4) Shares have been adjusted to reflect a 2-for-1 DuPont common stock split in 1997. 1997 includes shares underlying both "Bicentennial" options (larger than normal grants to reflect the higher risk due to significant stock price hurdles and forfeiture provisions) and for Messrs. Dunham and Harrington, reload options totaling 3,376 and 902, respectively. The totals for Messrs. Goldman and Harrington each include 200 options granted under the DuPont Shares program. See Notes 1, 2 and 3 of the Option Grants Table and Note 1 of the Aggregated Option Exercises and Year-End Option Values Table for more detail on the "Bicentennial" options, reload feature and DuPont Shares program.

(5) Includes the Company's matching contributions made pursuant to the Company's thrift plans, including the following amounts credited under the related savings restoration plan in 1997: Mr. Dunham, $30,450; Mr. Edwards, $16,215; Mr. McKee, $12,747; Mr. Goldman, $4,458 and Mr. Harrington, $4,098.

     The following table sets forth information as of December 31, 1997 regarding DuPont Options granted to the Named Officers during fiscal 1997.

                              OPTION GRANTS TABLE

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                     OF STOCK APPRECIATION FOR
                                         INDIVIDUAL OPTION GRANTS IN 1997                 OPTION TERM(5)
                                  -----------------------------------------------   ---------------------------
                                  NUMBER OF      PERCENT
                                    SHARES       OF TOTAL
                                  UNDERLYING     OPTIONS
                                   OPTIONS       GRANTED    EXERCISE   EXPIRATION
NAME                               GRANTED       IN 1997    PRICE(4)      DATE        5%(6)          10%(7)
----                              ----------     --------   --------   ----------   ----------   --------------
Archie W. Dunham................   287,000(1)      2.87%     $52.50     1/28/07      $     0      $12,018,125
                                     1,688(2)      0.02%      59.22     1/29/01       17,355           36,345
                                     1,688(2)      0.02%      59.22     1/23/00       11,447           24,107
Gary W. Edwards.................   133,200(1)      1.33%      52.50     1/28/07            0        5,577,750
Robert E. McKee III.............   126,700(1)      1.27%      52.50     1/28/07            0        5,305,563
Robert W. Goldman...............    38,400(1)      0.38%      52.50     1/28/07            0        1,608,000
                                       200(3)      *          52.50     1/28/07        6,650           16,750
Rick A. Harrington..............    58,700(1)      0.59%      52.50     1/28/07            0        2,458,063
                                       902(2)      0.01%      56.28     1/23/00        7,639           15,982
                                       200(3)      *          52.50     1/28/07        6,650           16,750

---------------

(1) These DuPont Options (the "Bicentennial" Options) may not be exercised earlier than 12 months from date of grant and have a term of ten years. Subject to the preceding sentence, DuPont Options with respect to 50 percent of the DuPont common stock subject thereto will become exercisable if the DuPont common stock price reaches $75 per share and the balance will be exercisable if the DuPont common stock reaches $90 per share, but the DuPont Options will be forfeited if these stock price thresholds are not met within five years of grant date. The $75 threshold was met on April 17, 1998.

(2) These DuPont Options are subject to reload options which were granted when a previously granted option was exercised. These reload options have not increased the combined number of shares and options held by the executive prior to exercise. The reload feature was added in 1997 to accelerate stock ownership by executives. The shares of DuPont common stock received upon exercise of the original DuPont Options (not including shares withheld to satisfy income tax obligations) may not be transferred for a period of five years. Reload options are granted at fair market value of a share of DuPont common stock on the date of exercise of the original option, have a term equal to the remaining term of the original DuPont Options and are exercisable six months from the date of grant.

(3) These DuPont Options were awarded under the DuPont Shares program. Under this program, substantially all employees received a one-time grant to acquire shares of DuPont common stock at the fair market value as of the date of grant. These DuPont Options became exercisable when the price of DuPont common stock reached $75 per share on April 17, 1998. Similarly, these DuPont Options have a term of 10 years.

(4) The exercise price is the average of the high and low prices of DuPont common stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(5) Represents total appreciation over the exercise price at the assumed annual appreciation rates of 5 percent and 10 percent compounded annually for the term of the DuPont Options.

(6) Reflects forfeiture of all Bicentennial options granted on January 29, 1997, because the $75 and $90 stock price thresholds would not be met within five years of grant date based on the assumed rate of stock price appreciation. Also see Note 1 above.

(7) Reflects forfeiture of 50 percent of the Bicentennial options granted on January 29, 1997, because the $90 stock price threshold would not be met within five years of grant date based on the assumed rate of stock price appreciation. Also see Note 1 above.

 * Represents less than 0.01 percent of the total options granted under the DuPont Shares program.

     The following table sets forth information regarding the exercise of DuPont Options during the 1997 fiscal year by each of the Named Officers and the 1997 fiscal year end value of all unexercised DuPont Options held by each of the Named Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                        NUMBER OF SHARES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                      FISCAL YEAR END 1997       AT FISCAL YEAR END 1997(2)
                         SHARES                    ---------------------------   ---------------------------
                       ACQUIRED ON      VALUE
        NAME            EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
Archie W. Dunham.....    10,648       $430,620       557,552        290,376      $17,407,434    $2,173,286
Gary W. Edwards......    13,153        984,009       301,246        133,200       10,013,260     1,007,325
Robert E. McKee
  III................        --             --       233,048        126,700        7,428,204       958,169
Robert W. Goldman....        --             --        73,906         38,600        2,361,524       291,913
Rick A. Harrington...     7,657        543,945        64,500         59,802        1,924,256       448,842

---------------

(1) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the DuPont Options and the exercise price. The reload feature prohibits distribution of any net after-tax gains, as described in Note 2 of the Option Grants Table. The gains after taxes are converted to DuPont common stock that may not be sold or transferred for at least five years. One hundred percent of the gains for Mr. Dunham and 17 percent for Mr. Harrington resulted from the reload feature.

(2) Represents the closing price for DuPont common stock on December 31, 1997 of $60.0625 less the exercise price for all outstanding exercisable and unexercisable DuPont Options for which the exercise price is less than such closing price.

RETIREMENT BENEFITS

     Retirement benefits for Company employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 100 percent of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code of 1986, as amended (the "Code"). The Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits in excess of these limitations are paid from the Company's general revenues under separate, nonfunded pension restoration plans.

     The table below illustrates the straight-life annuity amounts payable under the DuPont Pension and Retirement Plan and retirement restoration plans to Company employees retiring at age 65 in 1998. These amounts reflect an offset based on Social Security benefits. The current years of service credited for retirement benefits for the Named Officers are as follows: 32 years for A. W. Dunham, 35 years for G. W. Edwards, 31 years for R. E. McKee, 33 years for R. W. Goldman and 18 years for R. A. Harrington.

                                                          ESTIMATED ANNUAL RETIREMENT
                 SALARY AND                              BENEFITS BASED ON SERVICE OF:
                  VARIABLE                     -------------------------------------------------
                COMPENSATION                    30 YEARS     35 YEARS     40 YEARS     45 YEARS
                ------------                   ----------   ----------   ----------   ----------
$ 325,000....................................  $  149,000   $  174,000   $  200,000   $  226,000
   900,000...................................     425,000      496,000      568,000      640,000
 1,475,000...................................     701,000      818,000      936,000    1,054,000
 2,050,000...................................     977,000    1,140,000    1,304,000    1,468,000
 2,625,000...................................   1,253,000    1,462,000    1,672,000    1,882,000

1998 STOCK AND PERFORMANCE INCENTIVE PLAN OF THE COMPANY

     GENERAL

     The Company has adopted the 1998 Stock and Performance Incentive Plan of
Conoco Inc. (the "Plan"). A maximum of      shares of Class A Common Stock has
been reserved for issuance under the Plan, generally subject to equitable adjustment upon the occurrence of any stock dividend, stock split, subdivision or consolidation.

     Pursuant to the Plan, the Company may grant Company Stock Options (including "incentive stock options" and "nonqualified stock options"), SARs (either in connection with stock options granted under the Plan or independently of options), performance awards and other stock- or cash-based awards ("Awards"). It is the intent of the Company that certain Awards under the Plan will satisfy applicable requirements of section 162(m) ("Section 162(m)") of the Code.

     The Plan will be administered by the Compensation Committee. The Compensation Committee shall have full authority, subject to the provisions of the Plan and except with respect to nonemployee directors, to, among other things, determine the persons to whom Awards will be granted, determine the terms and conditions (including any applicable performance criteria) of such Awards, and prescribe, amend and rescind rules and regulations relating to the Plan.

     Grants of Awards may be made under the Plan to selected employees, independent contractors and nonemployee directors of the Company and its present or future subsidiaries, in the discretion of the Compensation Committee.

     STOCK OPTIONS AND APPRECIATION RIGHTS

     Stock options may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price per share of Class A Common Stock subject to an option may not be less than the fair market value of a share of Class A Common Stock on the date of grant.

     Company Stock Options and SARs will be exercisable at such times and upon such conditions as the Compensation Committee may determine, as reflected in the applicable Award agreement. The exercise period shall be determined by the Compensation Committee except that, in the case of an incentive stock option, such exercise period shall not exceed ten years from the date of grant of such incentive stock option.

     The Compensation Committee will set forth in the applicable Award agreement the treatment of stock options and SARs in the event that the employment of a participant is terminated.

     STOCK AWARDS

     A stock award ("Stock Award") is an Award of the right to receive cash or Class A Common Stock at a future date that may be subject to such restrictions on transferability and other restrictions as the Compensation Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of preestablished performance goals), in such installments, or otherwise, as the Compensation Committee may determine. All other terms and conditions of Stock Awards will be set forth in the applicable Award agreement.

     PERFORMANCE AWARDS

     The Performance Award component of the Plan provides for the payment of Awards to participants if, and only to the extent that, performance goals established by the Compensation Committee are met with respect to the appropriate applicable performance period. The Compensation Committee will establish performance goals expressed in terms of the achievement of one or more performance measures, including revenue, net income, stock price, market share, earnings per share, return on equity, return on assets, costs, shareholder value, net cash flow, total shareholder return, return on capital, return on investors' capital, operating income, funds from operations, cash flow, cash from operations, after-tax operating income, reserve additions, proceeds from dispositions, production volumes, refinery runs, net cash flow before financing activities, reserve replacement ratio, finding and development costs, refinery utilizations, total market value and other appropriate financial measures determined by the Compensation Committee. Such performance goals may relate to the performance of the Company, a business unit, product line, territory or any combination thereof.

     All other terms and conditions of Performance Awards will be set forth in the applicable Award agreement.

     DIRECTORS' AWARDS

     For information concerning awards to be granted to Directors, see "-- Election and Compensation of Directors."

     CERTAIN LIMITATIONS

     No participant in the Plan may be granted, in respect of any calendar year, Company Stock Options or SARs representing an aggregate of more than shares of Class A Common Stock, Stock Awards covering or relating to more than shares of Common Stock or Performance Awards having an aggregate value
determined on the date of grant in excess of $          .

     CHANGE IN CONTROL

     Unless otherwise provided in an Award agreement, in the event of a "Change in Control" of the Company (as defined in the Plan), each unvested equity Award outstanding under the Plan will be vested.

     AMENDMENT AND TERMINATION

     The Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the Board of Directors, in whole or in part, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable law.

     TRANSFERABILITY

     Except as otherwise determined by the Compensation Committee, Awards granted under the Plan may not be transferred other than by will or by the laws of descent and distribution.

1998 KEY EMPLOYEE STOCK PERFORMANCE PLAN

     The Company has adopted the 1998 Key Employee Stock Performance Plan (the
"1998 Plan"). A maximum of        shares of Class A Common Stock has been
reserved for issuance under the 1998 Plan, generally subject to equitable adjustment upon the occurrence of any stock dividend, stock split, subdivision or consolidation. Pursuant to the 1998 Plan, there may be granted Company Stock Options (which includes "incentive stock options" and "nonqualified stock options") and SARs.

     The 1998 Plan will be administered by the Compensation Committee. The Compensation Committee shall have full authority, subject to the provisions of the 1998 Plan to, among other things, determine the persons to whom Company Stock Options and SARs will be granted, determine the terms and conditions (including any applicable performance criteria) of such Company Stock Options and SARs, and prescribe, amend and rescind rules and regulations relating to the 1998 Plan. Grants of Company Stock Options and SARs may be made under the Plan to selected employees of the Company and its present or future subsidiaries, in the discretion of the Compensation Committee.

     In the event of a "Change of Control" (as defined in the 1998 Plan), Company Stock Options held by active employees that were not previously vested or exercisable will become fully vested and exercisable and remain exercisable for the remainder of their term.

     The 1998 Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the Board of Directors, in whole or in part, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable law.

GLOBAL STOCK PERFORMANCE SHARING PLAN

     The Company has adopted the Global Stock Performance Sharing Plan (the "Global Plan"). The number of shares of Common Stock reserved for issuance under the Global Plan is generally subject to equitable adjustment upon the occurrence of any stock dividend, stock split, subdivision or consolidation. Pursuant to the Global Plan, the Company may grant nonqualified Company Stock Options and SARs.

     The Global Plan will be administered by the Compensation Committee. The Committee shall have full authority, subject to the provisions of the Global Plan to, among other things, determine the terms and conditions of Company Stock Options and SARs and prescribe, amend and rescind rules and regulations relating to the Global Plan.

     Grants of Company Stock Options and SARs may be made under the Global Plan to all employees of the Company and its present or future subsidiaries, provided that certain management employees who receive Company Stock Options or SARs under the 1998 Stock and Performance Incentive Plan as of the closing of the Offerings will not be granted Company Stock Options or SARs under the Global Plan as of such date. The exercise price per share subject to a Company Stock Option or SAR may not be less than the fair market value of a share of Class A Common Stock on the date of grant. Company Stock Options and SARs will have a term of not more than ten years and will become exercisable with respect to one-third of the shares of Common Stock subject thereto on each of the first three anniversaries of the dates of grant.

     In the event of a "Change of Control" (as defined in the Global Plan), Company Stock Options and SARs that were not previously exercisable will become fully exercisable and remain exercisable for the remainder of their term.

     The Global Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the Board of Directors, in whole or in part, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable law.

GRANTS AS OF THE OFFERINGS

     The following table sets forth, with respect to (i) each Named Officer,
(ii) the nonemployee members of the Board of Directors as a group (the "Nonemployee Director Group") and (iii) all other employees as a group ("All Other Employees"), the outstanding grants held by such persons at the time of the Offerings.

                                                              COMPANY STOCK OPTIONS(1)
                                                              ------------------------
Archie W. Dunham............................................
Gary W. Edwards.............................................
Robert E. McKee III.........................................
Robert W. Goldman...........................................
Rick A. Harrington..........................................
Nonemployee Director Group (  persons)......................
All Other Employees (  persons).............................

---------------

(1) Company Stock Options and SARs have an exercise price of           per share
    and become exerciseable with respect to one-third of the shares of Class A Common Stock subject thereto on each of the first three anniversaries of the date of grant.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

     The Company has adopted the Deferred Compensation Plan for Nonemployee Directors (the "Deferred Compensation Plan"). The purpose of the Deferred Compensation Plan is to provide nonemployee directors of the Company the opportunity to defer a portion of their compensation and to provide greater incentives for those directors to attain and maintain the highest standards of performance, to further align the interests of such directors with those of the stockholders generally and to reward such directors for outstanding performance.

     The Deferred Compensation Plan will be administered by the Compensation Committee. The Compensation Committee will supervise the administration and enforcement of the Deferred Compensation Plan according to the terms and provisions thereof and will have such powers as are necessary to accomplish the purposes of the Deferred Compensation Plan.

     Under the Deferred Compensation Plan, participants may voluntarily elect to defer all or a portion of their annual fees and other fees (including restricted stock units granted under the Plan). An election to defer must generally be made prior to the commencement of the fiscal year in which it will be earned; once made, the election is generally irrevocable for the first calendar year with respect to which the election is made. The deferred amounts will be deemed to be invested, pursuant to the election of the participant, in Class A Common Stock or in an interest-bearing account.

     Each deferral election will indicate the time (either on the date of termination of service as a director or on the date that is five years following such date) and form of payment for the amounts to be deferred. Distributions will be made in cash or Class A Common Stock to the participant at the time irrevocably selected on the deferral form, or, in the event of the participant's death, to the participant's designated beneficiary. Upon a Change in Control of the Company (as defined in the Deferred Compensation Plan), all deferred amounts (including deferred restricted stock units) can be paid in full.

     Each participant or beneficiary will be an unsecured general creditor with respect to any payments due and owing to such participant pursuant to the Deferred Compensation Plan.

     The Board of Directors of the Company can amend or terminate the Deferred Compensation Plan at any time, except that no amendment may be made that would impair the rights of a participant with respect to amounts already deferred or otherwise allocated to his account.

SEVERANCE ARRANGEMENTS

     On May 10, 1998, the Company entered into a severance agreement (the "Severance Agreement") with Archie W. Dunham. The Severance Agreement has an initial term of three years, which term will be extended, if necessary, upon any "Change in Control" or "Public Offering" of the Company (as each such term is defined in the Severance Agreement) so that the Severance Agreement will expire no earlier than 24 months after either such event. The Offerings described herein will constitute a Public Offering for purposes of the Severance Agreement. The Severance Agreement provides that if, during the term of the Severance Agreement, Mr. Dunham's employment is terminated by the Company other than for cause, or by reason of Mr. Dunham's death or disability, or if Mr. Dunham terminates his employment for "Good Reason" (as defined in the Severance Agreement), Mr. Dunham will be entitled to (i) a lump sum severance payment equal to three times the sum of his base salary and previous year's bonus, (ii) 36 months of benefit continuation, (iii) a pro rata portion of the annual bonus for which he is eligible in the year of termination and (iv) vesting of any unvested equity-based awards from the Company. Mr. Dunham will also be entitled to terminate his employment and receive the foregoing benefits if, prior to the second anniversary of the occurrence of the Public Offering or after DuPont reduces its ownership to less than 50 percent, he is not appointed as Chairman of the Board of the Company (unless his employment had previously terminated by reason of death, disability or for cause). Mr. Dunham will also be entitled to receive an additional payment (a "gross-up payment") sufficient to compensate him for the amount of any excise tax imposed on payments made under the Severance Agreement or otherwise pursuant to Section 4999 of the Code and for any taxes imposed on such additional payment.

     The Company has established the Conoco Inc. Key Employee Severance Plan (the "Key Employee Severance Plan"), which covers certain employees of the Company, including Gary W. Edwards, Robert E. McKee III, Robert W. Goldman and Rick A. Harrington. The Key Employee Severance Plan provides that if the employment of a participant in the Key Employee Severance Plan is terminated within two years of a "Change in Control" of the Company either by the Company other than for "cause" or by the participant for "good reason" (as such terms are defined in the Key Employee Severance Plan) the participant will be entitled to (i) a lump sum severance payment equal to two or three times the sum of his base salary and previous year's bonus, (ii) 24 or 36 months of benefits continuation, (iii) a pro rata portion of the annual bonus for which he is eligible in the year of termination and, if necessary, a gross-up payment sufficient to compensate the participant for the amount of any excise tax imposed on payments made under the Key Employee Severance Plan or otherwise pursuant to Section 4999 of the Code and for any taxes imposed on such an additional payment. The Key Employee Severance Plan has a three-year term commencing on May 10, 1998, which term will be extended, if necessary, upon a Change in Control so that it expires no earlier than 24 months after such an event. Amounts payable under the Key Employee Severance Plan will be in lieu of any payments or benefits which may be payable to the severed employee under any other severance plan, policy or program of the Company.

     The Company has also established both the (i) Conoco Inc. Key Employee Temporary Severance Plan (the "Key Employee Temporary Severance Plan") and (ii) the Conoco Inc. Temporary Severance Plan (the "Temporary Severance Plan"), each of which covers certain employees of the Company, including the Named Officers. Under the Key Employee Temporary Severance Plan (which expires in 2001), if the employment of a participant is involuntarily terminated due to a reduction in force or experiences defined adverse employment changes (including certain relocation requirements and reductions in pay or position), the individual will be entitled to one year's base salary and variable bonus. In the same circumstances as is described under the Key Employee Temporary Severance Plan, benefits payable under the Temporary Severance Plan are paid to a participant upon termination of employment, except that benefits upon such a termination are equal to two weeks' pay for each completed year of service, up to a maximum of 52 weeks' pay. Amounts payable under the Key Employee Temporary Severance Plan are reduced by amounts payable under the Temporary Severance Plan.

                  ARRANGEMENTS BETWEEN THE COMPANY AND DUPONT

     For purposes of governing certain on-going relationships between the Company and DuPont and to facilitate implementation of the Separation, the Company and DuPont, or their respective subsidiaries, will enter into various agreements and relationships, including those described below. The agreements described below were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. There can be no assurance, therefore, that each of such agreements, or the transactions provided for therein, or any amendments thereof will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

     Certain agreements summarized below are included as exhibits to the Registration Statement of which this Prospectus is a part, and the following summaries are qualified in their entirety by reference to such exhibits which are herein incorporated by reference.

RESTRUCTURING, TRANSFER AND SEPARATION AGREEMENT

     Prior to the Offerings, DuPont and the Company will have entered into a Restructuring, Transfer and Separation Agreement (the "Separation Agreement"), which provides for, among other things, the principal transactions required to effect the Separation and the Offerings, including the transfer to the Company of oil and gas assets, the division between DuPont and the Company of certain liabilities, and certain other agreements governing the relationship between DuPont and the Company following the Separation and the Offerings.

     To effect the Separation, (i) DuPont will transfer or cause its subsidiaries to transfer assets related to the oil and gas business (including its equity interests in certain companies) to the Company or to a subsidiary of the Company and the Company or its subsidiaries will assume substantially all of the liabilities of the oil and gas business, and (ii) the Company will transfer or cause its subsidiaries to transfer assets unrelated to the oil and gas business (including its equity interests in certain companies) to DuPont or a subsidiary of DuPont and DuPont or its subsidiaries will assume substantially all of the liabilities associated with such transferred businesses. The Separation Agreement provides that assets that cannot legally be transferred prior to the effective date of the Separation (the "Effective Date") will be transferred as soon as is practical following receipt of all necessary consents of third parties and regulatory approvals. All transfers between DuPont and the Company and their respective subsidiaries will be on an "as is, where is" basis, and without any representations or warranties. As a result, the Company and DuPont, as the case may be, each have agreed to bear the economic and legal risks that any conveyances of assets are insufficient to vest in such party good and marketable title to such assets. The parties have also agreed that following the Offerings, DuPont and its subsidiaries (excluding the Company and its subsidiaries) on the one hand, and the Company and its subsidiaries on the other hand, will transfer, in some instances without additional consideration, to the other, all assets which, subsequent to the Effective Date, the parties determine more properly belong in the other's business.

     The Separation Agreement provides for assumptions and cross-indemnities designed to place, as of the Effective Date with certain exceptions, sole financial responsibility on the Company for all liabilities, known or contingent, associated with the Company's current and historical businesses and operations (including those conducted prior to and following DuPont's acquisition of the Company in 1981), including the oil and gas business, the Company's former chemical business (with limited exceptions), and all of the assets transferred to the Company in connection with the Separation, but excluding the Company's coal business, and to place sole financial responsibility for DuPont's other businesses with DuPont. Certain environmental matters and claims will not be assumed by the Company, but will be retained exclusively by DuPont. The parties have also agreed to bear responsibility in proportion to the relative amounts of waste deposited by each party on any contaminated off-site location. The Separation Agreement contains indemnification and contribution provisions in connection with the assumption or retention of liabilities by the Company and DuPont, the conduct of the parties' respective businesses subsequent to the Separation, and for misstatements or omissions in the Registration Statement of which this Prospectus is a part with respect to information provided by the other party.

     The Separation Agreement contains certain provisions regarding corporate governance of the Company, most of which depend on the level of DuPont's ownership interest in the Company. The Separation Agreement provides that, for so long as DuPont (together with its subsidiaries (excluding the Company and its subsidiaries)), holds 50 percent or more of the voting power of the outstanding Common Stock of the Company, (i) DuPont will have the right to designate a majority of the nominees for election to the Company's Board of Directors and
(ii) a majority of the members of the Audit and Compliance and Compensation Committees of the Company's Board of Directors will be required to be directors designated by DuPont. For so long as DuPont holds less than 50 percent but more than 10 percent of the voting power of outstanding Common Stock of the Company, DuPont will have the right to designate a number of directors proportionate to its voting power of the outstanding Common Stock of the Company, and, so long as
DuPont holds greater than      percent of the voting power, the Audit and
Compliance and Compensation Committees of the Board of Directors will be required to contain at least one director designated by DuPont. In addition, as long as DuPont owns 50 percent or more of the voting power of the outstanding Common Stock of the Company, (i) the Company will not be permitted to make certain changes in its accounting principles or practices without the consent of DuPont and (ii) the Company will be required to deliver to DuPont certain financial information of the Company. The Separation Agreement also generally provides that DuPont, under certain limited circumstances, and as long as DuPont determines that it will not adversely affect DuPont's ability or timing in receiving a favorable ruling from the Internal Revenue Service ("IRS") with respect to a tax-free spin-off of DuPont's Class B Common Stock to its stockholders, will (i) seek such ruling on the basis that it will amend the Certificate of Incorporation of Conoco to include a provision providing for the automatic conversion of all Class B Common Stock into Class A Common Stock under certain circumstances and (ii) amend the Certificate of Incorporation of Conoco to so provide.

     The Separation Agreement provides that the Company will, subject to certain exceptions, use the proceeds of the incurrence of any indebtedness or of the issuance of any equity securities by the Company and any of its subsidiaries, including the proceeds of the Offerings, to repay debt owed to DuPont, including the $7.5 billion Note described below under the caption "-- Intercompany Notes." The Separation Agreement requires the Company to refinance or retire such Note on or prior to January 2, 2000. Generally, all one-time costs, including fees and taxes, directly relating to the Offerings or the Separation are to be paid by DuPont under the terms of the Separation Agreement.

     The Separation Agreement contemplates that all cash generated by Conoco and its subsidiaries prior to the closing of the Offerings will be for the account of DuPont, except that DuPont has agreed that immediately following the application of the net proceeds of the Offerings and the utilization by Conoco of a portion of its cash and cash equivalents in connection with the matters discussed below under the caption "-- Intercompany Notes," Conoco and its subsidiaries will have an aggregate of $225 million of cash and cash equivalents on hand. The Separation Agreement requires that the Company use its best efforts to terminate, or have the Company or a subsidiary of the Company substituted for DuPont, under all existing guarantees by DuPont of obligations relating to the business of the Company. Commencing on the earlier of (i) two years following closing of the Offerings or (ii) the date that DuPont holds less than 50 percent of the voting power of the outstanding Common Stock of the Company, the Company will pay DuPont a fee of .20 percent per annum on the total amount of any outstanding guarantees.

INTERCOMPANY NOTES

     On July 20, 1998, a wholly owned subsidiary of the Company issued a promissory note (the "Note") to DuPont in the aggregate principal amount of $7.5 billion bearing interest at a rate of 6.0125 percent per annum. The Note has a maturity date of January 2, 2000. The Note may be voluntarily prepaid without penalty or premium. The Note also provides for mandatory prepayments in the event cash proceeds are realized by the Company from the incurrence of indebtedness or the issuance of equity securities by the Company or its subsidiaries. The Note includes certain covenants and customary events of default, including failure to pay interest when due, certain events of bankruptcy of the Company and change of control. The consent of DuPont is also required prior to the Company entering into certain transactions.

     The Company will use the net proceeds of the Offerings and possibly a portion of its cash and cash equivalents to repay a portion of amounts outstanding under the Note, such that immediately following the Offerings, the aggregate principal amount owed by the Company to DuPont pursuant to the Note will be $4.0 billion. See "Use of Proceeds." The Company will also use a portion of its cash and cash equivalents to repay or purchase, or DuPont will contribute to the Company, all of the remaining principal balance of the two Intercompany Notes described in clauses (ii) and (iii) of "Use of Proceeds." Pursuant to the Employee Matters Agreement, the Company will also owe DuPont an additional amount of $130 million. See "--Employee Matters Agreement."

     Prior to the Offerings, the Company plans to enter into a $500 million Revolving Credit Facility with DuPont to fund routine working capital requirements. Terms and conditions of the facility will be similar to the Note.

TAX SHARING AGREEMENT

     Following the Offerings, the Company and certain of its subsidiaries may continue to be included in DuPont's consolidated group (the "Consolidated Group") for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include DuPont and/or certain of its subsidiaries (a "Combined Group") for state and local income tax purposes. Prior to the Offerings, the Company and DuPont will enter into a tax sharing agreement (the "Tax Sharing Agreement") in connection with the Offerings. Pursuant to the Tax Sharing Agreement, the Company and DuPont generally will make payments between them such that, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries is included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by the Company will be determined, subject to certain adjustments, as if the Company and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. The Company and DuPont will jointly prepare pro forma tax returns with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the Tax Sharing Agreement. The Company will be responsible for any taxes with respect to tax returns that include only the Company and its subsidiaries.

     DuPont will be primarily responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. Pursuant to the Tax Sharing Agreement, the Company will be responsible for preparing the portion of any such tax return that relates exclusively to the Company or any of its subsidiaries; provided, that the Company will be required to submit any such portions to DuPont for DuPont's review and approval, which approval may not be unreasonably withheld. The Company will be responsible for preparing and filing any tax returns that include only the Company and its subsidiaries.

     DuPont will be primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Pursuant to the Tax Sharing Agreement, the Company will have the right to control and contest any audit or tax proceeding that relates directly to any tax item included on the portion of any tax return which the Company is responsible for preparing; provided, that the entering into by the Company of any settlement or agreement or any decision in connection with any judicial or administrative tax proceeding will be subject to the review and approval of DuPont, which approval may not be unreasonably withheld. Disputes arising between the parties relating to matters covered by the Tax Sharing Agreement are subject to resolution through specific dispute resolution provisions.

     In general, the Company will be included in the Consolidated Group for so long as DuPont beneficially owns at least 80 percent of the total voting power and value of the outstanding stock of the Company. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the Company and DuPont, during the period in which the Company is included in the Consolidated Group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of the Consolidated Group.

EMPLOYEE MATTERS AGREEMENT

     Prior to the Offerings, DuPont and Conoco will have entered into an agreement (the "Employee Matters Agreement"), which sets forth the understanding between the parties with respect to current and former employees of DuPont and Conoco, including without limitation claims arising out of or relating to any employee benefit or compensation plan, agreement, arrangement or program, as well as collective bargaining agreements, accrued wages and workers' compensation, holiday, vacation and sick day benefits. Except as described below, the parties have agreed that, as of the Effective Date (a) DuPont, or an appropriate DuPont subsidiary, will assume and be solely responsible for all liabilities and obligations whatsoever with respect to current and former employees of DuPont other than the Transferred Business Employees (as defined below) and (b) Conoco, or an appropriate Conoco subsidiary, will assume and be solely responsible for all liabilities and obligations whatsoever with respect to current officers and employees of the businesses owned and operated by Conoco and former officers and employees of such businesses who, immediately prior to the termination of their employment, were employed in such businesses (the "Transferred Business Employees").

     Following the Separation, the Transferred Business Employees who participate in the DuPont Pension Plan will continue to participate in the DuPont Pension Plan. Effective as of the date DuPont ceases to own securities representing more than 80 percent of the voting power or 80 percent of the economic value of all outstanding shares of Common Stock (the "Ownership Reduction Date"), Conoco will establish its own retirement plan (the "Conoco Retirement Plan"). Within six months following the Ownership Reduction Date, so long as certain conditions are met, the trustee of the DuPont Pension Plan will transfer to the trustee of the Conoco Retirement Plan an amount approximately equal to $820 million (plus or minus any investment gains and losses and benefits payments made between the Separation and the Ownership Reduction Date), which amount has been determined to be equal to the actuarially accrued liability of Conoco Retirement Plan Participants (as defined in the Employee Matters Agreement).

     Following the Separation, Conoco will continue to maintain its "benefit restoration plans" relating to Conoco Retirement Plan Participants. In addition, Conoco will assume and be solely responsible for the liabilities and obligations relating to Conoco Retirement Plan Participants who participate in DuPont's benefit restoration plan relating to the DuPont Pension Plan.

     Effective as of the Separation, Conoco will establish a benefit restoration plan relating to the Conoco Thrift Plan for the benefit of current or former employees of Conoco who participated in the DuPont Salary Deferral and Savings Restoration Plan and will assume and be solely responsible for the liabilities and obligations relating to current or former employees of Conoco who participated in the DuPont Salary Deferral and Savings Restoration Plan.

     Employees of the Company who hold, as of the closing of the Offerings, DuPont Stock Options or DuPont SARs will be able to convert each such DuPont Option or DuPont SAR, subject to specific country tax and legal requirements, effective as of the closing of the Offerings, into a Company Stock Option or Company SAR, as applicable. The number of shares subject to each such Company Stock Option and each such Company SAR, and the exercise price per share of each such Company Option and Company SAR, will be determined in a manner that will reflect, in the aggregate, the difference between the exercise price of the DuPont Options and the fair market value per share of DuPont common stock and, in the case of DuPont SARs, the appreciated value of such SARs. All Company Stock Options and Company SARs which are converted from DuPont Options and DuPont SARs will remain subject to the threshold, vesting and option length terms and conditions to which they were subject prior to such conversion. Termination provisions will be governed by those established for Company Stock Options and SARs. The conversion will be in accordance with such procedures and at such time as is determined by DuPont's Compensation Committee and the Company. Retired employees of the Company who hold DuPont Options or DuPont SARs will not participate in the conversion. All DuPont Options and DuPont SARs held by retired employees, together with all such Options and SARs held by employees who do not elect to convert them to Company Options or Company SARs, will continue to be obligations solely of DuPont. The Company has agreed to pay to DuPont an amount equal to the estimated aggregate potential increase in value subsequent to the Offerings (as determined pursuant to a formula set forth in the Employee Matters Agreement) of the DuPont Options and DuPont

SARs held by employees of the Company and not converted. The amount to be owed by the Company to DuPont pursuant to this provision is currently expected to be approximately $130 million.

TRANSITIONAL SERVICES AGREEMENT

     Prior to the Offerings, DuPont and the Company will enter into certain agreements (the "Transitional Services Agreements") pursuant to which DuPont or its subsidiaries (other than the Company and its subsidiaries), on the one hand, and the Company or its subsidiaries, on the other hand, will agree to continue providing various services to each other, including material procurement, transportation, financial and administrative services, engineering and research services, and employee benefits administration. Each service provided pursuant to the Transitional Services Agreements will be provided for a specified time period, ranging from three to 24 months. However, either party and its subsidiaries may terminate any or all services that they receive under the Transitional Services Agreements at any time upon 45 days' prior written notice. During the term of each such service, the parties and their subsidiaries are obligated to take all steps necessary to establish the processes and systems to enable them to perform the relevant services on a stand alone basis. The parties and their subsidiaries will be obligated to pay fees established in the Transitional Services Agreements based upon the type and amount of services rendered.

INFORMATION MANAGEMENT MASTER SERVICE AGREEMENTS

     Prior to the Offerings, DuPont and the Company will enter into two master service agreements ("MSAs") which will provide for the provision of information systems services, information asset allocations and facilities sharing arrangements between the Company and DuPont. The term of the MSAs will be two years, but the scope and term of any particular service will vary, including services provided by third parties which are made available to the extent they are provided for in any relevant third party agreement. The MSAs will also provide for the entering into of local service agreements ("LSAs") between the respective affiliates or subsidiaries of the parties with respect to services provided outside of the United States. The agreements will provide that services are to be provided at cost; however, services provided by third parties which are made available to the recipient of such services will be provided at the price charged by such third parties. Certain long-term services, including telecommunication services and facilities sharing arrangements, may continue on a year-to-year basis following the expiration of the initial two-year term.

NATURAL GAS SUPPLY AGREEMENT

     DuPont consumes approximately 350 million cubic feet per day of natural gas at its various facilities in the United States. The acquisition of this supply is currently handled by the Company. DuPont receives the natural gas at cost plus a nominal management fee. In some limited cases, the Company's natural gas production equity is used directly in a DuPont facility, but over 95 percent of this supply has historically been purchased from third parties. Prior to the Offerings, DuPont and the Company intend to enter into an agreement to continue this supply management function for a minimum of one year. The associated management fee will be reflective of market costs for similar supply services.

FEEDSTOCK FOR DUPONT'S SABINE RIVER WORKS PLANT

     The Company owns and operates the Mont Belvieu Storage Facility, which is currently supplying DuPont's Sabine River Works Plant (Ethylene Business Unit) with its full ethane feedstock requirements. The Company and DuPont have reached agreement for the provision of ethane and ethylene storage and throughput services for the next 30 years. Furthermore, under the terms of the agreement, the Company will operate certain DuPont-owned pipelines for a period of 20 years.

REGISTRATION RIGHTS AGREEMENT

     Prior to the Offerings, DuPont and the Company will enter into an agreement (the "Registration Rights Agreement"), pursuant to which the Company will agree to register on a "shelf" registration statement the sale of Common Stock owned by DuPont. The Company will agree to keep the shelf registration effective for a period of two years following the date that the shelf registration comes effective. In addition, the Company will provide DuPont with three demand registration rights and certain "piggy-back" registration rights, with respect to securities owned by DuPont. Such sales may be effected pursuant to one or more underwritten offerings. The parties will agree to indemnify each other and any underwriters on standard terms, including for liability under federal securities laws.

                             PRINCIPAL STOCKHOLDER

     As of the date of this Prospectus, the Company is indirectly wholly owned by DuPont. After the completion of the Offerings, DuPont will indirectly own 100 percent of the Company's outstanding Class B Common Stock, representing
approximately      percent of the combined voting power of all classes of voting stock of the Company. Under applicable provisions of the Delaware General Corporation Law, DuPont will therefore be able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring stockholder approval. The address of DuPont's principal executive office is 1007 Market Street, Wilmington, Delaware 19898. The Company is not aware of any person or group other than DuPont that will beneficially own more than five percent of the outstanding shares of Common Stock following the Offerings.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company will consist of (i)
shares of Class A Common Stock, par value $.01 per share, and           shares
of Class B Common Stock, par value $.01 per share (the Class A Common Stock and
Class B Common Stock together, the "Common Stock"), and (ii)           shares of
Preferred Stock, par value $.01 per share, none of which is outstanding as of
the date hereof. Of the           shares of Class A Common Stock,
shares are being offered in the Offerings (or           shares if the U.S.
Underwriters exercise their over-allotment option in full). Of the
shares of Class B Common Stock,           shares will be outstanding and held by
DuPont or one or more of its affiliates on the Closing Date. A description of the material terms and provisions of the Company's Certificate of Incorporation affecting the relative rights of the Class A Common Stock, the Class B Common Stock and the Preferred Stock is set forth below. The following description of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the form of the Company's Certificate of Incorporation and its By-laws filed with the Registration Statement of which this Prospectus forms a part, and to Delaware corporate law.

COMMON STOCK

     Voting Rights

     The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law or in the Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Certificate of Incorporation must be approved by a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class. However, amendments of the Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, and holders of Class A Common Stock are not entitled to vote on any alteration or change in the powers, preferences or special rights of the Class B Common Stock that would not adversely affect the rights of holders of Class A Common Stock. For purposes of the foregoing provisions, any provision for the voluntary, mandatory and other conversion or exchange of the Class B Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock. Notwithstanding the foregoing, any amendment to the Certificate of Incorporation to increase the authorized shares of any class require the approval only of a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class.

     Dividends

     Holders of Class A Common Stock and Class B Common Stock will share equally on a per share basis in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and (ii) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

     The Company may not reclassify, subdivide or combine shares of either class of Common Stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

     Conversion

     Each share of Class B Common Stock is convertible while held by DuPont or any of its affiliates (excluding the Company) at the option of the holder thereof into one share of Class A Common Stock. Following the occurrence of any distribution of Class B Common Stock to stockholders of DuPont in a transaction (including any distribution in exchange for DuPont shares or securities) intended to qualify as a tax-free distribution under Section 355 of the Code, or any corresponding provision of any successor statute (a "Tax-Free Spin Off"), shares of Class B Common Stock will no longer be convertible into shares of Class A Common Stock.

     Prior to the occurrence of a Tax-Free Spin-Off, any shares of Class B Common Stock transferred to a person other than DuPont or any of its affiliates (excluding the Company) will automatically convert to shares of Class A Common Stock upon such disposition. Shares of Class B Common Stock transferred to stockholders of DuPont in a Tax-Free Spin-Off will not convert to shares of Class A Common Stock and, following a Tax-Free Spin-Off, shares of Class B Common Stock will be transferable as Class B Common Stock, subject to applicable laws. DuPont has no current plans with respect to a Tax-Free Spin-Off of the Company.

     All shares of Class B Common Stock will automatically convert into Class A Common Stock if a Tax-Free Spin-Off has not occurred and the number of outstanding shares of Class B Common Stock beneficially owned by DuPont or any of its affiliates falls below 50 percent of the aggregate number of outstanding shares of Common Stock. This feature of automatic conversion of Class B Common Stock into Class A Common Stock will prevent DuPont from decreasing its economic interest in the Company to less than 50 percent while still retaining control of more than 80 percent of the Company's voting power. All conversions will be effected on a share-for-share basis.

     Other Rights

     Unless approved by a majority of each class of Common Stock, in the event of any reorganization or consolidation of the Company with one or more corporations or a merger of the Company with another corporation in which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

     On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of Common Stock.

     No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

     Upon closing of the Offerings, all the outstanding shares of Class A Common Stock and Class B Common Stock will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Preferred Stock is issuable from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized by the Certificate of Incorporation to determine, among other things, the voting dividend, redemption, conversion and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock and could have certain anti-takeover

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

effects. The Company has no present plans to issue any shares of Preferred Stock. The ability of the Board of Directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

     The Board of Directors has designated           shares of Series A Junior
Participating Preferred Stock, par value $.01. See "-- Anti-Takeover Effects of Certain Certificate and By-law Provisions -- Rights Plan."

ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE AND BY-LAW PROVISIONS

  General

     Certain provisions of the Certificate of Incorporation and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for the shares held by stockholders.

  Board of Directors

     The Certificate of Incorporation and By-laws provide that the Board of Directors will be divided into three classes of directors, with the classes to be nearly equal in number as possible. One class will be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another will be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000 and another will be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001. Each director is to hold office until his or her successor is duly elected and qualified. Commencing with the 1999 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     The Certificate of Incorporation and By-laws provide that the Board of Directors shall initially consist of nine members. The Certificate of Incorporation and By-laws further provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Company shall be fixed from time to time exclusively by resolution of the Board of Directors adopted by the affirmative vote of directors constituting not less than a majority of the entire Board of Directors, but shall consist of not more than fifteen nor less than six directors. In addition, the Certificate of Incorporation provides that any vacancies will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director, or by stockholders if such vacancy was caused by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof).

     The Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock or any other series or class of stock to elect directors under specified circumstances and except as provided below, directors may be removed, with or without cause, by the affirmative vote of holders of at least a majority of the voting power of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class; provided, however, that during the period (i) beginning on the first date that DuPont (together with its subsidiaries (excluding the Company and its subsidiaries)) ceases to beneficially own 50 percent or more of the then outstanding Voting Stock (the "First Trigger Date") and (ii) ending on the date that DuPont (together with its subsidiaries (excluding the Company and its subsidiaries)) ceases to own 30 percent or more of the then outstanding Voting Stock (the "Second Trigger Date"), directors may be removed, with or without cause, only by the affirmative vote of holders of at least 66 2/3 percent of the voting power of the Voting Stock, voting together as a single class. Notwithstanding the foregoing, after the Second Trigger Date, directors of the Company may only be removed for cause, such removal to be by the affirmative vote of holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class. Unless the Board of Directors had made a determination that removal is in the best interests of the Company (in which case the following definition shall not apply), "cause" for removal of a director shall be deemed to exist only if (i) the director whose removal is proposed has been convicted, or when a director is granted immunity to testify when another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct

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

appeal; (ii) such director has been found by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of the Board of Directors called for that purpose or by a court of competent jurisdiction to have been guilty of willful misconduct in the performance of his duties to the Company in a matter of substantial importance to the Company; or (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director of the Company.

  Advance Notice Procedures

     The By-laws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, as well as for other stockholder proposals to be considered as annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received in writing by the Company not less than 90 nor more than 120 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

  Special Meetings

     The By-laws provide that special meetings of stockholders may be called only by certain specified officers of the Company or by any officer at the request of the Board of Directors or a committee thereof; special meetings cannot be called by stockholders. The Certificate of Incorporation expressly denies stockholders the right to call special meetings after the Second Trigger Date. In addition, the Certificate of Incorporation provides that, prior to the Second Trigger Date, any action required or permitted to be taken by stockholders may be effected by written consent, but that after the Second Trigger Date, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent.

  Fair Price Provision

     The Certificate of Incorporation includes a "fair price" provision (the "Fair Price Provision") which prohibits certain Business Combinations (as defined below) with a Related Person (as defined below), unless (a) the holders of both classes of Common Stock receive in the Business Combination either (i) the same consideration in form and amount as the highest consideration paid by the Related Person in a tender or exchange offer in which the Related Person acquired at least 50 percent of the outstanding Class A Common Stock, Class B Common Stock or Voting Stock and which was consummated not more than one year prior to the Business Combination or the entering into of a definitive agreement for the Business Combination or (ii) not less in amount (as to cash) or fair market value (as to non-cash consideration) than the highest price paid or agreed to be paid by the Related Person for shares of Class A Common Stock, Class B Common Stock or Voting Stock in any transaction that either resulted in the Related Person's beneficially owning 15 percent or more of the Class A Common Stock, Class B Voting Stock or Voting Stock or was effected at a time when the Related Person beneficially owned 15 percent or more of the Class A Common Stock, the Class B Common Stock or Voting Stock, or (b) the transaction is approved by (i) a majority of Continuing Directors (as defined below) or (ii) holders of (x) 66 2/3 percent of the voting power of the Voting Stock, voting together as a single class, (y) a majority of the voting power of the disinterested shares, and (z) after the First Trigger Date, if there are any shares of Class B Common Stock outstanding, a majority of the voting power of the disinterested shares of each class of Common Stock; provided that, after the Second Trigger Date, the required approval percentages in clause (b)(ii) (x) and
(y) increase to 80 percent and 66 2/3 percent, respectively. Such approvals are also required to amend the Fair Price Provisions.

     Under the Fair Price Provision, a "Related Person" is any person (other than DuPont) that beneficially owns 15 percent or more of the Class A Common Stock, Class B Common Stock, or the Voting Stock or is an affiliate of the Company and at any time within the preceding two-year period was the beneficial owner of 15 percent or more of the Class A Common Stock, Class B Common Stock, or the Voting Stock. The relevant "Business Combinations" involving the Company covered by the Fair Price Provision are (1) any merger,

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

consolidation or share exchange of the Company or any subsidiary of the Company with a Related Person or an affiliate of a Related Person, (2) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation to a Related Person or an affiliate of a Related Person, (3) certain reclassifications, recapitalizations and other corporate actions requiring a shareholder vote that have the effect of increasing by more than one percent the proportionate share of Class A Common Stock, Class B Common Stock or Voting Stock beneficially owned by the Related Person or an affiliate of a Related Person and (4) a dissolution of the Corporation caused or proposed by a Related Person or an affiliate of a Related Person. A "Continuing Director" is a director who is unaffiliated with the Related Person and who was a director before the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with a Related Person and is recommended or nominated to succeed a Continuing Director by a majority of the Continuing Directors.

  Amendment

     Amendments of a number of the foregoing provisions, including Certificate of Incorporation provisions (and, where applicable, corresponding By-law provisions) with respect to written consent, stockholder right to call special meetings, and board classification and removal provisions, require approval by 66 2/3 percent of the voting power of the Voting Stock, voting together as a single class, and, after the Second Trigger Date, 80 percent of such voting power; provided, that after the First Trigger Date, if there are any shares of Class B Common Stock outstanding, approval by a majority of the voting power of each class of Common Stock, voting separately by class, is also required. The By-laws may also be amended by action of the Board of Directors.

  Rights Plan

     The Board of Directors currently expects to adopt a Share Purchase Rights Plan (the "Rights Plan") at or prior to the closing of the Offerings. Pursuant to the Rights Plan, the Board of Directors will cause to be issued one preferred share purchase right for each outstanding share of Class A Common Stock and Class B Common Stock (the "Class A Rights" and "Class B Rights", respectively; together, the "Rights"). Each Class A Right and each Class B Right will entitle the registered holder thereof to purchase from the Company one one-thousandth of a share of a new series of junior participating preferred stock, par value $.01 per share (the "Junior Preferred Shares"), of the Company at a price of
$          (the "Purchase Price"), subject to adjustment. The description and terms of the Rights will be set forth in a rights agreement (the "Rights Agreement"), between the Company and the designated rights agent (the "Rights Agent"). The description set forth below is intended as a summary only and is qualified in this entirety by reference to the form of the Rights Agreement, which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information."

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of (A) 15 percent or more of the outstanding Class A Common Stock, (B) 15 percent or more of the outstanding Class B Common Stock or (C) any combination of Class A Common Stock and Class B Common Stock representing 15 percent or more of the votes of all shares entitled to vote in the election of directors or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of shares meeting the requirements set forth in (A), (B) or (C) above (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing the Common Stock.

     The Rights Agreement will provide that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the respective Class A Common Stock and Class B Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), all shares of Common Stock which are issued will have associated Rights and the Common Stock certificates will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Class A Rights and Class B Rights (the "Class A Rights Certificates" and "Class B Rights Certificates", respectively; together, the "Rights Certificates") will be mailed to holders of record of the Class A Common Stock and the Class B Common Stock, respectively, as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on August 31, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons become an Acquiring Person, proper provision shall be made so that each holder of a Class A Right and Class B Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Class A Common Stock and Class B Common Stock, respectively, having a market value of two times the exercise price of the Class A Right and Class B Right, respectively. In the event that the Company is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of shares causing a person or group of affiliated persons to become an Acquiring Person (meeting the requirements
(A)-(C) set forth in the second paragraph of this summary of the Rights Plan), the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights; provided, however, that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights. In addition, all amendments require the consent of DuPont, so long as DuPont holds 30 percent of voting power of the outstanding shares of Common Stock. In addition, no amendments to the definition of "Acquiring Person" can be made at any time without DuPont's consent, so long as DuPont holds 10 percent of voting power of the outstanding shares of Common Stock.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The number of outstanding Rights and the number of one-thousandths of a Junior Preferred Share issuable upon exercise of each Right also will be subject to adjustment in the event of a stock split of the Class A Common Stock and Class B Common Stock or a stock dividend on the Class A Common Stock and Class B Common Stock payable in Class A Common Stock and Class B Common Stock, respectively, or subdivisions, consolidations or combinations of the Class A Common Stock and Class B Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     The Purchase Price payable, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares, (ii) upon the grant to holders of the Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, less than the then-current market price of the Junior Preferred Shares or (iii) upon the distribution to holders of the Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractional Junior Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Junior Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Shares on the last trading day prior to the date of exercise.

     Junior Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $.01 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of Class A Common Stock and Class B Common Stock. Each Junior Preferred Share will have 1,000 votes voting together with the Class A Common Stock and Class B Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Class A Common Stock and Class B Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 1,000 times the amount received per share of the Class A Common Stock and the Class B Common Stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of the Junior Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Class A Common Stock and Class B Common Stock.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire the Company on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a person or group has acquired beneficial ownership of 15 percent or more of the Class A Common Stock, Class B Common Stock or voting power of the outstanding shares of Common Stock since the Rights may be redeemed by the Company at the Redemption Price until such time.

     DuPont is excluded from the definition of "Acquiring Person" and therefore its ownership cannot trigger the distribution of rights under the Rights Plan.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock not owned by the interested stockholder. Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person. DuPont and its affiliates, however, are excluded from the definition of "interested stockholder" under the terms of Section 203. Under certain circumstances,
Section 203 makes it more difficult for a person who would be an interested stockholder to
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

effect various business combinations with a corporation for a three-year period. The Company has not elected to be exempt from the restrictions imposed under
Section 203.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. The Company's By-laws provide for indemnification of directors and officers to the maximum extent permitted by Delaware law.

LISTING

     Application will be made to list the Class A Common Stock on the New York Stock Exchange under the symbol "CLL."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is First Chicago Trust Company of New York.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, the Company will have      shares of
Class A Common Stock and      shares of Class B Common Stock outstanding,
without taking into account any outstanding options or options which may be granted following the closing of the Offerings. Of these shares, the shares sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), unless they are sold by persons deemed to be "affiliates" of the Company or acting as "underwriters" as those terms are defined in Rule 144 under the Securities Act. Shares purchased by affiliates of the Company may generally be sold in compliance with the volume limitation, availability of public information, manner of sale and notice of sale requirements of Rule 144.

     The      shares of Common Stock that will continue to be owned by DuPont will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemptions contained in Rule 144 and Rule 144A under the Securities Act.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated), including any person who may be deemed an "affiliate" of the Company, who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of restricted shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the NYSE during the four calendar weeks immediately preceding such sale, provided that the seller files a Form 144 with respect to such sale, and complies with certain requirements concerning availability of public information and manner of sale. In addition, under Rule 144(k), a person who is not an affiliate of the Company, and who has not been an affiliate of the Company at any time during the 90 days preceding any sale, would be entitled to sell restricted shares without regard to the limitations described above, provided that the restricted shares have been beneficially owned for at least two years. In addition, DuPont would be permitted to sell its existing shares of stock to qualified institutional buyers pursuant to the provisions of Rule 144A.

     Each of the Company and DuPont, and certain senior officers of the Company, has agreed not to sell or otherwise dispose of any shares of the Common Stock
held by them for   and   days, respectively, after the date of this Prospectus
without the prior written consent of Morgan Stanley & Co. Incorporated, subject to certain exceptions. See "Underwriters."

     An aggregate of   shares of Class A Common Stock are reserved for issuance
to directors, executives, consultants and employees of the Company pursuant to the 1998 Stock and Performance Incentive Plan (the "Plan"), the 1998 Key Employee Stock Performance Plan (the "1998 Plan"), the Deferred Compensation Plan for Non-employee Directors (the "Deferred Compensation Plan") and the Global Stock Performance Sharing Plan (the "Global Plan"). The Company intends to file a registration statement on Form S-8 covering the issuance of shares of Class A Common Stock pursuant to the Plan, the 1998 Plan, the Deferred Compensation Plan and the Global Plan. Accordingly, shares issues pursuant to the Plan, the 1998 Plan, the Deferred Compensation Plan and the Global Plan will be freely tradeable, subject to the restrictions on resale on affiliates by Rule 144.

     DuPont has advised the Company that it expects to reduce its ownership interest in the Company over time, subject to prevailing market and other conditions. The Company is unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. Prior to the Offerings, there has been no market for the Class A Common Stock, and no precise predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market may have an adverse effect on the market price thereof. See "Risk
Factors -- Adverse Effect on Market Price Due to Shares Eligible for Future
Sale."

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

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                  FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

     The following is a general summary of certain United States federal income and estate tax consequences of the purchase, ownership, and sale or other taxable disposition of the Class A Common Stock by any person or entity other than (a) a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof and (c) a person or entity otherwise subject to United States federal income taxation on income from sources outside the United States (a "non-U.S. Holder"). This summary does not address all tax considerations that may be relevant to non-U.S. Holders in light of their particular circumstances or to certain non-U.S. Holders that may be subject to special treatment under United States federal income or estate tax laws. This summary is based upon the Code existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of Class A Common Stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the Class A Common Stock.

DIVIDENDS

     Dividends paid to a non-U.S. Holder of Class A Common Stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty) unless (i) the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States or (ii) if a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. Holder, in which cases the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK

     A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of Class A Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States, (ii) in the case of a non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met, (iii) the non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates or (iv) the Company is or has been during certain periods preceding the disposition a "United States real property holding corporation" for United States federal income tax purposes and certain other requirements are met. The Company may be, or may subsequently become, a United States real property holding corporation for United States federal income tax purposes because of its ownership of substantial real property in the United States. If the Company were to be treated as a United States real property holding corporation at any time during the five-year period preceding the disposition by a non-U.S. Holder of Class A Common Stock, then any such non-U.S. Holder who has held, directly or indirectly, more than five percent of the Class A Common Stock during such five-year period will be subject to United States federal income taxation on any gain realized from the disposition of such stock, unless an exemption is provided under an applicable treaty.

ESTATE TAX

     Class A Common Stock owned or treated as owned by an individual non-U.S. Holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Dividends. United States backup withholding tax generally will not apply to dividends paid on the Class A Common Stock that are subject to the 30 percent or reduced treaty rate of U.S. withholding tax previously discussed. The Company must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. Holder's country of residence.

     Sale or Other Disposition of Common Stock. Upon the sale or other taxable disposition of Class A Common Stock by a non-U.S. Holder to or through a U.S. office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Class A Common Stock by a non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. Holder and/or certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

     The U.S. Treasury Department has issued regulations generally effective for payments made after December 31, 1999 that will affect the procedures to be followed by a non-U.S. Holder in establishing such holder's status as a non-U.S. Holder for purposes of the withholding, backup withholding and information reporting rules described herein. The regulations eliminate the general prior legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the regulations impose certain certification and documentation requirements on non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty or otherwise claiming a reduction of, or exemption from, the withholding obligation described above. To qualify for exemption from backup withholding and information reporting under the regulations, a non-U.S. Holder may be required to furnish a new certification of foreign status. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the Class A Common Stock.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), each of the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Smith Barney Inc., BT Alex. Brown Incorporated and Schroder & Co. Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Goldman Sachs International, Merrill Lynch International Limited, J.P. Morgan Securities Ltd., Smith Barney Inc., BT Alex. Brown International and J. Henry Schroder & Co. Limited are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite their respective names below:

                                                               NUMBER OF
                            NAME                                SHARES
                            ----                               ---------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.........................
  Credit Suisse First Boston Corporation....................
  Goldman, Sachs & Co. .....................................
  Merrill Lynch, Pierce, Fenner & Smith Incorporated........
  J.P. Morgan Securities Inc. ..............................
  Smith Barney Inc. ........................................
  BT Alex. Brown Incorporated...............................
  Schroder & Co. Inc. ......................................

       Subtotal.............................................
                                                               --------
International Underwriters:
  Morgan Stanley & Co. International Limited................
  Credit Suisse First Boston (Europe) Limited...............
  Goldman Sachs International...............................
  Merrill Lynch International Limited.......................
  J.P. Morgan Securities Ltd. ..............................
  Smith Barney Inc. ........................................
  BT Alex. Brown International, a division of Bankers Trust
     International, PLC.....................................
  J. Henry Schroder & Co. Limited...........................

       Subtotal.............................................
                                                               --------
          Total.............................................
                                                               ========

     The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person, and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representation and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between the U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing, or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian person. All shares of Class A Common Stock to be purchased by the Underwriters are referred to herein as the "Shares."

     Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold will be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the Closing Date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be lawfully issued or passed on.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     The Underwriters initially propose to offer part of the Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
$     per share under the public offering price. Any Underwriter may allow, and
such dealers may reallow, a concession not in excess of $     per share to other
Underwriters or to certain dealers. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional Shares at the price to public set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

     The Underwriters have informed the Company that they do not intend for sales to discretionary accounts to exceed five percent of the aggregate number of shares of Class A Common Stock offered by them.

     Application will be made to list the Class A Common Stock on the NYSE under the trading symbol "CLL." In order to meet the requirements for listing the Class A Common Stock on the New York Stock Exchange, the Underwriters have undertaken to meet the New York Stock Exchange's minimum distribution, issuance and aggregate market value requirements.

     At the request of the Company, the Underwriters have reserved for sale, at
the initial offering price, up to approximately           shares offered hereby
for directors, officers and employees of the Company and certain other persons designated by the Board of Directors. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     The Company and DuPont have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will
not, during the period ending    days after the date of this Prospectus (the
"Lock-up Period"), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock whether any such transaction described in clause (i) or (ii) above is settled by delivery of Common Stock, or such other securities, in cash or otherwise. Certain senior officers of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the
Underwriters, they will not, during the period ending   days after the date of
this Prospectus and subject to certain exceptions, engage in a transaction described in clause (i) or (ii) above. The restrictions described in this paragraph do not apply to (x) the sale of Common Stock to the Underwriters, (y) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, or (z) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering. The restrictions on the Company are subject to exceptions for the issuance of Company Stock Options and Common Stock pursuant to existing employee benefit plans.

     In order to facilitate the Offerings, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with the Offerings, creating a short position in the Class A Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the Offerings, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     From time to time, the Underwriters and certain of their affiliates have provided, and continue to provide, investment banking services and trading services to DuPont and the Company, for which they receive customary fees.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERINGS

     Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between DuPont and the Company on the one hand and the U.S. Representatives on the other hand. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings, and certain other financial operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock being offered hereby will be passed upon for the Company by R.A. Harrington, Senior Vice President, Legal, and General Counsel, and for the Company and DuPont by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed on for the Underwriters by Cravath, Swaine & Moore, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has in the past and continues to represent DuPont in connection with various matters, including the Separation. Cravath, Swaine & Moore has in the past and continues to represent DuPont in connection with various matters not related to the Separation or the Offerings. Baker & Botts, L.L.P., Houston, Texas, is representing the Company in connection with certain aspects of the Separation.

                                    EXPERTS

     The combined financial statements as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The summary letter report of DeGolyer and MacNaughton, independent petroleum engineering consultants, a copy of which appears as Annex A hereto, has been included herein in reliance upon the authority of that firm as experts in estimating proved oil and gas reserves.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-1, including all amendments and supplements thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are summaries of material terms of such contract, agreement or other document and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov. The Company's periodic reports, proxy statements and other information filed by the Company with the Commission can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information, in each case prepared in accordance with generally accepted accounting principles.

                                     CONOCO

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Audited Combined Financial Statements
  Report of Independent Accountants.........................   F-2
  Combined Statement of Income -- Years Ended December 31,
     1995, 1996 and 1997....................................   F-3
  Combined Balance Sheet -- at December 31, 1996 and 1997...   F-4
  Combined Statement of Cash Flows -- Years Ended December
     31, 1995, 1996 and 1997................................   F-5
  Combined Statement of Owner's Net Investment and
     Accumulated Other Comprehensive Loss -- Years Ended
     December 31, 1995, 1996 and 1997.......................   F-6
  Notes to Combined Financial Statements....................   F-7
Unaudited Financial Information
  Supplemental Petroleum Data...............................  F-31
  Combined Quarterly Financial Data -- 1996 and 1997........  F-37
Unaudited Interim Combined Financial Statements
  Interim Combined Statement of Income -- Three Months Ended
     March 31, 1997 and 1998................................  F-38
  Interim Combined Balance Sheet -- at December 31, 1997 and
     March 31, 1998.........................................  F-39
  Interim Combined Statement of Cash Flows -- Three Months
     Ended March 31, 1997 and 1998..........................  F-40
  Notes to Interim Combined Financial Statements............  F-41

     Certain supplementary financial statement schedules have been omitted because the information required to be set forth therein is either not applicable or is shown in the financial statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of E. I. du Pont de Nemours and Company

     In our opinion, the accompanying combined balance sheet and the related combined statements of income, of cash flows and of owner's net investment and accumulated other comprehensive loss present fairly, in all material respects, the financial position of Conoco, the petroleum business of E. I. du Pont de Nemours and Company, at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
July 24, 1998

                              FINANCIAL STATEMENTS

                                     CONOCO

                     COMBINED STATEMENT OF INCOME (NOTE 1)

                                                                       YEAR ENDED DECEMBER 31
                                                              -----------------------------------------
                                                                 1995           1996           1997
                                                              -----------    -----------    -----------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
Revenues
  Sales and Other Operating Revenues*.......................    $20,328        $24,230        $25,796
  Other Income (Note 4).....................................        190            186            467
                                                                -------        -------        -------
          Total Revenues....................................     20,518         24,416         26,263
                                                                -------        -------        -------
Costs and Expenses
  Cost of Goods Sold and Other Operating Expenses...........     11,146         14,560         16,226
  Selling, General and Administrative Expenses..............        728            755            726
  Exploration Expenses......................................        331            404            457
  Depreciation, Depletion and Amortization..................      1,067          1,085          1,179
  Taxes Other Than on Income* (Note 5)......................      5,823          5,637          5,532
  Interest and Debt Expense (Note 6)........................         74             74             36
                                                                -------        -------        -------
          Total Costs and Expenses..........................     19,169         22,515         24,156
                                                                -------        -------        -------
Income Before Income Taxes..................................      1,349          1,901          2,107
Provision for Income Taxes (Note 7).........................        774          1,038          1,010
                                                                -------        -------        -------
Net Income..................................................    $   575        $   863        $ 1,097
                                                                =======        =======        =======
Unaudited Pro Forma Earnings Per Share (Note 2)
  Basic.....................................................
  Diluted...................................................
Unaudited Pro Forma Weighted Average Shares Outstanding
  (Note 2)..................................................
  Basic.....................................................
  Diluted...................................................
---------------
*Includes petroleum excise taxes............................    $ 5,655        $ 5,461        $ 5,349

            See accompanying Notes to Combined Financial Statements

                              FINANCIAL STATEMENTS

                                     CONOCO

                        COMBINED BALANCE SHEET (NOTE 1)

                                     ASSETS

                                                                   DECEMBER 31
                                                              ---------------------
                                                               1996          1997
                                                              -------      --------
                                                              (DOLLARS IN MILLIONS)
Current Assets
  Cash and Cash Equivalents.................................  $   846      $  1,147
  Marketable Securities.....................................        7             7
  Accounts and Notes Receivable (Note 8)....................    1,494         1,497
  Notes Receivable -- Related Parties (Note 3)..............      322           490
  Inventories (Note 9)......................................      806           830
  Prepaid Expenses..........................................      183           236
                                                              -------      --------
         Total Current Assets...............................    3,658         4,207
Property, Plant and Equipment (Note 10).....................   19,981        21,229
Less: Accumulated Depreciation, Depletion and
  Amortization..............................................   (9,899)      (10,401)
                                                              -------      --------
Net Property, Plant and Equipment...........................   10,082        10,828
                                                              -------      --------
Investment in Affiliates (Note 11)..........................      703         1,085
Long-Term Notes Receivable -- Related Parties (Note 3)......        9           450
Other Assets (Note 12)......................................      774           492
                                                              -------      --------
         Total..............................................  $15,226      $ 17,062
                                                              =======      ========

  LIABILITIES AND OWNER'S NET INVESTMENT AND ACCUMULATED OTHER COMPREHENSIVE LOSS

Current Liabilities
  Accounts Payable (Note 13)................................  $ 1,025      $  1,090
  Short-Term Borrowings -- Related Parties (Note 3).........      176           644
  Other Short-Term Borrowings and Capital Lease Obligations
    (Note 14)...............................................       32            72
  Income Taxes (Note 7).....................................      453           545
  Other Accrued Liabilities (Note 15).......................    1,110         1,289
                                                              -------      --------
         Total Current Liabilities..........................    2,796         3,640
Long-Term Borrowings -- Related Parties (Note 3)............    2,287         1,450
Other Long-Term Borrowings and Capital Lease Obligations
  (Note 16).................................................      101           106
Deferred Income Taxes (Note 7)..............................    1,767         1,739
Other Liabilities and Deferred Credits (Note 17)............    1,390         1,922
                                                              -------      --------
         Total Liabilities..................................    8,341         8,857
                                                              -------      --------
Commitments and Contingent Liabilities (Note 25)
Minority Interests (Note 18)................................      306           309
Owner's Net Investment......................................    6,636         8,087
Accumulated Other Comprehensive Loss (Note 19)
  Minimum Pension Liability Adjustment......................      (18)          (31)
  Accumulated Foreign Currency Translation Adjustment.......      (39)         (160)
                                                              -------      --------
         Total Accumulated Other Comprehensive Loss.........      (57)         (191)
                                                              -------      --------
         Total Owner's Net Investment and Accumulated Other
          Comprehensive Loss................................    6,579         7,896
                                                              -------      --------
         Total..............................................  $15,226      $ 17,062
                                                              =======      ========

            See accompanying Notes to Combined Financial Statements

                              FINANCIAL STATEMENTS

                                     CONOCO

                   COMBINED STATEMENT OF CASH FLOWS (NOTE 1)

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                               1995      1996      1997
                                                              -------   -------   -------
                                                                 (DOLLARS IN MILLIONS)
Cash Provided by Operations
  Net Income................................................  $   575   $   863   $ 1,097
  Adjustments to Reconcile Net Income to Cash Provided by
     Operations:
     Depreciation, Depletion and Amortization...............    1,067     1,085     1,179
     Dry Hole Costs and Impairment of Unproved Properties...      121       137       169
     Deferred Income Taxes (Note 7).........................      133        10        16
     Income Applicable to Minority Interests................        1        19        24
     Other Noncash Charges and Credits -- Net...............       20        66      (271)
     Decrease (Increase) in Operating Assets:
       Accounts and Notes Receivable........................      (39)     (280)      127
       Inventories..........................................       57        22       (79)
       Other Operating Assets...............................       38        10       (96)
     Increase (Decrease) in Operating Liabilities:
       Accounts Payable and Other Operating Liabilities.....       (3)      362       622
       Accrued Interest and Income Taxes (Notes 6 and 7)....      (46)      102        88
                                                              -------   -------   -------
          Cash Provided by Operations.......................    1,924     2,396     2,876
                                                              -------   -------   -------
Investment Activities (Note 21)
  Purchases of Property, Plant and Equipment................   (1,714)   (1,616)   (2,644)
  Investments in Affiliates.................................     (116)     (326)     (339)
  Proceeds from Sales of Assets and Subsidiaries............      244       328       565
  Net Decrease (Increase) in Short-Term Financial
     Instruments............................................      (91)      (33)      381
                                                              -------   -------   -------
          Cash Used for Investment Activities...............   (1,677)   (1,647)   (2,037)
                                                              -------   -------   -------
Financing Activities
  Short-Term Borrowings -- Receipts.........................       63        --        24
                           -- Payments......................      (70)      (90)       (2)
  Other Long-Term Borrowings -- Receipts....................       25        38        33
                                  -- Payments...............     (311)       (1)       (3)
  Transactions with Related Parties:
     Notes Receivable -- Receipts...........................    1,678       402         9
                        -- Payments.........................     (203)       (9)     (617)
     Borrowings -- Receipts.................................      885       706       413
                 -- Payments................................   (1,286)     (520)     (695)
     Net Cash Contribution From (To) Owner..................   (1,094)     (993)      360
  Increase (Decrease) in Minority Interests (Note 18).......       --       280       (21)
                                                              -------   -------   -------
          Cash Used for Financing Activities................     (313)     (187)     (499)
                                                              -------   -------   -------
Effect of Exchange Rate Changes on Cash.....................       33        (2)      (39)
                                                              -------   -------   -------
Increase (Decrease) in Cash and Cash Equivalents............      (33)      560       301
Cash and Cash Equivalents at Beginning of Year..............      319       286       846
                                                              -------   -------   -------
Cash and Cash Equivalents at End of Year....................  $   286   $   846   $ 1,147
                                                              =======   =======   =======

            See accompanying Notes to Combined Financial Statements

                              FINANCIAL STATEMENTS

                                     CONOCO

                COMBINED STATEMENT OF OWNER'S NET INVESTMENT AND
             ACCUMULATED OTHER COMPREHENSIVE LOSS (NOTES 1 AND 19)

                                                                          ACCUMULATED OTHER
                                            OWNER'S NET   COMPREHENSIVE     COMPREHENSIVE
                                            INVESTMENT       INCOME         INCOME (LOSS)      TOTAL
                                            -----------   -------------   -----------------   -------
                                                              (DOLLARS IN MILLIONS)
Years Ended December 31, 1995, 1996 and 1997
Balance January 1, 1995...................    $ 7,281                           $  (6)        $ 7,275
Comprehensive Income
  Net Income..............................        575        $  575                               575
  Other Comprehensive Income (Loss):
     Minimum Pension Liability
       Adjustment.........................                       (2)               (2)             (2)
                                                             ------
          Comprehensive Income............                   $  573
                                                             ======
Net Cash Contribution To Owner............     (1,094)                                         (1,094)
                                              -------                           -----         -------
Balance December 31, 1995.................      6,762                              (8)          6,754
Comprehensive Income
  Net Income..............................        863        $  863                               863
  Other Comprehensive Income (Loss):
     Minimum Pension Liability
       Adjustment.........................                      (10)
     Foreign Currency Translation
       Adjustment.........................                      (39)
                                                             ------
       Other Comprehensive Loss...........                      (49)              (49)            (49)
                                                             ------
          Comprehensive Income............                   $  814
                                                             ======
Net Cash Contribution To Owner............       (993)                                           (993)
Other Transfers From Owner................          4                                               4
                                              -------                           -----         -------
Balance December 31, 1996.................      6,636                             (57)          6,579
Comprehensive Income
  Net Income..............................      1,097        $1,097                             1,097
  Other Comprehensive Income (Loss):
     Minimum Pension Liability
       Adjustment.........................                      (13)
     Foreign Currency Translation
       Adjustment.........................                     (121)
                                                             ------
       Other Comprehensive Loss...........                     (134)             (134)           (134)
                                                             ------
          Comprehensive Income............                   $  963
                                                             ======
Net Cash Contribution From Owner..........        360                                             360
Other Transfers To Owner..................         (6)                                             (6)
                                              -------                           -----         -------
Balance December 31, 1997.................    $ 8,087                           $(191)        $ 7,896
                                              =======                           =====         =======

            See accompanying Notes to Combined Financial Statements

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

1. BASIS OF PRESENTATION

     On May 11, 1998, E. I. du Pont de Nemours and Company ("DuPont") announced its intention to offer in an initial public offering a portion of its interest in the common stock of Conoco Inc., a wholly owned energy subsidiary. This initial public offering is DuPont's first step in the planned divestiture of its entire Petroleum business.

     Throughout the period covered by the Combined Financial Statements, operations were conducted by Conoco Inc., subsidiaries of Conoco Inc. and, in some cases, subsidiaries of DuPont. These operations are collectively referred to herein as the "Company" or "Conoco". Certain subsidiaries and, in some cases, assets, liabilities, and related operations not currently owned by Conoco will be transferred to Conoco.

     Conoco is an integrated, global energy company with two principal business segments. The Upstream segment includes the exploration for, development, production and sale of crude oil, natural gas and natural gas liquids. The Downstream segment includes the refining of crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products, and transporting, distributing and marketing petroleum products. Corporate and Other activities include general corporate expenses, financing costs and other nonoperating items, and results for electric power and related-party insurance operations.

     The accompanying Combined Financial Statements are presented on a carve-out basis and include the historical operations of both entities owned by Conoco and operations to be transferred to Conoco by DuPont. In this context, no direct ownership relationship existed among all the various units comprising Conoco; accordingly, DuPont and its subsidiaries' net investment in Conoco ("Owner's Net Investment") is shown in lieu of Stockholder's Equity in the Combined Financial Statements. The Combined Financial Statements included herein have been prepared from DuPont's historical accounting records.

     Certain international assets relating primarily to the business of DuPont may be held by the Company or its subsidiaries at the closing of the Offerings pending receipt of consents or other approval or satisfaction of other applicable foreign requirements necessary for the transfer of such assets to DuPont. In addition, certain international assets relating primarily to the business of the Company may be held by DuPont or other of its subsidiaries at the closing of the Offerings pending receipt of consents or approvals or satisfaction of other applicable foreign requirements necessary for the transfer of such assets to the Company. Additionally, there are certain subsidiaries of DuPont which will not be owned by the Company as of the closing of the Offerings and which DuPont will not thereafter be obligated to transfer to the Company. DuPont and the Company intend to negotiate for the sale of such subsidiaries within the six months following the closing of the Offerings at a purchase price equal to their then fair market value. DuPont and the Company estimate that the fair market value of such subsidiaries at July, 1998 is approximately $20 million and cannot predict at what price any such sale may occur. All of the above subsidiaries, which are immaterial to total assets and results of operations of the Company, have been included in the Combined Financial Statements.

     The Combined Statement of Income includes all revenues and costs directly attributable to Conoco, including costs for facilities, functions and services used by Conoco at shared sites and costs for certain functions and services performed by centralized DuPont organizations and directly charged to Conoco based on usage. In addition, services performed by Conoco on DuPont's behalf are directly charged to DuPont. The results of operations also include allocations of DuPont's general corporate expenses.

     All charges and allocations of cost for facilities, functions and services performed by DuPont organizations for Conoco have been deemed to have been paid by Conoco to DuPont, in cash, in the period in which the cost was recorded in the Combined Financial Statements. Allocations of current income taxes receivable or payable are deemed to have been remitted, in cash, by or to DuPont in the period the related income taxes were recorded.

     All of the allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

not necessarily indicative of the costs and expenses that would have resulted if Conoco had been operated as a separate entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Conoco observes the generally accepted accounting principles described below.

BASIS OF COMBINATION

     The accounts of wholly owned and majority-owned subsidiaries are included in the Combined Financial Statements. The equity method is used to account for investments in corporate entities, partnerships, and limited liability companies in which the Company exerts significant influence, generally having a 20-50% ownership interest. Undivided interests in oil and gas joint ventures and transportation assets are combined on a pro rata basis. Other investments, excluding marketable securities, are generally carried at cost.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results may differ from those estimates and assumptions.

CASH EQUIVALENTS

     Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value.

INVENTORIES

     Inventories are carried at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for inventories of crude oil and petroleum products. Cost for remaining inventories, principally materials and supplies, is generally determined by the average cost method. Market is determined on a regional basis and any lower of cost or market write-down is recorded as a permanent adjustment to the cost of inventory.

PROPERTY, PLANT AND EQUIPMENT (PP&E)

     PP&E is carried at cost. Depreciation of PP&E, other than oil and gas properties, is generally computed on a straight-line basis over the estimated economic lives of the facilities, which for major assets range from 14 to 25 years. When assets that are part of a composite group are retired, sold, abandoned or otherwise disposed of, the cost, net of sales proceeds or salvage value, is charged against accumulated depreciation, depletion and amortization. Where depreciation is accumulated for specific assets, gains or losses on disposal are included in period income.

     Maintenance and repairs are charged to expense; replacements and improvements are capitalized.

OIL AND GAS PROPERTIES

     The Company follows the successful efforts method of accounting, under which the costs of property acquisitions, successful exploratory wells, all development costs, and support equipment and facilities are capitalized. The costs of producing properties are amortized at the field level on a unit-of-production method.

     Unproved properties which are individually significant are periodically assessed for impairment, whereas the impairment of individually insignificant properties is provided by amortizing the costs based on past

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

experience and the estimated holding period. Exploratory well costs are expensed in the period the well is determined to be unsuccessful. All other exploration costs, including geological and geophysical costs, production costs, and overhead costs are expensed in the period incurred.

     The estimated costs of dismantlement and removal of oil and gas related facilities are recognized over the properties' productive lives using the unit-of-production method.

IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written down to current fair value through additional amortization or depreciation provisions. Fair value is generally determined from estimated discounted future net cash flows.

ENVIRONMENTAL COSTS

     Environmental expenditures are expensed or capitalized, as appropriate, depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have future economic benefit, are expensed. Liabilities related to these future costs are recorded on an undiscounted basis when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated.

INCOME TAXES

     As Conoco is included in the DuPont consolidated tax return, the provision for income taxes has been determined using the loss benefit method of the asset and liability approach of accounting for income taxes. Under the loss benefit method, the current tax provision or benefit is allocated based on the amount expected to be paid or received from the consolidated group and benefits of losses and credit carryforwards are recorded when such benefits are expected to be realized by members of the consolidated group. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year.

     Deferred taxes result from differences between the financial and tax bases of the company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by the consolidated group.

     Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except in cases in which earnings are deemed to be permanently invested.

FOREIGN CURRENCY TRANSLATION

     Through December 31, 1995, the company had determined that the United States dollar was the "functional currency" of its worldwide operations. For subsidiaries where the United States dollar is the functional currency, all foreign currency asset and liability amounts are remeasured into United States dollars at end-of-period exchange rates, except for inventories, prepaid expenses and property, plant and equipment, which are remeasured at historical rates. Foreign currency income and expenses are remeasured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts which are remeasured at historical exchange rates. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in current period income.

     Effective January 1, 1996, local currency was adopted as the functional currency for the Company's integrated Western European petroleum operations to properly reflect changed circumstances in the primary economic environment in which these subsidiaries operate. For subsidiaries whose functional currency is the local currency, assets and liabilities denominated in local currency are translated into United States dollars at

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

end-of-period exchange rates, and the resultant translation adjustment is disclosed in the Combined Balance Sheet. Assets and liabilities denominated in other than the local currency are remeasured into the local currency prior to translation into United States dollars, and the resultant exchange gains or losses, together with their related tax effects, are included in income in the period in which they occur. Income and expenses are translated into United States dollars at average exchange rates in effect during the period.

COMMODITY HEDGING AND TRADING ACTIVITIES

     The Company enters into energy-related futures, forwards, swaps, and options in various markets to balance its physical systems, to meet customer needs, and to manage its exposure to price fluctuations on anticipated crude oil, natural gas, refined product and electric power transactions.

     Under the Company's policy, hedging includes only those transactions that offset physical positions and reduce overall exposure to prevailing market price risk. Trading is defined as any transaction that does not meet the definition of hedging.

     Gains and losses on hedging contracts are deferred and included in the measurement of the related transaction. Changes in market values of trading contracts are reflected in income in the period the change occurs.

     In the event a derivative designated as a hedge is terminated prior to the maturation of the hedged transaction, gains or losses realized at termination are deferred and included in the measurement of the hedged transaction. If a hedged transaction matures, is sold, extinguished or terminated prior to the maturity of a derivative designated as a hedge of such transaction, gains or losses associated with the derivative through the date the transaction matured are included in the measurement of the hedged transaction and the derivative is reclassified as for trading purposes. Derivatives designated as a hedge of an anticipated transaction are reclassified as for trading purposes if the anticipated transaction is no longer likely to occur.

     In the Combined Statement of Cash Flows, the Company reports the cash flows resulting from its hedging activities in the same category as the related item that is being hedged.

EARNINGS PER SHARE

     The Company's historical capital structure is not indicative of its prospective structure since no direct ownership relationship existed among all the various units comprising Conoco. Accordingly, historical earnings per share has not been presented in the Combined Financial Statements.

     Unaudited pro forma basic earnings per share includes the shares of both the Class A and the Class B common shares deemed to be outstanding as of the date of the Offerings. Unaudited pro forma diluted earnings per share includes the dilutive effect of the outstanding DuPont stock options (see Note 20 to the Combined Financial Statements), applying the treasury stock method, which are expected to be converted into Conoco stock options, using the anticipated weighted-average exercise price of the outstanding options and the anticipated initial public offering price. In accordance with SEC Staff Accounting Bulletin No. 98, pro forma basic and diluted earnings per share have been presented for the most recent annual and subsequent interim periods only.

RECENT ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." The accompanying financial statements reflect application of the provisions of Statement No. 130. The Company is required to adopt Statement No. 131 for the 1998 annual report and disclose segment information on the same basis used internally for evaluating segment performance and deciding how

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

to allocate resources to segments. The Company is currently assessing the effect of Statement No. 131; however, its adoption will have no financial impact on the Company.

     In February 1998, the Financial Accounting Standards Board issued Statement No. 132, "Employers' Disclosure About Pension and Other Postretirement Benefits," that revised disclosure requirements for pension and other postretirement benefits. It does not affect the measurement of the expense of the Company's pension and other postretirement benefits. The Company is required to adopt this Statement for the 1998 annual report and is currently assessing the effect of the new disclosure.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is required to adopt this Statement by the first quarter of 2000 and is currently assessing the effect of the new standard.

     Statement No. 133 provides, if certain conditions are met, that a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (fair value hedge), (2) a hedge of the exposure to variable cash flows of a forecasted transaction (cash flow hedge), or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction (foreign currency hedge).

     Under Statement No. 133, the accounting for changes in fair value of a derivative depends on its intended use and designation. For a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item. For a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. For a foreign currency hedge, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment. For all other items not designated as hedging instruments, the gain or loss is recognized in earnings in the period of change.

3. RELATED PARTY TRANSACTIONS

     The Combined Financial Statements include significant transactions with DuPont involving services (such as cash management, other financial services, purchasing, legal, computer and corporate aviation) and general corporate expenses that were provided between Conoco and centralized DuPont organizations. The costs of services have been directly charged or allocated between Conoco and DuPont using methods management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas involving assets, revenues, and employees. Such charges and allocations are not necessarily indicative of what would have been incurred if Conoco had been a separate entity.

     Amounts charged and allocated to Conoco for these services were $103, $101 and $125 for the years 1995, 1996 and 1997, respectively, and are principally included in Selling, General and Administrative Expenses. Conoco provided DuPont services such as computer, legal and purchasing, as well as certain technical and plant operating services, which amounted to $66, $66 and $62 in 1995, 1996 and 1997, respectively. These charges to DuPont were treated as reductions of Cost of Goods Sold and Other Operating Expenses and Selling, General and Administrative Expenses.

     Interest expense charged by DuPont was $154, $143 and $124 for the years 1995, 1996 and 1997, respectively, and reflects market-based rates. A portion of this and other interest and debt expense was capitalized as cost associated with major construction projects. Interest income from DuPont was $47, $57 and $11 for the same years and also reflects market-based rates.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

     Sales and Other Operating Revenues include sales of products from Conoco to DuPont, principally natural gas and gas liquids to supply several DuPont plant sites. These sales totaled $278, $413 and $420 for the years 1995, 1996 and 1997, respectively. Also included are revenues from insurance premiums charged to DuPont for property and casualty coverage outside the United States. These revenues totaled $20, $21 and $22 for the years 1995, 1996 and 1997, respectively. Purchases of products from DuPont during these periods were not material.

     These intercompany arrangements between DuPont and Conoco will continue after the Offerings under transition service agreements or other long-term agreements. It is not anticipated that a change, if any, in these costs and revenues would have a material effect on the company's results of operations or combined financial position.

     Accounts and Notes Receivable include amounts due from DuPont of $110 and $79 at December 31, 1996 and 1997, respectively, representing current month balances of transactions between Conoco and DuPont, mainly product sales, net interest on borrowings, and certain charges billed annually. Accounts Payable include amounts due DuPont of $5 and $4 at December 31, 1996 and 1997, respectively.

     Amounts representing notes receivable or borrowings from DuPont, including its subsidiary organizations, are identified for related parties and presented separately in the Combined Balance Sheet. The current portion of Notes Receivable represents the accumulation of a variety of cash transfers and operating transactions with DuPont. These balances are generally interest bearing and represent net amounts of cash transferred for funding and cash management purposes and amounts charged between the companies for certain product and service purchases and asset transfers. The long-term portion of Notes Receivable and amounts shown for Short-Term and Long-Term Borrowings represent borrowings between Conoco and DuPont with established due dates at market-based interest rates, except for certain short-term non-interest bearing borrowings due DuPont of $168 and $492 at December 31, 1996 and 1997, respectively. At December 31, 1997, the long-term portion of borrowings from related parties totaled $1,450 and reflected a weighted average interest rate of
6.6 percent with maturities of $633 in 1999, $430 in 2000, and $387 in 2001.

4. OTHER INCOME

                                                              1995   1996   1997
                                                              ----   ----   ----
Interest income
  Related parties (see Note 3)..............................  $ 47   $ 57   $ 11
  Other, net of miscellaneous interest expense..............    71     67     66
                                                              ----   ----   ----
                                                               118    124     77
Equity in earnings of affiliates (see Note 11)..............    22    (25)    40
Gain on sales of assets.....................................    63     84    314(1)
Exchange gain (loss)........................................   (44)    (5)    27
Other -- net................................................    31      8      9
                                                              ----   ----   ----
                                                              $190   $186   $467
                                                              ====   ====   ====

     (1) Includes benefit of $239 from gain on the sale of certain Upstream North Sea properties.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

5. TAXES OTHER THAN ON INCOME

                                                               1995     1996     1997
                                                              ------   ------   ------
Petroleum excise taxes
  U.S. .....................................................  $1,060   $1,145   $1,201
  Non-U.S. .................................................   4,595    4,316    4,148
                                                              ------   ------   ------
                                                               5,655    5,461    5,349
Payroll taxes...............................................      51       48       43
Property taxes..............................................      63       55       63
Production and other taxes..................................      54       73       77
                                                              ------   ------   ------
                                                              $5,823   $5,637   $5,532
                                                              ======   ======   ======

6. INTEREST AND DEBT EXPENSE

                                                              1995   1996   1997
                                                              ----   ----   ----
Interest and debt cost incurred
  Related parties (see Note 3)..............................  $154   $143   $124
  Other.....................................................    15      6      6
                                                              ----   ----   ----
                                                               169    149    130
Less: Interest and debt cost capitalized....................    95     75     94
                                                              ----   ----   ----
Interest and debt expense...................................  $ 74   $ 74   $ 36
                                                              ====   ====   ====

     Interest paid (net of amounts capitalized) was $80 in 1995, $77 in 1996 and $33 in 1997.

7. PROVISION FOR INCOME TAXES

                                                              1995    1996     1997
                                                              ----   ------   ------
Current tax expense:
  U.S. federal..............................................  $(45)  $  155   $   64
  U.S. state and local......................................     1        8        5
  Non-U.S. .................................................   685      865      925
                                                              ----   ------   ------
          Total.............................................   641    1,028      994
                                                              ----   ------   ------
Deferred tax expense:
  U.S. federal..............................................   112      (78)      80
  U.S. state and local......................................     3       --        8
  Non-U.S. .................................................    18       88      (72)
                                                              ----   ------   ------
          Total.............................................   133       10       16
                                                              ----   ------   ------
Provision for Income Taxes..................................   774    1,038    1,010
Minimum Pension Liability(1)................................    (1)      (5)      (7)
                                                              ----   ------   ------
          Total Provision...................................  $773   $1,033   $1,003
                                                              ====   ======   ======

---------------

(1) Represents deferred tax provision for minimum pension liability adjustment.

     Total income taxes paid worldwide were $745 in 1995, $901 in 1996 and $935 in 1997.

     The significant components of deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                            1996                 1997
                                                      -----------------   ------------------
                    DEFERRED TAX                      ASSET   LIABILITY   ASSET    LIABILITY
                    ------------                      -----   ---------   ------   ---------
Property, plant and equipment.......................  $108     $2,276     $  182    $2,219
Employee benefits...................................   162         --        166        --
Other accrued expenses..............................   277         --        273        --
Inventories.........................................    --         88         --       102
Tax loss/tax credit carryforwards...................   408         --        417        --

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                            1996                 1997
                                                      -----------------   ------------------
                    DEFERRED TAX                      ASSET   LIABILITY   ASSET    LIABILITY
                    ------------                      -----   ---------   ------   ---------
Other...............................................    26         52         27       169
                                                      ----     ------     ------    ------
          Total.....................................  $981     $2,416     $1,065    $2,490
                                                               ======               ======
Less: Valuation allowance...........................   414                   392
                                                      ----                ------
Net.................................................  $567                $  673
                                                      ====                ======

     Valuation allowances, which reduce deferred tax assets to an amount that will more likely than not be realized, have been increased by $12 and $52 during the years 1995 and 1996, respectively. These changes, which are reflected in the provision for income taxes, offset increases in deferred tax assets resulting primarily from operating losses incurred in exploration and startup operations. In 1997, the valuation allowance decreased $22, principally reflecting a $37 decrease related to deferred tax assets representing operating losses which the Company determined will more likely than not be realized in future years. This decrease was partially offset by an increase of $15 reflecting offsets to operating losses.

     Current deferred tax liabilities (included in the Combined Balance Sheet caption "Income Taxes") were $107 and $122 at December 31, 1996 and 1997, respectively.

     Current deferred tax assets included in Prepaid Expenses were $25 and $7 at December 31, 1996 and 1997, respectively. In addition, Other Assets includes deferred tax assets of $37 at December 31, 1997.

     An analysis of the Company's effective income tax rate follows:

                                                              1995     1996     1997
                                                              ----     ----     ----
Statutory U.S. federal income tax rate......................  35.0%    35.0%    35.0%
Higher effective tax rate on non-U.S. operations............  27.0     21.6     13.9
Alternative fuels credit....................................  (4.5)    (3.4)    (3.0)
Other -- net................................................   (.1)     1.4      2.0
                                                              ----     ----     ----
Effective income tax rate...................................  57.4%    54.6%    47.9%
                                                              ====     ====     ====

     Earnings before income taxes shown below are based on the location of the corporate unit to which such earnings are attributable. However, since such earnings are often subject to taxation in more than one country, the income tax provision shown above as U.S. or non-U.S. does not correspond to the earnings set forth below.

                                                              1995     1996     1997
                                                             ------   ------   ------
U.S........................................................  $  417   $  563   $  740
Other regions..............................................     932    1,338    1,367
                                                             ------   ------   ------
                                                             $1,349   $1,901   $2,107
                                                             ======   ======   ======

     At December 31, 1996 and 1997, respectively, unremitted earnings of non-U.S. subsidiaries totaling $1,210 and $1,645 were deemed to be permanently invested. No deferred tax liability has been recognized with regard to the remittance of such earnings. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.

     Under the tax laws of various jurisdictions in which the Company operates, deductions or credits that cannot be fully utilized for tax purposes during the current year may be carried forward, subject to statutory limitations, to reduce taxable income or taxes payable in a future year. At December 31, 1997, the tax effect of such carryforwards approximated $417. Of this amount, $127 has no expiration date, $11 expires in 1998, $38 expires in 1999, $75 expires in 2000-2001 and $166 expires in 2002.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

8. ACCOUNTS AND NOTES RECEIVABLE

                                                                DECEMBER 31
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
Trade.......................................................  $1,062   $  916
Related parties (see Note 3)................................     110       79
Other.......................................................     322      502
                                                              ------   ------
                                                              $1,494   $1,497
                                                              ======   ======

     See Note 26 for a description of business segment markets and associated concentrations of credit risk.

9. INVENTORIES

                                                              DECEMBER 31
                                                              -----------
                                                              1996   1997
                                                              ----   ----
Crude oil and petroleum products............................  $675   $675
Other merchandise...........................................    19     25
Materials and supplies......................................   112    130
                                                              ----   ----
                                                              $806   $830
                                                              ====   ====

     The excess of current cost over book value of inventories valued under the LIFO method was $337 and $152 at December 31, 1996 and 1997, respectively. Inventories valued at LIFO represented 84 percent and 81 percent of combined inventories, at December 31, 1996 and 1997, respectively.

     During 1995, 1996 and 1997, certain LIFO inventory quantities were reduced resulting in partial liquidation of the LIFO bases, with no material effect on net income.

10. PROPERTY, PLANT AND EQUIPMENT

                                                              DECEMBER 31
                                                 -------------------------------------
                                                       GROSS                NET
                                                 -----------------   -----------------
                                                  1996      1997      1996      1997
                                                 -------   -------   -------   -------
Upstream.......................................  $13,872   $15,227   $ 6,550   $ 7,581
Downstream.....................................    6,109     6,002     3,532     3,247
                                                 -------   -------   -------   -------
                                                 $19,981   $21,229   $10,082   $10,828
                                                 =======   =======   =======   =======

     Property, Plant and Equipment includes Downstream gross assets acquired under capital leases of $41 at December 31, 1996 and 1997; related amounts included in Accumulated Depreciation, Depletion and Amortization were $7 and $10 at December 31, 1996 and 1997, respectively.

11. SUMMARIZED FINANCIAL INFORMATION FOR AFFILIATED COMPANIES

     Summarized combined financial information for affiliated companies for which Conoco uses the equity method of accounting (see Note 2, "Basis of Combination") is shown below on a 100 percent basis. Dividends received from equity affiliates were $42 in 1995, $85 in 1996 and $58 in 1997.

                                                              YEAR ENDED DECEMBER 31
                                                             ------------------------
                                                              1995     1996     1997
                                                             ------   ------   ------
RESULTS OF OPERATIONS

Sales(1)...................................................  $4,368   $6,622   $7,521
Earnings before income taxes...............................     380      305      556
Net income.................................................     228      140      345
Conoco's equity in earnings of affiliates (see Note 4).....      22      (25)      40

---------------

(1) Includes sales to Conoco of $262 in 1995, $359 in 1996 and $568 in 1997.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                DECEMBER 31
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
FINANCIAL POSITION

Current assets..............................................  $1,503   $2,543
Non-current assets..........................................   5,218    6,826
                                                              ------   ------
          Total assets......................................  $6,721   $9,369
                                                              ------   ------
Short-term borrowings*......................................  $  241   $  550
Other current liabilities...................................     929    1,308
Long-term borrowings*.......................................   3,097    4,364
Other long-term liabilities.................................     646      645
                                                              ------   ------
          Total liabilities.................................  $4,913   $6,867
                                                              ------   ------
Conoco's investment in affiliates (includes advances).......  $  703   $1,085
                                                              ======   ======

---------------

* Conoco's pro rata interest in total borrowings was $935 in 1996 and $1,586 in 1997, of which $453 in 1996 and $826 in 1997 was guaranteed by the Company. These amounts are included in the guarantees disclosed in Note 25.

     At December 31, 1997, Conoco's equity in undistributed earnings of its affiliated companies was $79.

12. OTHER ASSETS

                                                              DECEMBER 31
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Prepaid pension cost (see Note 23)..........................  $ 79    $ 71
Long-term notes receivables.................................    26      74
Other securities and investments............................   482     100
Other.......................................................   187     247
                                                              ----    ----
                                                              $774    $492
                                                              ====    ====

     Other securities and investments include $478 and $97 at December 31, 1996 and 1997, respectively, representing marketable securities classified as available for sale and reported at fair value. The remainder represents numerous small investments which are reported at cost.

13. ACCOUNTS PAYABLE

                                                                DECEMBER 31
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Trade.......................................................  $  804    $  969
Payables to banks...........................................     216       117
Related parties (see Note 3)................................       5         4
                                                              ------    ------
                                                              $1,025    $1,090
                                                              ======    ======

     Payables to banks represent checks issued on certain disbursement accounts but not presented to the banks for payment.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

14. OTHER SHORT-TERM BORROWINGS AND CAPITAL LEASE OBLIGATIONS

                                                              DECEMBER 31
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Industrial development bonds................................  $24     $24
Bank borrowings (foreign currency)..........................   --      21
Long-term borrowings payable within one year................    4      25
Capital lease obligations...................................    4       2
                                                              ---     ---
                                                              $32     $72
                                                              ===     ===

     The Company has uncommitted short-term bank credit lines of approximately $55 and $42 at December 31, 1996 and 1997, respectively. These lines are denominated in various foreign currencies to support general operating needs in their respective countries. No advances were outstanding under these lines at these respective dates.

     The weighted average interest rate on other short-term borrowings outstanding at December 31, 1996 and 1997 was 3.8 percent and 3.7 percent, respectively.

15. OTHER ACCRUED LIABILITIES

                                                                DECEMBER 31
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Taxes other than on income..................................  $  309    $  376
Operating expenses..........................................     334       343
Payroll and other employee-related costs....................     133       135
Accrued postretirement benefits cost (see Note 22)..........      16        24
Other.......................................................     318       411
                                                              ------    ------
                                                              $1,110    $1,289
                                                              ======    ======

16. OTHER LONG-TERM BORROWINGS AND CAPITAL LEASE OBLIGATIONS

                                                              DECEMBER 31
                                                              ------------
                                                              1996    1997
                                                              ----    ----
5.75% notes due 2026........................................  $ 16    $ 16
6.50% notes due 2008........................................     7       7
Other loans (various currencies) due 1998-2007*.............    21      30
Capitalization obligations to affiliates due 1998-1999......    22      20
Capital lease obligations...................................    35      33
                                                              ----    ----
                                                              $101    $106
                                                              ====    ====

---------------

* Average interest rates were 6.0 percent and 7.3 percent at December 31, 1996 and 1997, respectively.

     Maturities of long-term borrowings, together with sinking fund requirements for years ending after December 31, 1998 are $24, $4, $4, and $4 for the years 1999, 2000, 2001 and 2002, respectively.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

17. OTHER LIABILITIES AND DEFERRED CREDITS

                                                                DECEMBER 31
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Deferred gas revenue*.......................................  $   --    $  379
Accrued postretirement benefits cost (see Note 22)..........     327       318
Abandonment costs...........................................     317       310
Accrued pension liability (see Note 23).....................     165       230
Environmental remediation costs (see Note 25)...............     140       132
Other.......................................................     441       553
                                                              ------    ------
                                                              $1,390    $1,922
                                                              ======    ======

---------------

* Includes $303 received from a contract for future sales of natural gas to Centrica, a United Kingdom gas marketing company.

18. MINORITY INTERESTS

     In 1996, certain upstream subsidiaries contributed assets with an aggregate fair value of $613 to Conoco Oil & Gas Associates L.P. (COGA) for a general partnership interest of 67 percent. The remaining 33 percent was purchased by Vanguard Energy Investors L.P. (Vanguard) as a limited partner. The net result of this transaction was to increase minority interests by $297.

     Vanguard is entitled to a cumulative annual priority return on its investment and participation in residual earnings at rates established in the partnership agreement. The priority return rate, currently 6.52 percent, is negotiated every four years commencing in 1999. In the event the parties are unable to agree on a new return rate, the partnership would be liquidated with resultant cash outflows not expected to be materially different from the recorded amount of minority interest. Vanguard's share of COGA's earnings was $18 or 17 percent in 1996 and $22 or 18 percent in 1997.

19. OTHER COMPREHENSIVE INCOME

     Changes in related components of other comprehensive income (loss) are reported net of associated income tax effects as summarized below:

                                                                  YEAR ENDED DECEMBER 31
                            ---------------------------------------------------------------------------------------------------
                                         1995                              1996                              1997
                            -------------------------------   -------------------------------   -------------------------------
                            PRETAX   INCOME TAX   AFTER-TAX   PRETAX   INCOME TAX   AFTER-TAX   PRETAX   INCOME TAX   AFTER-TAX
                            ------   ----------   ---------   ------   ----------   ---------   ------   ----------   ---------
Minimum Pension Liability
  Adjustment..............   $(3)       $(1)         $(2)      $(15)      $(5)        $(10)     $ (20)      $(7)        $ (13)
Foreign Currency
  Translation
  Adjustment*.............                                      (39)       --          (39)      (121)       --          (121)
                             ---        ---          ---       ----       ---         ----      -----       ---         -----
Other Comprehensive Income
  (Loss)..................   $(3)       $(1)         $(2)      $(54)      $(5)        $(49)     $(141)      $(7)        $(134)
                             ===        ===          ===       ====       ===         ====      =====       ===         =====

---------------

* Effective January 1, 1996, local currency was adopted as the functional currency for the Company's integrated Western European petroleum operations to properly reflect changed circumstances in their primary economic environment.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

20. COMPENSATION PLANS

     Employees of Conoco participate in stock-based compensation plans that are administered through DuPont and involve options to acquire DuPont common stock. Accordingly, option and expense information presented herein represents the company's portion of the overall plans.

     Subject to completion of the Offerings, the Company and DuPont expect to give all current employees of the Company the option, subject to specific country tax and legal requirements, to convert all or part of their options to purchase DuPont common stock or SARs with respect to DuPont common stock, into comparable options to acquire Class A Common Stock, or SARs with respect to Class A Common Stock, with an equal aggregate intrinsic value. The conversion offer will be deemed a change in the terms of certain awards granted to Conoco employees. As a result, the Company will incur a non-cash charge to compensation expense, in the quarter the Offerings are completed, of approximately $150 to 200 after-tax depending on the market price of DuPont common stock at the time of conversion and the number of outstanding Conoco employee options to purchase DuPont common stock.

     From time to time, the DuPont Board of Directors has approved the adoption of a worldwide Corporate Sharing Program. Under these programs, a majority of the Company's employees received a one-time grant to acquire shares of DuPont common stock at the fair market value at the date of grant. Option terms are "fixed" and generally are exercisable one year after date of grant and expire 10 years from date of grant. There are no additional shares that may be subject to option under existing programs.

     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for fixed options.

     Stock option awards under the DuPont Stock Performance Plan may be granted to key employees of the company and may be "fixed" and/or "variable". The purchase price of shares subject to option is the fair value of DuPont stock at the date of grant. In January 1997, a reload feature was added to the Stock Performance Plan to accelerate stock ownership by more effectively using stock options. Through February 13, 1999, optionees are eligible for reload options upon the exercise of stock options with the condition that shares received from the exercise are held for at least five years. A reload option is granted at the fair market value on the date of grant and has a term equal to the remaining term of the original option. The maximum number of reload options granted is limited to the number of shares subject to option in the original option times the original price divided by the option price of the reload option.

     Generally, fixed options are fully exercisable from one to three years after date of grant and expire 10 years from date of grant. Beginning in 1998, shares otherwise receivable from the exercise of nonqualified options can be deferred as stock units for a designated future delivery.

     During 1997 variable stock option grants were made to certain senior management. These options are subject to forfeiture if, within five years from the date of grant, the market price of DuPont common stock does not achieve a price of $75 per share for 50 percent of the options and $90 per share for the remaining 50 percent. At December 31, 1997, none of the outstanding variable options were exercisable.

     For all related DuPont plans, the maximum number of shares that may be subject to option for any consecutive five-year period is 72 million shares. Subject to this limit, additional shares that may have been made subject to options for the years 1995, 1996 and 1997 were 56,770,460, 59,078,926 and
56,842,462, respectively.

     Awards for 1997 under the DuPont Stock Performance Plan (granted to key employees in 1998) consisted of 1,185,276 fixed options to acquire DuPont common stock at the fair market value ($59.50 per share) on the date of grant. These options vest over a three-year period and, except for the last six months of

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

the ten-year option term, are exercisable when the market price of DuPont common stock exceeds the option grant price by 20 percent.

     The following table summarizes activity for fixed and variable options for the last three years:

                                                    FIXED                 VARIABLE
                                            ---------------------   ---------------------
                                             NUMBER     WEIGHTED-    NUMBER     WEIGHTED-
                                               OF        AVERAGE       OF        AVERAGE
                                             SHARES       PRICE      SHARES       PRICE
                                            ---------   ---------   ---------   ---------
January 1, 1995...........................  4,980,083    $20.80            --
Granted...................................  3,556,392    $28.26            --        --
Exercised.................................    614,269    $18.56            --        --
Forfeited.................................    110,659    $28.08            --        --
                                            ---------    ------     ---------    ------
December 31, 1995.........................  7,811,547    $24.27            --        --
Granted...................................  1,140,780    $39.20            --        --
Exercised.................................  1,781,277    $23.33            --        --
Forfeited.................................     95,330    $26.38            --        --
                                            ---------    ------     ---------    ------
December 31, 1996.........................  7,075,720    $26.88            --        --
Granted...................................  2,761,416    $52.90     1,259,600    $52.50
Exercised.................................    730,383    $23.97            --        --
Forfeited.................................    116,325    $50.44            --        --
                                            ---------    ------     ---------    ------
December 31, 1997.........................  8,990,428    $35.14     1,259,600    $52.50

     Fixed options exercisable at the end of the last three years and the weighted-average fair value of fixed options granted are as follows:

                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Options exercisable at year-end:
  Number of shares...............................   4,377,657    5,934,940    6,229,012
  Weighted-average price.........................  $    21.14   $    24.51   $    27.26
Weighted-average fair value of options granted
  during
  the year.......................................  $     5.92   $     9.01   $    12.84

     The weighted-average fair value of variable options granted during 1997 was $13.03 per share.

     The fair value of options is calculated using the Black-Scholes option pricing model. Assumptions used were as follows:

                                                         1995    1996          1997
                                                         -----   -----   ----------------
                                                         FIXED   FIXED   FIXED   VARIABLE
                                                         -----   -----   -----   --------
Dividend yield.........................................   3.4%    2.6%    2.2%      2.2%
Volatility.............................................  20.6%   21.0%   18.6%     18.6%
Risk-free interest rate................................   7.6%    5.4%    6.4%      6.4%
Expected life (years)..................................   4.5     6.0     5.6       5.7

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

     The following table summarizes information concerning currently outstanding and exercisable fixed options. For total variable options outstanding at December 31, 1997, the weighted-average remaining contractual life was 9.1 years.

                                                   EXERCISE        EXERCISE        EXERCISE
                                                     PRICE           PRICE           PRICE
               DECEMBER 31, 1997                 $13.17-$19.63   $22.63-$33.88   $35.00-$55.50
               -----------------                 -------------   -------------   -------------
Options outstanding............................    1,140,519       3,977,927       3,871,982
Weighted-average remaining contractual life
  (years)......................................          2.6             6.2             8.9
Weighted-average price.........................   $    18.37      $    26.49      $    48.38
Options exercisable............................    1,140,519       3,977,927       1,110,566
Weighted-average price.........................   $    18.37      $    26.49      $    39.19

     As reported on the New York Stock Exchange, the market price range of DuPont common stock for the year 1997 was $46 3/8 to $69 3/4 per share and the closing price on December 31, 1997 was $60 1/16 per share.

     Under the Conoco Unit Option Plan, key salaried employees in certain grade levels who show early evidence of ability to assume significant responsibility and leadership are offered stock appreciation rights. Annual grants under the plan are granted to approximately 20 percent of eligible employees who are awarded appreciation rights on theoretical DuPont stock valued at approximately 40 percent of the employee's annual base pay. These unit options, exercisable only in cash, have a ten-year life with twenty percent vesting each of the first five years. At December 31, 1996 and 1997, unit options outstanding were 954,374 and 908,532, respectively. At these same dates, related liability provisions totaled $18 and $27, respectively. The maximum number of unit options allowed to be outstanding under the plan is 6,150,000.

     Compensation expense recognized in income for stock-based employee compensation awards was $8, $13 and $26 for 1995, 1996 and 1997, respectively.

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", was issued in 1995. The Company has elected not to adopt the optional recognition provisions of SFAS No. 123. If the Company had adopted these recognition provisions, net income would have been reduced by $13, $6 and $28 for 1995, 1996 and 1997, respectively.

     Awards under the Variable Compensation Plan may be granted in stock and/or cash to employees who have contributed most in a general way to the Company's success, consideration being given to ability to succeed to more important managerial responsibility. Overall amounts are dependent on financial performance of DuPont and Conoco and other factors, and are subject to maximum limits as defined by the plan. Amounts charged against earnings in anticipation of awards to be made later were $24 in 1995, $38 in 1996 and $38 in 1997. Awards made for plan years 1995, 1996 and 1997 were $26, $38 and $45, respectively. In accordance with the terms of the Variable Compensation Plan and similar plans of subsidiaries 154,918 shares of common stock are awaiting delivery from awards for 1997 and prior years.

     Awards under the separate Conoco Challenge Program may be granted in cash to employees not covered by the Variable Compensation Plan. This plan provides awards based on meeting financial goals and upholding Conoco's core values. Overall amounts are dependent on company earnings and cash provided by operations and are subject to maximum limits as defined by the plan. Amounts charged against earnings in anticipation of awards to be made later were $12 in 1995, $47 in 1996 and $49 in 1997. Awards made for plan years 1995, 1996 and 1997 were $20, $47 and $47, respectively.

21. INVESTMENT ACTIVITIES

     Purchases of property, plant and equipment in 1997 include $929 for upstream natural gas properties in South Texas (see Supplemental Petroleum
Data).

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

     Proceeds from sales of assets in 1997 includes $272 from the sale of certain upstream North Sea properties.

22. OTHER POSTRETIREMENT BENEFITS

     Conoco and certain subsidiaries provide medical and life insurance benefits to retirees and survivors. The associated plans, principally health, are unfunded, and approved claims are paid from company funds. Under the terms of these plans, the company reserves the right to change, modify or discontinue the plans.

     Net postretirement benefits cost includes the following components:

                                                              1995   1996   1997
                                                              ----   ----   ----
Service cost................................................  $ 5    $ 7    $ 6
Interest cost...............................................   18     16     18
Amortization of net gains and prior service credit..........   (7)    (5)    (5)
                                                              ---    ---    ---
Net postretirement benefits cost............................  $16    $18    $19

     The following provides a reconciliation of the accumulated postretirement benefit obligation for these plans to the liabilities reflected in the Combined Balance Sheet (see Notes 15 and 17):

                                                               DECEMBER 31
                                                              -------------
                                                              1996    1997
                                                              -----   -----
Accumulated postretirement benefit obligation for:

  Retirees and survivors....................................  $(152)  $(194)
  Fully eligible employees..................................     (5)     (6)
  Other employees...........................................    (85)   (101)
                                                              -----   -----
                                                               (242)   (301)
Unrecognized net loss (gain)................................    (41)     14
Unrecognized prior service credit...........................    (60)    (55)
                                                              -----   -----
Accrued postretirement benefits cost........................  $(343)  $(342)

                                                              DECEMBER 31
                                                              -----------
                                                              1996   1997
                                                              ----   ----
FINANCIAL ASSUMPTIONS

Discount rate...............................................  7.75%  7.00%
Long-term rate of compensation increase.....................  5.00%  5.00%
Health care escalation rate.................................  4.50%  4.50%

     Conoco has communicated to plan participants that any increase in the annual health care escalation rate above 4.5 percent will be borne by the participants and, therefore, result in no increase to the accumulated postretirement benefit obligation or the other postretirement benefits cost.

23. PENSIONS

     The Company participates in the DuPont U.S. defined benefit plan which covers substantially all U.S. employees and has separate defined benefit plans covering certain U.S. and non-U.S. employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The Company's funding policy is consistent with the funding requirements of federal law and regulations.

     With respect to the DuPont U.S. defined benefit pension plan, the Company and DuPont agreed upon an amount of approximately $820 at the date of the Offerings that will eventually be transferred to a separate trust for the Company's pension plan. This amount, adjusted for benefit payments and investment return from

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

the date of the Offerings, will be transferred to the Company within six months following the date which DuPont owns neither 80 percent of the voting power nor 80 percent of the economic value of the Common Stock, assuming certain conditions are satisfied. The Company allocated the pension obligations based on the Company's individual employees covered and allocated the unrecognized prior service cost and unrecognized net gain in proportion to the Company's projected benefit obligation to the total projected benefit obligation of the DuPont plan. The projected benefit obligation approximates $644 and $723 at December 31, 1996 and 1997, respectively, and the prepaid pension asset is $79 and $71 at December 31, 1996 and 1997, respectively. The net pension cost components disclosed in the table below include the net periodic pension cost based on the allocations described above.

     Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves.

     Net pension cost/(credit) for defined benefit plans includes the following components:

                                                   1995           1996           1997
                                               ------------   ------------   ------------
Service cost -- benefits earned during the
  period.....................................          $ 51           $ 55           $ 60
Interest cost on projected benefit
  obligation.................................            71             76             88
Return on assets
  Actual (gain)..............................  $(196)         $(134)         $(192)
  Deferred gain..............................    122    (74)     43    (91)     94    (98)
                                               -----          -----          -----
Amortization of net gains and prior service
  cost.......................................            (4)            (3)             3
                                                       ----           ----           ----
Net pension cost.............................          $ 44           $ 37           $ 53
                                                       ====           ====           ====

     The funded status of these plans (excluding the DuPont United States defined benefit plan) was as follows:

                                                              ACCUMULATED BENEFIT
                                                                EXCEEDING ASSETS
                                                                  DECEMBER 31
                                                              --------------------
                                                               1996         1997
                                                              -------      -------
Actuarial present value of:
  Vested benefit obligation.................................   $(485)       $(616)
                                                               -----        -----
  Accumulated benefit obligation............................   $(489)       $(616)
                                                               =====        =====
  Projected benefit obligation..............................   $(533)       $(682)
Plan assets at fair value...................................     323          386
                                                               -----        -----
Excess of assets over projected benefit obligation..........    (210)        (296)
Unrecognized net (gain) loss*...............................      29          109
Unrecognized prior service cost.............................     129          121
Additional minimum liability................................    (113)        (164)
                                                               -----        -----
Accrued pension liability (see Note 17).....................   $(165)       $(230)
                                                               =====        =====
---------------
* Includes the unamortized balance of unrecognized net
  (gain) at January 1, 1985, the initial application date of
  Statement of Financial Accounting Standards No. 87,
  "Employers' Accounting for Pensions"......................   $ (19)       $ (17)

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                               DECEMBER 31
                                                              --------------
               UNITED STATES PLAN ASSUMPTIONS                 1996      1997
               ------------------------------                 ----      ----
Discount rate...............................................  7.75%     7.00%
Long-term rate of compensation increase.....................  5.00%     5.00%
Long-term rate of return on plan assets.....................  9.00%     9.00%

     For non-U.S. plans, similar economic assumptions were used. At December 31, 1997, U.S. plan assets consisted principally of common stocks, including 151,611 shares of DuPont.

24. FINANCIAL INSTRUMENTS AND OTHER RISK MANAGEMENT ACTIVITIES

     Conoco operates in the worldwide crude oil, refined product, natural gas, natural gas liquids and electric power markets and is exposed to fluctuations in hydrocarbon prices, foreign currency rates, and interest rates that can affect the revenues and cost of operating, investing and financing. Conoco's management has used and intends to use financial and commodity-based derivative contracts to reduce the risk in overall earnings and cash flow when the benefits provided are anticipated to more than offset the risk management costs involved.

     The Company has established a Financial Risk Management Policy Framework that provides guidelines for entering into contractual arrangements (derivatives) to manage the Company's commodity price, foreign currency rate, and interest rate risks. The Conoco Risk Management Committee has ongoing responsibility for the content of this policy and has principal oversight responsibility to ensure the Company is in compliance with the policy and that procedures and controls are in place for the use of commodity, foreign currency and interest rate instruments. These procedures clearly establish derivative control and valuation processes, routine monitoring and reporting requirements, and counterparty credit approval procedures. Additionally, the Company's internal audit group conducts routine reviews of these risk management activities to assess the adequacy of internal controls. The audit results are reviewed by the Conoco Risk Management Committee and by line management.

     The counterparties to these contractual arrangements are limited to major financial institutions and other established companies in the petroleum industry. Although the Company is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures and limits to the period over which unpaid balances are allowed to accumulate. The Company has not experienced nonperformance by counterparties to these contracts and no material loss would be expected from any such nonperformance.

COMMODITY PRICE RISK

     The Company enters into energy-related futures, forwards, swaps and options in various markets to balance its physical systems, to meet customer needs and to manage its exposure to price fluctuations on anticipated crude oil, natural gas, refined product and electric power transactions.

     These instruments provide a natural extension of the underlying cash market and are used to physically acquire a portion of supply requirements as well as to manage pricing of near-term physical requirements. The commodity futures market has underlying principles of increased liquidity and longer trading periods than the cash market and is one method of managing price risk in the energy business.

     From time to time, management may use derivatives to establish longer-term positions to hedge the price risk for the Company's equity crude oil and natural gas production as well as refinery margins.

     Under the Company's policy, hedging includes only those transactions that offset physical positions and reduce overall Company exposure to prevailing market price risk. Trading is defined as any transaction that does not meet the definition of hedging. After-tax gain/loss from risk trading has not been material.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

FOREIGN CURRENCY RISK

     Conoco has foreign currency exchange rate risk resulting from operations in over 40 countries around the world. Effective January 1, 1996, the Company determined that the local currency should be the functional currency for its integrated Western European petroleum operations. At this time, the Company does not intend to comprehensively hedge its exposure to currency rate changes, although it may choose to selectively hedge exposures to foreign currency rate risk resulting from transactions in currencies that are not the functional currency. Examples include firm commitments for capital projects, certain local currency tax payments and cash returns from net investments in foreign affiliates to be remitted within the coming year.

     At December 31, 1997, the Company had open forward exchange contracts designated as a hedge of firm foreign currency commitments. The notional amount of these contracts was $50 and the estimated fair value was $38. The Company had no open forward exchange contracts at December 31, 1996.

INTEREST RATE RISK

     Prior to this planned offering, the Company had no material interest rate risk to manage. Subsequent to this offering, however, the Company would intend to manage any resultant significant interest rate exposure by using a combination of financial derivative instruments as part of a program to manage the fixed and floating interest rate mix of the total debt portfolio and related overall cost of borrowing.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying values of most financial instruments are based on historical costs. The carrying values of marketable securities, receivables, payables and short-term obligations approximate their fair value because of their short maturity. Long-term receivables from and long-term borrowings due to related parties approximate fair value because associated interest rates are market based. Excluding amounts due related parties, the estimated fair value of other long-term borrowings outstanding at December 31, 1996 and 1997 of $101 and $106, respectively, was $103 and $108, respectively. These estimates were based on quoted market prices for the same or similar issues, or the current rates offered to the Company for issues with the same remaining maturities.

SUMMARY OF OUTSTANDING DERIVATIVE FINANCIAL INSTRUMENTS

     Set forth below is a summary of the fair values, carrying amounts and notional values of outstanding commodity financial instruments at December 31, 1996 and 1997.

     Notional amounts represent the face amount of the contractual arrangements and are not a measure of market or credit exposure. The fair value of swaps and other over-the-counter instruments are estimated based on quoted market prices of comparable contracts and approximate the gain or (loss) that would have been realized if the contracts had been closed out at balance sheet date. Carrying amounts represent the receivable (payable) recorded in the Combined Balance Sheet.

                                                              FAIR    CARRYING   NOTIONAL
                   COMMODITY DERIVATIVES                      VALUE    AMOUNT     VALUE
                   ---------------------                      -----   --------   --------
December 31, 1996:
  Hedging...................................................   $ 2      $ 5       $  273
  Trading...................................................     1       --          291
December 31, 1997:
  Hedging...................................................   $10      $12       $1,037
  Trading...................................................    (2)      (1)       1,089

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

     Estimated fair values for hedging instruments only represent the value of the hedge component of the transactions and, thus, are not indicative of the fair value of the Company's overall hedged position.

25. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company uses various leased facilities and equipment in its operations. Future minimum lease payments under noncancelable operating leases are $178, $156, $119, $106 and $97 for the years 1998, 1999, 2000, 2001 and 2002, respectively, and $582 for subsequent years, and are not reduced by noncancelable minimum sublease rentals due in the future in the amount of $120. Rental expense under operating leases was $124 in 1995, $118 in 1996 and $132 in 1997.

     The Company has various purchase commitments for materials, supplies and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market. In addition, at December 31, 1997, the Company has obligations to purchase, over periods up to twenty-one years, natural gas at prices that were in excess of year-end 1997 market prices. No material annual loss is expected from these long-term commitments.

     The Company is subject to various lawsuits and claims involving a variety of matters including, along with other oil companies, actions challenging oil and gas royalty and severance tax payments based on posted prices, and claims for damages resulting from leaking underground storage tanks. In general, the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists. The Company believes the ultimate liabilities resulting from such lawsuits and claims may be material to results of operations in the period in which they are recognized but will not materially affect the combined financial position of the Company. In addition to the litigation settlements referenced in Note 26, during the second quarter of 1998 the Company recorded non-recurring after-tax charges of $28 for anticipated costs to resolve various litigation.

     The Company is also subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take further action to correct the effects on the environment of prior disposal practices or releases of petroleum substances by the Company or other parties. The Company has accrued for certain environmental remediation activities consistent with the policy set forth in Note 2. At December 31, 1996 and 1997, such accrual amounted to $152 and $144, respectively, and, in management's opinion, was appropriate based on existing facts and circumstances. Under adverse changes in circumstances, potential liability may exceed amounts accrued. In the event future monitoring and remediation expenditures are in excess of amounts accrued, they may be significant to results of operations in the period recognized but management does not anticipate they will have a material adverse effect on the combined financial position of the Company.

     The Company has indirectly guaranteed various debt obligations under agreements with certain affiliated and other companies to provide specified minimum revenues from shipments or purchases of products. These indirect guarantees totaled $19 at December 31, 1996 and 1997. The Company, along with certain European DuPont subsidiaries, also participates in a multiparty account banking agreement, which provides for the indirect guarantee of bank account overdrafts of certain European DuPont subsidiaries. Management believes the exposure under this agreement is not material and expects to terminate the agreement prior to completion of the Offerings. In addition, the Company or DuPont, on behalf of the Company, had directly guaranteed obligations of certain affiliated companies and others. These guarantees totaled $663 and $1,131 at December 31, 1996 and 1997, respectively. The increase during 1997 is primarily related to financing associated with the Petrozuata heavy oil venture in Venezuela. No material loss is anticipated by reason of such agreements and guarantees.

     The Company's operations, particularly oil and gas exploration and production, can be affected by changing economic, regulatory and political environments in the various countries, including the United States, in which it operates. In certain locations, host governments have imposed restrictions, controls and

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

taxes, and in others, political conditions have existed that may threaten the safety of employees and the Company's continued presence in those countries. Internal unrest or strained relations between a host government and the Company or other governments may affect the Company's operations. Those developments have, at times, significantly affected the Company's operations and related results and are carefully considered by management when evaluating the level of current and future activity in such countries.

     Areas in which the Company has significant operations include the United States, United Kingdom, Norway, Germany, Venezuela, the United Arab Emirates, Indonesia, Russia, Canada, the Czech Republic, Malaysia and Nigeria.

26. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     The Company has two principal business segments. The Upstream segment explores for, develops, produces and markets crude oil and natural gas, and processes natural gas to recover and market higher-value liquids. The Downstream segment refines, markets, transports and trades crude oil and petroleum products. Corporate and Other includes general corporate expenses, financing costs and other nonoperating items, and results for electric power and related-party insurance operations. The Company sells its products worldwide; however, about 55 percent and 41 percent of sales are made in the United States and Europe, respectively. Major products include crude oil, natural gas and refined products that are sold primarily in the energy and transportation markets. The Company's sales are not materially dependent on a single customer or small group of customers. Transfers between segments and geographic areas are on the basis of estimated market values. Corporate assets include cash and cash equivalents.

                                                                              CORPORATE
                SEGMENT INFORMATION                   UPSTREAM   DOWNSTREAM   AND OTHER   COMBINED
                -------------------                   --------   ----------   ---------   --------
1995
Sales and Other Operating Revenues(1)(2)............   $3,270     $17,038      $   20     $20,328
Transfers Between Segments..........................      910          92          --          --
                                                       ------     -------      ------     -------
          Total Revenues............................   $4,180     $17,130      $   20     $20,328
                                                       ======     =======      ======     =======
Operating Profit....................................   $1,121     $   319      $ (110)    $ 1,330
Equity in Earnings of Affiliates....................       (5)         27          --          22
Corporate Nonoperating Items:
  Interest and Debt Expense.........................                              (74)        (74)
  Interest Income (net of misc. interest expense)...                              118         118
  Other.............................................                              (47)        (47)
Provision for Income Taxes..........................     (624)       (113)        (37)       (774)
                                                       ------     -------      ------     -------
  Net Income (Loss)(3)..............................   $  492     $   233      $ (150)    $   575
                                                       ======     =======      ======     =======
Assets at December 31:
  Identifiable Assets...............................   $7,059     $ 5,242      $1,473     $13,774
  Investment in Affiliates..........................      171         284          --         455
                                                       ------     -------      ------     -------
          Total.....................................   $7,230     $ 5,526      $1,473     $14,229
                                                       ======     =======      ======     =======
Depreciation, Depletion and Amortization(4).........   $  812     $   286      $   --     $ 1,098
Capital Expenditures and Investments(5).............   $1,224     $   613      $   --     $ 1,837

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                              CORPORATE
                SEGMENT INFORMATION                   UPSTREAM   DOWNSTREAM   AND OTHER   COMBINED
                -------------------                   --------   ----------   ---------   --------
1996
Sales and Other Operating Revenues(1)(2)............   $4,726     $19,425      $   79     $24,230
Transfers Between Segments..........................    1,159         122          --          --
                                                       ------     -------      ------     -------
          Total Revenues............................   $5,885     $19,547      $   79     $24,230
                                                       ======     =======      ======     =======
Operating Profit....................................   $1,559     $   446      $ (118)    $ 1,887
Equity in Earnings of Affiliates....................      (30)          5          --         (25)
Corporate Nonoperating Items:
  Interest and Debt Expense.........................                              (74)        (74)
  Interest Income (net of misc. interest expense)...                              124         124
  Other.............................................                              (11)        (11)
Provision for Income Taxes..........................     (848)       (162)        (28)     (1,038)
                                                       ------     -------      ------     -------
  Net Income (Loss)(6)..............................   $  681     $   289      $ (107)    $   863
                                                       ======     =======      ======     =======
Assets at December 31:
  Identifiable Assets...............................   $7,486     $ 5,360      $1,677     $14,523
  Investment in Affiliates..........................      234         469          --         703
                                                       ------     -------      ------     -------
          Total.....................................   $7,720     $ 5,829      $1,677     $15,226
                                                       ======     =======      ======     =======
Depreciation, Depletion and Amortization(4).........   $  822     $   293      $   --     $ 1,115
Capital Expenditures and Investments(5).............   $1,264     $   680      $   --     $ 1,944
1997
Sales and Other Operating Revenues(1)(2)............   $5,254     $20,033      $  509     $25,796
Transfers Between Segments..........................    1,221         108          --          --
                                                       ------     -------      ------     -------
          Total Revenues............................   $6,475     $20,141      $  509     $25,796
                                                       ======     =======      ======     =======
Operating Profit....................................   $1,663     $   472      $ (132)    $ 2,003
Equity in Earnings of Affiliates....................       11          29          --          40
Corporate Nonoperating Items:
  Interest and Debt Expense.........................                              (36)        (36)
  Interest Income (net of misc. interest expense)...                               77          77
  Other.............................................                               23          23
Provision for Income Taxes..........................     (790)       (194)        (26)     (1,010)
                                                       ------     -------      ------     -------
  Net Income (Loss)(7)..............................   $  884     $   307      $  (94)    $ 1,097
                                                       ======     =======      ======     =======
Assets at December 31:
  Identifiable Assets...............................   $8,538     $ 5,247      $2,192     $15,977
  Investment in Affiliates..........................      411         651          23       1,085
                                                       ------     -------      ------     -------
          Total.....................................   $8,949     $ 5,898      $2,215     $17,062
                                                       ======     =======      ======     =======
Depreciation, Depletion and Amortization(4).........   $  892     $   333      $   --     $ 1,225
Capital Expenditures and Investments(5).............   $2,533     $   558      $   23     $ 3,114

---------------

(1) Sales exceeding 10 percent of combined sales and other operating revenues:

                                                           1995      1996      1997
                                                          -------   -------   -------
Refined products........................................  $14,444   $15,953   $15,829
Crude oil...............................................    3,062     4,286     4,879
Natural gas.............................................    1,494     2,378     2,971

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

(2) Includes sales of purchased products substantially at cost:

                                                              1995     1996     1997
                                                             ------   ------   ------
Buy/sell supply transactions settled in cash:
  Crude oil................................................  $1,845   $2,820   $3,566
  Refined products.........................................     454      729      683
Natural gas resales........................................     192      560      773
Electric power resales.....................................      --       58      487

(3) Includes $45 charge ($39 Upstream/$6 Downstream) for write-down of certain North American and European assets associated with the adoption of new accounting standards involving the impairment of long-lived assets (SFAS No.
    121).

(4) Includes impairment of unproved properties.

(5) Includes investments in affiliates.

(6) Includes charges of $63 for write-down of investment in an Upstream European natural gas marketing joint venture and $22 ($11 Upstream/$11 Downstream), principally for employee separation costs in the United States; substantially offset by Downstream benefits of $44 related to environmental insurance recoveries and $19 from sale of Ireland operations, and by Upstream gain of $16 from sale of U.S. producing properties.

(7) Includes combined gain of $240 from sale of Upstream properties in the North Sea and the United States, and $30 benefit ($19 Upstream/$11 Downstream) from reduction in foreign tax rate; partly offset by Upstream charges of $112 for impairment of nonrevenue producing properties, and Downstream charges of $55 for write-down of an office building held for sale and $23 for litigation settlements.

                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                           UNITED               OTHER       CORPORATE/
         GEOGRAPHIC INFORMATION            STATES    EUROPE    REGIONS     NONOPERATING   COMBINED
         ----------------------            -------   -------   -------     ------------   --------
1995
Sales and Other Operating Revenues.......  $10,094   $ 9,490   $  744         $   --      $20,328
Transfers Between Geographical Areas.....        2         1      120             --           --
                                           -------   -------   ------         ------      -------
          Total..........................  $10,096   $ 9,491   $  864         $   --      $20,328
                                           =======   =======   ======         ======      =======
Net Income...............................  $   335   $   309   $   12         $  (81)     $   575
Assets at December 31:
  Identifiable Assets....................  $ 5,405   $ 6,285   $  611         $1,473      $13,774
  Investment in Affiliates...............      213       166       76             --          455
                                           -------   -------   ------         ------      -------
          Total..........................  $ 5,618   $ 6,451   $  687         $1,473      $14,229
                                           =======   =======   ======         ======      =======
1996
Sales and Other Operating Revenues.......  $13,386   $10,049   $  795         $   --      $24,230
Transfers Between Geographical Areas.....        1        --      151             --           --
                                           -------   -------   ------         ------      -------
          Total..........................  $13,387   $10,049   $  946         $   --      $24,230
                                           =======   =======   ======         ======      =======
Net Income...............................  $   447   $   427   $   22         $  (33)     $   863
Assets at December 31:
  Identifiable Assets....................  $ 5,398   $ 6,692   $  756         $1,677      $14,523
  Investment in Affiliates...............      259       241      203             --          703
                                           -------   -------   ------         ------      -------
          Total..........................  $ 5,657   $ 6,933   $  959         $1,677      $15,226
                                           =======   =======   ======         ======      =======
1997
Sales and Other Operating Revenues.......  $15,229   $ 9,585   $  982         $   --      $25,796
Transfers Between Geographical Areas.....        5        --      191             --           --
                                           -------   -------   ------         ------      -------
          Total..........................  $15,234   $ 9,585   $1,173         $   --      $25,796
                                           =======   =======   ======         ======      =======
Net Income...............................  $   612   $   647   $ (150)(1)     $  (12)     $ 1,097
Assets at December 31:
  Identifiable Assets....................  $ 6,269   $ 6,757   $  759         $2,192      $15,977
  Investment in Affiliates...............      381       276      428             --        1,085
                                           -------   -------   ------         ------      -------
          Total..........................  $ 6,650   $ 7,033   $1,187         $2,192      $17,062
                                           =======   =======   ======         ======      =======

---------------

(1) Includes charges of $112 for impairment of nonrevenue producing properties.

27. OTHER FINANCIAL INFORMATION

     Research and development expenses were $36, $41 and $44 for the years 1995, 1996 and 1997, respectively.

     Maintenance and repair expenses were $356, $337 and $372 for the years 1995, 1996 and 1997, respectively.

28. SUBSEQUENT EVENTS

     In July 1998, a dividend of $7,500 was paid by the Company in the form of a promissory note to all shareholders of record as of July 20, 1998. The promissory note is due January 2, 2000 and bears interest at an annual interest rate of 6.0125 percent.

                          SUPPLEMENTAL PETROLEUM DATA
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

OIL AND GAS PRODUCING ACTIVITIES

     Supplemental Petroleum Data disclosures are presented in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

     Accordingly, volumes of reserves and production exclude royalty interests of others, and royalty payments are reflected as reductions in revenues.

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

                                  TOTAL WORLDWIDE            UNITED STATES               EUROPE                OTHER REGIONS
                              ------------------------   ---------------------   -----------------------   ---------------------
                               1995     1996     1997    1995    1996    1997    1995     1996     1997    1995    1996    1997
                              ------   ------   ------   -----   -----   -----   -----   ------   ------   -----   -----   -----
COMBINED COMPANIES
Revenues:
 Sales to unaffiliated
   customers................. $1,863   $2,479   $2,603   $ 443   $ 621   $ 787   $ 817   $1,204   $1,181   $ 603   $ 654   $ 635
 Transfers to other
   company operations........    862      927      849     386     363     272     477      566      577      (1)     (2)     --
Exploration, including
 dry hole costs..............   (275)    (374)    (412)    (80)   (131)   (101)   (134)    (156)    (131)    (61)    (87)   (180)
Production...................   (727)    (755)    (854)   (287)   (297)   (320)   (347)    (372)    (409)    (93)    (86)   (125)
Depreciation, depletion,
 amortization and
 valuation provisions........   (727)    (800)    (872)   (290)   (302)   (279)   (362)    (443)    (419)    (75)    (55)   (174)(1)
Other(2).....................     82       69      321      48      48     106      31       (1)     215       3      22      --
Income Taxes.................   (626)    (912)    (847)    (24)    (47)   (109)   (242)    (436)    (393)   (360)   (429)   (345)
                              ------   ------   ------   -----   -----   -----   -----   ------   ------   -----   -----   -----
 Results of operations.......    452      634      788     196     255     356     240      362      621      16      17    (189)
                              ------   ------   ------   -----   -----   -----   -----   ------   ------   -----   -----   -----
EQUITY AFFILIATES
Results of operations........     12       32       30      --       7       7      12       25       29      --      --      (6)
                              ------   ------   ------   -----   -----   -----   -----   ------   ------   -----   -----   -----
       Total................. $  464   $  666   $  818   $ 196   $ 262   $ 363   $ 252   $  387   $  650   $  16   $  17   $(195)
                              ======   ======   ======   =====   =====   =====   =====   ======   ======   =====   =====   =====

---------------

(1) Includes charges of $112 for impairment of nonrevenue producing properties.

(2) Includes gain/(loss) on disposal of fixed assets and other miscellaneous revenues and expenses.

                          SUPPLEMENTAL PETROLEUM DATA
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES(1)

                                            TOTAL WORLDWIDE           UNITED STATES             EUROPE           OTHER REGIONS
                                        ------------------------   --------------------   ------------------   ------------------
                                         1995     1996     1997    1995   1996    1997    1995   1996   1997   1995   1996   1997
                                        ------   ------   ------   ----   ----   ------   ----   ----   ----   ----   ----   ----
COMBINED COMPANIES
Property acquisitions
  Proved(2)...........................  $   96   $   21   $  152   $ 95   $ 14   $  148   $ --   $ --   $ --   $  1   $  7   $  4
  Unproved............................      58       42      831     29     41      723(3)    1    --     95     28      1     13
Exploration...........................     358      445      450    128    144      107    159    169    135     71    132    208
Development...........................     745      828      921    242    203      289    463    543    568     40     82     64
                                        ------   ------   ------   ----   ----   ------   ----   ----   ----   ----   ----   ----
        Total combined companies......   1,257    1,336    2,354    494    402    1,267    623    712    798    140    222    289
                                        ------   ------   ------   ----   ----   ------   ----   ----   ----   ----   ----   ----
EQUITY AFFILIATES
Development...........................      14       19      263      4      5       12     10     14      2     --     --    249(4)
                                        ------   ------   ------   ----   ----   ------   ----   ----   ----   ----   ----   ----
        Total equity affiliates.......      14       19      263      4      5       12     10     14      2     --     --    249
                                        ------   ------   ------   ----   ----   ------   ----   ----   ----   ----   ----   ----
        Total.........................  $1,271   $1,355   $2,617   $498   $407   $1,279   $633   $726   $800   $140   $222   $538
                                        ======   ======   ======   ====   ====   ======   ====   ====   ====   ====   ====   ====

---------------

(1) These data comprise all costs incurred in the activities shown, whether capitalized or charged to expense at the time they were incurred.

(2) Does not include properties acquired through property exchanges.

(3) Includes acquisition costs associated with gas reserves acquired in the South Texas Lobo trend.

(4) Includes Conoco's equity share of the Petrozuata heavy oil venture in Venezuela.

CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                                  TOTAL WORLDWIDE              UNITED STATES                  EUROPE
                            ---------------------------   ------------------------   ------------------------
       DECEMBER 31           1995      1996      1997      1995     1996     1997     1995     1996     1997
       -----------          -------   -------   -------   ------   ------   ------   ------   ------   ------
COMBINED COMPANIES
Gross costs:
  Proved properties.......  $11,023   $11,914   $12,420   $4,440   $4,255   $4,676   $5,220   $6,268   $6,276
  Unproved properties.....      883       913     1,491      251      262      774(1)    439     444      432
Accumulated depreciation,
  depletion, amortization
  and valuation allowances:
  Proved properties.......    6,290     6,729     6,940    2,822    2,739    2,836    2,425    2,947    3,001
  Unproved properties.....      156       157       261       76       77       71        7        7        7
                            -------   -------   -------   ------   ------   ------   ------   ------   ------
        Total net costs of
          combined
          companies.......    5,460     5,941     6,710    1,793    1,701    2,543    3,227    3,758    3,700
                            -------   -------   -------   ------   ------   ------   ------   ------   ------
EQUITY AFFILIATES
Net costs of equity
  affiliates:
  Proved properties.......      197       199       441       34       37       45      163      162      147
                            -------   -------   -------   ------   ------   ------   ------   ------   ------
        Total.............  $ 5,657   $ 6,140   $ 7,151   $1,827   $1,738   $2,588   $3,390   $3,920   $3,847
                            =======   =======   =======   ======   ======   ======   ======   ======   ======

                                 OTHER REGIONS
                            ------------------------
       DECEMBER 31           1995     1996     1997
       -----------          ------   ------   ------
COMBINED COMPANIES
Gross costs:
  Proved properties.......  $1,363   $1,391   $1,468
  Unproved properties.....     193      207      285
Accumulated depreciation,
  depletion, amortization
  and valuation allowances:
  Proved properties.......   1,043    1,043    1,103
  Unproved properties.....      73       73      183
                            ------   ------   ------
        Total net costs of
          combined
          companies.......     440      482      467
                            ------   ------   ------
EQUITY AFFILIATES
Net costs of equity
  affiliates:
  Proved properties.......      --       --      249(2)
                            ------   ------   ------
        Total.............  $  440   $  482   $  716
                            ======   ======   ======

---------------

(1) Includes acquisition costs associated with gas reserves acquired in the South Texas Lobo trend.

(2) Includes Conoco's equity share of the Petrozuata heavy oil venture in Venezuela.

                          SUPPLEMENTAL PETROLEUM DATA
                                  (UNAUDITED)
                            (IN MILLIONS OF BARRELS)

ESTIMATED PROVED RESERVES OF OIL (1)

                                              TOTAL WORLDWIDE       UNITED STATES            EUROPE           OTHER REGIONS
                                            -------------------   ------------------   ------------------   ------------------
                                            1995   1996   1997    1995   1996   1997   1995   1996   1997   1995   1996   1997
                                            ----   ----   -----   ----   ----   ----   ----   ----   ----   ----   ----   ----
PROVED DEVELOPED AND UNDEVELOPED RESERVES
  OF COMBINED COMPANIES
Beginning of year.........................   953    933     926   336    294    299    394    408    413    223    231    214
Revisions and other changes...............    (1)    55      54    (8)    11      3     (9)    36     43     16      8      8
Extensions and discoveries................   122     75      62    25     31     12     72     35     44     25      9      6
Improved recovery.........................     4      4       3     1      4      3      3     --     --     --     --     --
Purchase of reserves(2)...................     5     (1)      5     3     (1)     4     --     --      1      2     --     --
Sale of reserves(3).......................   (33)   (12)    (27)  (33)   (10)   (11)    --     --    (16)    --     (2)    --
Production................................  (117)  (128)   (130)  (30)   (30)   (33)   (52)   (66)   (64)   (35)   (32)   (33)
                                            ----   ----   -----   ---    ---    ---    ---    ---    ---    ---    ---    ---
End of year(4)............................   933    926     893   294    299    277    408    413    421    231    214    195
                                            ----   ----   -----   ---    ---    ---    ---    ---    ---    ---    ---    ---
PROVED DEVELOPED AND UNDEVELOPED RESERVES
  OF EQUITY AFFILIATES
Beginning of year.........................    35     44      47    --     --     --     35     44     47     --     --     --
Revisions and other changes...............     5      8      10    --     --     --      5      8     10     --     --     --
Extensions and discoveries................     8     --     680    --     --     --      8     --     --     --     --    680(5)
Production................................    (4)    (5)     (6)   --     --     --     (4)    (5)    (6)    --     --     --
                                            ----   ----   -----   ---    ---    ---    ---    ---    ---    ---    ---    ---
End of year...............................    44     47     731    --     --     --     44     47     51     --     --    680
                                            ----   ----   -----   ---    ---    ---    ---    ---    ---    ---    ---    ---
        Total.............................   977    973   1,624   294    299    277    452    460    472    231    214    875
                                            ----   ----   -----   ---    ---    ---    ---    ---    ---    ---    ---    ---
PROVED DEVELOPED RESERVES OF COMBINED
  COMPANIES
Beginning of year.........................   706    684     630   324    265    258    171    217    185    211    202    187
End of year...............................   684    630     600   265    258    242    217    185    174    202    187    184
PROVED DEVELOPED RESERVES OF EQUITY
  AFFILIATES
Beginning of year.........................    28     32      39    --     --     --     28     32     39     --     --     --
End of year...............................    32     39      43    --     --     --     32     39     43     --     --     --

---------------

(1) Oil reserves comprise crude oil and condensate and natural gas liquids expected to be removed for the Company's account from its natural gas deliveries.

(2) Includes reserves acquired through property exchanges.

(3) Includes reserves disposed of through property exchanges.

(4) Includes reserves of 89 and 87 at year-end 1996 and 1997 attributable to Conoco Oil & Gas Associates L.P. in which there is a minority interest with an approximate 17 and 18 percent revenue share at year-end 1996 and 1997, respectively. See Note 18.

(5) Includes Conoco's equity share of the Petrozuata heavy oil venture in Venezuela.

                          SUPPLEMENTAL PETROLEUM DATA
                                  (UNAUDITED)
                            (IN BILLION CUBIC FEET)

ESTIMATED PROVED RESERVES OF GAS

                                   TOTAL WORLDWIDE           UNITED STATES               EUROPE                OTHER REGIONS
                                ---------------------    ---------------------    ---------------------    ---------------------
                                1995    1996    1997     1995    1996    1997     1995    1996    1997     1995    1996    1997
                                -----   -----   -----    -----   -----   -----    -----   -----   -----    -----   -----   -----
PROVED DEVELOPED AND
  UNDEVELOPED RESERVES OF
  COMBINED COMPANIES
Beginning of year.............  4,330   4,709   5,063    1,749   1,891   1,822    2,431   2,649   3,068      150     169     173
Revisions and other changes...    292      41     134       95      79      --      195     (39)     97        2       1      37
Extensions and discoveries....    400     780     518      225     176     453      147     574      59       28      30       6
Improved recovery.............      1      --       1        1      --       1       --      --      --       --      --      --
Purchase of reserves(1).......    167      41     270      167       3     264(2)    --      36      --       --       2       6
Sale of reserves(3)...........    (78)    (71)    (62)     (78)    (57)    (46)      --      --      (7)      --     (14)     (9)
Production....................   (403)   (437)   (433)    (268)   (270)   (259)    (124)   (152)   (157)     (11)    (15)    (17)
                                -----   -----   -----    -----   -----   -----    -----   -----   -----    -----   -----   -----
End of year(4)................  4,709   5,063   5,491    1,891   1,822   2,235    2,649   3,068   3,060      169     173     196
                                -----   -----   -----    -----   -----   -----    -----   -----   -----    -----   -----   -----
PROVED DEVELOPED AND
  UNDEVELOPED RESERVES OF
  EQUITY AFFILIATES
Beginning of year.............    344     339     333      344     339     333       --      --      --       --      --      --
Revisions and other changes...     --      --      (6)      --      --      (6)      --      --      --       --      --      --
Extensions and discoveries....     --      --      49       --      --      49       --      --      --       --      --      --
Purchase of reserves..........     --      --      --       --      --      --       --      --      --       --      --      --
Sale of reserves..............     --      --      --       --      --      --       --      --      --       --      --      --
Production....................     (5)     (6)     (6)      (5)     (6)     (6)      --      --      --       --      --      --
                                -----   -----   -----    -----   -----   -----    -----   -----   -----    -----   -----   -----
End of year...................    339     333     370      339     333     370       --      --      --       --      --      --
                                -----   -----   -----    -----   -----   -----    -----   -----   -----    -----   -----   -----
        Total.................  5,048   5,396   5,861    2,230   2,155   2,605    2,649   3,068   3,060      169     173     196
                                =====   =====   =====    =====   =====   =====    =====   =====   =====    =====   =====   =====
PROVED DEVELOPED RESERVES OF
  COMBINED COMPANIES
Beginning of Year.............  2,496   2,933   2,843    1,687   1,733   1,672      683   1,071   1,041      126     129     130
End of year...................  2,933   2,843   3,061    1,733   1,672   1,801    1,071   1,041   1,091      129     130     169
PROVED DEVELOPED RESERVES OF
  EQUITY AFFILIATES...........
Beginning of Year.............     45      40      36       45      40      36       --      --      --       --      --      --
End of year...................     40      36      40       40      36      40       --      --      --       --      --      --

---------------

(1) Includes reserves acquired through property exchanges.

(2) Includes reserves acquired in the South Texas Lobo trend.

(3) Includes reserves disposed of through property exchanges.

(4) Includes reserves of 104 and 115 at year-end 1996 and 1997, respectively, attributable to Conoco Oil & Associates L.P. in which there is a minority interest with an approximate 17 percent and 18 percent revenue share at year-end 1996 and 1997, respectively. See Note 18.

                          SUPPLEMENTAL PETROLEUM DATA

                                  (UNAUDITED)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

     The information on the following page has been prepared in accordance with Statement of Financial Accounting Standards No. 69, which requires the standardized measure of discounted future net cash flows to be based on year-end sales prices, costs and statutory income tax rates and a 10 percent annual discount rate. Specifically, the per-barrel oil sales prices used to calculate the December 31, 1997, data averaged $15.34 for the United States, $16.11 for Europe and $14.92 for Other Regions, and the gas prices per thousand cubic feet averaged approximately $2.07 for the United States, $2.75 for Europe and $1.52 for Other Regions. Because prices used in the calculation are as of December 31, the standardized measure could vary significantly from year to year based on market conditions at that specific date.

     The projections should not be viewed as realistic estimates of future cash flows nor should the "standardized measure" be interpreted as representing current value to the Company. Material revisions to estimates of proved reserves may occur in the future, development and production of the reserves may not occur in the periods assumed, actual prices realized are expected to vary significantly from those used and actual costs may also vary. The Company's investment and operating decisions are not based on the information presented on the following page, but on a wide range of reserve estimates that includes probable as well as proved reserves, and on different price and cost assumptions from those reflected in this information.

     Beyond the above considerations, the "standardized measure" is also not directly comparable with asset balances appearing elsewhere in the financial statements because any such comparison would require reconciling adjustments, including reduction of the asset balances for related deferred income taxes.

                          SUPPLEMENTAL PETROLEUM DATA
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

                               TOTAL WORLDWIDE                 UNITED STATES                    EUROPE
                         ----------------------------   ---------------------------   ---------------------------
                          1995       1996      1997      1995      1996      1997      1995      1996      1997
                         -------   --------   -------   -------   -------   -------   -------   -------   -------
COMBINED COMPANIES
Future cash flows:
  Revenues.............  $26,766   $ 34,366   $26,666   $ 7,631   $10,044   $ 8,355   $14,995   $19,364   $15,119
  Production costs.....   (9,152)   (10,406)   (9,251)   (3,038)   (3,085)   (2,997)   (5,154)   (6,378)   (5,387)
  Development costs....   (1,583)    (1,669)   (1,586)     (218)     (283)     (446)   (1,234)   (1,294)   (1,094)
  Income tax expense...   (7,404)   (10,364)   (6,822)   (1,169)   (2,041)   (1,175)   (3,758)   (5,179)   (3,921)
                         -------   --------   -------   -------   -------   -------   -------   -------   -------
Future net cash
  flows................    8,627     11,927     9,007     3,206     4,635     3,737     4,849     6,513     4,717
Discounted to present
  value at a 10% annual
  rate.................   (3,469)    (4,638)   (3,384)   (1,456)   (2,088)   (1,552)   (1,813)   (2,317)   (1,679)
                         -------   --------   -------   -------   -------   -------   -------   -------   -------
        Total*.........    5,158      7,289     5,623     1,750     2,547     2,185     3,036     4,196     3,038
                         -------   --------   -------   -------   -------   -------   -------   -------   -------
EQUITY AFFILIATES
Future cash flows:
  Revenues.............    1,401      1,971     8,520       647       968       893       754     1,003       651
  Production costs.....     (617)      (597)   (2,640)     (246)     (242)     (267)     (371)     (355)     (315)
  Development costs....     (237)      (180)   (1,300)     (205)     (157)     (174)      (32)      (23)      (30)
  Income tax expense...     (209)      (496)   (1,090)      (51)     (193)     (161)     (158)     (303)     (170)
                         -------   --------   -------   -------   -------   -------   -------   -------   -------
Future net cash
  flows................      338        698     3,490       145       376       291       193       322       136
Discounted to present
  value at a 10% annual
  rate.................     (187)      (398)   (2,886)     (116)     (277)     (226)      (71)     (121)      (44)
                         -------   --------   -------   -------   -------   -------   -------   -------   -------
        Total..........      151        300       604        29        99        65       122       201        92
                         -------   --------   -------   -------   -------   -------   -------   -------   -------
        Total..........  $ 5,309   $  7,589   $ 6,227   $ 1,779   $ 2,646   $ 2,250   $ 3,158   $ 4,397   $ 3,130
                         =======   ========   =======   =======   =======   =======   =======   =======   =======

                                OTHER REGIONS
                         ---------------------------
                          1995      1996      1997
                         -------   -------   -------
COMBINED COMPANIES
Future cash flows:
  Revenues.............  $ 4,140   $ 4,958   $ 3,192
  Production costs.....     (960)     (943)     (867)
  Development costs....     (131)      (92)      (46)
  Income tax expense...   (2,477)   (3,144)   (1,726)
                         -------   -------   -------
Future net cash
  flows................      572       779       553
Discounted to present
  value at a 10% annual
  rate.................     (200)     (233)     (153)
                         -------   -------   -------
        Total*.........      372       546       400
                         -------   -------   -------
EQUITY AFFILIATES
Future cash flows:
  Revenues.............       --        --     6,976
  Production costs.....       --        --    (2,058)
  Development costs....       --        --    (1,096)
  Income tax expense...       --        --      (759)
                         -------   -------   -------
Future net cash
  flows................       --        --     3,063
Discounted to present
  value at a 10% annual
  rate.................       --        --    (2,616)
                         -------   -------   -------
        Total..........       --        --       447
                         -------   -------   -------
        Total..........  $   372   $   546   $   847
                         =======   =======   =======

---------------

* Includes $686 and $372 at year-end 1996 and 1997, respectively, attributable to Conoco Oil & Gas Associates L.P. in which there is a minority interest with an approximate 17 and 18 percent revenue share at year-end 1996 and 1997, respectively. See Note 18.

SUMMARY OF CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

                                                      COMBINED COMPANIES           EQUITY AFFILIATES
                                                  ---------------------------   -----------------------
                                                   1995      1996      1997     1995    1996     1997
                                                  -------   -------   -------   -----   -----   -------
Balance at January 1............................  $ 4,275   $ 5,158   $ 7,289   $ 145   $ 151   $   300
Sales and transfers of oil and gas produced, net
  of production costs...........................   (1,998)   (2,647)   (2,583)    (42)    (73)      (56)
Development costs incurred during the period....      745       828       921      14      20       218
Net changes in prices and in development and
  production costs..............................      675     2,525    (4,974)     81     119    (1,242)
Extensions, discoveries and improved recovery,
  less related costs............................    1,219     1,630       818      --       4     1,181
Revisions of previous quantity estimates........      375       553       439      68      83        37
Purchases (sales) of reserves in place -- net...      (62)      (54)       36      --      --        --
Accretion of discount...........................      753       931     1,312      13      25        55
Net change in income taxes......................     (897)   (1,676)    2,285    (108)   (152)       16
Other...........................................       73        41        80     (20)    123        95
                                                  -------   -------   -------   -----   -----   -------
Balance at December 31..........................  $ 5,158   $ 7,289   $ 5,623   $ 151   $ 300   $   604
                                                  =======   =======   =======   =====   =====   =======

                       COMBINED QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                     QUARTER ENDED
                                                    -----------------------------------------------
                                                    MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                    --------   -------   ------------   -----------
1996
Sales and Other Operating Revenues................   $5,474    $5,994       $5,999        $6,763
Cost of Goods Sold and Other Expenses(1)..........    5,091     5,548        5,509         6,293
Net Income........................................      207(2)    188(3)       267(4)        201
1997
Sales and Other Operating Revenues................   $6,560    $5,915       $6,671        $6,650
Cost of Goods Sold and Other Expenses(1)..........    5,898     5,501        6,269         6,452
Net Income........................................      341       246(5)       289(6)        221(7)
Pro Forma Earnings Per Share (see Note 2)
  Basic...........................................
  Diluted.........................................
Pro Forma Weighted Average Shares Outstanding (see
  Note 2)
  Basic...........................................
  Diluted.........................................

---------------

(1) Excludes interest and debt expense and provision for income taxes.

(2) Includes gain of $16 from sale of U.S. producing properties.

(3) Includes a net charge of $41 reflecting: a charge of $63 for write-down of investment in a European natural gas marketing joint venture; a charge of $22 principally for employee separation costs; and a benefit of $44 related to environmental insurance recoveries.

(4) Includes gain of $19 from sale of Ireland marketing operations.

(5) Includes gain of $24 from sale of U.S. producing properties.

(6) Includes net benefit of $37 reflecting: gain of $30 from sale of North Sea properties; benefit of $30 from foreign tax rate change; and charge of $23 for litigation settlements.

(7) Includes a net benefit of $19 reflecting: a gain of $186 from the sale of North Sea and U.S. Upstream properties; a charge of $112 for impairment of nonrevenue producing properties; and a charge of $55 for write-down of an office building held for sale.

                     INTERIM COMBINED FINANCIAL STATEMENTS

                                     CONOCO

                  COMBINED STATEMENT OF INCOME (NOTES 1 AND 2)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31
                                                              ---------------------
                                                                1997         1998
                                                              --------     --------
                                                              (DOLLARS IN MILLIONS,
                                                                EXCEPT PER SHARE)
Revenues
  Sales and Other Operating Revenues*.......................   $6,560       $5,736
  Other Income..............................................       55           98
                                                               ------       ------
          Total Revenues....................................    6,615        5,834
                                                               ------       ------
Costs and Expenses
  Cost of Goods Sold and Other Operating Expenses...........    4,071        3,393
  Selling, General and Administrative Expenses..............      168          183
  Exploration Expenses......................................       91           67
  Depreciation, Depletion and Amortization..................      268          267
  Taxes Other Than on Income*...............................    1,300        1,417
  Interest and Debt Expense.................................       15            1
                                                               ------       ------
          Total Costs and Expenses..........................    5,913        5,328
                                                               ------       ------
Income Before Income Taxes..................................      702          506
Provision for Income Taxes..................................      361          190
                                                               ------       ------
Net Income (Note 3).........................................   $  341       $  316
                                                               ======       ======
Pro Forma Earnings Per Share(Note 4)........................
  Basic.....................................................
  Diluted...................................................
Pro Forma Weighted Average Shares Outstanding(Note 4).......
  Basic.....................................................
  Diluted...................................................
---------------
* Includes petroleum excise taxes...........................   $1,251       $1,373

        See accompanying Notes to Interim Combined Financial Statements

                     INTERIM COMBINED FINANCIAL STATEMENTS

                                     CONOCO

                     COMBINED BALANCE SHEET (NOTES 1 AND 2)
                                  (UNAUDITED)

                                     ASSETS

                                                                               MARCH 31, 1998
                                                          DECEMBER 31,   ---------------------------
                                                              1997       HISTORICAL   PRO FORMA (5)
                                                          ------------   ----------   --------------
                                                                    (DOLLARS IN MILLIONS)
Current Assets
  Cash and Cash Equivalents.............................    $  1,147      $    729       $  1,139
  Marketable Securities.................................           7             7              7
  Accounts and Notes Receivable.........................       1,497         1,157          1,157
  Notes Receivable -- Related Parties...................         490           442             --
  Inventories (Note 6)..................................         830         1,018          1,018
  Prepaid Expenses......................................         236           326            326
                                                            --------      --------       --------
          Total Current Assets..........................       4,207         3,679          3,647
Property, Plant and Equipment...........................      21,229        21,328         21,328
Less: Accumulated Depreciation, Depletion and
  Amortization..........................................     (10,401)      (10,497)       (10,497)
                                                            --------      --------       --------
Net Property, Plant and Equipment.......................      10,828        10,831         10,831
                                                            --------      --------       --------
Investment in Affiliates................................       1,085         1,093          1,093
Long-Term Notes Receivable -- Related Parties...........         450           612             --
Other Assets............................................         492           501            446
                                                            --------      --------       --------
          Total.........................................    $ 17,062      $ 16,716       $ 16,017
                                                            ========      ========       ========
          LIABILITIES AND OWNER'S NET INVESTMENT AND ACCUMULATED OTHER COMPREHENSIVE LOSS
Current Liabilities
  Accounts Payable......................................    $  1,090      $  1,065       $  1,065
  Short-Term Borrowings -- Related Parties..............         644           642             --
  Other Short-Term Borrowings and Capital Lease
     Obligations........................................          72            51             51
  Income Taxes..........................................         545           428            428
  Other Accrued Liabilities.............................       1,289           925            925
                                                            --------      --------       --------
          Total Current Liabilities.....................       3,640         3,111          2,469
Long-Term Borrowings -- Related Parties.................       1,450         1,567          1,263
Long-Term Borrowings -- Other Related Party (Note 5)....          --            --          7,500
Other Long-Term Borrowings and Capital Lease
  Obligations...........................................         106           103            103
Deferred Income Taxes...................................       1,739         1,768          1,742
Other Liabilities and Deferred Credits..................       1,922         1,922          1,922
                                                            --------      --------       --------
          Total Liabilities.............................       8,857         8,471         14,999
                                                            --------      --------       --------
Commitments and Contingent Liabilities (Note 8)
Minority Interests......................................         309           309            309

Owner's Net Investment..................................       8,087         8,145            918
Accumulated Other Comprehensive Loss (Note 7)...........        (191)         (209)          (209)
                                                            --------      --------       --------
          Total Owner's Net Investment and Accumulated
            Other Comprehensive Loss....................       7,896         7,936            709
                                                            --------      --------       --------
          Total.........................................    $ 17,062      $ 16,716       $ 16,017
                                                            ========      ========       ========

        See accompanying Notes to Interim Combined Financial Statements

                     INTERIM COMBINED FINANCIAL STATEMENTS

                                     CONOCO

                COMBINED STATEMENT OF CASH FLOWS (NOTES 1 AND 2)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31
                                                              ----------------------
                                                                1997         1998
                                                              --------     ---------
                                                              (DOLLARS IN MILLIONS)
Cash Provided by Operations
  Net Income................................................    $ 341        $  316
  Adjustments to Reconcile Net Income to Cash Provided by
     Operations:
     Depreciation, Depletion and Amortization...............      268           267
     Dry Hole Costs and Impairment of Unproved Properties...       40            22
     Deferred Income Taxes..................................       49            48
     Income Applicable to Minority Interests................        6             5
     Other Noncash Charges and Credits -- Net...............       26           (51)
     Decrease (Increase) in Operating Assets:
       Accounts and Notes Receivable........................        2           178
       Inventories..........................................     (154)         (192)
       Other Operating Assets...............................     (137)          (98)
     Increase (Decrease) in Operating Liabilities:
       Accounts Payable and Other Operating Liabilities.....     (104)         (379)
       Accrued Interest and Income Taxes....................      (28)         (104)
                                                                -----        ------
          Cash Provided by Operations.......................      309            12
                                                                -----        ------
Investment Activities
  Purchases of Property, Plant and Equipment................     (306)         (389)
  Investments in Affiliates.................................      (92)          (42)
  Proceeds from Sales of Assets.............................       35           275
  Net Decrease (Increase) in Short-Term Financial
     Instruments............................................      (28)           (9)
                                                                -----        ------
          Cash Used for Investment Activities...............     (391)         (165)
                                                                -----        ------
Financing Activities
  Short-Term Borrowings  -- Receipts........................       --             2
                             -- Payments....................       (2)          (21)
  Other Long-Term Borrowings -- Receipts....................       --            --
                                  -- Payments...............       --            (3)
  Transactions with Related Parties:
     Notes Receivable -- Receipts...........................      148            48
                        -- Payments.........................      (89)         (162)
     Borrowings -- Receipts.................................      221           137
                 -- Payments................................     (221)           --
     Net Cash Contribution From (To) Owner..................      111          (258)
  Increase (Decrease) in Minority Interests.................       (5)           (5)
                                                                -----        ------
          Cash Provided by (Used for) Financing
           Activities.......................................      163          (262)
                                                                -----        ------
Effect of Exchange Rate Changes on Cash.....................      (40)           (3)
                                                                -----        ------
Increase (Decrease) in Cash and Cash Equivalents............    $  41        $ (418)
Cash and Cash Equivalents at Beginning of Year..............      846         1,147
                                                                -----        ------
Cash and Cash Equivalents at March 31.......................    $ 887        $  729
                                                                =====        ======

        See accompanying Notes to Interim Combined Financial Statements

                 NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

1. BASIS OF PRESENTATION

     On May 11, 1998, E. I. du Pont de Nemours and Company ("DuPont") announced its intention to offer in an initial public offering a portion of its interest in the common stock of Conoco Inc., a wholly owned energy subsidiary. This initial public offering is DuPont's first step in the planned divestiture of its entire petroleum business.

     Throughout the period covered by the Combined Financial Statements, operations were conducted by Conoco Inc., subsidiaries of Conoco Inc. and, in some cases, subsidiaries of DuPont. These operations are collectively referred to herein as the Company or "Conoco". Certain subsidiaries and, in some cases, assets, liabilities, and related operations not currently owned by Conoco will be transferred to Conoco. The accompanying Combined Financial Statements are presented on a carve-out basis and include the historical operations of entities owned by Conoco and operations to be transferred to Conoco by DuPont. In this context, no direct ownership relationship existed among all the various units comprising Conoco; accordingly, DuPont and its subsidiaries' net investment in Conoco ("Owner's Net Investment") is shown in lieu of Stockholder's Equity in the Combined Financial Statements. The Combined Financial Statements included herein have been prepared from DuPont's historical accounting records.

     These Combined Interim Financial Statements are unaudited, but reflect all adjustments that, in the opinion of management, are necessary to provide a fair presentation of the financial position, results of operations and cash flows for the dates and periods covered. All such adjustments are of a normal recurring nature. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period. These interim statements should be read in conjunction with the Audited Combined Financial Statements for the years ended December 31, 1995, 1996 and 1997 presented herein.

2. RELATED PARTY TRANSACTIONS

     The Combined Financial Statements include significant transactions with DuPont involving services (such as cash management, other financial services, purchasing, legal, computer and corporate aviation) that were provided between Conoco and centralized DuPont organizations. The costs of services have been directly charged or allocated between Conoco and DuPont using methods management believes are reasonable. Such charges and allocations are not necessarily indicative of what would have been incurred if Conoco had been a separate entity. Amounts charged and allocated to Conoco for these services were $31 and $34 for the first quarter 1997 and 1998, respectively, and are principally included in Selling, General and Administrative Expenses. Conoco provided DuPont services such as computer, legal and purchasing, as well as certain technical and plant operating services, which amounted to $16 and $14 in first quarter 1997 and 1998, respectively. These charges to DuPont were treated as reductions of Cost of Goods Sold and Other Operating Expenses and Selling, General and Administrative Expenses.

     Interest expense charged by DuPont was $34 and $27 for the first quarter 1997 and 1998, respectively, and reflects market-based rates. A portion of this and other interest and debt expense was capitalized as cost associated with major construction projects. Interest income from DuPont was $4 and $16 for the same periods and also reflects market-based rates.

     Sales and Other Operating Revenues include sales of products from Conoco to DuPont, principally natural gas and gas liquids to supply several DuPont plant sites. These sales totaled $140 and $110 for the first quarter 1997 and 1998, respectively. Also included are revenues from insurance premiums charged DuPont for property and casualty coverage outside the United States. These revenues totaled $6 and $5 for the first quarter 1997 and 1998, respectively. Purchases of products from DuPont during these periods were not material.

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

     These intercompany arrangements between DuPont and Conoco will continue after the offering under transition service agreements or other long-term agreements. It is not anticipated that a change, if any, in these costs and revenues would have a material effect on the company's results of operations or combined financial position.

     Accounts and Notes Receivable include amounts due from DuPont of $79 and $41 at December 31, 1997, and March 31, 1998, respectively, representing current month balances of transactions between Conoco and DuPont, mainly product sales and net interest on borrowings. Accounts Payable include amounts due DuPont of $4 and $41 at December 31, 1997, and March 31, 1998, respectively.

     Amounts representing notes receivable or borrowings from DuPont, including its subsidiary organizations, are identified for related parties and presented separately in the Combined Balance Sheet. The current portion of Notes Receivable represents the accumulation of a variety of cash transfers and operating transactions with DuPont. These balances are generally interest-bearing and represent net amounts of cash transferred for funding and cash management purposes and amounts charged between the companies for certain product and service purchases and asset transfers. The long-term portion of Notes Receivable and amounts shown for Short-Term and Long-Term Borrowings represent borrowings between Conoco and DuPont with established due dates at market-based interest rates, except for certain short-term non-interest bearing borrowings due DuPont of $492 at December 31, 1997, and March 31, 1998.

3. SPECIAL ITEMS

     Net income for the first three months of 1998 included a gain of $23 from the sale of certain Upstream North Sea properties.

4. EARNINGS PER SHARE

     The Company's historical capital structure is not indicative of its prospective structure since no direct ownership relationship existed among all the various units comprising Conoco. Accordingly, historical earnings per share has not been presented in the interim Combined Financial Statements.

     Unaudited pro forma basic earnings per share includes the shares of both the Class A and Class B common shares deemed to be outstanding as of the date of the Offerings. Unaudited pro forma diluted earnings per share includes the dilutive effect of the outstanding DuPont stock options (see Note 20 to the Combined Financial Statements), applying the treasury stock method, which are expected to be converted into Conoco stock options, using the anticipated weighted-average exercise price of the outstanding options and the anticipated initial public offering price. In accordance with SEC Staff Accounting Bulletin No. 98, pro forma basic and diluted earnings per share have been presented for the most recent annual and subsequent interim periods only.

5. INTERIM PRO FORMA COMBINED BALANCE SHEET

     The unaudited pro forma column on the accompanying combined balance sheet reflects the application of pro forma adjustments to the historical amounts as of March 31, 1998. In July 1998, a dividend of $7,500 was declared and paid by the Company in the form of a promissory note to all shareholders of record as of July 20, 1998. The promissory note is due January 2, 2000 and bears interest at an annual interest rate of 6.0125 percent. Prior to or concurrent with the Offerings, DuPont and Conoco will enter into certain agreements with respect to employee benefit arrangements, information management, the provision of interim services, financing arrangements, tax sharing, environmental liabilities and various commercial arrangements.

     The unaudited pro forma column reflects adjustments for (a) the collection ($1,054) and payment ($454) of certain related party notes receivable and borrowings, (b) the capital contribution of certain related party borrowings of $492, (c) the sale of certain securities included in other assets of $55, (d) the purchase of

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

certain subsidiaries from DuPont in the amount of $245, and (e) the effect of the separate return income tax method reflecting a reduction in Deferred Income Taxes ($26) resulting from the transfer of international production subsidiaries from the original tax jurisdiction to another tax jurisdiction.

6. INVENTORIES

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------    ---------
Crude oil and petroleum products............................      $675         $  864
Other merchandise...........................................        25             19
Materials and supplies......................................       130            135
                                                                  ----         ------
                                                                  $830         $1,018
                                                                  ====         ======

7. OTHER COMPREHENSIVE INCOME

     The following sets forth the Company's comprehensive income for the periods shown:

                                                         THREE MONTHS ENDED MARCH 31
                                                         ---------------------------
                                                             1997           1998
                                                         -------------   -----------
Net Income.............................................          $ 341          $316
Other Comprehensive Income (Loss):
  Foreign Currency Translation Adjustment..............  $(101)          $(18)
  Minimum Pension Liability Adjustment.................     --    (101)    --    (18)
                                                         -----   -----   ----   ----
Comprehensive Income...................................          $ 240          $298
                                                                 =====          ====

8. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company has various purchase commitments for materials, supplies and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market. In addition, at March 31, 1998, the Company has obligations to purchase, over periods up to twenty years, natural gas at prices that were in excess of current market prices. No material annual loss is expected from these long-term commitments.

     The Company is subject to various lawsuits and claims involving a variety of matters including, along with other oil companies, actions challenging oil and gas royalty and severance tax payments based on posted prices, and claims for damages resulting from leaking underground storage tanks. In general, the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists. The Company believes the ultimate liabilities resulting from such lawsuits and claims may be material to results of operations in the period in which they are recognized but will not materially affect the combined financial position of the Company. In the second quarter of 1998, the Company recorded non-recurring after-tax charges of $28 for anticipated costs to resolve various litigation.

     The Company is also subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take further action to correct the effects on the environment of prior disposal practices or releases of petroleum substances by the Company or other parties. The Company has accrued for certain environmental remediation activities consistent with the policy set forth in Note 2 to the Combined Financial Statements. At March 31, 1998, such accrual amounted to $143 and, in management's opinion, was appropriate based on existing facts and circumstances. Under adverse changes in circumstances, potential liability may exceed amounts accrued. In the event future monitoring and remediation expenditures are in excess of amounts accrued, they may be significant to results of operations in the period recognized but

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

management does not anticipate they will have a material adverse effect on the combined financial position of the Company.

     The Company has indirectly guaranteed various debt obligations under agreements with certain affiliated and other companies to provide specified minimum revenues from shipments or purchases of products. At March 31, 1998, these indirect guarantees totaled $18, and the company or DuPont, on behalf of the company, had directly guaranteed $1,171 of the obligations of certain affiliated companies and others. The Company, along with certain European DuPont subsidiaries, also participates in a multiparty account banking agreement, which provides for the indirect guarantee of bank account overdrafts of certain European DuPont subsidiaries. Management believes the exposure under this agreement is not material and expects to terminate the agreement prior to completion of the Offerings. No material loss is anticipated by reason of such agreements and guarantees.

                                                                ANNEX A
                            DEGOLYER AND MACNAUGHTON
                               ONE ENERGY SQUARE
                              DALLAS, TEXAS 75206

                                 July 20, 1998

Conoco Inc.
600 North Dairy Ashford
Houston, Texas 77001-6651

Gentlemen:

     Pursuant to your request, we have prepared estimates of the proved oil, condensate, natural gas liquids, and natural gas reserves, as of December 31, 1997, of certain properties in Canada, Nigeria, Norway, Russia, the United Kingdom, the United States, and Venezuela owned by Conoco Inc. (Conoco). The properties consist of working interests located in Alberta, Canada, in the offshore waters of Nigeria, Norway, and the United Kingdom, in northern European Russia, in Colorado, New Mexico, Virginia, Texas and in the offshore waters of Louisiana of the United States, and in the Orinoco Heavy Oil Belt of Venezuela. The estimates are discussed in detail in our "Report as of December 31, 1997 on Proved Reserves of Certain Properties owned by Conoco Inc.," (the Report). We also have reviewed Conoco's estimates of the reserves, as of December 31, 1997, of the same properties included in the Report.

     Proved reserves estimated by us and referred to herein are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. Proved reserves are defined as those that have been proved to a high degree of certainty by reason of actual completion, successful testing, or in certain cases by adequate core analyses and electrical-log interpretation when the producing characteristics of the formation are known from nearby fields. These reserves are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material. This definition is in agreement with the definition of proved reserves prescribed by the Securities and Exchange Commission of the United States.

     Conoco represents that its estimates of the proved reserves, as of December 31, 1997, net to its leasehold interests in the properties included in the Report are as follows, expressed in millions of barrels (MMbbl) or billions of cubic feet (Bcf):

OIL, CONDENSATE, AND
NATURAL GAS LIQUIDS    NATURAL GAS   NET EQUIVALENT
      (MMBBL)             (BCF)         (MMBBL)
--------------------   -----------   --------------
       1,260              4,523          2,014

        Note: Net-equivalent million barrels is based on 6,000 cubic feet of gas being equivalent to 1 barrel of oil, condensate, or natural gas liquids.

     Conoco has advised us, and we have assumed, that its estimates of proved oil, condensate, natural gas liquids, and natural gas reserves are in accordance with the rules and regulations of the Securities and Exchange Commission.

DEGOLYER AND MACNAUGHTON

     Our estimates of the proved reserves, as of December 31, 1997, of the properties included in the Report are as follows, expressed in millions of barrels (MMbbl) or billions of cubic feet (Bcf):

OIL, CONDENSATE, AND
NATURAL GAS LIQUIDS    NATURAL GAS   NET EQUIVALENT
      (MMBBL)             (BCF)         (MMBBL)
--------------------   -----------   --------------
       1,255              4,498          2,005

        Note: Net-equivalent million barrels is based on 6,000 cubic feet of gas being equivalent to 1 barrel of oil, condensate, or natural gas liquids.

     In comparing the detailed reserves estimates prepared by us and those prepared by Conoco for the properties involved, we have found differences, both positive and negative, in reserves estimates for individual properties. These differences appear to be compensating to a great extent when considering the reserves of Conoco in the properties included in the Report, resulting in overall differences not being substantial. It is our opinion that the reserves estimates prepared by Conoco on the properties reviewed by us and referred to above, when compared on the basis of net equivalent million barrels of oil, do not differ materially from those prepared by us.

                                          Submitted,

                                          /s/ DeGOLYER and MacNAUGHTON

                                          DeGOLYER and MacNAUGHTON

[SEAL]

                                          /s/ W.G. McGILVRAY, P.E.

                                          W.G. McGilvray, P.E.
                                          Executive Vice President
                                          DeGolyer and MacNaughton

                                  CONOCO LOGO

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
PROSPECTUS (Subject to Completion)
Issued July 29, 1998

                                                                   [CONOCO LOGO]
                                                  Shares

                                  Conoco Inc.
                              CLASS A COMMON STOCK
                            ------------------------

Of the         shares of the Class A Common Stock of Conoco Inc. (the "Company"
or "Conoco") being offered,     shares are being offered initially in the United
 States and Canada by the U.S. Underwriters (the "U.S. Offering") and
 shares are being offered initially outside the United States and Canada by the International Underwriters (the "International Offering" and, together with the
 U.S. Offering, the "Offerings"). Each share of Class A Common Stock will have attached one Preferred Share Purchase Right (a "Right") which will initially trade together with the share. All of the shares of Class A Common Stock offered hereby are being sold by the Company. The price to public and the underwriting discount per share will be identical for both Offerings. Prior to these Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the public offering price per share will be between
    $    and $    . See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price.

  The Company has two classes of authorized common stock consisting of Class A Common Stock offered hereby and Class B Common Stock (collectively, the "Common Stock"). See "Description of Capital Stock." Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to five votes per share on each matter submitted to a vote of stockholders.
     Prior to the Offerings, E.I. du Pont de Nemours and Company ("DuPont") indirectly owned 100 percent of the outstanding shares of the Company's Common Stock, and upon completion of the Offerings, DuPont, through its ownership of
    100 percent of the outstanding Class B Common Stock, will indirectly own
approximately   percent of the Company's Common Stock representing approximately percent of the combined voting power of all classes of voting stock of the
  Company (or   percent if the U.S. Underwriters exercise their over-allotment option in full). Accordingly, DuPont will continue to control the Company. See
   "Arrangements between the Company and DuPont" and "Principal Stockholder."
                            ------------------------
Application will be made to list the Class A Common Stock on the New York Stock
               Exchange ("NYSE") under the trading symbol "CLL."
                            ------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR INFORMATION CONCERNING CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

      --------------------------------------------------------------------------

                                                              PRICE TO   UNDERWRITING DISCOUNTS   PROCEEDS TO
                                                               PUBLIC      AND COMMISSIONS(1)     COMPANY(2)
                                                              --------   ----------------------   -----------
Per Share...................................................        $                 $                    $
Total(3)....................................................        $                 $                    $

---------------

    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

    (2) Before deducting expenses payable by the Company, estimated at $    .

    (3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional shares of Class A Common Stock at the price to public shown above less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts
        and commissions and proceeds to the Company will be $        , $
        and $        , respectively. See "Underwriters."
                            ------------------------

    The Class A Common Stock is offered, subject to prior sale, when, as, and if accepted by the Underwriters named herein and, subject to approval of certain legal matters by Cravath, Swaine & Moore, counsel for the Underwriters, and to certain other conditions. It is expected that delivery of the Class A Common
Stock will be made on or about                , 1998 at the offices of Morgan
Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                    CREDIT SUISSE FIRST BOSTON
                                      GOLDMAN SACHS INTERNATIONAL
                                                    MERRILL LYNCH & CO.

J.P. MORGAN SECURITIES LTD.                   SALOMON SMITH BARNEY INTERNATIONAL

BT ALEX. BROWN INTERNATIONAL                                           SCHRODERS

               , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the New York Stock Exchange and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement, other than underwriting discounts and commissions:

SEC registration fee........................................   $29,500
NASD filing fee.............................................    30,500
NYSE listing fee............................................      *
Blue sky fees and expenses..................................      *
Printing expenses...........................................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Transfer Agent and registrar fees...........................      *
Miscellaneous...............................................      *
                                                               -------
          Total.............................................   $  *
                                                               =======

---------------
* To follow by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than as action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute required court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, By-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personably liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit.

     Article 5E(2) of the Registrant's Certificate of Incorporation provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment to or repeal of such Article 5E(2) shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The Company's By-laws provide for indemnification of directors and officers to the maximum extent permitted by Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           1.1           -- Form of U.S. Underwriting Agreement.*
           1.2           -- Form of International Underwriting Agreement*
           3.1           -- Certificate of Incorporation.*
           3.2           -- By-laws of the Company*
           4.1           -- Specimen Certificate for shares of Class A Common Stock of the Registrant*
           4.2           -- Specimen Certificate for shares of Class B Common Stock of the Registrant*
           4.3           -- Description of Conoco's Preferred Share Purchase Rights*
           4.4           -- Promissory Note to DuPont Energy Company*
           4.5           -- Promissory Note to DuPont Chemical and Energy Operations
                            Inc.*
           4.6           -- Promissory Note to DuPont Chemical and Energy Operations
                            Inc.*
           5.1           -- Opinion as to the legality of the Class A Common Stock
                            being offered*
          10.1           -- Restructuring, Transfer and Separation Agreement between
                            DuPont and Conoco*
          10.2           -- Tax Sharing Agreements between DuPont and Conoco*
          10.3           -- Employee Matters Agreement between DuPont and Conoco*
          10.4           -- Information Management Master Services Agreement between
                            DuPont and Conoco*
          10.5           -- Transitional Services Agreement between DuPont and the
                            Company*
          10.6           -- Registration Rights Agreement between DuPont and Conoco*
          10.7           -- Natural Gas Purchase Agreement between DuPont and Conoco*
          10.8           -- Severance Agreement, dated May 10, 1998, between Conoco and Archie W. Dunham*
          10.9           -- 1998 Stock and Performance Incentive Plan*
          10.10          -- 1998 Key Employee Stock Performance Plan*
          10.11          -- Deferred Compensation Plan for Nonemployee Directors*
          10.12          -- Conoco Inc. Key Employee Severance Plan*
          10.13          -- Conoco Inc. Key Employee Temporary Severance Plan*
          10.14          -- DuPont Salary Deferral and Savings Restoration Plan*
          10.15          -- Directors' Charitable Gift Plan*
          10.16          -- Rights Agreement of the Company*
          11.1           -- Statement regarding computation of per share earnings*
          21.1           -- List of Principal Subsidiaries of the Registrant*
          23.1           -- Consent of PricewaterhouseCoopers LLP
          23.2           -- Consent of DeGolyer and MacNaughton
          23.3           -- Consent regarding legality opinion (included in Exhibit
                            5.1)*
          24             -- Power of Attorney (included on the signature pages to
                            this Registration Statement)
          27             -- Financial Data Schedule
          99             -- Consents of Proposed Directors*

---------------

* To follow by amendment

     (b) Financial Data Schedules:

        The following financial statement schedules are filed herewith:

           Summary Financial Information -- Balance Sheet and Income Statement at December 31, 1997

           Summary Financial Information -- Balance Sheet and Income Statement at March 31, 1998

          Schedules have been omitted because the information required to be set forth therein is either not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 29, 1998.

                                            CONOCO INC.

                                            By:    /s/ ARCHIE W. DUNHAM
                                              ----------------------------------
                                              Name: Archie W. Dunham
                                              Title: President and Chief
                                                Executive Officer

                               POWER OF ATTORNEY

     Each of the undersigned officers and directors of Conoco Inc., a Delaware corporation, hereby constitutes and appoints each of Archie W. Dunham, Robert W. Goldman, Rick A. Harrington and Gary M. Pfeiffer, or any of them, each as his attorney-in-fact and Agent, with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 29, 1998.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ ARCHIE W. DUNHAM                   President, Chief Executive Officer and
-----------------------------------------------------    Director
                  Archie W. Dunham

                /s/ ROBERT W. GOLDMAN                  Senior Vice President, Finance, and Chief
-----------------------------------------------------    Financial Officer (Principal Financial
                  Robert W. Goldman                      Officer and Principal Accounting Officer)

              /s/ EDGAR S. WOOLARD, JR.                Chairman of the Board and Director
-----------------------------------------------------
                Edgar S. Woolard, Jr.

                /s/ GARY M. PFEIFFER                   Director
-----------------------------------------------------
                  Gary M. Pfeiffer

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           1.1           -- Form of U.S. Underwriting Agreement.*
           1.2           -- Form of International Underwriting Agreement*
           3.1           -- Certificate of Incorporation.*
           3.2           -- By-laws of the Company*
           4.1           -- Specimen Certificate for shares of Class A Common Stock of the Registrant*
           4.2           -- Specimen Certificate for shares of Class B Common Stock of the Registrant*
           4.3           -- Description of Conoco's Preferred Share Purchase Rights*
           4.4           -- Promissory Note to DuPont Energy Company*
           4.5           -- Promissory Note to DuPont Chemical and Energy Operations
                            Inc.*
           4.6           -- Promissory Note to DuPont Chemical and Energy Operations
                            Inc.*
           5.1           -- Opinion as to the legality of the Class A Common Stock
                            being offered*
          10.1           -- Restructuring, Transfer and Separation Agreement between
                            DuPont and Conoco*
          10.2           -- Tax Sharing Agreements between DuPont and Conoco*
          10.3           -- Employee Matters Agreement between DuPont and Conoco*
          10.4           -- Information Management Master Services Agreement between
                            DuPont and Conoco*
          10.5           -- Transitional Services Agreement between DuPont and the
                            Company*
          10.6           -- Registration Rights Agreement between DuPont and Conoco*
          10.7           -- Natural Gas Purchase Agreement between DuPont and Conoco*
          10.8           -- Severance Agreement, dated May 10, 1998, between Conoco and Archie W. Dunham*
          10.9           -- 1998 Stock and Performance Incentive Plan*
          10.10          -- 1998 Key Employee Stock Performance Plan*
          10.11          -- Deferred Compensation Plan for Nonemployee Directors*
          10.12          -- Conoco Inc. Key Employee Severance Plan*
          10.13          -- Conoco Inc. Key Employee Temporary Severance Plan*
          10.14          -- DuPont Salary Deferral and Savings Restoration Plan*
          10.15          -- Directors' Charitable Gift Plan*
          10.16          -- Rights Agreement of the Company*
          11.1           -- Statement regarding computation of per share earnings*
          21.1           -- List of Principal Subsidiaries of the Registrant*
          23.1           -- Consent of PricewaterhouseCoopers LLP
          23.2           -- Consent of DeGolyer and MacNaughton
          23.3           -- Consent regarding legality opinion (included in Exhibit
                            5.1)*
          24             -- Power of Attorney (included on the signature pages to
                            this Registration Statement)
          27             -- Financial Data Schedule
          99             -- Consents of Proposed Directors*

---------------

* To follow by amendment